Exhibit 10.8

EXECUTION VERSION

EXPORT PREPAYMENT FACILITY AGREEMENT AND SECURED LOAN

dated as of May 13, 2009

among

ARACRUZ TRADING INTERNATIONAL LTD.,
as the Borrower,

ARACRUZ CELULOSE S.A.

ALICIA PAPÉIS S.A.

ARACRUZ CELULOSE (USA), INC.,

as the Guarantors,

THE LENDERS DEFINED HEREIN,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent,

THE BANK OF NEW YORK MELLON,

as the U.S. Collateral Agent,

and

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES
MOBILIÁRIOS S.A.,
as the Brazil Collateral Agent

SENIOR SECURED LOANS

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ANNEXES AND EXHIBITS

ANNEX 1	Lenders and Commitments
ANNEX 2	Addresses for Notices

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of U.S. Security Agreement
EXHIBIT D	Form of U.S. Account Control Agreement
EXHIBIT E	Form of Brazil Account Pledge Agreement
EXHIBIT F	Form of Assignment Agreement
EXHIBIT G	Form of Aracruz Share Pledge Agreement
EXHIBIT H	Form of Alicia Share Pledge Agreement
EXHIBIT I	Form of Aracruz Note Pledge Agreement
EXHIBIT J	Form of Intercreditor Agreement
EXHIBIT K	Form of Barra do Riacho Security Documents
EXHIBIT L	Form of Cash Flow Certificate
EXHIBIT M	Form of Leverage Ratio Certificate
EXHIBIT N	Form of Facility Increase Amendment
EXHIBIT O	Form of Shareholder Subordinated Loan Agreement
EXHIBIT P	Form of Export Finance Agreement
EXHIBIT Q	Form of Aracruz Celulose Instruction Letter
EXHIBIT R	Form of Aracruz Trading Payment Order
EXHIBIT S	Form of Joinder for Guarantors
EXHIBIT T	Form of Joinder for Successor Entities
EXHIBIT U	Form of Brazilian Guarantee

EXPORT PREPAYMENT FACILITY AGREEMENT AND SECURED LOAN, dated as of May 13, 2009 (as it may be amended from time to time, this “Agreement”), among ARACRUZ TRADING INTERNATIONAL LTD., a limited liability company organized under the laws of Hungary (together with its successors, the “Borrower”), ARACRUZ CELULOSE S.A., a corporation organized under the laws of Brazil (“Aracruz Celulose”), ALÍCIA PAPÉIS S.A., a corporation organized under the laws of Brazil (“Alicia”) and ARACRUZ CELULOSE (USA), INC., a corporation organized under the laws of the State of Delaware (“Aracruz Inc. USA,” and together with Aracruz Celulose and Alicia and each of their successors, collectively, the “Initial Guarantors”), each of the Lenders that is a signatory hereto on the signature pages hereto and each other Person that becomes a “Lender” under the terms hereof (each, together with its successors and permitted assigns, a “Lender”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as the administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and THE BANK OF NEW YORK MELLON, as the U.S. collateral agent for the Lender Parties (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”), and BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Brazil collateral agent for the Lender Parties (as defined below) (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”).

RECITALS

WHEREAS, the Borrower and the Initial Guarantors have requested that the Lenders make or extend credit in the form of the Loans to the Borrower to refinance the Terminated Derivative Obligations (as hereinafter defined) and the Lender Bilateral Debt (as hereinafter defined); and

WHEREAS, the Lenders are prepared to make or extend credit in the form of the Loans upon and subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acceleration Event” means, at any time, (i) the declaration by the Administrative Agent (upon the request of the Majority Lenders) of the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Obligors under the Loan Documents to be immediately due and payable due to the occurrence and continuance of an Event of Default pursuant to Section 9.1 of this Agreement, as evidenced by a notice from the Administrative Agent to the Obligors or (ii) the occurrence and continuance of an Event of Default under Section 9.1(e), Section 9.1(f) or Section 9.1(g) hereunder.

“Acceptable Letter of Credit” means an unconditional and irrevocable letter of credit issued (or confirmed) by an Eligible Financial Institution (a) providing for payment to the U.S. Collateral Agent and for presentation and payment at and issuance or confirmation by such

Eligible Financial Institution’s main office or a branch office in New York, (b) which shall be payable in U.S. Dollars or Euros, (c) in respect of which no Obligor shall be permitted to provide any collateral to, or for the benefit of, the issuer of such letter of credit, and (d) governed by the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 600 (the “Uniform Customs”), and to the extent not addressed by the Uniform Customs, governed by New York law, and containing an express waiver of Section 5-112 of New York Uniform Commercial Code (or any similar or replacement provision therefor).

“Acquired Debt” means any Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of any Aracruz Party or any Aracruz Joint Venture or at the time it merges or consolidates with any Aracruz Party (other than Alicia) or any Aracruz Joint Venture or at the time such Debt is assumed by any Aracruz Party (other than Alicia) or any Aracruz Joint Venture in connection with the acquisition of assets from such Person, which Debt will be deemed to have been Incurred at the time such Person becomes a Subsidiary of an Aracruz Party or Aracruz Joint Venture or at the time it merges or consolidates with such Aracruz Party or Aracruz Joint Venture or at the time such Debt is assumed by such Aracruz Party or Aracruz Joint Venture in connection with the acquisition of assets from such Person.

“Additional Bilateral Debt” the outstanding obligations of Aracruz Celulose to BNP Paribas pursuant to that certain Export Prepayment Agreement dated January 20, 2007, as amended, and set forth on Schedule 3(c).

“Additional Lender” means BNP Paribas and/or any of its Affiliates.

“Adjusted EBITDA” means, for any period, the aggregate net income of the Aracruz Parties on a consolidated basis in accordance with GAAP and each Aracruz Joint Venture (in the case of each such Aracruz Joint Venture, in proportion to Aracruz Celulose’s direct or indirect ownership percentage of such Aracruz Joint Venture) before (and determined without duplication) (a) income taxes and social contribution, (b) financial income and Interest Expense, (c) net results from derivative transactions, (d) depreciation, depletion and amortization, (e) foreign exchange gains or losses and foreign currency translation adjustments or monetary correction, (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions during such period and (g) any other non-cash items deducted from or included in the calculation of net income of the Aracruz Parties or Aracruz Joint Venture during such period; provided, however, that in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses (including, the pro forma effect of any assumption or incurrence of Debt in connection therewith) or any other assets by any Aracruz Party or Aracruz Joint Venture that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

“Administrative Agent” has the meaning set forth in the preamble.

“Administrative Agent Fee Letter” means the letter agreement, dated as of April 3, 2009, among the Administrative Agent and the Borrower, providing for the payment of fees to the Administrative Agent in connection herewith.

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“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advisor Fee Letters” means the (a) A&M Fee Reimbursement Letter, dated November 10, 2008, among A&M, Aracruz Celulose, CGSH and certain Lenders, (b) the Fee Reimbursement Letter, dated November 28, 2008, among MMSO, the Borrower and Aracruz Celulose, (c) the Fee Reimbursement Letter, dated as of November 14, 2008, between CGSH and Aracruz Celulose and (d) the Fee Reimbursement Letter, dated as of February 17, 2009, between GFMT and Aracruz Celulose, in each case pursuant to which Aracruz Celulose agreed to pay each Advisor for professional services and to reimburse such Advisor’s expenses, in each case as provided therein.

“Advisors” means A&M, CGSH, MMSO and GFMT.

“Affected Interest Period” has the meaning set forth in Section 4.2.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that neither of the Agents nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of any Aracruz Party.

“Agents” means the Administrative Agent and the Collateral Agents.

“Agreement” has the meaning set forth in the preamble.

“Alicia” has the meaning set forth in the preamble.

“Alicia Lease” has the meaning set forth in Section 6.1(p).

“Alicia Share Pledge Agreement” means the Share Pledge Agreement, to be dated on or prior to the Closing Date, among Aracruz Celulose, Ara Pulp - Comércio de Importação e Exportação, Unipessoal Ltda., the Administrative Agent and the Brazil Collateral Agent, substantially in the form of Exhibit H.

“Alicia Shares” means 100% of the Capital Stock of Alicia, pledged for the benefit of the Lenders pursuant to the Alicia Share Pledge Agreement.

“Alternative Rate” shall mean, for any day, a per annum rate equal to the higher of (a) the Prime Rate for such day and (b) the sum of 0.5% and the Federal Funds Rate for such day.

“Anti-Terrorism Laws” has the meaning set forth in Section 7.27(a).

“Applicable Equity Issuance Percentage” means (a) 100%, if the Debt to Adjusted EBITDA Ratio as of the end of the Fiscal Quarter then most recently ended exceeds 4.0:1.0; or (b) 50%, if the Debt to Adjusted EBITDA Ratio as of the end of the Fiscal Quarter then most

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recently ended is less than or equal to 4.0:1.0.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, guidance, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Applicable Lending Office” means, for each Lender, the lending office of such Lender (or of an Affiliate of such Lender) designated in its Administrative Questionnaire or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent as the office by which its Loan is to be made and maintained.

“Applicable Margin” means, during any period, the rate opposite such period below:

Period	Rate

January 1, 2009 to December 31, 2009	3.50% per annum

January 1, 2010 to June 30, 2010	4.00% per annum

July 1, 2010 to December 31, 2010	4.25% per annum

January 1, 2011 to June 30, 2011	4.50% per annum

July 1, 2011 to December 31, 2011	4.75% per annum

January 1, 2012 to June 30, 2012	5.00% per annum

July 1, 2012 to December 31, 2012	5.25% per annum

January 1, 2013 to June 30, 2013	5.50% per annum

July 1, 2013 to December 31, 2013	5.75% per annum

January 1, 2014 to Maturity Date	6.00% per annum

“Approved CAPEX Projects” means the Guaíba II Project, the Veracel II Project and any other Investment CAPEX project approved by the Majority Lenders.

“Aracruz Celulose” has the meaning set forth in the preamble.

“Aracruz Celulose Instruction Letter” means an irrevocable Aracruz Celulose Instruction Letter substantially in the form of Exhibit Q hereto.

“Aracruz Celulose On-Shore Account” means each Real-denominated deposit account established by an Affiliate of, or any other Brazilian bank authorized to operate in the foreign exchange market chosen by, such Funding Lender in accordance with Section 2.3(b)(ii).

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“Aracruz Hedging Guidelines” means the guidelines of the Aracruz Parties with respect to Hedging Transactions attached hereto as Schedule 13, as amended from time to time with the approval of the Board of Directors of Aracruz Celulose.

“Aracruz Intercompany Notes” means the notes issued by Aracruz Celulose to the Borrower under the Export Finance Agreement and pledged to the Brazil Collateral Agent for the benefit of the Lenders pursuant to the Aracruz Note Pledge Agreement.

“Aracruz Joint Venture” means any Person of which Aracruz Celulose owns, in the aggregate, beneficially or of record, 50% or less of the Voting Stock, including, as of the Closing Date and without limitation, Veracel.

“Aracruz Note Pledge Agreement” means the Note Pledge Agreement, to be dated on or prior to the Closing Date, between Aracruz Celulose and the Brazil Collateral Agent, substantially in the form of Exhibit J.

“Aracruz Party” means each of Aracruz Celulose and each of its Subsidiaries.

“Aracruz Share Pledge Agreement” means the Share Pledge Agreement, to be dated on or prior to the Closing Date, among Arapar S.A., São Teófilo Representação e Participações S.A., Aracruz Celulose and the Brazil Collateral Agent, substantially in the form of Exhibit G, the terms of which have been acknowledged therein by Aracruz Celulose.

“Aracruz Shares” means the 127,506,457 common shares of Aracruz Celulose, pledged for the benefit of the Lenders pursuant to the Aracruz Share Pledge Agreement.

“Aracruz Trading Funding Account” means each funding account established by a Funding Lender in the name of the Borrower and in accordance with Section 2.3(a).

“Aracruz Trading Payment Order” means an irrevocable Aracruz Trading Payment Order substantially in the form of Exhibit R hereto.

“Asset Sale” means any direct or indirect sale, disposition conveyance, transfer, assignment or other transfer (including, without limitation, by way of a sale lease-back transaction or merger or consolidation) by any Aracruz Party of any Property or assets of such Aracruz Party to a Person other than Aracruz Celulose or a Wholly Owned Subsidiary; provided that the sale or other disposition of (a) goods or products in the ordinary course of business, (b) damaged, obsolete or worn-out equipment or of other Property or assets that are no longer used in or useful to the business, or (c) of any Property or asset that has a Fair Market Value of less than U.S.$25 million (or its equivalent) (provided that such Property or asset does not, when taken together with any other such Properties and assets with a Fair Market Value of less than U.S.$25 million sold within the preceding 12 months in reliance on the exception described in this clause (c), cause the aggregate Fair Market Value of Property and assets sold by Aracruz Celulose or any of its Subsidiaries during such period to exceed U.S.$75 million (or its equivalent)) shall not be considered an Asset Sale.

“Assignment Agreement” means an agreement substantially in the form of Exhibit F.

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“Associated Property” means the land and forests owned by any Aracruz Party and associated with the Barra do Riacho Plants and described in Schedule 4 (which may be prepared solely in the Portuguese language), which shall compose no less than 80% of the land and forests owned by the Aracruz Parties associated with Barra do Riacho on the Closing Date.

“A&M” means Alvarez & Marsal, financial advisor to the Lenders.

“Barra do Riacho Collateral” means the Barra do Riacho Plants and the Associated Property, pledged for the benefit of the Lenders pursuant to the Barra do Riacho Security Documents.

“Barra do Riacho Plants” means the plants, equipment and fixtures located at Rodovia Aracruz/Barra do Riacho, Km 25, s/n, in the city of Aracruz, State of Espírito Santo, which compose Aracruz Celulose’s operations at Barra do Riacho in the State of Espírito Santo, Brazil.

“Barra do Riacho Security Documents” means the mortgage documents and public deeds required to perfect a first priority security interest of the Lenders in the Barra do Riacho Collateral, substantially in the form of Exhibit K.

“Barra do Riacho Transfer” has the meaning set forth in Section 8.28. “BNDES Release” has the meaning set forth in Section 6.1(m)(iii).

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means, with respect to the Loan of each Non-Funding Lender, the extension of credit pursuant to the exchange of such Non-Funding Lender’s U.S. Dollar-Denominated Obligations for a Loan in an equal principal amount as such U.S. Dollar-Denominated Obligations and, with respect to the Loan of each Funding Lender, the borrowing of such Loan on the Closing Date.

“Brazil” means the Federative Republic of Brazil.

“Brazil Account Pledge Agreement” means the Account Pledge Agreement, dated as of the date hereof, substantially in the form of Exhibit E.

“Brazil Collateral Agent” has the meaning set forth in the preamble.

“Brazilian Guarantee” means the Brazilian Guarantee, dated as of the date hereof, substantially in the form of Exhibit U.

“Brazil Permitted Investments” means any of the following: (a) marketable direct obligations of the government of Brazil or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of Brazil; (b) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Brazilian Permitted Financial Institution; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any other Brazilian bank or Brazilian branch of an OECD Bank rated at least “Baa2.br” (or the then-

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equivalent grade) by Moody’s or “BBB.br” (or the then-equivalent grade) by Standard & Poor’s; provided that (i) the aggregate amount of investments permitted under this clause (c) does not at any time exceed 10% of the aggregate amount of all Brazil Permitted Investments of the Aracruz Parties on a consolidated basis, (ii) the aggregate amount of investments permitted under this clause (c) with any single bank and its Affiliates does not at any time exceed the lower of 25% of the aggregate amount of the Brazil Permitted Investments maintained in accordance with this clause (c) and 2% of such bank’s net worth; (d) debt securities issued by Brazilian Permitted Financial Institutions coupled with a repurchase obligation of such securities by the issuer thereof; and (e) investments in funds substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (d) above.

“Brazilian Permitted Financial Institutions” means: (a) any commercial bank or any of its Affiliates (i) organized under the laws of Brazil, (ii) rated at least “A3.br” (or the then-equivalent grade) by Moody’s or “A-.br” (or the then-equivalent grade) by Standard & Poor’s or Fitch and (iii) with a reference net worth (patrimônio de referência) of at least R$1,000,000,000; (b) any other Brazilian bank or financial institution approved by the Majority Lenders; or (c) any branch or wholly-owned subsidiary of the institutions described in clauses (a) and (b).

“Brazilian Security Document” means any Security Document governed by Brazilian law.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York or São Paulo, Brazil and, with respect only to any determination of a LIBO Rate, that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures incurred by any Person to acquire or construct fixed assets, plant and equipment (including, without limitation, renewals, improvements, replacements, repairs and maintenance) during such period, that are or would be required to be capitalized on the balance sheet of such Person in accordance with GAAP, including any capital expenditures related to silviculture or land maintenance.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, a Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.

“Carry-over Amounts” has the meaning set forth in Section 5.6(a).

“Cash Equivalents” means any of the following: (a) marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States

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and repurchase agreements in respect of such securities; (b) commercial paper in an aggregate amount of no more than U.S.$10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State (or the District of Columbia) of the United States and rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s; (c) certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any U.S. Permitted Financial Institution; (d) investments in funds substantially all of whose assets are composed of securities of the types described in clauses (a), (b) and (c) above; (e) Brazil Permitted Investments; and (f) demand deposit accounts in Brazil maintained in the ordinary course of business.

“Casualty Event” means any casualty or other insured damage to any Property or asset of any of the Aracruz Parties having a Fair Market Value of more than U.S.$10 million (or its equivalent) immediately prior to the occurrence of such Casualty Event.

“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil) or any successor entity.

“CGSH” means Cleary Gottlieb Steen and Hamilton LLP, special New York counsel to the Lenders.

“Change in Control” means that: (a) Votorantim Celulose e Papel S.A. shall cease to own, directly or indirectly, beneficially and of record, at least a majority of the outstanding Voting Stock of Aracruz Celulose or shall cease to have the power to direct or cause the direction of the management and policies of Aracruz Celulose, or (b) Aracruz Celulose shall cease to own, directly or indirectly, beneficially and of record, all of the outstanding Capital Stock of the Borrower or any other Obligor (other than any directors’ qualifying shares) or shall cease to have the power to direct or cause the direction of the management and policies of the Borrower or any such other Obligor.

“Closing Date” means the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied.

“Collateral” means the Aracruz Shares, the Alicia Shares, the Aracruz Intercompany Notes, the Barra do Riacho Collateral, any Debt Service Reserve Accounts, the Export Collateral Account, the Designated Receivables, the other collateral described in Article II of the U.S. Security Agreement and all proceeds thereof and all other collateral pledged to the Collateral Agents pursuant to the Security Documents.

“Collateral Agents” means the U.S. Collateral Agent and the Brazil Collateral Agent.

“Collateral Agents Fee Letter” means the letter agreement, dated as of April 30, 2009, among the U.S. Collateral Agent, the Brazil Collateral Agent and Aracruz Celulose, providing for the payment of fees to the Collateral Agents in connection herewith.

“Commodity Agreement” means, in respect of any Person, any commodity futures contract, commodity swap, commodity option, forward commodity contract or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person.

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“Commitment” means, as to each Lender, the obligation of such Lender, on and subject to the terms and conditions of this Agreement, in the case of each Funding Lender, to disburse a Loan, and, in the case of each Non-Funding Lender, to exchange such Lender’s U.S. Dollar-Denominated Obligations for a Loan in an equal principal amount as such U.S. Dollar-Denominated Obligations.

“Communications” has the meaning set forth in Section 12.3.

“Confidential Information” means information that any Obligor furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that: (a) is or becomes generally available to the public or (b) is or becomes rightfully available to any Agent or any Lender from a source other than an Obligor, which source is not subject to a confidentiality agreement or undertaking with respect to such information that is known to such Agent or Lender.

“Consolidated Net Tangible Assets” means, on a consolidated basis, Aracruz Celulose’s total assets, less current liabilities, less depreciation, amortization and depletion, less goodwill, trade names, trademarks, patents and other intangibles, in each case calculated based on the most recent balance sheet delivered by Aracruz Celulose to the Administrative Agent pursuant to this Agreement.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided however that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any principal or interest owed under any Working Capital Debt. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such person in good faith.

“Control Group” means Arapar S.A., São Teófilo Representação e Participações S.A., Arainvest Participações S.A., Treasure Hold Investments and Newark Financial Inc. and any Affiliate, successor or transferee of any of the foregoing.

“Coverage Ratio” means, as of any date during any Interest Period, the ratio of: (a) the sum of: (i) the Carry-over Amounts (if any) remaining in the Export Collateral Account at the

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beginning of such Interest Period from any previous Interest Period pursuant to Section 5.6(a), (ii) the aggregate amount of Tested Collections (if any) received in the Export Collateral Account during such Interest Period, (iii) the aggregate amount of Designated Receivables that are Eligible Receivables as of such date and are due to be received in the Export Collateral Account during such Interest Period and (iv) any cash amounts deposited by any Obligor into the Export Collateral Account during such Interest Period prior to such date (provided, however, in the case of any amounts described in subclauses (i), (ii) and (iv), that such amounts shall not be added in this clause (a) if and to the extent that such amounts have been withdrawn from the Export Collateral Account pursuant to Section 5.6(a) prior to such date), to (b) the Debt Service Amount due on the Payment Date occurring on the last day of such Interest Period.

“Credit Insurance Policy” means (a) the credit insurance policy, dated as of August 1, 2008, issued by Atradius N.V., covering 95% of the political risk and 90% of the commercial risk of the applicable Eligible Offtakers, and any renewal thereof in favor of the Borrower having substantially the same terms and provisions including, in respect of a Person that is obligated with respect to a Designated Receivable and to the extent that such Person is not otherwise an Eligible Offtaker, a notice providing for the payment of claims related to such Designated Receivable directly to the Export Collateral Account or (b) any Substitute Insurance Policy.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to hedge foreign currency risk of such Person.

“Debt” means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property of such Person, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even if the rights and remedies of the borrower or the lender under such agreement in an event of default are limited to repossession or sale of such Property), (f) all Capital Lease Obligations and all obligations under “synthetic leases” of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guarantee insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all obligations of such Person in respect of any Hedging Obligation (the amount of which at any time shall be deemed for purposes of this Agreement to be equal to the net termination value, if any, that would be owing by such Person at such time upon close-out or termination at such time, giving effect to enforceable netting arrangements with respect thereto), (j) all Contingent Obligations of such Person, (k) all Debt of other Persons referred to in clauses (a) through (j) or clause (l) below that is Guaranteed by such Person and (l) all Debt referred to in clauses (a) through (k) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such

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Debt (provided that, in connection with clause (l), the amount of “Debt” shall be limited to the fair market value of such Property for which a Lien is granted).

“Debt Service Amount” means, for each Payment Date, the aggregate amount of principal and interest under this Agreement to be payable on such Payment Date (plus any such amounts overdue from prior periods).

“Debt Service Coverage Ratio” means, as of any day, the ratio (expressed as a decimal) of (a) Adjusted EBITDA for the four (4) Fiscal Quarters ending on such day (or, if such day is not the last day of a Fiscal Quarter, then ending on the last day of the Fiscal Quarter most recently ended before such day), to (b) the amount of Total Debt that is scheduled to mature during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day) plus the Interest Expense expected to be payable during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day) less any cash (including any amounts invested in Permitted Investments) deposited in the Debt Service Reserve Accounts as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less any Qualified ECA Cash (including any amounts invested in Permitted Investments) deposited in the Export Collateral Account as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less the aggregate principal amount of Working Capital Debt (not in excess of the Working Capital Cap) outstanding as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less the aggregate amount of Interest Expense with respect to Subordinated Shareholder Debt (if the Subordinated Debt Repayment Conditions have not been satisfied), to be capitalized during the four (4) consecutive Fiscal Quarters after such day (or, if such day is not the last day of a Fiscal Quarter, then after the last day of the Fiscal Quarter most recently ended before such day); provided, that if such day is not the last day of the Fiscal Quarter, in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other asset (including the assumption of Debt in connection therewith to the extent permitted hereby) by any Aracruz Party or any Aracruz Joint Venture that have occurred since the last day of the Fiscal Quarter most recently ended.

“Debt Service Reserve Accounts” means each of (a) the Aracruz Debt Service Reserve Account (as defined in the U.S. Security Agreement), (b) the ATI Debt Service Reserve Account (as defined in the U.S. Security Agreement) and (c) the Collateral Account (as defined in the Brazil Account Pledge Agreement).

“Debt to Adjusted EBITDA Ratio” means, as of any day, the ratio (expressed as a decimal) of: (a) Total Debt as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) less any cash (including any amounts invested in Permitted Investments) deposited in the Debt Service Reserve Accounts as of such day (or, if such day is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) reserved to pay principal obligations under the Loans less any Qualified ECA Cash (including any amounts invested in Permitted Investments) deposited in the Export Collateral Account as of such day (or, if such day

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is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such day) for payment of principal obligations under the Loans to (b) Adjusted EBITDA for the four (4) most recent Fiscal Quarters ending on such day (or, if such day is not the last day of a Fiscal Quarter, then ending on the last day of the Fiscal Quarter most recently ended before such day).

“Default” means an event that (with notice, lapse of time or both) would become an Event of Default.

“Default Rate” means, at any date of determination, a per annum rate equal to the LIBO Rate for the then-current Interest Period, or Interest Periods as shall be selected by the Administrative Agent for funding of such overdue amounts, plus the Applicable Margin plus 2%.

“Deloitte” means Deloitte Touche Tohmatsu and its Affiliates.

“Designated Receivables” means the Receivables that are designated by the Borrower from time to time pursuant to Section 5.5(b) to satisfy the Specified Coverage Ratio and pledged to the U.S. Collateral Agent pursuant to the terms of the U.S. Security Agreement.

“Designated Sales Agreement” means a Sales Agreement in respect of a Designated Receivable.

“Dividend Reinvestment Conditions” means all of the following: (a) at least 40% of the principal amount of the Loans outstanding on the Closing Date has been repaid in full, (b) the Debt to Adjusted EBITDA Ratio with respect to any two (2) consecutive Fiscal Quarters is less than 4.0:1.0 and (c) no Default or Event of Default has occurred and is continuing.

“DSRA Application Notice” has the meaning set forth in Section 3.4(i).

“EBITDA” means, for any period, the aggregate net income of the Aracruz Parties on a consolidated basis in accordance with GAAP before (and determined, without duplication) (a) income taxes and social contribution, (b) financial income and Interest Expense, (c) net results from derivative transactions, (d) depreciation, depletion and amortization, (e) foreign exchange gains or losses and foreign currency translation adjustments or monetary correction, (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions during such period and (g) any other non-cash items deducted from or included in the calculation of pre-tax net income of the Aracruz Parties during such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made); provided, however, that in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other assets (including the pro forma effect of any assumption or incurrence of Debt in connection therewith) by any Aracruz Party that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

“Effective Date” means the date on which this Agreement is executed and delivered by all of the parties hereto.

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“Eligible Financial Institution” means (i) an OECD Country-based financial institution rated at least “A” (or the then-equivalent grade) by Standard & Poor’s and “A2” (or the then-equivalent grade) by Moody’s (or its Brazilian Subsidiary or branch) or (ii) a Brazilian financial institution rated at least “AA.br” (or the then-equivalent grade) by Standard & Poor’s and “Aa3.br” (or the then-equivalent grade) by Moody’s.

“Eligible Assignee” shall mean (a) any Affiliate of a Lender or (b) any one or more of the following: (i) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, mutual fund or government entity; (ii) a trustee in connection with a securitization, so long as such trustee is a Person that otherwise would be an Eligible Assignee; (iii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or (iv) an “accredited investor” as defined in Regulation D of the Securities Act of 1933, as amended; provided that “Eligible Assignee” shall not include (A) any Person whose ordinary business competes with Aracruz Celulose and its Subsidiaries in the pulp and paper business or (B) Aracruz Celulose or any Affiliate of Aracruz Celulose (including Votorantim Celulose e Papel S.A).

“Eligible Offtaker” means subject in each case to Section 5.5(g): (a) each of the Persons named on Schedule 2; (b) each other Person hereafter designated in writing to the Administrative Agent by the Borrower from time to time (in a writing providing, at a minimum, information regarding such Person as is provided on Schedule 2 with respect to Persons listed thereon) and approved in writing by the Majority Lenders in their sole discretion (provided that a Lender will be deemed to have given its approval to such Person ten (10) Business Days after the Lender has received in a written request for such approval specifying (in bold letters) that such approval will be deemed to have been given unless such Lender expressly disapproves in writing within that time); (c) each other Person designated in writing to the Administrative Agent by the Borrower from time to time whose obligations with respect to the Designated Receivables payable by such Person shall either be (i) covered by the Credit Insurance Policy under the terms thereof, (ii) covered by an Acceptable Letter of Credit or (iii) Guaranteed by a Person described in clause (a) or (b) above; and (d) each other Person designated in writing to the Administrative Agent by the Borrower from time to time that shall have entered into one or more Sales Agreements and shall make payments on a cash-against-documents or on a pre-shipment basis; provided that each Eligible Offtaker determined pursuant to clause (a), (b), (c) or (d) of this definition shall have its principal place of business in a country (other than Brazil) dealings with which are not generally prohibited by applicable U.S. law or by applicable United Nations resolution. Notwithstanding the above, in no event shall Aracruz Celulose or an Affiliate thereof be considered an Eligible Offtaker.

“Eligible Receivables” means, Receivables that:

(a) have been validly pledged to the U.S. Collateral Agent pursuant to the terms of the U.S. Security Agreement and in which the U.S. Collateral Agent has a perfected, first-priority security interest;

(b) are obligations of an Eligible Offtaker;

(c) were created under a Designated Sales Agreement;

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(d) are the subject of a Letter of Instruction that has been delivered to the related Eligible Offtaker and, if required pursuant to Section 5.5(d), acknowledged and agreed by such Eligible Offtaker or otherwise satisfying the requirements of Section 5.5(d);

(e) the obligor with respect to which is not in default of any payment thereunder or under any other receivable owed by such obligor to the Borrower, Aracruz Celulose or any of their Subsidiaries; and

(f) are not subject to any offset, defense or counterclaim by the obligor thereunder.

“Entitled Person” has the meaning set forth in Section 12.16.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, written demand, directive, claim, lien, notice of non-compliance or violation, investigation or proceeding, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Law and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means all Applicable Laws relating to contamination, pollution, the protection of human health or the environment or the transportation, treatment, storage, disposal, release, threatened release or handling of Hazardous Materials and any, specific agreements entered into with any Governmental Authority that include commitments related to any of the above.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environment Law.

“Equity Issuance” means the issuance of any Capital Stock of Aracruz Celulose or any of its Subsidiaries (other than an issuance of any Capital Stock by a Subsidiary of Aracruz Celulose to Aracruz Celulose).

“Euro” means the single currency adopted by some member states of the European Union as their lawful currency.

“Event of Default” has the meaning set forth in Section 9.1.

“Excess Cash” means, for each Fiscal Year, without duplication, the amount (greater than zero) equal to the sum of the following items for the Aracruz Parties as of the end of and for such Fiscal Year:

(a)        the sum, without duplication, of

(i)        EBITDA;

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(ii)       with respect to the 2009 Fiscal Year only, U.S.$31,000,000;

(iii)      the decrease, if any, in Working Capital as of December 31 of such Fiscal Year when compared to Working Capital as of December 31 of the prior Fiscal Year;

(iv)      the aggregate Net Cash Proceeds of all Permitted Refinancing Debt;

(v)       (a) 75% of the aggregate Net Cash Proceeds received by any Aracruz Party during such Fiscal Year in respect of any Asset Sale described in Section 3.4(b)(ii) or Section 3.4(b)(iii) or (b) 100% of the aggregate Net Cash Proceeds received by any Aracruz Party during such Fiscal Year in respect of any Asset Sale described in Section 3.4(b)(i);

(vi)      the Applicable Equity Percentage of the Net Cash Proceeds of any Equity Issuance other than (A) the Net Cash Proceeds of any Restricted Payment Equity Issuance or (B) the Net Cash Proceeds of any Equity Issuance if and to the extent that, within twelve months of the receipt thereof, such Net Cash Proceeds are used or committed in writing to be used for a specific Approved CAPEX Project or other Investment CAPEX project that any Aracruz Party or Veracel has undertaken, so long as such Aracruz Party or Veracel has not abandoned or cancelled such CAPEX project (provided that, if and to the extent that, (A) within twelve months of the receipt thereof, such funds are not so used or committed in writing to fund such specific Approved CAPEX Project or other Investment CAPEX project or (B) any such project to which such funds were so committed in writing is thereafter so abandoned or cancelled, such funds described in subclauses (A) and (B) shall be deemed “Unused Equity Proceeds” and considered Excess Cash in the then-subsequent Fiscal Year as provided in clause (vi) below);

(vii)     any Unused Equity Proceeds (as determined pursuant to clause (v) above);

(viii)    any cash collateral released during such Fiscal Year in connection with any termination or disposition of or change in value of any Hedging Obligations of Aracruz Celulose;

(ix)      to the extent not otherwise included in EBITDA, any cash dividends or other cash distributions received by any Aracruz Party during such Fiscal Year; and

(x)       losses from any Asset Sale during such Fiscal Year (to the extent that such losses are included in EBITDA for such Fiscal Year);

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minus

(b)       the sum, without duplication, of

(xi)      the increase, if any, in Working Capital as of December 31 of such Fiscal Year when compared to Working Capital as of December 31 of the prior Fiscal Year;

(xii)     all scheduled principal payments under the Loans and all other Debt (other than Subordinated Shareholder Debt) of the Aracruz Parties (other than Alicia) (provided that any such other Debt was not Incurred in violation of this Agreement) paid in cash during such Fiscal Year;

(xiii)    any mandatory prepayment made on the Loans and MPP Debt during such Fiscal Year (provided, in the case of MPP Debt, that such prepayment is not made in violation of this Agreement);

(xiv)    all optional prepayments made on the Loans during such Fiscal Year;

(xv)     all scheduled interest payments on the Loans and all other Debt of the Aracruz Parties (other than with respect to Debt Incurred in violation of this Agreement) and paid in cash during such Fiscal Year;

(xvi)    the aggregate amount of net financial expenses paid in cash during such Fiscal Year;

(xvii)   all income taxes, social contribution and other similar taxes accrued (and unpaid) or paid in cash during such period, provided that if any such taxes paid in cash during such period were previously deducted as accrued and unpaid taxes, such paid taxes shall not be deducted pursuant to this clause (vii);

(xviii)  the amount of any Permitted Maintenance CAPEX paid in cash during such Fiscal Year;

(xix)     any cash collateral permitted to be posted during such Fiscal Year in connection with Hedging Obligations entered into and maintained in accordance with this Agreement;

(xx)      any cash dividends or interest on shareholders’ equity paid by Aracruz Celulose in accordance with Section 8.20(a) (and not required to be reinvested pursuant to such Section 8.20(b));

(xxi)     any cash (including amounts invested in Permitted Investments) reserved in any Debt Service Reserve Account as of the end of such Fiscal Year for payment of Other Bilateral Debt, Permitted Refinancing Debt or the Loans during the next Fiscal Year;

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(xxii)    any Qualified ECA Cash (including amounts invested in Permitted Investments) deposited in the Export Collateral Account as of the end of such Fiscal Year; and

(xxiii)   gains from any Asset Sale during such Fiscal Year (to the extent that such gains are included in EBITDA for such Fiscal Year);

provided that, if and to the extent that any of the payments described in clauses (b)(ii), (b)(iii) and (b)(v) above are made out of the Debt Service Reserve Accounts or the Export Collateral Account, to avoid duplication, such amounts shall not be deducted as otherwise provided in such clauses.

All calculation or determinations with respect to the amount of Excess Cash will be made as of the last day of the relevant Fiscal Year, based on the audited annual consolidated financial statements of Aracruz Celulose and will be certified by the Chief Financial Officer of Aracruz Celulose. All calculations or determinations with respect to amounts of Excess Cash will be based on the U.S. Dollar Equivalent of any amount, to the extent necessary for such calculation or determination, as of such date of calculation or determination.

“Excluded Assets” means any Capital Stock of Veracel or any direct or indirect Subsidiary or Affiliate of Aracruz Celulose beneficially owned by Aracruz Celulose or Veracel (other than, with respect to Permitted Refinancing Debt, Capital Stock of a Refinancing Drop-Down Subsidiary and, with respect to Veracel Project Finance Debt, Capital Stock of a Subsidiary of Veracel acting as the borrower under such Veracel Project Finance Debt), to the extent that any such Capital Stock is not Collateral.

“Excluded Taxes” means (a) any taxes imposed on or measured by the net income of a Lender Party, net profits taxes or franchise taxes imposed in lieu of net income taxes pursuant to the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender Party is organized or in which the principal office or funding office of such Lender Party is located, (b) any branch profits taxes or any similar taxes imposed by any jurisdiction described in clause (a) above and (c) any deduction, withholding or other imposition of taxes that arises as a result of:

(i)     the willful misconduct or gross negligence of such Lender Party; or

(ii)    a present or former connection between such Lender Party and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender Party having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise only by virtue of the Loan Documents.

“Executive Order” has the meaning set forth in Section 7.27(a).

“Existing Debt” means the Debt obligations of Aracruz Celulose specified on Schedule 3 hereto outstanding as of the Effective Date and comprised of (i) the Terminated Derivative Obligations, (ii) the Lender Bilateral Debt and (iii) the Other Bilateral Debt.

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“Existing ROF(s)” means the registrations of the relevant terms and conditions of the Lender Bilateral Debt and the existing export prepayment arrangements between Aracruz Celulose and the Borrower under the Declaratory Registry - Module Registry of Financial Transactions (Registro Declaratório - Modulo Registro de Operações Financeiras) of the Data System of the Central Bank of Brazil - SISBACEN, in accordance with applicable Central Bank regulations.

“Export Arrangements” means, collectively, the Export Finance Agreement and each Designated Sales Agreement and all agreements, documents and instruments executed in connection therewith or related thereto.

“Export Collateral Account” has the meaning set forth in the U.S. Security Agreement.

“Export Collateral Account Balance” has the meaning set forth in Section 5.6(a).

“Export Collateral Account Release Amount” means, with respect to each Interest Period: (a) at any time during the initial thirty (30) days of such Interest Period, an amount equal to 30% of the Debt Service Amount due on the next succeeding Payment Date; (b) at any time during the period commencing on the day after the last day of the initial thirty (30) days of such Interest Period until (and including) the date that is sixty (60) days after the beginning of such Interest Period, an amount equal to 60% of the Debt Service Amount due on the next succeeding Payment Date; and (c) at any time during the period commencing after the initial sixty (60) days of such Interest Period until (and including) the next succeeding Payment Date, an amount equal to 100% of the Debt Service Amount due on such Payment Date.

“Export Finance Agreement” means the Export Finance Agreement, dated as of the date hereof, substantially in the form of Exhibit P.

“Facility Increase Amendment” means an amendment to this Agreement executed by the Obligors, the Administrative Agent and any Additional Lender containing provisions substantially similar to those set forth in the form attached as Exhibit N and any such additional provisions as may be reasonably requested by such Additional Lender for the purpose of providing such Additional Lender the rights and obligations of a Lender hereunder and under the other Loan Documents.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. The Fair Market Value of any assets with an estimated value in excess of U.S.$10 million but less than U.S.$150 million shall be determined by the Board of Directors of Aracruz Celulose in its good faith judgment and be evidenced by a board resolution. The Fair Market Value of any asset with an estimated value of U.S.$150 million or more shall be determined by a firm of recognized standing selected by the Board of Directors of Aracruz Celulose.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upwards, if necessary, to the next 1/16th of 1%) on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such

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day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means, collectively, the Administrative Agent Fee Letter and the Collateral Agents Fee Letter.

“Financial Officer” of any Person, means the Corporate Controller, Treasurer or Chief Financial Officer of such Person.

“Fiscal Quarter” means a fiscal quarter of Aracruz Celulose.

“Fiscal Year” means a fiscal year of Aracruz Celulose.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Foreign Exchange Contract” means each contract to be entered into as of the close of business on the date that is two (2) Business Days prior to the Closing Date between Aracruz Celulose and the Brazilian Affiliate of each Funding Lender (or any other Brazilian bank authorized to operate in the foreign exchange market as any such Funding Lender may designate in its sole discretion) to convert the proceeds paid by the Borrower to Aracruz Celulose (with the proceeds of such Funding Lender’s Loan) into Reais for further payment of the Real-Denominated Obligations as contemplated in Section 2.3.

“FX Rate” means, as of any date of determination, the Real/U.S. Dollar offered rate for U.S. Dollars at the close of business on such date of determination, expressed as the amount of Reais per one U.S. Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or Rates for Accounting Purposes), bid rate minus a spread to be agreed between Aracruz Celulose and each Funding Lender in the relevant Foreign Exchange Contract.

“Funding Lenders” means the Lenders listed on Schedule 5 hereto.

“GAAP” means generally accepted accounting principles (as in effect from time to time) in the United States.

“GFMT” means Gárdos, Füredi, Mosonyi, Tomori, special Hungarian counsel to the Lenders.

“Governmental Approval” means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” means any nation or government, any state or municipality, any multi-lateral or similar organization or any other agency, instrumentality or political

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subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 11.1.

“Guarantors” means the Initial Guarantors and any Material Subsidiary that becomes party to this Agreement as a guarantor pursuant to Section 8.25.

“Guaíba II Project” means the project described in Schedule 6.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor directly or indirectly guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”), including any obligation, direct or indirect, contingent or otherwise, of the guarantor: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) any Debt or other obligation to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation, or (e) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) explosive or radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, wastes and all hazardous or toxic substances, wastes or other pollutants (including petroleum or petroleum distillates) and (b) any other chemicals, materials or substances designated, classified or regulated under any applicable Environmental Law.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement or any combination of the foregoing agreements.

“Hedging Transactions” means, with respect to a Person, the transactions entered into by such Person under any Interest Rate Agreement, Currency Agreement or Commodity Agreement or any combination of the foregoing agreements.

“Hungary” means the Republic of Hungary.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other balance sheet obligation of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).

“Incurrence Date” has the meaning set forth in Section 3.4(d).

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“indemnified person” has the meaning set forth in Section 12.4(b).

“Indemnified Taxes” means Taxes on or in respect of any Loan Document, or any payment under any Loan Document, or the recording, registration, notarization or other formalization of any Loan Document, other than Excluded Taxes.

“Inflation Index” means the annual IGP-M inflation index (the Índice Geral de Preços do Mercado or General Market Price Index) published by the Fundação Getúlio Vargas (FGV) for each calendar year, or, if such index is unavailable for any reason, any substitute index determined by the Majority Lenders from time to time as providing an equivalent index under this definition.

“Initial Guarantor” has the meaning set forth in the preamble.

“Intercompany Debt” means any Debt of any Aracruz Party issued to any other Aracruz Party.

“Intercreditor Agreement” shall mean an Intercreditor Agreement, substantially in the form of Exhibit J.

“Interest Determination Date” shall mean, with respect to any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Expense” means, for any period, financial expense on Total Debt, including (without duplication): (a) fees (including commitment fees and insurance premiums relating to Debt), (b) net payments under any Hedging Obligation, (c) the interest portion of any deferred payment obligations, (d) all fees and charges owed with respect to letters of credit or performance or other bonds, (e) all accrued or capitalized interest, (f) any amortization of debt discount and (g) the interest portion of payments relating to Capital Lease Obligations.

“Interest Period” means (a) with respect to the first Interest Period, the period commencing on and including the Closing Date and ending on but not including the initial Payment Date, and (b) each successive three (3)-month period thereafter, provided that:

(i) any Interest Period that would otherwise extend beyond a Payment Date shall end on such Payment Date,

(ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the subsequent three (3)-month period shall end on the last Business Day of such three (3)-month period,

(iii) if any such date is not a Business Day, such Interest Period shall end on the next Business Day unless such next Business Day would fall in another calendar month, in which case such Interest Period shall end on the preceding Business Day, and

(iv) the term “Interest Period” shall include any period selected by the Administrative Agent from time to time in accordance with the definition of “Default Rate”.

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“Interest Rate Agreement” means, in respect of any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means (a) any direct or indirect advance, loan or other extension of credit to another Person, (b) any capital contribution to another Person, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or in any other form, (c) any purchase or acquisition of Capital Stock, bonds, notes, or other Debt, or other instruments or securities issued by any other Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or (d) the acquisition, by purchase or otherwise, of all or a substantial portion of the business or assets or Capital Stock or other beneficial ownership of, any Person.

“Investment CAPEX” means any Capital Expenditures of Aracruz Celulose or any of its Subsidiaries or Affiliates, other than Maintenance CAPEX and Approved CAPEX Projects.

“judgment currency” has the meaning set forth in Section 12.16.

“Lender” has the meaning set forth in the preamble.

“Lender Bilateral Debt” means the Debt of Aracruz Celulose set forth on Schedule 3(b).

“Lender Parties” means the Lenders, the Administrative Agent and the Collateral Agents and any other Person (other than an Obligor, any Affiliate of any thereof or a customer of an Obligor) that has a right to receive any payment from an Obligor under the Loan Documents.

“Letter of Instruction” has the meaning set forth in the U.S. Security Agreement.

“LIBO Rate” means, for any Interest Period, the offered rate for deposits in U.S. Dollars for a period equal to or nearest the number of days in such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on that service) (“LIBOR01 Page”) as of approximately 11:00 a.m. (London time) on each Interest Determination Date; provided that if such rate does not appear on the LIBOR01 Page, then the “LIBO Rate” shall mean, with respect to each day during such Interest Period, the per annum rate equal to the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each Reference Bank as the rate at which U.S. Dollar deposits are offered to such Reference Bank by prime banks at or about 11:00 a.m. (London time) on each Interest Determination Date in the London interbank market for delivery on the first day of such Interest Period for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the Loans then outstanding hereunder.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Loan” means, with respect to any Lender, the loan or extension of credit made by such Lender pursuant to this Agreement on the Closing Date, and “Loans” means the Loans made by all Lenders pursuant to this Agreement.

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“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Export Arrangements, the Letters of Instructions, the Credit Insurance Policy, the Fee Letters, the Brazilian Guarantee and each other agreement executed in connection herewith and therein identified as such; provided that, notwithstanding the foregoing, (a) the Credit Insurance Policy shall constitute a “Loan Document” for purposes of this Agreement only during any period that the obligations of any Eligible Offtaker with respect to any Designated Receivables used to satisfy the Specified Coverage Ratio payable by such Eligible Offtaker are covered by the Credit Insurance Policy and (b) for purposes of the Events of Default set forth in Article IX of this Agreement, a Default or an Event of Default shall be deemed to occur with respect to Letters of Instruction or Designated Sales Agreements solely to the extent that a failure or breach relating to a Letter of Instruction or Designated Sales Agreement would cause the Borrower to fail to satisfy the Specified Coverage Ratio requirements set forth in Section 5.5(b).

“Maintenance CAPEX” means all Capital Expenditures of Aracruz Celulose and its Subsidiaries and Affiliates made relating to the repair or maintenance, including advancements or upgrades directly relating thereto, of Aracruz Celulose’s or any of its Subsidiaries’ fixed or capital assets or other property, plant and equipment in the ordinary course of business, taking into account, among other things, advancements or upgrades in technology and environmental considerations.

“Majority Lenders” means at any time of determination and subject to Section 12.25, (a) prior to the Closing Date, Lenders holding more than 50% of the Commitments and (b) on or after the Closing Date, Lenders having more than 50% of the aggregate principal amount of the Loans then outstanding.

“Mandatory Prepayment Date” means any date on which the Borrower shall be obligated to make a prepayment pursuant to Section 3.4.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the U.S. Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on: (a) the business, condition (financial or otherwise), operations, performance, assets, Properties of the Aracruz Parties (taken as a whole), (b) the ability of any Obligor to perform its obligations under the Loan Documents to which it is a party or the legality, validity binding effect or enforceability against an Obligor of a Loan Document to which it is a party, (c) the rights and/or remedies of any of the Lender Parties hereunder or under any of the other Loan Documents to which such Lender Party is a party or (d) the Collateral (taken as a whole).

“Material Aracruz Party” means each of Aracruz Celulose and its Material Subsidiaries.

“Material Entity Shares” means any and all Capital Stock in Veracel and Portocel beneficially owned by Aracruz Celulose or by any of its Subsidiaries or Affiliates.

“Material Subsidiary” of Aracruz Celulose, means (a) Portocel, (b) each Subsidiary of Aracruz Celulose that is an Initial Guarantor and (c) as of any date of determination, any other direct or indirect Subsidiary of Aracruz Celulose (i) whose total revenues for the period of four Fiscal Quarters ended on such date of determination (or, if such date is not the last day of a Fiscal Quarter, then ended on the last day of the Fiscal Quarter most recently ended before such

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date) is greater than 10% of the total revenues of the Aracruz Parties on a consolidated basis for such period, (ii) whose total assets as of such date of determination (or, if such date is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such date) is greater than 10% of the total assets, respectively, of the Aracruz Parties on a consolidated basis as of such date of determination (or, if such date is not the last day of a Fiscal Quarter, then as of the last day of the Fiscal Quarter most recently ended before such date) or (iii) the absence of which would have a material adverse effect on the business of the Aracruz Parties taken as a whole.

“Maturity Date” means December 31, 2017, or such earlier date as is the date on which the last scheduled amortization payment is due hereunder.

“MMSO” means Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Lenders.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“MPP Debt” means, with respect to any mandatory prepayment, any Other Bilateral Debt or any Permitted Refinancing Debt, in each case to the extent that any such debt includes any such mandatory prepayment provision.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received and (ii) in the case of a Casualty Event, insurance awards, in each case net of (b) the sum of (i) all reasonable and customary fees, underwriting discounts, commissions, premiums and out-of-pocket expenses paid by the Aracruz Parties to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a condemnation or similar proceeding), the amount of all payments required to be made by the Aracruz Parties as a result of such event to repay Debt (other than the Loans) secured by such asset or otherwise that is required to be repaid as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Aracruz Parties in connection with such event.

“New Excess Cash Payment Date” has the meaning set forth in Section 3.4(f).

“New York Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York.

“Non-Funding Lenders” means the Lenders listed on Schedule 7 hereto.

“Note” has the meaning set forth in Section 2.4.

“Notice of Borrowing” has the meaning set forth in Section 2.2. “Notice of Default” has the meaning set forth in Section 10.3.

“Obligations” means (a) the principal amount of the Loans outstanding and (b) all other amounts now or hereafter payable by the Obligors pursuant to the Loan Documents, in each case when due (whether at stated maturity, upon acceleration or otherwise).

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“Obligors” means, collectively, the Borrower and the Guarantors.

“Obligor Materials” has the meaning set forth in Section 12.3.

“OECD Bank” means any commercial bank organized under the laws of any OECD Country.

“OECD Country” means, at any time, any nation that is a member of the Organization of Economic Cooperation and Development at such time.

“Organizational Documents” means, with regard to any Person: (a) its articles of incorporation or other similar document, (b) its estatuto social, contrato social, by-laws or other similar document, (c) any certificate of designation or other document to which such Person is a party relating to the rights of preferred shareholders or other holders of Capital Stock of such Person, (d) any shareholder rights agreement, joint venture agreement or other similar agreement to which such Person is party and (e) all binding resolutions and consents of the shareholders, the board of directors (or any committee thereof) or similar governing body of such Person.

“Original Excess Cash Payment Date” has the meaning set forth in Section 3.4(f).

“Other Bilateral Debt” means the Debt of the Aracruz Parties set forth on Schedule 3(c), which constitutes all existing Debt of the Aracruz Parties, other than the Terminated Derivative Obligations, Lender Bilateral Debt and Intercompany Debt.

“Other Bilateral Debt Restructuring Conditions” means the cumulative following conditions:

(a) such Other Bilateral Debt is Debt of an Obligor (other than Alicia);

(b) pricing terms not in excess of the pricing of the Loans (after giving effect to any restructuring fees) paid in connection with such Other Bilateral Debt;

(c) covenants not more favorable to the creditor of such Other Bilateral Debt than those provided to the Lenders under this Agreement;

(d) mandatory prepayment provisions, if any, not more favorable to the creditor of such Other Bilateral Debt than those provided to the Lenders under this Agreement (including, without limitation, with respect to amount, timing and triggering events);

(e) inclusion of secured export provisions not more favorable to the creditor of such Other Bilateral Debt than those available to the Lenders under this Agreement;

(f) provision of collateral to the creditor of such Other Bilateral Debt as to assets of the Borrower or any of its Subsidiaries only to the extent that such collateral is neither (1) the Collateral nor (2) Excluded Assets; and

(g) Guarantees, if any, that are pari passu with or junior to, and not otherwise more favorable to the creditor of such Other Bilateral Debt than, those available to the Lenders under this Agreement, granted by direct or indirect Subsidiaries of Aracruz

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Celulose that are Guarantors (other than Alicia);

provided that such Other Bilateral Debt Restructuring Conditions shall be deemed not to be satisfied if such Other Bilateral Debt as so restructured includes any agreement that restricts, limits or otherwise prevents any Obligor from performing its obligations under this Agreement.

“Participant” has the meaning set forth in Section 12.8(h).

“Patriot Act” has the meaning set forth in Section 7.27(a).

“Payment” has the meaning set forth in Section 8.22.

“Payment Date” means (a) each date listed on the Amortization Schedule set forth in Schedule 1, and (b) September 30, 2009; provided that if any such date is not a Business Day, then such Payment Date shall be the next Business Day, unless such next Business Day would fall in another calendar month, in which case such Payment Date shall be the preceding Business Day.

“Payor” has the meaning set forth in Section 3.8.

“Permitted Aracruz Investments” means:

(a)   any Investment in any Obligor;

(b)   any Investment in cash or Cash Equivalents by any Obligor as part of such Obligor’s ordinary course treasury function;

(c)   any Investment existing on the Closing Date

(d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 8.18 or any other disposition of assets not constituting an Asset Sale;

(e)   any Investment acquired by any Aracruz Party:

(i)        in exchange for any other Investment or accounts receivable held by such Aracruz Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii)       as a result of a foreclosure by such Aracruz Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(f)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(g)   any Investments (other than Investments pursuant to clauses (a) or (c) (with respect to debt securities) of the definition of “Investment” (to the extent that such Investments are not Brazil Permitted Investments)) in an aggregate amount equal to the difference between: (i) the total Net Cash Proceeds of any Equity Issuance (other than a

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Restricted Payment Equity Issuance) minus the aggregate amount of such Net Cash Proceeds used to fund Capital Expenditures permitted under the Loan Documents; and (ii) an amount equal to the Applicable Equity Issuance Percentage of the amount described in sub-clause (g)(i) and made from the Net Cash Proceeds of an Equity Issuance (other than a Restricted Payment Equity Issuance);

(h)   accounts receivable in respect of Products delivered by any Obligor to any other Obligor in the ordinary course of business and in accordance with Section 8.8;

(i)    any Investment that is permitted by and made in accordance with Section 8.19;

(j)    any Incurrence of Debt that is permitted by and made in accordance with Section 8.21;

(k)   any Permitted Investments made with proceeds on deposit in the Export Collateral Account or the Debt Service Reserve Accounts pursuant to the terms of this Agreement, the U.S. Account Control Agreement and the Brazil Account Pledge Agreement;

(l)    in addition to Investments permitted by clauses (a) through (k) above, any additional loans, advances and other Investments to or in a Person in an aggregate amount for all Investments made pursuant to this clause (l), not to exceed U.S.$25,000,000 in the aggregate prior to the Maturity Date;

provided, however, that in no event shall any Investment be considered a Permitted Aracruz Investment if such Investment would otherwise be prohibited pursuant to Section 8.19.

“Permitted Efficiency CAPEX” means, any Maintenance CAPEX that is intended to increase production efficiency, the aggregate cost of which shall not exceed R$11.75 per ton per year of projected annual production, such amount to be adjusted annually on each January 1, commencing on January 1, 2010, for inflation pursuant to the Inflation Index in effect for the preceding calendar year.

“Permitted Investment CAPEX Debt” means Debt Incurred by any Aracruz Party (other than Alicia) or any Aracruz Joint Venture to finance an Approved CAPEX Project:

(a) having a weighted average maturity not less than the weighted average maturity of outstanding Loans on the Incurrence date of such Debt; and

(b) (i) if provided by BNDES - Banco Nacional de Desenvolvimento Econômico e Social (“BNDES”), unsecured Debt or, if secured Debt, secured by assets (including, for the avoidance of doubt, export receivables) or Properties other than any Collateral or Excluded Assets or (ii) if provided by a lender other than BNDES, unsecured Debt or, if secured Debt, secured only by any fixed assets and personal Property being acquired or created in connection with such Approved CAPEX Project and/or by export receivables that are not Collateral.

“Permitted Investments” means (a) with respect to the Export Collateral Account and any Debt Service Reserve Account maintained in New York, U.S. Permitted Investments and (b)

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with respect to any Debt Service Reserve Account maintained in Brazil, Brazil Permitted Investments.

“Permitted Liens” means:

(a)        Liens imposed by Applicable Law that were incurred in the ordinary course of business and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, including carriers’, warehousemen’s and mechanics’ liens, statutory landlords’ liens and other similar liens and encumbrances arising in the ordinary course of business, in each case that do not materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of the Person owning such Property;

(b)       Liens imposed by Applicable Law to secure Taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(c)        Liens in respect of legal proceedings that have been submitted to a competent court and are being contested in good faith and for which a reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made;

(d)       encumbrances, security deposits or reserves maintained in the ordinary course of business and required by Applicable Law;

(e)        pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(f)        survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real Property or Liens incidental to the ownership of Property that were not incurred in connection with Debt and which do not materially adversely affect the value of said Properties or materially impair the use of the Property affected thereby;

(g)       Liens existing on the Effective Date that, to the extent they secure Debt of any Aracruz Party, or exist in respect of any individual Property or asset of any Aracruz Party with a book value in excess of U.S.$1,000,000 (or its equivalent), are listed on Schedule 8;

(h)       Liens on the inventory or receivables (that are not Collateral) of any Obligor securing obligations under Working Capital Debt to the extent that such Working Capital Debt is permitted pursuant to Section 8.21(a)(ii);

(i)         Liens to secure any extension of Debt permitted hereunder, which Debt is secured by a Lien on the date hereof and set forth on Schedule 14; provided that such Lien shall be limited to all or part of the same Property or assets that secure such Debt as of the date hereof and the aggregate amount of Debt secured by such Lien shall at no time be increased from the aggregate amount of Debt secured by such Lien on the date hereof;

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(j)         Liens to secure any Permitted Refinancing Debt, Permitted Investment CAPEX Debt or created to secure Other Bilateral Debt that is restructured on or prior to the Closing Date (including any Liens that may be created after the Closing Date pursuant to the terms of such restructured Other Bilateral Debt), in each case if and to the extent expressly permitted hereunder;

(k)        Liens securing Acquired Debt Incurred in accordance with Section 8.12 and Section 8.21 not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided, that:

(i) such Liens secured such Acquired Debt at the time of and prior to the Incurrence of such Acquired Debt by any Aracruz Party and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Debt by such Aracruz Party; and

(ii) such Liens do not extend to or cover any assets or Property of any Aracruz Party other than assets or Property that secured the Acquired Debt prior to the time such Acquired Debt was Incurred (or anticipated or contemplated to be Incurred) by such Aracruz Party in accordance with Section 8.21 and such Liens are no more favorable to the lienholders than the Liens securing the Acquired Debt prior to the time such Acquired Debt was Incurred (or anticipated or contemplated to be Incurred) by such Aracruz Party in accordance with Section 8.21;

(l)         Liens on Property or Capital Stock of another Person at the time such other Person becomes a direct or indirect Subsidiary of Aracruz Celulose and not incurred in connection with, or in anticipation or contemplation of such Person’s becoming such a Subsidiary; provided that, such Liens may not extend to any other Property owned by such Person;

(m)       Liens in favor of surety bonds or letters of credit (except any Acceptable Letter of Credit as described in the definition thereof) issued pursuant to the request of, and for the account of, such Person in the ordinary course of its business;

(n)       Liens to secure any Purchase Money Debt Incurred in accordance with Section 8.21(b)(vii);

(o)       Liens in favor of BNDES on the plants and land owned by Aracruz Celulose as of the date of this Agreement located in the city of Guaíba, State of Rio Grande do Sul, Brazil, granted, in exchange for the BNDES Release, to secure Debt of the Aracruz Parties held by BNDES as of the date hereof; and

(p)       Liens granted to either Collateral Agent pursuant to any Security Document for the benefit of the Lenders, the Administrative Agent or such Collateral Agent and any other Person that has a right to receive any payment from an Obligor under the Loan Documents.

“Permitted Maintenance CAPEX” means, in any calendar year, Maintenance CAPEX for such calendar year, the cost of which shall not exceed in the aggregate, the amounts per ton of projected annual production (including Permitted Efficiency CAPEX) corresponding to such calendar year as set forth below:

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2009	R$143.35 perton

2010	R$199.75 perton

2011	R$199.75 perton

2012	R$176.25 perton

2013	R$176.25 perton

2014 to Maturity Date	R$152.75 perton

in each case, as such Permitted Maintenance CAPEX figures may be adjusted annually on each January 1, commencing on January 1, 2010, for inflation pursuant to the Inflation Index in effect for the preceding calendar year.

“Permitted Refinancing Debt” means Debt of any Obligor (other than Alicia):

(a)        having a weighted average maturity not less than the weighted average maturity of the Loans on the Incurrence Date of such Permitted Refinancing Debt (after giving effect to any prepayment required pursuant to Section 3.4(d) or Section 3.4(e));

(b)       pursuant to terms and pricing that reflect market terms and pricing for such Obligor;

(c)        secured, if at all, (i) by the Collateral, on a pari passu basis with the Loans and pursuant to an Intercreditor Agreement (any such Permitted Refinancing Debt, “Subsequently Issued Pari-Passu Refinancing Debt”), (ii) by export receivables other than those that compose the Collateral or (iii) by any other assets of Aracruz Celulose or its Subsidiaries that are not Excluded Assets (which may include, notwithstanding any other provision hereof, the Capital Stock of any Subsidiary of an Aracruz Party into which assets are contributed to secure Permitted Refinancing Debt (any such Subsidiary, a “Refinancing Drop-Down Subsidiary”)); and

(d)       guaranteed, if at all, by (i) any or all of the Guarantors other than Alicia, pursuant to guarantees that are pari passu with or junior to, and not otherwise more favorable to the creditor than, those provided to the Lenders under this Agreement or (ii) any Refinancing Drop-Down Subsidiary.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Portocel” means Portocel Terminal Especializado de Barra do Riacho S.A., a corporation organized under the laws of Brazil.

“Prime Rate” means the average of the rate of interest per annum publicly announced from time to time by the Reference Banks as their prime lending rate. Each change in the Prime

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Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Process Agent” has the meaning set forth in Section 12.13.

“Products” means products produced or obtained by Aracruz Celulose, sold by Aracruz Celulose to the Borrower and then sold by the Borrower to the Eligible Offtakers to satisfy the obligations of the Borrower under Section 5.5.

“Projections” has the meaning set forth in Section 7.13.

“Property” of any Person, means any property, rights or revenues, or interest therein, of such Person.

“Pro Rata Basis” means, with respect to any mandatory prepayment and on any Mandatory Prepayment Date, a fraction, the numerator of which is the aggregate principal amount of all MPP Debt outstanding on such date pursuant to which a mandatory prepayment is being made, and the denominator of which is the sum of the aggregate principal amount of MPP Debt outstanding on such date plus the aggregate principal amount of Loans outstanding on such date.

“Purchase Money Debt” means, for any Person, Debt Incurred for the purpose of financing all or any part of the purchase price of any property or the cost of installation, construction or improvement of any property; provided, however, that (i) such Debt is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Debt does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified ECA Cash” means, as of any date of determination, the amount deposited in the Export Collateral Account equal to the Debt Service Amount payable on such day if such day is a Payment Date (or if such date is not a Payment Date, then on the next succeeding Payment Date) or such lesser amount as is then on deposit in the Export Collateral Account.

“Qualifying Collateral Exchange” means any asset exchange involving Collateral to the extent that (a) such asset exchange involves a swap of land and/or forests only, (b) any land and/or forests received in any such asset exchange has a Fair Market Value of less than U.S.$25 million (or its equivalent) and (c) any land and/or forests received, when aggregated with any other land or forests with a Fair Market Value of less than U.S.$25 million (or its equivalent) received in any previous asset exchanges involving Collateral since the Effective Date, does not cause the aggregate Fair Market Value of land or forests received in any such asset exchanges to exceed U.S.$75 million (or its equivalent).

“Reais,” “Real” and “R$” means lawful money for the time being of Brazil.

“Real-Denominated Obligations” means the obligations listed on Schedule 9 hereto, in respect of Terminated Derivative Obligations denominated in Reais.

“Receivable” means each account or payment intangible (each as defined in Article 9 of the UCC) or similar obligation arising under any Sales Agreement.

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“Reference Banks” means Citibank, N.A., Deutsche Bank AG, London Branch and JPMorgan Chase Bank, N.A.

“Refinance” means, in respect of any Debt, to issue any Debt in exchange for or to refinance, extend, renew, repay, redeem, replace, defease or refund such Debt in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Register” has the meaning set forth in Section 12.8(d).

“Relevant Reinvestment Period” has the meaning set forth in Section 3.4(c).

“Required Lenders” means at any time of determination and subject to Section 12.25, (i) prior to the Closing Date, Lenders holding more than 66-2/3% of the Commitments and (ii) on or after the Closing Date, Lenders having more than 66-2/3% of the aggregate principal amount of the Loans then outstanding.

“Required Payment” has the meaning set forth in Section 3.8.

“Restated ROF(s)” means the duly amended Existing ROFs, matching the relevant terms and conditions of the Export Finance Agreement with the Loans, under the Module Registry of Financial Transaction (Registro Declaratório - Módulo Registro de Operação Financeira) of the Data System of the Central Bank - SISBACEN, in accordance with applicable Central Bank regulations.

“Restore” means, with respect to any Property or asset affected by a Casualty Event, to rebuild, repair, restore or replace such affected Property or asset.

“Restricted Payment” has the meaning set forth in Section 8.20(a).

“Restricted Payment Equity Issuance” means any equity issuance by Aracruz Celulose to any member of the Control Group in order to comply with Section 8.20(a).

“Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuter Monitor Money Rates Service or such other page as may replace the “LIBO” page on that service for the purpose of displaying London interbank offered rates for the deposit of Dollars of major banks.

“Rights” means the Export Collateral Account and the Sales Rights.

“Sales Agreement” means each contract or other agreement (which may be formed by exchange of letters, e-mail, other electronic communication or other correspondence (including purchase orders) or verbally) from time to time entered into by the Borrower (or any other Person on its behalf) with an Eligible Offtaker for the sale of Products; provided that such contract or other agreement or the performance thereof shall not be subject to any embargos, sanctions or comparable restrictions of any kind issued by the United Nations.

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“Sales Rights” means:

(a)    all accounts and payment intangibles (each as defined in the UCC) and all other rights at any time or from time to time now or hereafter arising under each present and future Designated Sales Agreement (and any related Letter of Instruction), including all Designated Receivables and other moneys due or to become due and all claims for damages arising thereunder,

(b)    all rights under the Designated Sales Agreements and other contracts for the purchase of Products from the Borrower in connection with any Designated Sales Agreements, including all moneys due or to become due thereunder and any claims for damages arising thereunder,

(c)    all credit insurance and letters of credit issued by any Person (including any Eligible Financial Institution) that supports an Eligible Offtaker’s obligations under its Designated Sales Agreement(s),

(d)    all instruments, chattel paper, letter-of-credit rights, documents (including negotiable documents of title), supporting obligations and general intangibles (each as defined in Article 9 of the UCC) evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the above, and

(e)    all proceeds, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the above (including all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above).

“Schedules of Payment” has the meaning set forth in Section 7.4.

“Security Documents” means the Aracruz Share Pledge Agreement, the Aracruz Note Pledge Agreement, the Barra do Riacho Security Documents, the Brazil Account Pledge Agreement, the Alicia Share Pledge Agreement, the U.S. Account Control Agreement and the U.S. Security Agreement.

“Specified Coverage Ratio” means a Coverage Ratio of at least 1.2 to 1.0 at all times.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subordinated Debt” means, with respect to any Person, any Debt of such Person that is expressly subordinated in right of payment and liquidation to the Loans.

“Subordinated Debt Repayment Conditions” means all of the following: (i) at least 50% of the principal amount of the Loans outstanding on the Closing Date has been repaid in full, (ii) the Debt to Adjusted EBITDA Ratio with respect to any two (2) consecutive Fiscal Quarters is less than 2.5:1.0, and (iii) no Default or Event of Default has occurred and is continuing.

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“Subordinated Shareholder Debt” means any Debt issued in accordance with the Shareholder Subordinated Loan Agreement, a form of which is attached hereto as Exhibit O, for the purposes of reinvesting dividend payments.

“Subsequently Issued Pari Passu Refinancing Debt” has the meaning set forth in the definition of Permitted Refinancing Debt.

“Subsidiary” means, with respect to any Person, any corporation or other entity that such Person, beneficially or of record, owns more than 50% of the Voting Stock, including, as of the Closing Date and without limitation, Portocel.

“Substantial Asset” means any individual asset or group of related assets having an aggregate Fair Market Value in excess of U.S.$75 million (or its equivalent).

“Substitute Insurance Policy” means (a) any credit insurance policy issued by any of Atradius N.V., Euler-Hermes Group or The Coface Group (or any Affiliate thereof so long as such policy is fully and unconditionally guaranteed by any of such insurers), and any renewal thereof, (b) any substitute or replacement insurance policy issued by any Person which is rated at least “A-” (or the then-equivalent grade) by Standard & Poor’s and “A2” (or the then-equivalent grade) by Moody’s, in each case under clauses (a) and (b) in favor of the Borrower that covers at least the same amount of the political and commercial risk in respect of the Designated Receivables on substantially the same terms and conditions as the insurance policy described in clause (a) of the defined term “Credit Insurance Policy” or (c) any substitute or replacement insurance policies issued by any Person that is satisfactory in all respects (including the terms and issuer of the policy) to the Majority Lenders.

“Substitute Rate” shall have the meaning set forth in Section 4.2.

“Successor Entity” has the meaning set forth in Section 8.12.

“Taxes” means all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any authority.

“Terminated Derivative Obligations” means the outstanding obligations of Aracruz Celulose or the Borrower, as applicable, to the Lenders arising out of the early termination of certain derivative contracts entered into by and between the Borrower and Aracruz Celulose, as applicable, on the one hand, and each of the Lenders, on the other hand, and set forth on Schedule 3(a) hereto.

“Tested Collections” means, subject to Section 5.5(d), the collections remaining in the Export Collateral Account in respect of Designated Receivables that have been deposited into the Export Collateral Account by or on the behalf of Eligible Offtakers (or Eligible Financial Institutions or the payor on a Credit Insurance Policy on their behalf).

“Total Debt” means, as of any day, the aggregate outstanding principal amount of Debt of the Aracruz Parties on a consolidated basis and each Aracruz Joint Venture (in the case of each such Aracruz Joint Venture, in proportion to Aracruz Celulose’s direct or indirect ownership

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percentage of such Aracruz Joint Venture) as of such day (or, if such day is not the last day of a Fiscal Quarter, on the last day of the Fiscal Quarter most recently ended before such day); provided that, for purposes of this Agreement, Total Debt shall not include any Subordinated Shareholder Debt; provided, further, that if such day is not the last day of the Fiscal Quarter, in making the foregoing calculation, pro forma effect will be given to the acquisition or disposition of Persons, divisions or lines of businesses or any other asset (including the assumption or incurrence of Debt in connection therewith) by any Aracruz Party that has occurred since the last day of the Fiscal Quarter most recently ended.

“UCC “ means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” or “U.S.” means the United States of America.

“Unused Equity Proceeds” has the meaning set forth in the definition of Excess Cash.

“U.S. Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, substantially in the form of Exhibit D.

“U.S. Collateral Agent” has the meaning set forth in the preamble.

“U.S. Dollar-Denominated Obligations” means the obligations listed on Schedule 10 hereto, in respect of Terminated Derivative Obligations denominated in Dollars and Lender Bilateral Debt.

“U.S. Dollars” and “$” mean lawful money for the time being of the United States.

“U.S. Dollar Equivalent” means, as of the end of any Fiscal Year and with respect to any non-U.S. Dollar-denominated amount, the amount of U.S. Dollars obtained by converting such non-U.S. Dollar-denominated amount into U.S. Dollars using the daily average exchange rate for such Fiscal Year, as reported by Bloomberg LP or Reuters Group PLC or (if such information is not reported by Bloomberg LP or Reuters Group PLC) such other internationally recognized service for the publication of exchange rate data or information, as the Borrower may reasonably determine.

“U.S. Permitted Investments” means any security issued by a Person organized in the United States (including the government of the United States, any agency thereof or any mutual fund organized therein), which security matures not later than the Business Day before the Payment Date after the date of acquisition thereof and is rated at least “AA” and “Aa2” (or its equivalent with respect to a mutual fund) by Standard & Poor’s and Moody’s, respectively (or is a mutual fund investing solely in such securities), including, but not limited to money market funds or time deposits having such a rating at the time of acquisition, including any fund for which an Agent or an Affiliate of an Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (i) an Agent or an Affiliate of an Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s-length), and (ii) an Agent charges and collects fees and expenses for services rendered, pursuant to this Agreement.

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“U.S. Permitted Financial Institutions” means any commercial bank that (a) is a Lender or a member of the U.S. Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then-equivalent grade) by Moody’s and “A-1” (or the then-equivalent grade) by Standard & Poor’s , and (c) is organized under the laws of the United States or any State (or the District of Columbia) thereof and has combined capital and surplus of at least U.S.$1,000,000,000.

“U.S. Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof, substantially in the form of Exhibit C.

“Veracel” means Veracel Celulose S.A., a corporation organized under the laws of Brazil.

“Veracel Project Finance Debt” means Debt (a) as to which neither Veracel nor any Aracruz Party (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; (b) in respect of which a default would not permit (whether upon notice, lapse of time or both) any holder of any other Debt of any Aracruz Party or of Veracel to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock, assets or property of any Aracruz Party or Veracel (other than the Capital Stock of, or the assets that are owned by, the borrower of such Veracel Project Finance Debt).

“Veracel II Project” means the project described in Schedule 16.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

“Wholly Owned Obligor” means any Obligor, all of the Capital Stock of which (other than directors’ qualifying shares or other similar de minimis shares required pursuant to Applicable Law) are owned beneficially or of record, directly or indirectly, by Aracruz Celulose.

“Wholly Owned Subsidiary” means any Subsidiary of Aracruz Celulose, all of the Capital Stock of which (other than directors’ qualifying shares or other similar de minimis shares required pursuant to Applicable Law) are owned beneficially or of record, directly or indirectly, by Aracruz Celulose.

“Working Capital” as of any day, means, as of such day for Aracruz Celulose and its Subsidiaries, on a consolidated basis, the sum of the following current assets: (a) accounts receivable (net), inventories (net), interest receivable on short-term investments, recoverable taxes and other cash operating asset accounts (to the extent such operating asset accounts are deemed operating asset accounts under GAAP), less the sum of the following current liabilities: (b) liabilities to suppliers incurred in the ordinary course of business, liabilities for payroll and related charges, provisions for litigation and contingencies and liabilities associated with unrecognized tax benefits, accrued financial charges and other cash operating liability accounts

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(to the extent that such operating liability accounts are deemed operating liability accounts under GAAP).

“Working Capital Cap” means, at any time, an amount in U.S. Dollars equal to the aggregate amount of gross sales of Aracruz Celulose for the two (2) calendar months then most recently ended.

“Working Capital Debt” means Debt Incurred or held by any Aracruz Party, the proceeds of which are used for working capital and general corporate purposes, maturing no later than 365 days after the date of its Incurrence.

“1940 Act” has the meaning set forth in Section 7.25.

Section 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “documents” includes any and all documents, instruments, written agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d) The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including without limitation.”

(e) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f) The terms “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Loan Document, and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h) The calculation of all financial ratios in this Agreement (and all components thereof) shall be made using GAAP. For the avoidance of doubt, if any financial ratios are required to be calculated at the end of any Fiscal Quarter, the applicable ratios will be

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calculated (1) using balance sheet figures as of the end of such Fiscal Quarter and (2) using income statement figures for the 12-month period ended as of the end of such Fiscal Quarter.

(i) Unless otherwise expressly provided herein, any financial ratios required to be calculated herein shall be calculated on a consolidated basis.

(j) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE CREDIT

Section 2.1 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, on the Closing Date:

(i)             in the case of each Funding Lender, to provide the Borrower with a Loan in an equal principal amount in U.S. Dollars equal to such Funding Lender’s (or its Affiliate’s) Real-Denominated Obligations (converted into U.S. Dollars in accordance with the FX Rate as of the close of business on the date that is two (2) Business Days before the Closing Date), the proceeds of which shall be solely used to repay such Real-Denominated Obligations; and

(ii)            in the case of each Non-Funding Lender, to exchange such Non-Funding Lender’s (or its Affiliate’s) U.S. Dollar-Denominated Obligations for a Loan in U.S. Dollars in an equal principal amount as such U.S. Dollar-Denominated Obligations pursuant to the terms of Section 2.3(c).

(b)      After the date hereof, additional Loans to any Additional Lender not in excess of the aggregate principal amount of such Additional Lender’s (or such Additional Lender’s Affiliate’s) Additional Bilateral Debt may be incurred under and incorporated into this Agreement upon the amendment of such Additional Bilateral Debt, in each case by execution of a Facility Increase Amendment by the Obligors, the Administrative Agent and the applicable Additional Lender. From and after the date of such Facility Increase Amendment, each Additional Lender shall be a party hereto and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.

Section 2.2 Borrowing Procedure. The Borrower shall give the Administrative Agent notice of a request for a Borrowing hereunder in substantially the form of Exhibit B (the “Notice of Borrowing”) as provided in Section 3.7. The Administrative Agent shall promptly (and in any event on the same day that the Administrative Agent receives such notice, if received by 10:00 a.m., New York City time, on such day) advise the Lenders by telefax of any notice pursuant to this Section 2.2 (and the contents thereof).

Section 2.3 Funding and Refinancing Mechanics.

(a)       No later than 11:00 a.m. (New York City time) on the Closing Date, each Funding Lender will make available in U.S. Dollars, through such Funding Lender’s Applicable Lending Office, the full amount of such Funding Lender’s Loan, and credit or deposit such

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funds in an Aracruz Trading Funding Account established in the name of the Borrower at such Funding Lender’s institution or another financial institution designated in writing by such Funding Lender prior to the Closing Date in its sole discretion (or otherwise cause such funds to be credited at the Borrower’s request pursuant to the Aracruz Trading Payment Order).

(b)      The Borrower and Aracruz Celulose shall thereafter, on the Closing Date:

(i)         pursuant to an irrevocable Aracruz Trading Payment Order between the Borrower and each Funding Lender, and the Foreign Exchange Contract between Aracruz Celulose and the Brazilian Affiliate of such Funding Lender (or any other Brazilian bank authorized to operate in the foreign exchange market designated by such Funding Lender in its sole discretion), cause the advance of funds with respect to such Funding Lender’s Loan to be recorded as an export prepayment (recebimento antecipado de exportação), between the Borrower and Aracruz Celulose on the Closing Date and in accordance with Central Bank regulations; and

(ii)        immediately upon settlement of the Foreign Exchange Contract, cause the funds in Reais corresponding to such Foreign Exchange Contract to be credited into an Aracruz Celulose On-Shore Account established in the name of Aracruz Celulose at a Brazilian Affiliate of such Funding Lender’s institution or another financial institution designated in writing by such Funding Lender prior to the Closing Date in its sole discretion, pursuant to the Aracruz Celulose Instruction Letter, and immediately thereafter apply such funds to repay such Funding Lender’s Real-Denominated Obligations;

provided that, following the advance of funds with respect to a Funding Lender’s Loan to the Borrower, unless and until such funds have been applied to repay such Funding Lender’s Real-Denominated Obligations, such Funding Lender (or any Affiliate of such Funding Lender) may, without prior notice to any Aracruz Party (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set off, appropriate and apply against such Funding Lender’s Real-Denominated Obligations any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by such Funding Lender or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Obligor; provided, further, that in no event shall the sharing provisions of Section 3.9 apply with respect to any action taken by any Funding Lender pursuant to the preceding proviso; provided, further, that, upon application of funds on deposit in the Araruz Celulose On-Shore Account to the repayment in full of the Real-Denominated Obligations pursuant to clause (ii) above and the payment in full of any past due interest payable by Aracruz Celulose under such Real-Denominated Obligations, the Non-Funding Lenders agree (on their own behalf and on behalf of their Affiliates) that the Real-Denominated Obligations shall be terminated with immediate effect as of the date on which all such payments have been made, and in connection with such termination and in consideration of their receipt of such payment, the Non-Funding Lenders hereby (on their own behalf and on behalf of their Affiliates) release and discharge the Aracruz Parties from any and all obligations and liabilities under or relating to the Real-Denominated Obligations.

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(c)       Each Non-Funding Lender shall hereby assign to the Borrower on the Closing Date all of its rights under its Lender Bilateral Debt, if any, in exchange for a U.S. Dollar-denominated Loan to the Borrower in an equal principal amount to such Lender Bilateral Debt, and the Borrower hereby agrees to such assignment and exchange. On the Closing Date, any and all Lender Bilateral Debt assigned to the Borrower pursuant to this Section 2.3(c) shall be deemed to be amended and restated pursuant to the terms of the Export Finance Agreement, and any defaults or events of default under any such Lender Bilateral Debt shall be deemed to be waived by the relevant Lenders (or Affiliates of such Lenders) party thereto. Each Non-Funding Lender agrees that, on the Closing Date, its Terminated Derivate Obligations denominated in U.S. Dollars shall be deemed to be amended and restated pursuant to the terms hereof.

Section 2.4 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loan of each Lender shall be evidenced by a promissory note, substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)      The Note issued on or prior to the Closing Date to each Lender shall (i) be duly executed and delivered by the Borrower and acknowledged by the Guarantors, (ii) be payable to the order of such Lender or its registered assigns, (iii) be in a stated principal amount equal to the Lender’s Commitment, (iv) provide for repayment of principal as provided in Section 3.1, (v) bear interest as provided in Section 3.2 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents. Each Lender will note in its internal records the amount of the Loan made (or credit extended) by it hereunder and each payment in respect thereof and will, prior to any transfer of its Note, endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby. Failure to make any such notation, however, shall not affect the Borrower’s obligations in respect of such Loan or Existing Debt.

Section 2.5 Fees of Agents. The Borrower shall pay (or cause to be paid) to the Agents fees in such amounts and at such times as provided in the respective Fee Letters.

Section 2.6  Several Obligations; Remedies Independent. The failure of any Funding Lender to make a Loan or of any Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan shall not relieve any other Funding Lender to make a Loan or any other Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan on such date, and neither any other Lender nor any Agent shall (a) be responsible for the failure of any defaulting Funding Lender to make a Loan or any defaulting Non-Funding Lender to exchange its U.S. Dollar-Denominated Obligations for a Loan hereunder or (b) have any obligation to the Borrower or any other Person, including any Agent or any Lender, for the any such failure by a defaulting Funding Lender or Non-Funding Lender.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.1 Repayment of the Loans. The Borrower agrees to pay or cause to be paid to the Administrative Agent the full principal amount of the Loans in accordance with the Amortization Schedule set forth on Schedule 1 (as such Amortization Schedule shall be adjusted

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by the Administrative Agent (i) on the Closing Date to reflect the principal amounts of the Loans of the Funding Lenders (such amounts to be informed to the Administrative Agent in writing by each such Funding Lender) and (ii) from time to time to reflect any additional Loans incurred pursuant to any Facility Increase Amendment in accordance with Section 2.1(b) or any prepayment made hereunder). The Borrower agrees that such payments will be made in accordance with the provisions of Article V. The Borrower agrees that its obligations under this Agreement and the other Loan Documents are general obligations of the Borrower secured by the Collateral and that the recourse of the Lenders, the Administrative Agent and the other Lender Parties in respect thereof is not limited to the Collateral (including the Rights) or any portion thereof.

Section 3.2 Interest. (a) The Borrower agrees to pay or cause to be paid to the Administrative Agent interest on the unpaid principal amount of the Loans for the period from and including the Closing Date to but excluding the date on which the Loans are paid in full, in respect of each Interest Period, at a per annum rate equal to the LIBO Rate for such Interest Period plus the Applicable Margin. The Borrower agrees that such payments will be made in accordance with the provisions of Article V. Such interest shall continue to accrue after as well as before any bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts of any Obligor.

(b) Notwithstanding the foregoing, the Borrower agrees to pay or cause to be paid to the Administrative Agent interest on any and all overdue amounts outstanding under the Loans at the Default Rate during the existence and continuance of an Event of Default under Section 9.1(a).

(c) Accrued interest on the Loans shall be payable on each Payment Date and upon any prepayment of principal in accordance with Section 3.3 or Section 3.4, with respect to the principal amount so prepaid; provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

(d) On each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for the relevant Interest Period and shall give notice thereof to the Borrower and the Lenders (it being understood that the Administrative Agent’s failure to do so shall not affect the interest rate applicable hereunder). If, on the Interest Determination Date, the LIBOR01 Page is not being displayed, the Administrative Agent will request the Reference Banks to provide the Administrative Agent with their offered quotations for deposits in U.S. Dollars, for a period substantially equal to the applicable Interest Period and in an amount substantially equal to the outstanding principal amount of the Loans, to prime lenders in the London interbank market at approximately 11:00 a.m., London time, on such Business Day. If at least two (2) such quotations are provided, the LIBO Rate shall be calculated using the average of such quotations, and divided (rounded upwards, if necessary, to the nearest 1/16th of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the Interest Determination Date to any member bank of the United States Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D). If (A) fewer than two (2) Reference Banks provide quotations to the Administrative Agent to determine the LIBO Rate, or (B) the Administrative Agent is advised by the Reference Banks

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that deposits in U.S. Dollars are not offered to the Reference Banks in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Borrower and the Administrative Agent shall (as instructed by the Majority Lenders) negotiate in good faith to determine the LIBO Rate or a substitute rate. Pending such determination, the Interest Rate shall be computed on the basis of the LIBO Rate as determined for the immediately preceding Interest Period. If the Borrower and the Administrative Agent (as instructed by the Majority Lenders) reach agreement as to the determination of the LIBO Rate or a substitute rate within 10 Business Days after the giving of notice by the Administrative Agent, the Loans shall bear interest at an interest rate equal to the sum of the LIBO Rate or such substitute rate as agreed by the Borrower and the Administrative Agent (as instructed by the Majority Lenders) and the Applicable Margin, such interest rate to be calculated by the Administrative Agent (as instructed by the Majority Lenders). If the Borrower and the Administrative Agent (as instructed by the Majority Lenders) do not reach agreement within such period, the Loans shall bear interest at an interest rate equal to the sum of the Alternative Rate in effect from time to time and the Applicable Margin until such time as the LIBO Rate can be determined.

(e) Interest on the Loans based upon the LIBO Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the relevant Interest Period.

Section 3.3 Optional Prepayments. The Borrower may prepay all or a portion of the Loans, at any time after the disbursement of the Loans, which prepayment shall in each case be made together with accrued and unpaid interest on the principal amount so prepaid and all other amounts then payable under this Agreement (including Section 4.4) but without premium or penalty (subject to Section 4.4); provided that: (a) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 3.7 (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), (b) each such notice of prepayment shall specify the amount being prepaid, (c) the Borrower shall certify that it has received, for the benefit of all parties to this Agreement, any necessary Governmental Approvals required in connection with such prepayment and (d) each partial prepayment shall be in the aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof and shall be applied to prepay the remaining installments of the Loans in the inverse order of maturity; provided that if and to the extent that any such prepayment would cause the Maturity Date to be earlier than the date that is the seven (7) year anniversary of the Closing Date, such prepayment shall be applied pro rata to the remaining installments of the Loans. Amounts that are prepaid may not be reborrowed by the Borrower.

Section 3.4 Mandatory Prepayments.

(a) Within forty-five (45) days of the financial closing of any Equity Issuance other than a Restricted Payment Equity Issuance, the Borrower shall apply an amount equal to not less than the Applicable Equity Issuance Percentage of the Net Cash Proceeds of such Equity Issuance, at the Borrower’s election, exercisable on or prior to the receipt of such Net Cash Proceeds, (i) to prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (ii) to pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the

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12-month period immediately following the date of the financial closing of such Equity Issuance; provided that, if and to the extent that the proceeds of any such Equity Issuance are to be used to fund Investment CAPEX or an Approved CAPEX Project, such proceeds shall be excluded in determining the amount of any mandatory prepayment required pursuant to this Section 3.4(a).

(b) Within forty-five (45) days of the receipt by any Aracruz Party of Net Cash Proceeds from an Asset Sale (including receipt by any such Aracruz Party of proceeds from an Asset Sale involving the assets of Veracel), the Borrower shall apply the Net Cash Proceeds of such Asset Sale as follows:

(i) 100% of the Net Cash Proceeds from an Asset Sale involving all or any portion of Collateral (which Asset Sale shall, for the avoidance of doubt, be carried out in accordance with Section 8.18) to prepay obligations under the Loans and, if and to the extent mutually agreed by the parties in an Intercreditor Agreement, any other Permitted Refinancing Debt that may be secured by the Collateral pursuant to the terms of such Intercreditor Agreement and in accordance therewith;

(ii) 75% of the Net Cash Proceeds of any Asset Sale involving all or any portion of the Capital Stock directly or indirectly held by Aracruz Celulose in Portocel (which Asset Sale shall, for the avoidance of doubt, be carried out in accordance with Section 8.18) or in Veracel to prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis); and

(iii) 75% of the Net Cash Proceeds of any Asset Sale not referred to in clauses (i) or (ii) above to, at the Borrower’s election exercisable on or prior to the time of the closing of such Asset Sale, to (A) prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (B) pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the 12-month period immediately following the date of the financial closing of such Asset Sale.

(c) Within forty-five (45) days of the receipt by any Aracruz Party of Net Cash Proceeds from a Casualty Event (including receipt by any such Aracruz Party of proceeds from an Asset Sale involving a Casualty Event of Veracel), the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to the amount of any such Net Cash Proceeds; provided, however, that, if and for so long as no Default or Event of Default is continuing hereunder and the Borrower has delivered a certificate to the Administrative Agent within fifteen Business Days of the occurrence of such Casualty Event stating that, within 180 days after the occurrence of such Casualty Event (or such other period set forth in such certificate if the Borrower reasonably determines that the Restoration of the affected Properties or assets cannot reasonably be concluded within 180 days, provided that such certificate outlines in reasonable detail the projected steps for the completion of such Restoration) (the “Relevant Reinvestment Period”), all or a portion of such Net Cash Proceeds (but in no event more than U.S.$75 million without the consent of the Majority Lenders) shall be used to Restore any Properties or assets in respect of which such Net Cash Proceeds were paid (which

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certificate shall set forth a detailed estimate of the Net Cash Proceeds to be so expended), all or such portion of such Net Cash Proceeds may be used to Restore any such affected Properties or assets during the Relevant Reinvestment Period; provided further, that if all or any portion of such Net Cash Proceeds is not ultimately required to be so applied within the Relevant Reinvestment Period pursuant to the preceding proviso, any remaining portion of such Net Cash Proceeds shall, within 10 days after the last day of the Relevant Reinvestment Period, be applied to prepay the Loans in an amount equal to the amount of such remaining portion of such Net Cash Proceeds.

(d) Within ten (10) days of the financial closing of the issuance or borrowing of Permitted Refinancing Debt (any such date, an “Incurrence Date”):

(i) if such Permitted Refinancing Debt is Subsequently Issued Pari Passu Refinancing Debt, the Borrower shall apply 100% of the Net Cash Proceeds of such Subsequently Issued Pari Passu Refinancing Debt to prepay the Loans; and

(ii) if such Permitted Refinancing Debt is not Subsequently Issued Pari Passu Refinancing Debt, the Borrower shall, at the Borrower’s option exercisable on or prior to the receipt of such Net Cash Proceeds, apply 100% of the Net Cash Proceeds of such Permitted Refinancing Debt to (A) prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) and/or (B) pay (or reserve to pay in a Debt Service Reserve Account) scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans due within the 12-month period immediately following such Incurrence Date.

(e) Within forty-five (45) days of any optional prepayment of Permitted Refinancing Debt the effect of which is to cause (taking into account such prepayment) the weighted average maturity of such Permitted Refinancing Debt to be less than the weighted average maturity of the Loans, in each case, as calculated on the Incurrence Date of such Permitted Refinancing Debt, the Borrower shall prepay the Loans in an amount equal to the portion of such optional prepayment that caused the weighted average maturity of such Permitted Refinancing Debt to be less than the weighted average maturity of outstanding obligations under the Loans.

(f) Within fifty (50) days of the date on which Aracruz Celulose has delivered its audited annual consolidated financial statements pursuant to Section 8.4 and in no event later than 140 days following the end of each Fiscal Year (such outside date, the “Original Excess Cash Payment Date”), the Borrower shall apply 75% of any Excess Cash attributable to such Fiscal Year to prepay the Loans; provided, however, that, if the making of such payment would cause the Aracruz Parties on a consolidated basis to have less than the Working Capital Cap in cash or Cash Equivalents as of the date of such payment, the Borrower may, by written notice to the Administrative Agent providing a certificate of the Chief Financial Officer of Aracruz Celulose to such effect, elect to defer such mandatory prepayment until the last day of the third Fiscal Quarter of the then-current Fiscal Year (the “New Excess Cash Payment Date”), in which case, on or prior to the New Excess Cash Payment Date, the Borrower shall apply 75% of any Excess Cash attributable to such immediately preceding Fiscal Year plus interest on 75% of such Excess Cash attributable to such immediately preceding Fiscal Year from the Original

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Excess Cash Payment Date to the New Excess Cash Payment Date (or, if earlier, the date on which the application of 75% of any Excess Cash attributable to the preceding Fiscal Year is made in full) at a per annum rate equal to the Default Rate (without duplication with the interest otherwise payable with respect to such Excess Cash) to prepay the Loans; provided that in no event shall the Borrower be entitled to exercise the election permitted in this clause (f) more than two (2) times prior to the Maturity Date.

(g) Upon receipt of a written request from the Administrative Agent (which shall be provided by the Administrative Agent to the Collateral Agents on a monthly basis or more frequently upon written request of the Majority Lenders to the Administrative Agent), the Collateral Agents (upon reliance on any certificates of the Chief Financial Officer of Aracruz Celulose delivered to any such Collateral Agent pursuant to Section 3.4(i)) shall inform the Administrative Agent in writing whether or not the funds deposited in any Debt Service Reserve Accounts have been used for the contemplated purpose during the contemplated period pursuant to any DSRA Application Notices delivered to the Collateral Agents pursuant to Section 3.4(i), and the Administrative Agent shall promptly inform the Borrower and each Lender in writing of such Collateral Agent’s response. Immediately, and in no event later than eight (8) Business Days after receipt of a written notice from the Administrative Agent (as informed by the applicable Collateral Agent pursuant to the previous sentence) that funds reserved in a Debt Service Reserve Account have not been used for the contemplated purpose during the contemplated period pursuant to the terms of this Agreement, the Borrower shall prepay the Loans and any MPP Debt (to the extent that the terms of such MPP Debt require such prepayment and, in any event, only on a Pro Rata Basis) in an amount equal to the amount that was not used for the contemplated purpose as set forth in such notice.

(h) Any mandatory prepayment as provided for in this Section 3.4 shall be made together with accrued and unpaid interest on the principal amount so prepaid and all other amounts then payable under this Agreement (including Section 4.4) but without premium or penalty (subject to Section 4.4) and shall be applied to prepay the remaining installments of the Loans in the inverse order of maturity; provided that if any such prepayment would cause the Maturity Date to be earlier than the date that is the seven (7) year anniversary of the Closing Date, such prepayment shall be applied pro rata to the remaining installments of the Loans. The Borrower shall give the Administrative Agent notice of the proposed date of each such mandatory prepayment provided for in this Section 3.4 as provided in Section 3.7 and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder.

(i) If, pursuant to this Section 3.4, the Borrower elects to reserve in a Debt Service Reserve Account funds to (i) pay scheduled debt service obligations of the Obligors under Other Bilateral Debt, Permitted Refinancing Debt or the Loans or (ii) make mandatory prepayments hereunder pursuant to Section 3.4(k), in each case if and to the extent permitted by this Section 3.4, the Borrower shall (A) at the time of such election, specify the due date, principal amount or the amount of the mandatory prepayment to be made pursuant to Section 3.4(k), as the case may be, and creditor corresponding to each such debt service obligation in each case in writing to the Administrative Agent and Collateral Agents (each such written specification, a “DSRA Application Notice”) and (B) except as provided in clause (g) above, be entitled to withdraw such funds from the relevant Debt Service Reserve Accounts pursuant to the U.S. Account Control Agreement and Brazil Account Pledge Agreement only as necessary

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to pay such specified debt service obligations or to make such mandatory prepayments on such specified due dates and at no other time and for no other purpose, it being understood and agreed that, to the extent any funds are reserved in a Debt Service Reserve Account to make scheduled debt service payments or mandatory prepayments under the Loans, such funds shall be reserved in a Debt Service Reserve Account in New York for such purposes. Notwithstanding anything herein to the contrary, unless and until such funds are paid to such creditors, all funds in the Debt Service Reserve Accounts shall constitute part of the Collateral and no other Person other than the Collateral Agents (acting on behalf of the Lenders) shall have any right, title or interest in such account or the funds contained therein. The relevant Collateral Agent shall consent to any withdrawal from a Debt Service Reserve Account contemplated in this Section 3.4(i) if and as requested in writing by the Borrower or any Debt Service Reserve Account intermediary, within two (2) Business Days of receipt of a certificate of the Chief Financial Officer of Aracruz Celulose that such withdrawal is to be carried out in compliance with this Section 3.4(i) as well as any additional documentation as such Collateral Agent requires for payments to third parties.

(j) If no Default or Event of Default exists and is continuing, then the relevant Collateral Agent shall, at the written direction of the Borrower from time to time (including by facsimile or electronic communication), cause the funds in any Debt Service Reserve Accounts to be invested or reinvested in one (1) or more Permitted Investments or, in the case of any Debt Service Reserve Account maintained in Brazil, Brazil Permitted Investments, in each case selected by the Borrower; provided that in no event shall either Collateral Agent: (i) have any responsibility whatsoever as to the validity or quality of any Permitted Investment, (ii) be liable for the selection of Permitted Investments or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Permitted Investment before its stated maturity or the failure of the Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction.

(k) Notwithstanding anything herein to the contrary, in the event that the Borrower is required to make a mandatory prepayment on a date other than a Payment Date, then the Borrower may, upon notice to the Administrative Agent, elect to make such payment into a Debt Service Reserve Account maintained in New York, New York on or before the date such payment is due, and on the next Payment Date following such date, the Borrower shall apply the funds deposited in such Debt Service Reserve Account pursuant to this Section 3.4(k) to such mandatory prepayment.

Section 3.5 Payments. (a) All payments of principal, interest and other amounts to be made to the Lender Parties under this Agreement (including payments made pursuant to Section 5.6(b)) (other than payments made by Aracruz Celulose to the Affiliates of the Funding Lenders in respect of the Real-Denominated Obligations pursuant to Section 2.3(b)(ii), which shall be received in Reais) shall be received in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, in the Export Collateral Account not later than 11:00 a.m. (New York City time) on the date on which such payment shall become due (each such payment received after such time on such due date to be deemed to have been received on the next New York Business Day). Amounts that are repaid may not be reborrowed by the Borrower.

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(b) The Borrower shall, subject to Section 3.6, at the time of making each payment under this Agreement and any other Loan Documents (including payments made pursuant to Section 5.6(b)) for the account of any Lender Party, specify to the Administrative Agent (who shall notify the intended recipient(s) thereof) the amounts payable under the Loan Documents to which such payment is to be applied, and if the Borrower fails so to specify, or if insufficient funds are provided for application of such payment, or if an Event of Default exists, then the Administrative Agent shall, as directed by the Majority Lenders, distribute such payment for application ratably among the Lenders (i) first, to pay indemnities, interest, fees and such other amounts due to such Lenders, and (ii) second, to pay principal then due to such Lenders under this Agreement.

(c) Each payment credited to the Export Collateral Account under this Agreement for the account of any recipient shall be paid by the U.S. Collateral Agent to the Administrative Agent in accordance with the terms of this Agreement or in accordance with written instructions of the Administrative Agent, and the Administrative Agent shall pay such amounts promptly to such recipient, in immediately available funds, for the account of such recipient (with respect to a Lender, for the account of its Applicable Lending Office).

(d) If the due date of any payment to any Lender Party under this Agreement or any other Loan Document would otherwise fall on a day that is not a Business Day, then (to the extent not otherwise provided for herein) such date shall be extended to the next Business Day and interest (if any is applicable to such payment) shall be payable for any amount so extended for the period of such extension.

Section 3.6 Pro Rata Treatment. Except to the extent otherwise provided herein, each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans then due and payable to them.

Section 3.7 Certain Notices. The Notice of Borrowing shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the date three (3) Business Days before the Closing Date. The Administrative Agent shall promptly, but no later than three (3) Business Days before the Closing Date, notify the Lenders of the receipt of the Borrowing Notice. Each notice of optional or mandatory prepayment shall be effective only if received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the date five (5) Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date (which date shall be a New York Business Day). The Administrative Agent shall promptly, but no later than three (3) Business Days before the requested prepayment date, notify the Lenders of the contents of each such notice.

Section 3.8 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender or an Obligor (in each case, the “Payor”) before the date on which the Payor is to make a Loan or extend credit pursuant to Section 2.3 or to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of the Loans to be borrowed from such Lender under this Agreement or (in the case of an Obligor) of a payment to the Administrative Agent for the account of one (1) or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that such Payor will not make its Required Payment, the Administrative Agent may assume that the

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Payor is making its Required Payment available to the Administrative Agent and may, but shall not be required to, in reliance upon such assumption, make available to the Lenders or the Borrower, as the case may be, a corresponding amount. If such amount is so advanced by the Administrative Agent but not made available by the Payor to the Administrative Agent by the required time on such date, then the Payor shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate: (a) in the case of a Lender, equal to the rate specified by the Administrative Agent as its cost of funding of such amount for the applicable period, and (b) in the case of an Obligor, equal to the then-applicable Default Rate, in each case until such amount is paid in full (in immediately available U.S. Dollars) to the Administrative Agent; provided that the foregoing should not apply to an extension of credit by a Non-Funding Lender made pursuant to Section 2.3. A certificate of the Administrative Agent submitted to any Payor with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

Section 3.9 Set-Off; Sharing of Payments. (a) Without limiting any of the obligations of the Obligors or the rights of any Lender Party under the Loan Documents, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the extent not in violation of Applicable Law) each Lender Party may, without prior notice to the Obligors (which notice is expressly waived by it to the fullest extent permitted by Applicable Law), set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other Debt owing by such Lender Party or any of its Affiliates (in each case, including any branch or agency thereof) to or for the credit or account of any Obligor. Each Lender Party shall promptly provide notice of any such set-off by it to such Obligor, as applicable, and the Administrative Agent; provided that failure by such Lender Party to provide such notice shall not in any way give such Obligor any cause of action or right to damages or affect the validity of such set-off and application.

(b) If any Lender Party shall obtain from any Obligor payment of any principal of or interest on the Loans, or payment of any other amount under this Agreement or the other Loan Documents through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or for any other reason (other than from the Agents as provided herein), and, as a result of such payment, such Lender Party shall have received a percentage of the principal of or interest on the Loans or such-other amounts then due under the Loan Documents in excess of such Lender Party’s share thereof, then it shall promptly notify the Administrative Agent thereof and purchase from the applicable other Lender Parties participations in (or, if and to the extent specified by any such other Lender Party, direct interests in) the Loans or such other amounts, respectively, owing to such other Lender Parties (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the applicable Lender Parties shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender Party in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lender Parties under the Loan Documents. To such end, all such Lender Parties shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

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(c) Nothing contained in this Section shall require any Lender Party to exercise any such right or shall affect the right of any Lender Party to exercise, and retain the benefits of exercising, any such right with respect to any other Debt or obligation of the Obligors.

ARTICLE IV

YIELD PROTECTION, ETC.

Section 4.1 Additional Costs. (a) If the adoption or effectiveness of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the U.S. Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose upon any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its obligation to make or maintain its Loan, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any other Loan Document (other than Taxes), then the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount(s) as will compensate such Lender (or its Applicable Lending Office) for such increased cost or reduction.

(b) If any Lender shall have reasonably determined that the adoption or effectiveness of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation, administration or application thereof by any Governmental Authority charged with the interpretation, administration or application thereof, or compliance by it (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority (in each case above, at any time on or after the date hereof), has or would have the effect of reducing the rate of return on capital of such Lender (or its parent or Applicable Lending Office) as a consequence of such Lender’s obligations hereunder or its Loan a level below that which such Lender (or its parent or Applicable Lending Office) could have achieved but for such adoption, change, request or directive, then upon written demand by such Lender, the Borrower, from time to time, shall pay to such Lender such additional amount as will compensate such Lender (or its parent or Applicable Lending Office, as the case may be) for such reduction.

(c) Each Lender shall promptly (and, in any event, within 180 days of its actual knowledge thereof) notify the Administrative Agent (with a copy to the Borrower) of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 4.1 and shall provide the Administrative Agent (with a copy to the Borrower) with reasonable detail as to the basis of such Lender’s claim to compensation hereunder and method for calculating such compensation. Before giving any such notice, a Lender shall designate a different Applicable Lending Office if such designation: (i) will avoid the need for, or reduce the amount of, such compensation and (ii) will not, in the good faith judgment of such Lender,

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be disadvantageous to such Lender. A notice of any Lender claiming compensation under this Section 4.1 and providing the information set forth above within the time set forth above shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).

Section 4.2 Substitute Basis. If, on or before the first day of any Interest Period (an “Affected Interest Period”), the Majority Lenders determine and notify the Administrative Agent that the LIBO Rate for such Affected Interest Period will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, then: (a) the Administrative Agent (as instructed by the Majority Lenders) and the Borrower shall negotiate in good faith to determine a mutually agreeable substitute rate of interest applicable to the affected Loans during the Affected Interest Period (it being understood that each affected Lender must consent to such substitute interest rate) and (b) if no agreement can be so reached by the tenth Business Day of the Affected Interest Period, then each affected Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount), which determination shall be made in a commercially reasonable manner, the substitute rate basis reflecting the cost to such Lender of funding its Loan for the Affected Interest Period, and such substitute rate basis (the “Substitute Rate”) shall be binding upon the Borrower and shall apply in lieu of the LIBO Rate for such Interest Period in the absence of manifest error and the Loans shall bear interest from the first day following the expiration of the negotiation period at the Substitute Rate plus the Applicable Margin.

Section 4.3 Illegality. Notwithstanding any other provision of this Agreement, if the adoption or effectiveness of or any change in any Applicable Law or in the interpretation, administration or application thereof by any Governmental Authority (in each case, at any time on or after the date hereof) shall make it (or be asserted by it to be) unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain its Loan hereunder (and, in the reasonable opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Administrative Agent (with a copy to the Borrower), following which notice: (a) such Lender’s Commitment (if still available) shall be suspended until such time as such Lender may again make and maintain its Loan or (b) if such Applicable Law shall so mandate, such Lender’s Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to such Lender by the Borrower under the Loan Documents, on or before such date as shall be mandated by such Applicable Law (such prepayment not being shared as described in Section 3.9(b) with any Lenders not so affected); provided that if it is lawful for such Lender to maintain its Loan until the next Payment Date, then such payment shall be made on such Payment Date. Any such funds so prepaid may not be reborrowed.

Section 4.4 Funding Losses. The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount as shall be sufficient (in the reasonable opinion of such Lender) to compensate each Lender for any loss, cost or expense (excluding the loss of any anticipated profits, but including

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any such loss, cost or expense arising from the liquidation or reemployment of funds obtained by such Lender to fund its Loan, or from fees payable to terminate the deposits from which such funds were obtained or, in the case of any failure by the Borrower to borrow any Loan from any Funding Lender, any loss, cost or expense incurred by a Funding Lender as a result of the unwinding of any Foreign Exchange Contract entered into pursuant to Section 2.3(b)) that such Lender determines is attributable to:

(a) any optional or mandatory prepayment (including as a result of an acceleration due to an Event of Default pursuant to Section 9.1) of the Loans made by the Borrower for any reason on a date other than a Payment Date occurring on a date that is not the last day of an Interest Period, or

(b) the failure by the Borrower to borrow any Loan from any Funding Lender or Non-Funding Lender for any reason (including the failure of any of the conditions precedent specified in Article VI to be satisfied) on the Closing Date, or

(c) any failure to prepay the Loans (or any portion thereof) in accordance with a notice of prepayment under Section 3.3 or Section 3.4, as applicable.

Each Lender shall furnish to the Administrative Agent (with a copy to the Borrower) a notice setting forth the basis and amount of each request by such Lender for compensation under this Section, which notice shall provide reasonable detail as to the calculation of such loss, cost or expense, and shall be conclusive evidence of its entitlement to such compensation and shall be binding upon the Borrower in the absence of manifest error and such amounts shall be payable by the Borrower promptly (and, in any event, within five (5) Business Days) after receipt of such notice (or, if such compensation relates to future dates, by no later than the applicable dates indicated in such notice).

Section 4.5 Taxes.

(a) Unless otherwise required by Applicable Law, all payments on account of the principal of and interest on the Loans, and fees and all other amounts payable under the Loan Documents by the Borrower or the Guarantors to or for the account of any Lender Party, including amounts payable under clauses (b) and (c), shall be made free and clear of and without reduction or liability for or on account of any Indemnified Taxes.

(b) The Borrower shall indemnify each Lender Party against, and reimburse each Lender Party on demand for, any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.5) paid by such Lender Party and any loss, liability, claim or expense, including interest, penalties and legal fees arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be required to indemnify any such amounts payable to any Lender Party to the extent attributable to such Lender Party’s failure to comply with the requirements of clause (e) below. Such indemnification shall be made within 30 days after the date any Lender Party makes demand therefor.

(c) If any Person (including any Obligor) making a payment under the Loan Documents on behalf of any Obligor or any Agent shall be required by Applicable Law or otherwise to deduct or withhold any Taxes from any amounts payable to any Lender Party on,

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under or in respect of the Loans or Loan Documents, then (i) such Person shall deduct or withhold and pay such Taxes in accordance with such Applicable Law or otherwise and (ii) if such Taxes are Indemnified Taxes, a relevant Obligor shall promptly pay the Administrative Agent (on behalf of the Lender Party entitled to such amount) such additional amounts as may be required, after the deduction or withholding of such Indemnified Taxes (including any Indemnified Taxes on any such additional amounts), to enable such Lender Party to receive on the due date therefor an amount equal to the full amount stated to be payable to such Lender Party under the Loan Documents; provided, however, that the Obligors shall not be required to increase any such amounts payable to any Lender Party to the extent attributable to such Lender Party’s failure to comply with the requirements of clause (e) of this Section 4.5 below.

(d) Upon the payment of Indemnified Taxes to any Lender Party required under this Section 4.5, the Borrower shall furnish to the Administrative Agent, within 30 days after the date that such payment is made, the original or a certified copy of a receipt evidencing payment thereof or, if such original or copy of a receipt is not available from the relevant taxing authority, other documentation of payment reasonably satisfactory to such Lender Party.

(e) Each Lender Party that is entitled under Applicable Law to an exemption from or reduction of withholding tax with respect to any payments made by (or on behalf of) any Obligor pursuant to the Loan Documents agrees (or shall be deemed to have agreed) to comply with any certification, identification, information, documentation or other reporting requirement if: (i) such compliance is required by Applicable Law as a precondition to such exemption or reduction and (ii) at least thirty (30) days before the first date with respect to which such Obligor shall apply this paragraph with respect to such requirement, such Obligor shall have notified the relevant Lender Party that such Lender Party will be required to comply with such requirement; provided that compliance with any such requirement shall not apply to the extent that it would require disclosure by any Lender Party of information that such Lender Party in good faith considers to be confidential or otherwise materially disadvantageous to disclose, would expose such Lender Party to any unindemnified cost, risk or expense or be disadvantageous to it.

(f) Should a Lender Party become subject to Indemnified Taxes and not be entitled to receive additional amounts or to be indemnified because of its failure to comply with the requirements of paragraph (e) of this Section 4.5, the Borrower shall take such steps as the Lender Party shall reasonably request at the expense of the Lender Party to assist the Lender Party to recover such Indemnified Taxes.

(g) If either Obligor reasonably determines that any Indemnified Taxes as to which it made a payment of additional amounts to a Lender Party pursuant to clause (c) were erroneously assessed, then such Obligor may notify such Lender Party of its determination thereof (along with a detailed description of the reason why such Obligor believes that such Indemnified Taxes were erroneously assessed) and request that such Lender Party refund to such Obligor the amount of such additional amounts. Upon its receipt of any such notice, and if such Lender Party determines (in good faith) that such Obligor’s determination with respect to such matter is correct, then such Lender Party shall (at the request and expense of such Obligor) reasonably cooperate with such Obligor in seeking a refund from the appropriate Governmental Authority of any such Indemnified Taxes erroneously assessed by, and paid to, such Governmental Authority.

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(h) The Borrower agrees to pay all present and future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by any taxing authority that arise from any payment made by (or on behalf of) any Obligor under the Loan Documents, from the execution, delivery, enforcement or registration of the Loan Documents or from any filing, registration or recording contemplated by the Loan Documents, or otherwise in connection with the Loan Documents.

(i) If any Lender Party receives any refund which it determines in its reasonable discretion is attributable to Indemnified Taxes for which the Borrower has paid any additional amounts or indemnified amounts pursuant to this Section 4.5, then such Lender Party shall repay such refund with any interest received thereto, net of all out-of-pocket expenses of such Lender Party; provided, however, that the Borrower agrees to promptly return such refund or any portion thereof (plus penalties, interest or other charges) upon notice from such Lender Party that such refund or any portion thereof is required to be repaid to the relevant Governmental Authority. No Lender Party shall be obligated to disclose its tax return or any other information regarding its tax affairs or computations to the Borrower in connection with this clause (i) or any other provision of this Section 4.5.

ARTICLE V
COLLATERAL

Section 5.1 Collateral. The Obligations and the Guaranteed Obligations shall be secured by a perfected first-priority security interest in the Collateral.

Section 5.2 Release of Collateral. No Collateral other than the Aracruz Shares shall be released at any time (except as permitted pursuant to the Security Documents or Section 5.6) until all Obligations have been paid in full. The Aracruz Shares shall be released on the date on which all of the following conditions are first satisfied, as evidenced by a certificate of the Chief Financial Officer of Aracruz Celulose: (i) the Debt to Adjusted EBITDA Ratio as of the end of each of the then two (2) most recent Fiscal Quarters is less than 3.5:1.0, (ii) the Borrower has repaid at least 40% of the principal amount of Loans outstanding on the Closing Date and (iii) no Default or Event of Default has occurred and is continuing; provided that in no event shall such date be earlier than three (3) years and six (6) months after the Closing Date.

Section 5.3 Application of Proceeds. The proceeds of any sale or disposition of all or any part of the Collateral pursuant to the Security Documents shall be applied as follows:

(a) First, to the reimbursement of sums expended by and fees owed to any Agent pursuant to the Security Documents and to the payment of the costs and expenses incurred by any Agent with respect to such sale or disposition, or any other enforcement action pursuant to the Security Documents, including any fees, attorney’s fees, and all other expenses incurred in connection therewith;

(b) Second, to the Administrative Agent to be applied ratably to the payment in full of other Obligations; and

(c) Third, to, or at the written direction of, the pledgor or as a court of competent jurisdiction otherwise directs.

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Section 5.4 The Collateral Accounts. The Obligors shall, on or before the Closing Date, have caused the Collateral Agents to establish the Export Collateral Account and any Debt Service Reserve Accounts.

Section 5.5 Export Arrangements. (a) Not later than the third (3rd) Business Day of each Interest Period (or, in the case of the first Interest Period, not later than five (5) Business Days after the Closing Date) or at any time during each Interest Period as necessary to ensure that the Specified Coverage Ratio is satisfied throughout each Interest Period, the Borrower shall deliver to the Administrative Agent (for distribution to the Lenders) a written list of all of the Receivables necessary to satisfy the Specified Coverage Ratio for such Interest Period, including, without limitation, the information with respect to such Receivables set forth in Schedule 1 to the U.S. Security Agreement, together with an acknowledgement that such Receivables are then promptly (and in no event later than five (5) Business Days thereafter) to be included on Schedule 1 to the U.S. Security Agreement. All of the Receivables so specified shall constitute Designated Receivables, and the delivery of such list to the Administrative Agent shall constitute a representation and warranty by the Borrower that, among other things, all such Designated Receivables are Eligible Receivables. Upon the written request of the Administrative Agent (as instructed by the Majority Lenders), the U.S. Collateral Agent or any Lender, the Borrower shall promptly deliver (i) copies of the Sales Agreements requested, if any, pertaining to such Designated Receivables, together with any agreements, documents and instruments executed, by the Borrower and the Eligible Offtaker party to any such Designated Receivables, (ii) a copy of a complete and correct set of documents of title requested (including, without limitation, bills of lading, commercial invoices and sight drafts) relating to the Products representing such Designated Receivables, including a Letter of Instruction executed by the Borrower pertaining to each such Receivable, and (iii) any other evidence they may reasonably request to demonstrate that such Receivables are Eligible Receivables.

(b) Aracruz Celulose shall at all times sell sufficient Products to the Borrower, and the Borrower shall at all times sell sufficient Products to Eligible Offtakers, so that there shall be Designated Receivables that are Eligible Receivables in sufficient quantities to satisfy the Specified Coverage Ratio throughout each Interest Period. No Receivable shall qualify as an Eligible Receivable for purposes of satisfying the Specified Coverage Ratio until the Borrower shall have delivered one (1) or more Letter(s) of Instructions to the Eligible Offtaker liable for payment of such Receivable.

(c) If any Event of Default exists, then the Administrative Agent (as instructed by the Majority Lenders) may, under the Export Finance Agreement, instruct Aracruz Celulose to promptly deliver Products to the Borrower, and may instruct the Borrower to promptly deliver Products, to the extent permitted by Applicable Law, to a buyer designated by the Administrative Agent (as instructed by the Majority Lenders) in exchange for such buyer’s deposit of the proceeds thereof, at market prices, into the Export Collateral Account for application in accordance with the terms hereof, until such time as such Event of Default shall no longer be continuing or all of the Loans and other amounts payable to the Lender Parties under the Loan Documents shall have been paid in full. Neither the Borrower nor Aracruz Celulose shall enter into any amendment or modification of, or grant any waiver under, the Export Finance Agreement, nor any other Export Arrangement to the extent (i) any such amendment, modification or waiver to such other Export Arrangement is adverse to any Lender Party or (ii) such Export Arrangement is then required to satisfy the Specified Coverage Ratio.

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(d) With respect to each Designated Receivable, the Borrower shall deliver one (1) or more Letter(s) of Instructions to each Eligible Offtaker liable for payment of such Designated Receivable and shall use its commercially reasonable efforts to cause to be collected from each Eligible Offtaker, when due, for deposit in the Export Collateral Account, all amounts owing under such Designated Receivable. The Borrower hereby agrees that, with respect to any Letter of Instruction so delivered in connection with a Designated Receivable, it will not amend, modify, terminate or otherwise alter the instructions to make payment to the Export Collateral Account included in such Letter of Instruction without the prior written consent of the U.S. Collateral Agent. To the extent that the Borrower or any Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, shall at any time reasonably determine that delivery of a Letter of Instruction as set forth above is not sufficient to require the customers in any applicable jurisdiction to make payment of their Designated Receivables to the Export Collateral Account, any Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, may require that such customers acknowledge the Letters of Instruction or that other actions be taken to ensure that such customer(s) are so required and the collections on such Designated Receivables shall then not be considered “Tested Collections” nor shall such Designated Receivables be used to satisfy the Specified Coverage Ratio until the requesting Agent (as instructed in writing by the Majority Lenders) or, in the case of any Collateral Agent, the Administrative Agent, has confirmed to the Borrower (and the other Agents) that such requirement has been satisfied to its satisfaction. As of the date hereof, the Borrower hereby confirms that delivery of the Letters of Instruction pursuant to this Agreement alone is sufficient to create such a requirement pursuant to the Applicable Laws of the United States of America and Hungary.

(e) The Borrower and Aracruz Celulose shall ensure that each of the Sales Agreements and Export Arrangements to which it is a party and that is then being used to satisfy the Specified Coverage Ratio is in proper legal form under its governing law to ensure that it constitutes a legal, valid and binding obligation of each of the parties thereto under such law enforceable in accordance with its terms and there are no terms therein restricting or requiring the consent of the Eligible Offtaker to the assignment or transfer of, or the creation, attachment, perfection or enforcement of a security interest in the rights to payment thereunder. Each of the Borrower and Aracruz Celulose shall require that the purchase price of all Designated Receivables shall be payable solely in U.S. Dollars.

(f) If any funds are received by the Borrower or Aracruz Celulose from time to time in respect of Designated Receivables designated by the Borrower to satisfy the Specified Coverage Ratio, then the Borrower or Aracruz Celulose shall promptly (and, in any event, within four (4) Business Days) after its receipt thereof cause such funds or funds in an equal amount to be paid to the Export Collateral Account (and until so remitted, such funds shall be held in trust by such Person for the benefit of the U.S. Collateral Agent). The Borrower or Aracruz Celulose shall promptly (and, in any event, by no later than the third Business Day after any such remittance): (i) notify the Administrative Agent of each such remittance by it (or on its behalf) into the Export Collateral Account (specifying the amount and date thereof and the Designated Sales Agreement with respect to which it received such funds in respect of Designated Receivables) and (ii) deliver to the Administrative Agent evidence that it has sent a notice to the applicable customer that all future payments of Designated Receivables are to be deposited into the Export Collateral Account. Copies of the documents delivered to the

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Administrative Agent under clauses (i) and (ii) shall also be delivered to the U.S. Collateral Agent. Notwithstanding the foregoing, in no event shall the operation of this clause (f) operate as a waiver of the obligation specified in Section 5.6(c).

(g) If the Majority Lenders at any time shall reasonably determine that the ability of any Eligible Offtaker listed on Schedule 2 to pay its Designated Receivables to the Export Collateral Account or any other Eligible Offtaker otherwise previously approved by the Majority Lenders has been materially adversely affected following the date of this Agreement or the date such Eligible Offtaker is included on Schedule 2 or approved by the Majority Lenders, as the case may be, then the Majority Lenders or any Agent (acting with Majority Lender consent) may deliver a notice of such determination to the Borrower. Upon receipt of such notice by the Borrower, such Eligible Offtaker shall no longer be deemed to be an Eligible Offtaker, unless the Designated Receivables of such Eligible Offtaker are otherwise covered by a Credit Insurance Policy or an Acceptable Letter of Credit or such Eligible Offtaker makes payment on a cash-against-documents or on a pre-shipment basis.

(h) Notwithstanding anything herein to the contrary, the Borrower shall be permitted to deposit amounts in cash in the Export Collateral Account during any Interest Period.

(i) If no Default or Event of Default exists and is continuing, then the U.S. Collateral Agent shall, at the written direction of the Borrower from time to time (including by facsimile or electronic communication), cause the funds in the Export Collateral Account to be invested or reinvested in one (1) or more Permitted Investments selected by the Borrower; provided that in no event shall the U.S. Collateral Agent: (i) have any responsibility whatsoever as to the validity or quality of any Permitted Investment, (ii) be liable for the selection of Permitted Investments or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Permitted Investment before its stated maturity or the failure of the Borrower to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. It is acknowledged and agreed that the Borrower is permitted to instruct the U.S. Collateral Agent only to (x) invest in Permitted Investments as described in this Section 5.5(i) and only to (y) request, in writing only, the U.S. Collateral Agent to determine the balance in the Export Collateral Account pursuant to Section 5.6(a), and for no other purposes. Notwithstanding anything else in the Loan Documents to the contrary, in no event shall any such Permitted Investment (other than an investment in a mutual fund) mature later than the New York Business Day before the next Payment Date to the extent such funds are needed in order to make payments due on the next Payment Date (and investments in mutual funds shall, except to the extent that there is no need to use funds therein in order to make payments due on the next Payment Date pursuant to Section 5.6(a)(iii), be liquidated by the U.S. Collateral Agent on such previous New York Business Day); provided that any such investments made during the existence of a Default other than an Event of Default shall either mature by no later than the last day of the shortest cure period for all such existing Defaults or be Permitted Investments that are investments in mutual funds.

Section 5.6 Releases from the Export Collateral Account. Subject to the provisions of this Section 5.6, the U.S. Collateral Agent shall apply the collected credit balance of the Export Collateral Account in accordance with the written direction of the Administrative Agent.

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(a) On the first Business Day of any Interest Period, and thereafter on a weekly basis, or at any other time upon the written request of the Borrower or the Administrative Agent on any Business Day on which the U.S. Collateral Agent is open, the U.S. Collateral Agent shall determine the balance in the Export Collateral Account (such sum, the “Export Collateral Account Balance”), and notify the Borrower and the Administrative Agent of such Export Collateral Account Balance, together with details of any deposits made since the date of the last such notice sent to the Borrower. If the Export Collateral Account Balance exceeds the Export Collateral Account Release Amount, and if no Default or Event of Default then exists or would result therefrom, then, upon written request of the Borrower, the Administrative Agent shall direct the U.S. Collateral Agent in writing to (by no later than two (2) Business Days following the receipt of such written request) instruct the Export Collateral Account intermediary to release from the Export Collateral Account and remit to the Borrower an amount not greater than the difference between the Export Collateral Account Balance and the Export Collateral Account Release Amount. Notwithstanding the above, the Administrative Agent may, upon written request of the Borrower, at any time during each Interest Period, notify the U.S. Collateral Agent to retain in the Export Collateral Account all or any portion of such amounts (all such amounts so retained being the “Carry-over Amounts”) for application to the payment of the Debt Service Amount for the next Payment Date.

(b) Without limiting the obligations of the Borrower hereunder and under the other Loan Documents, on each Payment Date (or earlier to the extent necessary to pay any portion of the Debt Service Amount payable before such Payment Date) the U.S. Collateral Agent is irrevocably authorized and directed to instruct the Export Collateral Account intermediary to debit the Export Collateral Account in accordance with the U.S. Account Control Agreement and deliver such funds to (or at the written instruction of) the Administrative Agent for application to the payment of the Debt Service Amount for such Payment Date (or such portion on such earlier date) pursuant to Section 3.5. All such amounts shall be applied by the Administrative Agent (in each case on a pro rata basis to the recipients thereof based upon the amounts then owed to them) in accordance with Section 5.3.

(c) If as of the close of the U.S. Collateral Agent’s business on the tenth (10th) Business Day before any Payment Date the Administrative Agent notifies the U.S. Collateral Agent that the credit balance of the Export Collateral Account is less than the Debt Service Amount for such Payment Date, then the U.S. Collateral Agent shall so notify the Obligors and the Obligors shall (by no later than the third (3rd) Business Day before such Payment Date) pay or cause to be paid to the Export Collateral Account an amount in U.S. Dollars in immediately available funds at least equal to such shortfall.

(d) At any time that a Default exists, the amounts credited to the Export Collateral Account shall not be released to the Borrower but shall be retained in the Export Collateral Account in each case for so long as any Default exists (or until applied in accordance with clause (b) above or Section 5.7), all upon the written instructions of the Administrative Agent.

Section 5.7 Remedies During Events of Default. While an Event of Default exists:

(a) upon written instructions from the Administrative Agent (acting at the direction of the Majority Lenders), the U.S. Collateral Agent shall apply or direct the application of any cash balance then on deposit in the Export Collateral Account, to the payment of any of the

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obligations of the Obligors under the Loan Documents then due and unpaid (including any amounts accelerated pursuant to Section 9.1), all as set forth in the written instructions from the Administrative Agent (acting at the direction of the Majority Lenders) in accordance with Section 5.3, and

(b) the U.S. Collateral Agent shall, upon the written instructions of the Administrative Agent (acting at the direction of the Majority Lenders), liquidate any Permitted Investments made with funds from the Export Collateral Account and apply or cause to be applied the proceeds thereof in the manner described in clause (a) above.

Section 5.8 Certain Rights and Duties of the Collateral Agents. (a) Without prejudice to Section 5.6 and Section 5.8(b), the Collateral Agents shall take such steps as may be instructed in writing by the Administrative Agent (acting at the direction of the Majority Lenders) from time to time with respect to the Collateral; provided that neither Collateral Agent shall be required to take any action that it reasonably considers to be contrary to Applicable Law or the Loan Documents to which it is a party or that it believes would subject it to personal liability.

(b) Neither Collateral Agent shall be liable for any action taken or omitted by it with respect to the Collateral on the written instructions of the Administrative Agent, except if such action was taken or omitted as a result of such Collateral Agent’s own gross negligence or willful misconduct. The Collateral Agents shall follow the written requests, instructions and directions of the Administrative Agent or the Borrower, and shall disregard any request, instruction or direction from any other Person. In the event either Collateral Agent receives any request, instruction or direction from any Person other than the Administrative Agent which conflicts with a written request, instruction or direction from the Administrative Agent, such Collateral Agent shall proceed in accordance with the written request, instruction or direction from the Administrative Agent, and such Collateral Agent shall not have any duty or responsibility to ascertain whether any such instructions are consistent with this Agreement or the other Loan Documents. Each Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any document that it believes to be genuine and to have been signed or presented by or on behalf of the proper party. Without limiting any other provision of this Agreement, none of the Agents shall have any responsibility or liability with respect to the perfection or priority of any security interest created by this Agreement, the U.S. Security Agreement or any other Loan Document. None of the Agents makes any representation or warranty as to the value or condition of the Collateral, or any part thereof, as to the title of any Obligor or any other Person thereto or as to the validity, execution, enforceability, legality or sufficiency of this Agreement, or the other Loan Documents, and none of the Agents shall incur any liability or responsibility in respect of any such matters.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions Precedent. The occurrence of the Closing Date is subject to the satisfaction of each of the following conditions precedent, and the receipt by the Administrative Agent and, in the case of paragraph (f) the Collateral Agents, of the following documents, each in form and substance satisfactory to each Lender (who shall so confirm on or before the Closing Date):

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(a)       Export Prepayment Agreement and Secured Loan. This Agreement shall have been duly executed and delivered by the parties hereto.

(b)      Notes. Each Lender shall have received its Note, duly executed by the parties thereto.

(c)       Fee Letters. The Fee Letters, duly executed and delivered by the parties thereto.

(d)      Export Collateral Account and Debt Service Reserve Accounts. Evidence of the establishment of the Export Collateral Account and of the Debt Service Reserve Accounts.

(e)       Corporate Documents. Certified copies of (a) the articles of incorporation and (b) the estatuto sociais, contrato sociais, by-laws or other similar documents of each Obligor, and of documents (including, if necessary, appropriate resolutions of the Board of Directors or similar body of each Obligor, and, if necessary, shareholder or similar approval) evidencing the due authorization by it of the performance of the Loan Documents to which it is a party.

(f)       Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the individuals who have executed the Loan Documents and other documents contemplated hereby on behalf of such Obligor.

(g)      Opinions of Counsel.

(i)         an opinion, dated the Closing Date, of Wald Associados Advogados, special Brazilian counsel to the Obligors;

(ii)        an opinion, dated the Closing Date, of White & Case LLP, special Hungarian counsel to the Obligors;

(iii)       an opinion, dated the Closing Date, of White & Case LLP, special U.S. counsel to the Obligors;

(iv)       an opinion, dated the Closing Date, of Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Lenders;

(v)        an opinion, dated the Closing Date, of Gárdos, Füredi, Mosonyi, Tomori, special Hungarian counsel to the Lenders; and

(vi)       an opinion, dated the Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Lenders.

(h)      Process Agent Acceptance. A letter from the Process Agent indicating its consent to its appointment as process agent for each Obligor and accepting its appointment as process agent for each Obligor in connection with the transactions contemplated by the Loan Documents (other than the Credit Insurance Policy and the Letters of Instruction) to which it is a party.

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(i)        Fees. Evidence of payment of the fees and expenses then due and payable under Section 2.5 and Section 12.4; provided that the applicable invoices under Section 12.4 are delivered to the Borrower at least two (2) Business Days prior to the date hereof.

(j)        Advisor Fees. Evidence of payment of the fees and expenses then due and payable under each of the Advisor Fee Letters; provided that the applicable invoices are delivered to Aracruz Celulose at least two (2) Business Days prior to the Closing Date.

(k)       Past Due Interest and Interest on Lender Bilateral Debt. (i) Evidence of payment of all interest on each Terminated Derivative Obligation accrued from (A) with respect to the U.S. Dollar-denominated Terminated Derivative Obligations, May 1, 2009 and (B) with respect to Real-Denominated Obligations, May 4, 2009, in each case until the Closing Date (in amounts calculated pursuant to the formula set forth on Schedule 11) and (ii) evidence of payment of all accrued and unpaid interest on Lender Bilateral Debt until the Closing Date.

(l)        Regulatory Information. All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering laws, rules and regulations, including, without limitation, Anti-Terrorism Laws.

(m)      Security Documents. Each of the Security Documents, duly authorized, executed and delivered by the parties thereto, together with evidence of the taking of all such other action as may be required, in the opinion of counsel, under the laws of Brazil, the United States and Hungary to perfect the Liens created by the Security Documents as first priority Liens, including:

(i)         completed requests for information, dated on or before the Closing Date, listing all effective UCC financing statements or other appropriate documents filed or recorded in the jurisdictions referred to above that name any Obligor as debtor, together with copies of such financing statements or other documents;

(ii)        evidence of the completion of all other recordings and filings in the jurisdictions referred to above or with respect to each of the Security Documents required by Applicable Law in order to perfect and protect the Liens created thereunder;

(iii)       evidence of the release by BNDES of its first priority mortgage on the Barra do Riacho Plants in exchange for a mortgage on the plants and land owned by Aracruz Celulose as of the date of this Agreement located in the city of Guaíba, State of Rio Grande do Sul, Brazil (the “BNDES Release”); and

(iv)       evidence that all other actions that any Lender may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests created in the jurisdictions referred to above under each of the Security Documents has been taken.

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(n) Export Finance Agreement. The Export Finance Agreement, duly authorized, executed and delivered by the parties thereto.

(o) Brazilian Guarantee. The Brazilian Guarantee, duly authorized, executed and delivered by the parties thereto.

(p) Alicia Lease. The duly authorized and executed lease agreement between Alicia and Aracruz Celulose delivered to the Administrative Agent and the Lenders providing for the lease by Aracruz Celulose of the Barra do Riacho Plants, which lease shall be in the Portuguese language and in form and substance reasonably satisfactory to the Lenders and, by its terms, shall be terminable by the Administrative Agent (acting at the direction of the Majority Lenders) upon the occurrence and during the continuation of an Event of Default under Section 9.1(a) or an Acceleration Event without any cost or penalty (such agreement, the “Alicia Lease).

(q) Appraisals of Barra do Riacho Collateral. The Administrative Agent shall have received an appraisal in respect of the Barra do Riacho Collateral from Pöyry dated as of October 27, 2008, in the Portuguese language, which was prepared at the sole cost of Aracruz Celulose.

(r) Notice of Borrowing. The Administrative Agent shall have received the Notice of Borrowing duly executed by the Borrower no later than 11:00 a.m. New York City time on the date that is three (3) New York Business Days prior to the Closing Date.

(s) Approvals. Except as set forth in Section 7.4, the Administrative Agent and the Lenders shall have received copies of all licenses, consents, authorizations and approvals of, and notices to and filings, and registrations with, any Governmental Authority (other than the Central Bank to the extent such approvals are permitted hereunder to be delivered after the Closing Date), and of all third-party consents and approvals, if any, required in connection with the making, execution, delivery and performance by each Obligor of the Loan Documents to which it is a party.

(t) Representations and Warranties. All representations and warranties made by any Obligor in any Loan Document shall be true and correct on and as of the Closing Date.

(u) Default. No Default or Event of Default shall exist or would result therefrom.

(v) Certificate. A certificate signed by the Chief Financial Officer of Aracruz Celulose, on behalf of Aracruz Celulose and each other Obligor and dated as the Closing Date, to the effect that, both before and after giving effect to such Borrowing: (i) all representations and warranties made by Aracruz Celulose and by any other Obligor, contained in each of the Loan Documents are true and correct in all material respects on and as of such date (it being understood that any representation or warranty which by its terms is made as of a specific date shall be required to be true and correct only as of such specified date), (ii) Aracruz Celulose and each other Obligor are in compliance with all of their respective covenants and agreements contained in any Loan Document, (iii) no Default or Event of Default exists and (iv) the documents delivered in connection with

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Section 6.1(s) represent all necessary licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (other than the Central Bank) required in connection with its or the other Obligors’ performance of their respective obligations under this Agreement.

(w) Legal Matters. No Applicable Law shall, in the reasonable judgment of any Lender, restrain, prevent or impose materially adverse conditions upon the transactions contemplated hereby and under the Loan Documents (including the Export Arrangements) and all corporate and other proceedings, and all documents and other legal matters in connection with the transactions contemplated hereby and under the Loan Documents (including the Export Arrangements), shall be satisfactory in form and substance to each Lender.

(x) No Material Adverse Change. Since December 31, 2008, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(y) Other Bilateral Debt. The restructuring or Refinancing, if any, of Other Bilateral Debt, shall have been performed in compliance with the Other Bilateral Debt Restructuring Conditions and Aracruz Celulose shall have provided a certificate signed by the Chief Financial Officer of Aracruz Celulose to such effect.

(z) Instruction Letters and Foreign Exchange Contracts. Each Funding Lender shall have received (i) any and all documentation necessary for such Funding Lender or its Affiliates, as the case may be, to open an Aracruz Trading Funding Account and an Aracruz Celulose On-Shore Account, (ii) an Aracruz Trading Payment Order and Aracruz Celulose Instruction Letter, in each case in form and substance acceptable to such Funding Lender in its sole discretion and (iii) an executed Foreign Exchange Contract in form and substance acceptable to such Funding Lender in its sole discretion.

(aa) No Litigation. No litigation, action, suit, investigation, claim or proceeding shall be pending or, to the knowledge of any Obligor, threatened with respect to this Agreement or any other Loan Document, or the transactions contemplated hereby, or which could reasonably be expected to have a Material Adverse Effect.

(bb) Credit Insurance Policy. A copy of the Credit Insurance Policy, executed by the parties thereto.

(cc) Other. Such other documents and other conditions as any Lender may reasonably request in connection with this Agreement and the other Loan Documents.

Section 6.2 Satisfaction of Conditions Precedent. All of the certificates, legal opinions and other documents and papers referred to in this Article VI, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders.

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ARTICLE VII
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and make the Loans hereunder, each of the Obligors makes the following representations and warranties as set forth in relation to it, all of which shall survive the execution and delivery of this Agreement and the Notes, to the Lender Parties on the Effective Date and on the Closing Date, provided that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct only as of such specified date:

Section 7.1 Existence, Power and Authority. Each of the Obligors: (i) is a corporation or a limited liability company, as the case may be, duly organized, validly existing and, to the extent applicable under the laws of its jurisdiction of organization, in good standing under the laws of such jurisdiction of organization, (ii) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and assets and carry on its business as now being or as proposed to be conducted and to do all things necessary or appropriate in respect of its business, except where failure to have such Governmental Approvals (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions in which the ownership, leasing or operation of its property or the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify (in the aggregate) is not reasonably likely to have a Material Adverse Effect and (iv) has full power, authority and legal right to make, execute, deliver and perform its obligations under each of the Loan Documents, to which it is a party and has taken all corporate or other action necessary to authorize the making, execution, delivery and performance by it of each such Loan Document as has been executed and delivered as of each date this representation and warranty is made.

Section 7.2 Subsidiaries.

(a) Set forth on Part (a) of Schedule 12 hereto is a complete and accurate list of all Subsidiaries of each Obligor, showing as of the Effective Date (as to each Obligor and to each such Subsidiary) the jurisdiction of its incorporation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Capital Stock authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Capital Stock owned (directly or indirectly) by such Obligor and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Capital Stock in each Obligor’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Obligor or one or more of its Subsidiaries free and clear of all Liens, except those created hereunder or under the Security Documents.

(b) No Obligor has any Capital Stock of any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 12.

(c) The ownership interest in each of the Subsidiaries of each Obligor represents a direct or indirect controlling interest by such Obligor for purposes of directing or causing the direction of the management and policies of such Subsidiary.

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(d) Alicia has no Debt other than Debt arising under the Loan Documents.

(e) The aggregate revenues or assets of the direct or indirect Subsidiaries of Aracruz Celulose that are not Material Subsidiaries do not exceed any threshold under the definition of “Material Subsidiary” that, if exceeded, would render such Subsidiaries a “Material Subsidiary” if such Subsidiaries were treated as a single Subsidiary. Each of the Subsidiaries of Aracruz Celulose (other than Portocel), the absence of which would have a material adverse effect on the business of the Aracruz Parties taken as a whole, is an Initial Guarantor.

Section 7.3 Due Authorization, Etc. The execution, delivery and performance by each Obligor of the Loan Documents and Export Arrangements to which it is or is to be a party have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not: (i) contravene its Organizational Documents, (ii) violate any Applicable Law, judgment, award, injunction or similar legal restriction in effect or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or other contractual restriction binding upon or affecting it, any of its Subsidiaries or controlling shareholders, or any of its or their respective Properties, or (except pursuant to the Loan Documents) result in the creation of any Lien on any of its or their Properties. No Obligor nor any of its Subsidiaries is in violation of any such Applicable Law, judgment, award, injunction (except to the extent that any such violation is not reasonably likely to have a Material Adverse Effect) or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument. No provision of any Applicable Law imposes material adverse conditions upon the Loan Documents, the Export Arrangements or any of the Obligors’ obligations thereunder.

Section 7.4 No Additional Authorization Required. Except for: (a) those Brazilian Governmental Approvals and documents required to be obtained in connection with the shipping of Products by Aracruz Celulose to the Borrower from Brazil under the Export Finance Agreement, which the Obligors have no reason to believe would not be obtained in due course and time; (b) the registration of the Restated ROFs with the Central Bank and the registration of the schedules of payment within the Restated ROFs with the Central Bank that will enable Aracruz Celulose to make remittances from Brazil with respect to the Export Finance Agreement between the Borrower and Aracruz Celulose (the “Schedules of Payment”), (c) any further authorization from, notice to or registration with, the Central Bank that will enable Aracruz Celulose to make payments under the Export Finance Agreement between the Borrower and Aracruz Celulose (i) that are not specifically covered by the Restated ROFs, and the respective Schedules of Payment, or (ii) on a date which is after the 120th day from the original, scheduled principal repayment date of such payment, (d) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming the Borrower as debtor and the U.S. Collateral Agent as secured party, (e) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming Aracruz Celulose as debtor and the U.S. Collateral Agent as secured party, (f) the filing of the Barra do Riacho Security Documents with the competent Real Estate Registries, as well as the filing of a Portuguese sworn translation of this Agreement, the U.S. Security Agreement and each other Brazilian Security Document with the competent Brazilian Registry of Deeds and Documents, (g) the registration of the pledges created under the Aracruz Share Pledge Agreement and the Alicia Share Pledge Agreement in the relevant Share Registry Book of each of Aracruz and Alicia and (h) the consummation of the

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BNDES Release, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals required for (x) the due execution, delivery and performance by each of the Obligors of the Loan Documents and the Export Arrangements to which it is a party, (y) the legality, validity or enforceability of the Loan Documents and the Export Arrangements and (z) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) and the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, have been obtained and are in full force and effect and true copies thereof have been provided to the Administrative Agent.

Section 7.5 Legal Effect. This Agreement and each other Loan Document to which it is a party have been duly executed and delivered by each Obligor, and are legal, valid and binding obligations of such Obligor, enforceable against such Obligor, in accordance with their terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar laws relating to or affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

Section 7.6 Financial Statements.

(a) Each of Aracruz Celulose and the Borrower has furnished to the Lender Parties its audited consolidated balance sheet as of December 31, 2008, and the related statements of income, stockholders’ equity and changes in financial position for the fiscal year ending on that date, in each case reported on by Deloitte. Such financial statements are complete and correct and present fairly, in all material respects, the financial position of such Person and its consolidated Subsidiaries as at such date and their results of operations and changes in financial position for such periods, all in accordance with GAAP.

(b) None of Aracruz Celulose nor any of its consolidated Subsidiaries has any material contingent liabilities unusual forward or long-term commitments or unrealized losses, except as disclosed in the financial statements referred to in paragraph (a) above or the notes thereto; and

(c) Since December 31, 2008, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.7 Ranking; Priority. The obligations of each Obligor under the Loan Documents and the Export Arrangements to which it is a party constitute, and will at all times constitute, direct and unconditional general obligations of such Obligor and rank and will at all times rank at least pari passu in right of payment with all other present and future unsubordinated Debt of such Obligor; it being understood that such other Debt (other than in the case of Alicia, which may not incur any Debt) may be secured by Liens as permitted by Section 8.6 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from Liens on the Rights or, except as expressly permitted herein, the Collateral.

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Section 7.8 No Actions or Proceedings. There is no litigation, action, suit, investigation, claim, arbitration or other proceeding pending or, to the knowledge of each Obligor, threatened against such Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator that: (i) in the aggregate, has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity, binding effect or enforceability of any of the Loan Documents or the transactions contemplated hereby.

Section 7.9 Commercial Activity; Absence of Immunity. Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the making and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. None of the Obligors nor any of their respective Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in connection therewith, arising under the Loan Documents.

Section 7.10 Existing Debt.

(a) Set forth on Schedules 3(a), 3(b) and 3(c) hereto is a complete and accurate list of all Terminated Derivative Obligations, Lender Bilateral Debt and Other Bilateral Debt (other than Working Capital Debt), respectively.

(b) Set forth on Schedule 3(d) hereto is a complete and accurate list of all Intercompany Debt, specifying the parties thereto and outstanding principal amounts and pricing terms thereof.

(c) Aracruz Celulose’s Working Capital Debt does not on a consolidated basis, exceed the Working Capital Cap (or its equivalent).

Section 7.11 Taxes. Each of the Obligors has filed all material tax returns required to be filed by it (taking into account any applicable extensions) and has paid all Taxes shown to be due thereon and payable except such as are being contested in good faith by appropriate proceedings or would not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Legal Form. (a) Each of the Loan Documents is (or upon its coming into existence will be) in proper legal form under its governing law for the enforcement thereof in accordance with their respective terms against the Obligors thereto; provided that, for the admissibility in evidence of any Loan Document before Brazilian courts: (i) the signatures of the parties signing such document outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate; and (ii) each of the Loan Documents executed in English must be translated into Portuguese by a sworn translator and filed with the competent Brazilian Registry of Deeds and Documents; provided further that, for the admissibility in evidence of any Loan Document before Hungarian courts: (x) the signatures of the parties signing such document outside Hungary must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such

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notary public must be authenticated by a Hungarian consular officer at the competent Hungarian consulate; and (y) such document must be translated into Hungarian by a sworn translator. Subject to the preceding sentence, all formalities required in Hungary and/or Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of each Loan Document have been accomplished, and no Taxes are required to be paid for the validity and enforceability thereof except, in the case of enforcing any Loan Document in Brazil or Hungary, as the case may be, the litigating party (plaintiff) will have to post security or a performance bond to secure the costs of the proceeding and the fees of the opposite party’s (defendant) lawyer as required by Article 835 of the Brazilian Civil Procedure Code or as required by Articles 89-92 of the Hungarian Civil Procedure Code, as the case may be.

(b) It is not necessary in order for any Lender Party to enforce any rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Obligors of the Loan Documents, that any Lender Party be licensed or qualified with any Brazilian or Hungarian Governmental Authority or be entitled to carry on business in any jurisdiction.

(c) Any certificate signed by any officer of any Obligor and delivered to the Administrative Agent (or its counsel) in connection with the Loans and this Agreement shall be deemed a representation and warranty by such Obligor, as to matters covered thereby, to each Lender Party.

Section 7.13 Full Disclosure. The information, reports, financial statements, certificates, exhibits and schedules furnished from time to time in writing by (or on behalf of) any Obligor to any Agent or any Lender in connection with the Loan Documents or delivered hereunder or pursuant thereto do not and will not contain any material misstatement of fact or, taken as a whole, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date as of which such information is stated or certified, provided that, with respect to any projected financial information or appraisals that were prepared by or on behalf of any Aracruz Party in connection with the transactions contemplated herein and delivered by an Aracruz Party to the Administrative Agent and the Lenders prior to the Closing Date (“Projections”), each Obligor represents only that such Projections were prepared in good faith based on assumptions believed to be reasonable at the time of their preparation. There are no facts or circumstances known to each of the Obligors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed to the Lender Parties.

Section 7.14 Security Interest. The Loan Documents provide, and will provide so long as any Loan is outstanding, the U.S. Collateral Agent (on behalf of the Lender Parties) with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral (as defined in the U.S. Security Agreement) to which Article 9 of the UCC is applicable under the laws of the United States as security for the payment and performance of the Obligations and Guaranteed Obligations. No action must be taken in Hungary to ensure that the Liens on all of the Collateral (to the extent set forth in the immediately preceding sentence) are effective, valid, legally binding and enforceable under Hungarian law other than reporting the existence of the Collateral to the Hungarian liquidator in case of any Obligor’s liquidation. The U.S. Collateral Agent’s security interests described above will be, as of the Closing Date (and, with respect to all

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subsequently acquired Collateral, will be when so acquired) superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise. Upon the filing of the Barra do Riacho Security Documents, each Brazilian Security Document, the consummation of the BNDES Release and the recordation of the pledges created under the Aracruz Share Pledge Agreement and the Alicia Share Pledge Agreement in the relevant Share Registry Book, all necessary action will have been taken as of the Closing Date under the applicable laws of Brazil to establish and perfect the Brazil Collateral Agent’s first priority rights in all collateral pledged thereunder.

Section 7.15 Title to Assets; Liens. Except for Permitted Liens and other Liens permitted pursuant to Section 8.7, each of the Obligors: (x) has good and marketable title to, or lawfully possesses a valid and subsisting leasehold estate in, all Property or assets material to its business (including good and marketable title to: (i) with respect to the Borrower, all of the Rights pledged by it under the Loan Documents, (ii) with respect to Alicia, the Barra do Riacho Plants; (iii) with respect to Aracruz Celulose, the Associated Property, and (iv) with respect to the Borrower, before its sale thereof, all Products (and related Receivables) that become a part of the Rights) purported to be owned by it, free and clear of all Liens, and holds such title and all of such Property or asset in its own name and not in the name of any nominee or other Person and (y) except pursuant to the Loan Documents, is not restricted by its Organizational Documents, contract, Applicable Law or otherwise from creating Liens on any of the Rights pledged by it under the Loan Documents. Each Aracruz Party has insured the Properties (including the Barra do Riacho Collateral) used or useful in its business in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 7.16 Intellectual Property. Each Aracruz Party owns, or is licensed to use, all material trademarks, trade names, copyrights, patents, patents applications and other intellectual property necessary for the conduct of its business as presently conducted, and the use thereof by any Aracruz Party does not infringe upon the rights of any other Person, except for infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 7.17 Customers; Eligible Offtakers.

(a) Prior to the Effective Date, none of the top five (5) customers of the Aracruz Parties on a consolidated basis, determined by revenues received from the sale of Products or services during the Fiscal Year ended December 31, 2008, nor any Eligible Offtaker has (i) terminated or required any material adverse amendment to any of its respective material contracts with Aracruz Celulose or the Subsidiary of Aracruz Celulose party thereto, or otherwise altered in writing, or, to any Obligor’s knowledge, delivered written notice of an intention to alter its relationship with Aracruz Celulose or the Subsidiary of Aracruz Celulose party thereto in any material adverse respect or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.

(b) During each Fiscal Quarter of the 2008 Fiscal Year, the Borrower generated Receivables from the sale of Products to Eligible Offtakers in excess of U.S.$180 million (or its equivalent).

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Section 7.18 No Default. No Default or Event of Default exists, except for any Defaults under Other Bilateral Debt, Lender Bilateral Debt or Additional Bilateral Debt, which Defaults will no longer exist as of the Closing Date.

Section 7.19 Compliance. Each Obligor is in compliance with its Organizational Documents and all Applicable Laws, orders of any Governmental Authority applicable to it or its Property and all indentures and all material agreements and other material instruments binding on it or its Property, except where failure to comply with any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 7.20 Solvency. Immediately after giving effect to the consummation of the transactions contemplated in the Loan Documents on the Closing Date, (a) the fair value of the assets of each Obligor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) no Obligor will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after such date.

Section 7.21 Hedging Guidelines. The Aracruz Hedging Guidelines attached hereto as Schedule 13 have been approved by the Board of Directors of Aracruz Celulose and are currently in effect.

Section 7.22 Labor Matters. None of the Obligors is a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect, and there are no strikes, walkouts, lockouts or slowdowns against any Obligor pending or, to the knowledge of any Obligor, threatened. There is no unfair labor practice complaint pending against any of the Obligors or, to the knowledge of any of the Obligor, threatened against any of them that could reasonably be expected to have a Material Adverse Effect. There is no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending against any of the Obligors or, to the knowledge of any of the Obligors, threatened against any of them that could reasonably be expected to have a Material Adverse Effect.

Section 7.23 Environmental Matters.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) Each of the Obligors and their respective businesses, operations and property are in compliance with, and each of the Obligors have no liability under, any applicable Environmental Law;

(ii) Each of the Obligors has obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing; and

(iii) Except for the Environmental Claims described in Schedule 17, there is no material Environmental Claim pending or, to the knowledge of each of the Obligors,

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threatened, against any of the Obligors, or relating to the Property owned, leased or operated by any of the Obligors or their predecessors in interest or relating to the operations of any of the Obligors, and to their knowledge, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim.

(b) There is no material Environmental Claim pending or, to the knowledge of Aracruz Celulose or Alicia, threatened, relating to the Barra do Riacho Collateral and to their knowledge there are no material actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim relating to the Barra do Riacho Collateral.

Section 7.24 Federal Reserve Regulations. None of the Obligors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, or that entails a violation by the Obligor of any other regulations of the Board of Governors of the U.S. Federal Reserve System. The pledge of the Aracruz Shares and the Alicia Shares pursuant to the Security Documents does not violate such regulations.

Section 7.25 Investment Company Act. None of the Obligors is required to register as an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 (the “1940 Act”), as amended. Neither the borrowing of any Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents will violate any provision of the 1940 Act or any rule, regulation or order of the U.S. Securities and Exchange Commission promulgated thereunder.

Section 7.26 Availability and Transfer of Foreign Currency. Except as set forth in Section 7.4, each of the Obligors has obtained all foreign exchange control approvals or other authorizations by the government of Brazil or any Governmental Authority thereof as are required to assure the availability of U.S. Dollars to enable such Obligor to perform all of its obligations under each Loan Document to which it is a party in accordance with the terms thereof. Except as set forth in Section 7.4, there are no restrictions or requirements currently in effect that limit the availability or transfer of foreign exchange for the purpose of the performance by such Obligor of its respective obligations under this Agreement or any other Loan Document to which such Obligor is a party.

Section 7.27 Anti-Terrorism Laws.

(a) No Aracruz Party nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

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(b)      No Aracruz Party nor any of its Affiliates acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)         a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)        a Person or entity owned or controlled by, or acting for or on behalf of, -any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)       a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)       a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)        a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)       No Obligor, nor to the knowledge of any Obligor, any of such Obligor’s Affiliates acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 7.28 UCC Matters. No Obligor: (a) has a place of business in the United States with the exception of Aracruz Celulose (USA) Inc., (b) has used any trade names, assumed names or prior corporate names within the last five (5) years, (c) has changed its corporate structure or jurisdiction of organization within the last five (5) years, and (d) has any “notice of an adverse claim” (within the meaning of Section 8-105 of the UCC) with respect to the Collateral (as defined in the U.S. Security Agreement). Neither the Applicable Laws of Brazil nor the Applicable Laws of Hungary require that information concerning the existence of a non-documented (i.e., not documented by means of a title or instrument) and non-possessory security interest in the Collateral (as defined in the U.S. Security Agreement) be made generally available in a filing, recording or registration system as a condition or result of the security interest’s obtaining priority over the rights of a lien creditor with respect to the Collateral covered thereby.

ARTICLE VIII
COVENANTS OF THE OBLIGORS

Section 8.1 Corporate Existence; Inspection; Books and Records. (a) Except to the extent otherwise permitted pursuant to Section 8.12, each of the Obligors shall, and Aracruz Celulose shall cause any other Material Subsidiary to, preserve and maintain its legal existence and obtain and maintain all Governmental Approvals, rights, privileges, licenses and franchises

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necessary for the maintenance of its corporate existence and, to the extent applicable under the laws of its jurisdiction of organization, its good standing.

(b) At least once per calendar year, and at any other time during the existence of any Default or Event of Default, each of the Obligors shall, and Aracruz Celulose shall cause each of its Material Subsidiaries (other than Portocel) to, permit representatives of any Lender Party, during normal business hours, at the cost and expense of such Obligor with respect to one representative of the Lender Parties located in Brazil, and without limitation during any Default or Event of Default and (except during the existence of a Default or Event of Default) following at least five (5) Business Days’ notice, to examine, copy and make extracts from its books and records, to inspect any of its Properties and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender Party; provided that visitations shall be limited to the information necessary to evaluate the Obligors’ ability to perform their respective obligations under the Loan Documents, and the Lender Parties shall treat any such information as Confidential Information.

(c) Each of the Obligors shall, and Aracruz Celulose shall cause each of its Material Subsidiaries and Veracel to: (i) engage internationally recognized independent accountants to audit its financial statements; and (ii) maintain a system of accounting in which full and correct entries shall be made of all of its financial transactions, assets and liabilities in accordance with GAAP.

(d) No Obligor shall, and Aracruz Celulose shall cause each other Material Subsidiary not to, amend, modify or otherwise change any of its estatutos sociais, contratos sociais, by-laws or other similar documents in any way that would adversely affect the Lender Parties without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Majority Lenders.

(e) No Obligor shall, and Aracruz Celulose shall cause each of its Material Subsidiaries not to, take any action, or conduct its affairs in a manner, that would reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in its assets and/or liabilities being substantively consolidated with those of any other Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 8.2 Compliance; Insurance. Each of the Obligors shall, and Aracruz Celulose shall cause each other Aracruz Party to: (i) comply with the requirements of all Applicable Laws (including all Environmental Laws and export regulations) and orders of any Governmental Authority, (ii) comply with all material contractual obligations applicable to it, except in the case of clauses (i) and (ii) of this Section 8.2 where failures to do so (in the aggregate) could not reasonably be expected to have a Material Adverse Effect and where (and for so long as) the necessity of compliance therewith is being contested in good faith by appropriate proceedings, (iii) timely file all required tax returns required to be filed by it and pay and discharge at or before maturity all of its material obligations (including tax liabilities, except where the same are contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP or where the failure to pay or discharge such obligations or liabilities could not (in the aggregate) reasonably be expected to have a Material Adverse Effect) and (iv) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, and keep such Property

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(including, without limitation, the Barra do Riacho Collateral) insured by insurers of recognized financial responsibility in such amounts as are prudent and customary in the businesses in which it operates, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect (other than with respect to the Barra do Riacho Collateral with respect to which no such exception shall apply). Prior to the Closing Date, the Obligors shall (at the Obligors’ expense) cause the Brazil Collateral Agent, on behalf of the Lenders, (and shall accordingly provide the Brazil Collateral Agent with instructions necessary) to become, and shall at all times maintain the Brazil Collateral Agent as, an additional insured under each insurance policy covering the Barra do Riacho Collateral. Promptly upon written request therefor by the Administrative Agent (acting at the direction of the Majority Lenders), the Borrower shall deliver or cause to be delivered to the Administrative Agent originals or duplicate originals of all such policies of insurance. For the purpose of clarification, such insurance may be provided under any insurance policy covering any one or more of its Affiliates.

Section 8.3 Governmental Approvals. Each of the Obligors shall, and Aracruz Celulose shall cause any other Aracruz Party to, maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of the Loan Documents to which it is a party, for the due performance of all of its obligations, and the exercise of all of its rights, under the Loan Documents to which it is a party.

Section 8.4 Reporting Requirements. Each of the Obligors (as applicable, as set forth below) shall provide to the Administrative Agent (which shall promptly distribute to the Lenders via Intralinks (or any other Platform) in accordance with Section 12.3):

(a) as soon as available and in any event (i) within one hundred and twenty (120) days after the end of each Fiscal Year, the annual audited consolidated balance sheets of Aracruz Celulose and, to the extent available to Aracruz Celulose, of Veracel, as of the end of such Fiscal Year and, in each case, the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of Aracruz Celulose and its consolidated Subsidiaries and Veracel and its consolidated Subsidiaries, respectively, on a consolidated basis in accordance with GAAP, and (ii) within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated balance sheet of Aracruz Celulose and, to the extent available to Aracruz Celulose, of Veracel, as of the end of such Fiscal Quarter and, in each case, the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the comparative period or periods of (or, in the case of balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer of Aracruz Celulose as presenting fairly in all material respects the financial position, results of operations and cash flows of Aracruz Celulose and its consolidated Subsidiaries and Veracel and its consolidated Subsidiaries, respectively, on a consolidated basis in accordance with GAAP.

(b) as soon as available and in any event (i) within one hundred and twenty (120) days after the end of each Fiscal Year, the annual audited consolidated balance sheet of the

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Borrower as of the end of such Fiscal Year and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, and (ii) within sixty (60) days after the end of each Fiscal Quarter, the unaudited consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and the related statements of operations, stockholders’ equity and cash flows for such Fiscal Quarter and for the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the comparative period or periods of (or, in the case of balance sheet, as of the end of) the previous Fiscal Year, all certified by the Chief Financial Officer of Aracruz Celulose, on behalf of the Borrower, as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(c) within sixty (60) days after the second (2nd) anniversary of this Agreement, and every two (2) years thereafter, an updated appraisal report in respect of the Barra do Riacho Collateral prepared by a recognized appraisal firm selected by Aracruz Celulose, the fees and expenses of which shall be borne solely by Aracruz Celulose;

(d) no later than thirty (30) days after each Payment Date, a report certified by a Financial Officer of the Borrower setting forth in sufficient detail, all payments made by any Eligible Offtaker in respect of Designated Receivables in the Interest Period that ended on such Payment Date;

(e) each time annual and quarterly financial statements are required to be delivered under this Section 8.4, a certificate of the Chief Financial Officer of Aracruz Celulose, on behalf of Aracruz Celulose and each other Obligor, (i) certifying that his/her review has not disclosed the existence of a Default or, if any Default then exists, specifying the nature and period of existence thereof and what action the relevant Obligor has taken or proposes to take with respect thereto and, (ii) (A) providing a calculation (in reasonable detail) of the Debt Service Coverage Ratio and the Debt to Adjusted EBITDA Ratio as of the end of the then-most recent Fiscal Quarter and (B) annually, at the time of the delivery of the financial statements provided for in clause (a) above, setting forth in reasonable detail and in a form reasonably satisfactory to the Lenders the calculations required to determine the amount of Excess Cash with respect to the Fiscal Year covered in such financial statements;

(f) within five (5) Business Days after Aracruz Celulose or any other Obligor obtains knowledge of any Default, a certificate of the Chief Financial Officer of Aracruz Celulose on behalf of Aracruz Celulose or on behalf of such other Obligor, as applicable, setting forth the details thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;

(g) promptly (and, in any event, within seven (7) Business Days) after any Obligor’s knowledge thereof, notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting such Obligor or any

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of its Subsidiaries: (i) that could reasonably be expected to have a Material Adverse Effect or (ii) relating to any of the Loan Documents;

(h) promptly (and, in any event, within five (5) Business Days) after any Obligor’s knowledge thereof, notice of any other event or development that could reasonably be expected to have a Material Adverse Effect;

(i) on each of the dates on which financial information is delivered pursuant to Section 8.4(a), a report setting forth the geographic distribution (by continent) of sales of product by Aracruz Celulose and its Subsidiaries on a consolidated basis, the total number of tons of product sold and the average sales price per ton, in each case with respect to pulp sold by Aracruz Celulose and its Subsidiaries on a consolidated basis during the preceding Fiscal Quarter;

(j) promptly, as any Lender (through the Administrative Agent) or the Administrative Agent (for itself) shall request, (and in any event, within ten (10) Business Days of such request), any documentation or other information that may be required by any Lender in order to enable compliance with applicable “know your customer” requirements; and

(k) from time to time, such other information with respect to the Obligors or, to the extent Aracruz Celulose is not contractually prohibited from providing such information, Portocel, the Loan Documents and/or the transactions contemplated hereby or thereby as any Lender (through the Administrative Agent) or any Agent may reasonably request.

Section 8.5 Ranking; Priority. Each of the Obligors shall promptly take all actions as may be necessary to ensure that its obligations under the Loan Documents and the Export Arrangements to which it is a party will at all times constitute direct and unconditional general obligations thereof ranking at least pari passu in right of payment with all of its other present and future unsubordinated Debt, it being understood that such other Debt (other than in the case of Alicia, which may not incur any Debt) may be secured by Liens as permitted by Section 8.7 (and, as such, may have a prior claim to the Properties subject to such Liens) but no other Debt or other obligations shall benefit from the Collateral except as expressly permitted herein.

Section 8.6 Amendment to Certain Agreements.

(a) No Obligor shall, without the consent of the Required Lenders, on or after the Closing Date, amend, modify or change in any manner any term or condition of any Other Bilateral Debt if such amendment, modification or change would have caused the Other Bilateral Debt Restructuring Conditions not to have been satisfied as of the Closing Date if such amendment, modification or change had occurred on or prior to such date;

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the consent of the Required Lenders, on or after the Closing Date, amend, modify or change in any manner any term or condition of any Permitted Refinancing Debt if such amendment, modification or change would have the effect of causing such Debt to fail to qualify as “Permitted Refinancing Debt” as defined herein;

(c) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the consent of the Required Lenders, cancel or terminate any Aracruz

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Intercompany Notes or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any Aracruz Intercompany Notes or give any consent, waiver or approval thereunder, waive any default under or breach of any Aracruz Intercompany Notes, agree in any manner to any other amendment, modification or change of any term or condition of any Aracruz Intercompany Notes or take any other action in connection with any Aracruz Intercompany Notes, or permit any of its Subsidiaries to do any of the foregoing; and

(d) Neither Aracruz Celulose nor Alicia shall, without the consent of the Majority Lenders, on or after the Closing Date, terminate, amend, modify or change in any manner any material term or condition of the Alicia Lease.

Section 8.7 Negative Pledge. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, create, assume or suffer to exist any Lien on (a) any Collateral (other than (i) to secure Permitted Refinancing Debt to the extent expressly permitted hereunder and (ii) Liens in favor of BNDES on the Barra do Riacho Plants, which shall be released prior to the Closing Date) or (b) any Capital Stock of Veracel or any Material Subsidiary (other than the Capital Stock of a Refinancing Drop-Down Subsidiary that is or becomes a Material Subsidiary to the extent securing Permitted Refinancing Debt if and to the extent expressly permitted hereunder). In addition, no Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, create, assume or suffer to exist any Lien on any other asset or Property of the Aracruz Parties, whether now owned or hereafter acquired by it, except Permitted Liens and Liens created under the Loan Documents.

Section 8.8 Transactions With Affiliates. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into any transaction of any kind with any Affiliate of such Obligor or of such other Aracruz Party, as the case may be, whether or not in the ordinary course of business, other than on fair and commercially reasonable terms substantially as favorable to such Obligor or such other Aracruz Party as would be obtainable by such Obligor or such other Aracruz Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate of such Person, provided that the foregoing restriction shall not apply to transactions between or among any of Aracruz Celulose and any Wholly Owned Obligor; provided further that nothing in this Section 8.8 shall be deemed to prohibit purchases and resales of Products in accordance with the Export Arrangements and similar transactions with the Aracruz Parties involving prepayments for exports from Brazil.

Section 8.9 Line of Business, Etc. None of the Obligors shall, and Aracruz Celulose shall cause each of its other Material Subsidiaries not to: (a) make any material change in its line of business, (b) change its fiscal year, (c) change its name or domicile or take any other action that might adversely affect the priority, perfection or validity of the Liens created by the Loan Documents or (d) make or permit any material change in its accounting policies or reporting practices, except as required by a change in GAAP or in connection with the acquisition by Votorantim Celulose e Papel S.A. of control of Aracruz Celulose.

Section 8.10 Use of Proceeds. The Borrower shall use the proceeds of the Loan made by each Funding Lender solely to refinance the Terminated Derivative Obligations of each such Funding Lender. No part of the proceeds of the Loans shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock. Each Obligor, each a nonbank entity located outside the United States, understands that it is the

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policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international bank facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a) (3)(vi) of Regulation D. Therefore, each Obligor acknowledges that the proceeds of the Loans by the respective international banking facilities of the Lenders will be used solely to finance the Obligors’ operations outside the United States or that of the Obligors’ Affiliates that are domiciled outside the United States.

Section 8.11 Further Assurances. Each of the Obligors shall do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as reasonably requested by any Agent in order to effect the purposes of the Loan Documents and Export Arrangements. Without limiting the above, each of the Obligors shall, at its own cost, take all actions necessary or reasonably requested by any Agent to maintain each Lien created by the Loan Documents in full force and effect and enforceable in accordance with its terms, including: (a) making filings and recordations, (b) making payments of fees and other charges, (c) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (d) discharging all claims or other Liens affecting any Rights, (e) publishing or otherwise delivering notice to third parties, (f) depositing title documents and (g) taking all other actions either necessary or otherwise reasonably requested by any Agent to ensure that all after-acquired property of the Obligors intended to be covered by such Liens is subject to a valid and enforceable first priority Lien in favor of the relevant Collateral Agent (on behalf of the Lender Parties). None of the Obligors shall transfer all or any portion of the Rights to any Person, except as expressly permitted or required under the Loan Documents.

Section 8.12 Limitation on Consolidations, Mergers, Sale or Conveyance. None of Aracruz Celulose, the Borrower nor any other Obligor will, in a single transaction or a related series of transactions, consolidate with, or merge with or into, any other Person or liquidate or dissolve, or permit any other Person to consolidate with or merge into it, or directly or indirectly transfer, sell, lease, convey or dispose of all or substantially all its assets to any Person; provided that:

(a) (i) in the case of a merger or consolidation involving Aracruz Celulose, the Borrower or any other Obligor, Aracruz Celulose, the Borrower or such Obligor, as the case may be, is the surviving entity and, following such merger or consolidation, such Person continues to be organized as a Hungarian limited liability company (to the extent any such transaction involves the Borrower) or is a Brazilian corporation or a corporation organized in any state in the United States (to the extent any such transaction involves any other Obligor) or (ii) if Aracruz Celulose, the Borrower or any other Obligor, as the case may be, is not the surviving entity, the Person formed by such consolidation or merger or the transferee of such assets (the “Successor Entity”): (A) is a Hungarian limited liability company (to the extent any such transaction involves the Borrower) or a Brazilian corporation or a corporation organized in any state in the United States (to the extent any such transaction involves any other Obligor), (B) irrevocably submits to the jurisdiction of the federal and state courts sitting in the City of New York, County of New York and (C) expressly assumes the due and punctual payment of all obligations under the Loan Documents (including the Export Finance Agreement and, for this purpose, the Restated ROF) and the due and punctual performance of all the covenants and obligations of Aracruz Celulose, the Borrower or any such Obligor, as the case may be, under the Loan Documents, which shall be legal, valid and binding obligations of the Successor

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Entity, enforceable against it in accordance with their terms, by an amendment to the Loan Documents, as applicable, substantially in the form of Exhibit T;

(b) no Default or Event of Default (including under Section 9.1 or resulting from a breach of Section 8.9) shall have occurred and be continuing or would occur immediately after such merger, consolidation, sale, transfer, lease or other disposition;

(c) immediately after giving effect to such transaction or series of transactions and, if applicable, the assumption of payment obligations contemplated by clause (a)(ii)(C) above, including giving effect on a pro forma basis to any Debt, including any Acquired Debt, Incurred or anticipated to be Incurred in connection with or in respect of such transaction, Aracruz Celulose or, in any transaction the result of which is to cause Aracruz Celulose to be succeeded by a Successor Entity, such Successor Entity, as the case may be, the Debt to Adjusted EBITDA Ratio and Debt Service Coverage Ratio (calculated by substituting the Successor Entity for the Borrower or any such other Obligor, as the case may be) shall not exceed (i) in the case of the Debt to Adjusted EBITDA Ratio, the ratio set forth in Section 8.15 opposite the Fiscal Year in which such transaction is consummated and (ii) in the case of the Debt Service Coverage Ratio, 1.2:1.0;

(d) the representations and warranties set forth in Section 7.19 and Section 7.27 shall be true and correct as if made by each of the Obligors and any Successor Entity immediately after giving effect to such transaction or series of transactions; and

(e) Aracruz Celulose, the Borrower or any such Obligor, as the case may be, has delivered to the Administrative Agent a certificate of the Chief Financial Officer of Aracruz Celulose, and an opinion of counsel each stating that such merger, consolidation or sale of assets complies with this Section 8.12 and, if an amendment to this Agreement is required in connection with such transaction, such amendment complies with this Section 8.12.

Section 8.13 Investment Company Act. No Obligor shall take (or permit any other Person to take) any action that could reasonably be expected to result in it being required to be registered as an “investment company” under the United States Investment Company Act of 1940.

Section 8.14 Debt Service Coverage Ratio. The Obligors shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.0 to 1.0 during any Fiscal Quarter occurring in the 2009 and 2010 Fiscal Years or to be less than 1.2 to 1.0 at any time thereafter.

Section 8.15 Debt to Adjusted EBITDA Ratio. The Obligors shall not permit the Debt to Adjusted EBITDA Ratio as of the end of any Fiscal Quarter to exceed the ratio set forth below opposite the Fiscal Year in which such Fiscal Quarter occurs.

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Fiscal Year	Applicable Debt to Adjusted EBITDA Ratio
2009	6.9 to 1.0

2010	5.5 to 1.0

2011	5.0 to 1.0

2012	4.0 to 1.0

2013 and at any time thereafter	3.0 to 1.0

Section 8.16 Registration of Brazilian Security Documents. Aracruz Celulose shall file for registration (i) the Barra do Riacho Security Documents with the competent Real Estate Registries within twenty (20) calendar days of the execution thereof, and (ii) a complete and accurate translation into Portuguese (made by a sworn translator) of each other Brazilian Security Document (such translation to be performed by, or otherwise acceptable to, MMSO, and to be in adequate form for registration) with the competent Registry of Deeds and Documents and/or Share Registry Books, as applicable, within seven (7) calendar days of the execution of each such Brazilian Security Document.

Section 8.17 Registration of Restated ROFs. With respect to the Restated ROFs, within 15 days after the Closing Date, the Borrower shall deliver to the Administrative Agent a copy of all Restated ROFs, evidencing that all such Restated ROFs, when taken together (on a consolidated basis or otherwise), conform with all the terms and conditions of the Loans.

Section 8.18 Limitations on Asset Sales and Asset Exchanges.

(a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, effect or permit any sale of all or any portion of (i) without the prior written consent of the Required Lenders, any Collateral and (ii) without the prior written consent of the Majority Lenders, any Substantial Asset or any direct or indirect Capital Stock of Portocel owned by Aracruz Celulose or any of its Subsidiaries; provided, however, that the consent pursuant to clause (ii) above shall not be required with respect to any asset sales between or among any of Aracruz Celulose and any Wholly Owned Obligor and any transfer of assets by any Aracruz Party to a Refinancing Drop-Down Subsidiary; provided, further, however that in no event shall any Obligor transfer any land or forests of any Aracruz Party to any such Refinancing Drop-Down Subsidiary without the consent of the Majority Lenders unless, prior to or simultaneous with such transfer, Aracruz Celulose causes the Associated Property to be contributed to Alicia.

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, without the prior written consent of the Required Lenders, effect or permit any asset exchange in respect of (i) without the prior written consent of the Required Lenders, any Collateral, other than in a Qualifying Collateral Exchange, or (ii) without the prior written consent of the Majority Lenders, any Substantial Asset or any Material Entity Shares; provided that, any Liens granted for the benefit of the Lenders on any Collateral transferred in a Qualifying Collateral Exchange shall be released only against receipt by the Lenders of a first priority perfected lien (documented (including with respect to customary legal opinions and certificates) through documentation consistent in form with, and including representations, covenants, indemnities and remedies at least as favorable to the Lenders as any counterpart provisions included in, the Security Documents governing the pledge of the Collateral transferred in such Qualifying Collateral Exchange, or otherwise to the satisfaction of the

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Majority Lenders) on any asset received in such Qualifying Collateral Exchange (which asset received shall thereafter constitute Collateral); and

(c) Notwithstanding the provisions of clauses (a) and (b) above, no Obligor shall (and Aracruz Celulose shall not cause or permit any other Aracruz Party to), without the prior written consent of the Majority Lenders, effect or permit any Asset Sale or asset exchange unless the following conditions are met: (i) the consideration received by such Obligor or such other Aracruz Party in such Asset Sale is equal to or exceeds Fair Market Value of the asset sold in such Asset Sale and (ii) 75% of the consideration received in connection with such Asset Sale consists of (A) cash or Cash Equivalents or (B) property or assets to be owned by and used in the business of the Aracruz Parties, of a nature or type, or that are used in a business similar or related to the nature or type, of the property and assets of, or the business of, the Aracruz Parties existing on the date of such Asset Sale; provided that, to the extent that any Aracruz Party carries out an asset exchange, any productive asset received in such exchange (other than any asset that has a Fair Market Value of less than U.S.$25 million (or its equivalent) and the receipt of which does not cause the aggregate Fair Market Value of assets received in any asset swap not meeting the test below to exceed U.S.$75 million (or its equivalent) during the term of the Loans):

(i) shall be projected, in each case as certified by the Chief Financial Officer of Aracruz Celulose in a certificate in the form of Exhibit L, during the remaining term of the Loans, to generate at least as much cash flow as the asset that is being transferred; and

(ii) shall have a useful life at least as long as the asset that is being transferred.

Section 8.19 Limitations on Capital Expenditures.

(a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make (or be or become legally or contractually obligated to make) any Maintenance CAPEX other than Permitted Maintenance CAPEX; provided that to the extent that the Aracruz Parties do not expend any amount of Permitted Efficiency CAPEX in any given year, the Aracruz Parties will be permitted to carry forward any such unused Permitted Efficiency CAPEX to subsequent years; and

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make (or be or become legally or contractually obligated to make) any additional Investment CAPEX in respect of the Guaíba II Project until on or after January 1, 2011 and thereafter, any additional Investment CAPEX in respect of the Guaiba II Project shall be made only in accordance with this Section 8.19.

(c) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party or Veracel to, make (or be or become legally or contractually obligated to make) any Investment CAPEX other than in connection with (i) any project (including an Approved CAPEX Project) that is financed exclusively (A) through equity of Aracruz Celulose (and not, directly or indirectly, out of Aracruz Celulose’s consolidated cash flows) and/or (B) with respect to Veracel, through Veracel Project Finance Debt (provided that any such project shall be carried out through a bankruptcy-remote Subsidiary of Veracel), or (ii) an Approved CAPEX Project that is financed by Permitted Investment CAPEX Debt, to the extent that, upon

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commencement of such Approved CAPEX Project the following conditions are met (A) the Debt to Adjusted EBITDA Ratio does not, and is not during the expected term of such Approved CAPEX Project projected to, exceed 4.5:1.0 (as certified by the Chief Financial Officer of Aracruz Celulose in an officer’s certificate in the form of Exhibit M) and (B) other than with respect to the Veracel II Project, the Borrower has previously repaid at least 35% of the principal amount of the Loans outstanding on the Closing Date.

Section 8.20 Limitations on Restricted Payments.

(a) Aracruz Celulose shall not, and shall not cause or permit any other Aracruz Party to, directly or indirectly, (i) declare any dividend or make any distribution on its Capital Stock, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of any Aracruz Party (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Aracruz Party, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt (except in respect of Subordinated Shareholder Debt in accordance with subsection (b) below), or (iv) make any Investment other than a Permitted Aracruz Investment (such payments or other actions described in clauses (i) through (iv) being collectively “Restricted Payments”); provided that any direct or indirect Subsidiary of Aracruz Celulose may declare a dividend or make a distribution on its Capital Stock at any time provided that Aracruz Celulose receives at least its pro rata share of such dividends or distribution based on Aracruz Celulose’s equity interest in such Subsidiary; provided, further that Aracruz Celulose may pay dividends in respect of its common shares or preferred shares (including in the form of interest on Capital Stock) in respect of any Fiscal Year after the Fiscal Year ended December 31, 2009, in each case solely to the extent required by Applicable Law and Aracruz Celulose’s by-laws as in effect on the date hereof and otherwise in accordance with subsection (b) below.

(b) At any time at which the Dividend Reinvestment Conditions are not satisfied, to the extent that any ordinary cash dividend is required by Applicable Law and Aracruz Celulose’s by-laws as in effect on the date hereof to be paid, any such dividend paid to any member of the Control Group in respect of the common shares of Aracruz Celulose beneficially owned directly or indirectly by such member of the Control Group shall be:

(i) subject to the condition that prior to making such dividend, it shall have received from such member of the Control Group a certificate for the benefit of the Lenders signed by its chief financial officer representing that (A) it has all necessary corporate and other approvals to reinvest for the benefit of the Lenders such money in Aracruz Celulose in the form of equity or Subordinated Shareholder Debt, (B) such reinvestment does not violate any Applicable Law or conflict with or result in a breach of, or constitute a default under, any contract applicable to it and (C) any funds received by such Control Group member in connection with any dividends paid to it shall be free and clear of any Liens while in its possession or under its control; and

(ii) reinvested in whole in Aracruz Celulose by such member of the Control Group (for the avoidance of doubt, without deduction for any taxes payable by such member of the Control Group) (A) in the case of any reinvestment in the form of equity, within twenty (20) Business Days of such dividend payment and (B) in the case of any

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reinvestment in the form of Subordinated Shareholder Debt, within ten (10) Business Days of such dividend payment.

Section 8.21         Limitations on Incurrence of Additional Debt. (a) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, directly or indirectly, Incur any additional Debt (including Acquired Debt), provided that any Obligor or any other Aracruz Party (other than Alicia) shall be permitted to Incur:

(i)               Debt Incurred under the Loan Documents; and

(ii)              Working Capital Debt; provided that such Working Capital Debt does not, when taken together with all other Working Capital Debt of any other Aracruz Party outstanding on the date of Incurrence of such Debt, cause the aggregate Working Capital Debt of the Aracruz Parties to exceed the Working Capital Cap (or its equivalent).

(b)      Notwithstanding the provisions of clause (a) above, any Obligor (other than Alicia) shall be permitted to Incur:

(i)               Permitted Refinancing Debt and any Guarantees in respect of Permitted Refinancing Debt permitted hereunder;

(ii)              Permitted Investment CAPEX Debt and any Guarantees in respect of Permitted Investment CAPEX Debt permitted hereunder;

(iii)             Debt in respect of Hedging Obligations to the extent that such Hedging Obligations are permitted pursuant to the Hedging Guidelines in effect on the date of Incurrence of such Debt;

(iv)             Acquired Debt to the extent that, at the time of the Incurrence of such Acquired Debt, after giving pro forma effect to the Incurrence of such Acquired Debt, the Obligors shall be in compliance with Sections 8.14 and 8.15;

(v)              Subordinated Shareholder Debt in accordance with Section 8.20(b);

(vi)             Veracel Project Finance Debt in accordance with Section 8.19(c); and

(vii)            Purchase Money Debt; provided that (i) the aggregate amount of Purchase Money Debt at any time outstanding does not exceed U.S.$50 million and (ii) the Aracruz Party incurring such Purchase Money Debt designates it as such at the time of Incurrence.

(c)       Aracruz Celulose shall cause Alicia not to Incur any liabilities whatsoever other than liabilities arising under the Loan Documents and de minimis liabilities Incurred in the ordinary course of business.

(d)      Aracruz Celulose shall cause any Refinancing Drop-Down Subsidiary not to Incur any liabilities whatsoever other than the Guarantee of Permitted Refinancing Debt by such Refinancing Drop-Down Subsidiary and de minimis liabilities Incurred in the ordinary course of business; provided that, to the extent the Permitted Refinancing Debt Guaranteed by any

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Refinancing Drop-Down Subsidiary has been repaid in full, Aracruz Celulose shall have the right to cause such Refinancing Drop-Down Subsidiary to Guarantee additional Permitted Refinancing Debt Incurred by any Obligor.

Section 8.22 Limitations on Prepayments of Debt. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, make any voluntary or optional payment on or redemption or acquisition for value of any of its Debt (except (a) under the Loan Documents, (b) with respect to Working Capital Debt, (c) subject to Section 3.4(d), with respect to Permitted Refinancing Debt, or (d) to the extent set forth on Schedule 3, with respect to Other Bilateral Debt or Lender Bilateral Debt) prior to the date such Debt is scheduled to become due in accordance with its terms (including, without limitation, by way of depositing with the trustee or Person fulfilling a similar function with respect to such Debt, money or securities prior to the date such Debt is scheduled to mature in accordance with its original terms for the purpose of paying it when due) or make any payment in violation of any subordination terms of any Debt, other than in respect of the Loans or any intercompany Debt; provided, however, that Aracruz Celulose may redeem, purchase, pay or repay (any such action, a “Payment”) any principal of Subordinated Shareholder Debt if (x) at the time of such purchase, payment or repayment, the Subordinated Debt Repayment Conditions are satisfied and (y) such Payment is only made out of Excess Cash and only to the extent that such Excess Cash would not otherwise be used to prepay amounts hereunder.

Section 8.23 Hedging. (a) The Obligors shall cause the Aracruz Hedging Guidelines, as amended from time to time, to remain in effect until all Loans have been repaid and shall cause such Hedging Guidelines at all times to prohibit hedging for speculative purposes. Aracruz Celulose shall provide the Administrative Agent (for distribution to the Lenders) with written notice and a copy of any amendments to the Hedging Guidelines no later than ten (10) Business Days after any such amendment is approved by the Board of Directors of Aracruz Celulose.

(b) No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into (or become legally obligated to enter into) any Hedging Transaction in violation of, or otherwise violate, the Aracruz Hedging Guidelines in effect from time to time and the Obligors shall (and Aracruz Celulose shall cause each Aracruz Party to) enter into any and all Hedging Transactions as may be necessary to satisfy the Aracruz Hedging Guidelines and take any such further actions as may be necessary to ensure compliance with the Aracruz Hedging Guidelines.

(c) Aracruz Celulose shall provide the Administrative Agent (for distribution to the Lenders) with the information required to be provided by a public company pursuant to CVM Instruction No. 475 of December, 17, 2008 or successor provision (even if Aracruz Celulose is not at such time a public company), on a quarterly basis, on the date on which it delivers financial information pursuant to Section 8.4(a) and, upon reasonable request by the Majority Lenders, at any time during the continuation of a Default or Event of Default.

Section 8.24 Burdensome Agreements. No Obligor shall, and Aracruz Celulose shall not cause or permit any other Aracruz Party to, enter into any contractual obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Guarantor to

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Guarantee the Debt of the Borrower or (b) in any way restricts, limits or otherwise prevents any Obligor from performing its obligations under this Agreement or any other Loan Document.

Section 8.25 Additional Guarantors.

(a) Except as provided in clause (b) below, promptly (and in no event later than fifteen (15) Business Days) following: (i) the earlier of (A) the last day of any Fiscal Quarter during which any direct or indirect Subsidiary of Aracruz Celulose (other than Portocel and any Refinancing Drop-Down Subsidiary) becomes a Material Subsidiary and (B) the date on which Aracruz Celulose has knowledge that any direct or indirect Subsidiary of Aracruz Celulose (other than Portocel and any Refinancing Drop-Down Subsidiary) has become or will, as of the end of the then-current Fiscal Quarter, become a Material Subsidiary, or (ii) the formation or acquisition permitted pursuant to this Agreement, directly or indirectly (including without limitation through any merger or consolidation), by Aracruz Celulose or any other Aracruz Party of a Person (other than Portocel and any Refinancing Drop-Down Subsidiary) that thereby becomes a Material Subsidiary of Aracruz Celulose, Aracruz Celulose shall, at its sole cost and expense, cause such Subsidiary to become a Guarantor hereunder and expressly assume any and all obligations of a Guarantor hereunder, which shall be legal, valid and binding obligations of such Subsidiary, enforceable against it in accordance with their terms, by an amendment to this Agreement substantially in the form of Exhibit S.

(b) Notwithstanding the provisions of clause (a) above, a Refinancing Drop-Down Subsidiary shall only be required to become a Guarantor in the event that either (i) at the time it becomes a Refinancing Drop-Down Subsidiary, it is a Material Subsidiary or (ii) at any time after it becomes a Refinancing Drop-Down Subsidiary, any asset or Property is transferred to or acquired by it, and by virtue of such transfer or acquisition, it becomes a Material Subsidiary.

Section 8.26 Credit Insurance Policy. Each of the Obligors shall observe and comply with all the terms and provisions of the Credit Insurance Policy required to be observed or performed by it during any period that the obligations of any Eligible Offtaker with respect to any Designated Receivable used to satisfy the Specified Coverage Ratio is covered by the Credit Insurance Policy. Aracruz Celulose shall use good faith efforts to promptly obtain an endorsement or other agreement of the insurer providing for the payment of claims related to Designated Receivables (only to the extent such Designated Receivable is from a Person not otherwise an Eligible Offtaker) directly to the Export Collateral Account.

Section 8.27 Limitation on Refinancing Drop-Down Subsidiaries. At no time shall the Refinancing Drop-Down Subsidiaries represent, in the aggregate, more than 20% of the total revenues of the Aracruz Parties on a consolidated basis for any period or more than 20% of the total assets of the Aracruz Parties on a consolidated basis as of any date.

Section 8.28 Transfer of Barra do Riacho Plants. Aracruz Celulose and Alicia shall, in each case as promptly as practicable after the date hereof (and in no event more than ninety (90) days after the Closing Date), obtain all consents, authorizations and approvals of any Governmental Authority required in connection with the transfer of the Barra do Riacho Plants from Aracruz Celulose and Alicia and take any and all actions necessary to complete the transfer of the Barra do Riacho Plants to Alicia (such transfer, the “Barra do Riacho Transfer”).

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Section 8.29         BNDES Release. Aracruz Celulose shall as promptly as practicable after the date hereof and in no event no later than the Closing Date, obtain all consents, authorizations and approvals of any Governmental Authority required in connection with the BNDES Release and take any and all actions necessary to complete the BNDES Release.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.1           Events of Default. Each of the following events is herein called an “Event of Default”:

(a)             (i) any payment of any principal on the Loans or the Notes shall not be paid in full when due or (ii) any Obligor shall fail to pay in full for five (5) Business Days or more any interest, fee or any other amount (except any amount referred to in clause (a)(i) or clause (d)(i) below) whatsoever payable (or to be deposited) under the Loan Documents (including amounts payable pursuant to Section 4.5(c));

(b)            any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or in any certificate furnished to any Lender or any Agent pursuant to the provisions hereof or of any other Loan Document, shall prove to have been inaccurate in any material respect as of the time made or deemed made;

(c)             any Aracruz Party or Veracel shall (i) fail to pay any Debt when due or, as the case may be, within the grace period, if any, provided in the instrument or agreement under which such Debt was created, (ii) default in the observance or performance of any agreement or condition relating to any Debt (other than the Debt referred to in clause (a)) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, any Debt to become due prior to its stated maturity and such default shall not have been cured or waived, or (iii) any Debt (other than the Debt referred to in clause (a)) of any Aracruz Party shall be declared to be due and payable prior to the stated maturity thereof; provided that the amount of any instrument evidencing such Debt described in subclauses (i), (ii) or (iii) individually or in the aggregate, equals at least U.S.$25,000,000 or more (or its equivalent).

(d)            (i) any Obligor shall default in the observance or performance of any of its obligations under any of Section 5.5(f), Section 5.6(c), Section 8.1(a), Section 8.1(e), Section 8.4(e), Section 8.4(f), Section 8.4(g), Section 8.4(h), Section 8.5, Section 8.6, Section 8.7, Section 8.10, Section 8.12, Section 8.16, Section 8.18, Section 8.19, Section 8.20, Section 8.21, Section 8.22 or Section 8.25; (ii) any Obligor shall default for a period of five (5) days or more, after receiving notice from any Lender Party, in the observance or performance of any of its obligations under Section 8.4(d); (iii) the Obligors shall default for a period of thirty (30) or more days in the observance of Section 8.14 or Section 8.15; or (iv) any Obligor shall default for a period of 30 days or more, after receiving notice from any Lender Party, in the observance or performance of any of its other obligations under this Agreement or any other Loan Document;

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(e) any Material Aracruz Party or Veracel shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(f) any Material Aracruz Party or Veracel shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of itself or of all or any substantial part of its Property; (ii) make a general assignment for the benefit of its creditors; (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts; or

(iv) take any corporate action for the purpose of effecting any of the foregoing;

(g) a proceeding or case shall be commenced against any Material Aracruz Party or Veracel, without its application or consent, seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of it or of all or any substantial part of its Property; or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution or winding up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(h) one (1) or more judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle (including any relating to any arbitration) is/are rendered against any Aracruz Party or Veracel in an amount exceeding U.S.$25 million (or its equivalent) in the aggregate and shall remain unsatisfied, undischarged and in effect for, a period of 45 or more days without a stay of execution, unless the same is either: (i) adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against any Property of any Aracruz Party or Veracel;

(i) any Governmental Approval at any time necessary to enable any Obligor to comply with any of its obligations under any of the Loan Documents shall be revoked, withdrawn, withheld or otherwise not in full force and effect and is not reinstated within the earlier of (i) thirty (30) days or (ii) prior to the third Business Day before the day in which it shall be required to enable the Obligors to comply with their obligations under the Loan Documents, or shall be modified or amended in a manner that (in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect;

(j) (i) any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), (ii) performance by any Obligor of any obligation thereunder shall become unlawful, (iii) any Obligor shall assert in writing that an obligation thereunder has become unlawful, (iv) the validity or

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enforceability thereof shall be contested by any Obligor or (v) any Lien provided for in the Loan Documents shall cease to exist or cease to give the relevant Collateral Agent (on behalf of the Lender Parties) a first priority perfected security interest;

(k) any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, expropriate or appropriate any Collateral or all or any substantial part of the Property of any Material Aracruz Party or Veracel (either with or without payment of compensation) or (ii) take any other action that: (A) in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or purports to render any of the Loan Documents invalid or unenforceable or to prevent the performance or observance by any Obligor of its obligations thereunder or (B) shall, for thirty (30) or more days, prevent any Obligor from exercising normal control over any Collateral or any Material Aracruz Party or Veracel from exercising normal control over all or any substantial part of its Property;

(l) a Change in Control shall occur;

(m) any Restated ROF shall be modified or amended, (except as required pursuant to Section 8.16) without the prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, which consent shall not be unreasonably withheld so long as such modification or amendment does not adversely affect the interests of any Lender Parties, or shall cease to be in full force and effect;

(n) for any Interest Period, the Borrower shall fail by the deadline therefor to designate Eligible Receivables sufficient to satisfy the Specified Coverage Ratio for such Interest Period in accordance with Section 5.5(a) and such failure shall remain unremedied for five (5) Business Days;

(o) any restriction or requirement shall have been imposed or amended after the date hereof, whether by Applicable Law or otherwise, which limits the acquisition or the transfer of foreign exchange by any Obligor, and such restriction or requirement shall have the effect of preventing any Obligor from performing in any material respect its material obligations under this Agreement, or under any other Loan Document, including, without limitation, all payment obligations in U.S. Dollars;

(p) during any period in which the obligations of any Eligible Offtaker with respect to any Designated Receivables used to satisfy the Specified Coverage Ratio payable by such Eligible Offtaker are covered by the Credit Insurance Policy, the Credit Insurance Policy shall cease to be in full force and effect for a period of thirty (30) days; provided, however, that the Obligors may deliver to the Administrative Agent, as a substitute for the Credit Insurance Policy, within such 30-day period, one or more letters of credit issued by an Eligible Financial Institution covering in full the obligations of the Eligible Offtakers previously covered by the Credit Insurance Policy, and such substitution shall not constitute an Event of Default under this clause (p); and

(q) the Barra do Riacho Transfer has not been consummated on or prior to the date that is ninety (90) days following the Closing Date.

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If an Event of Default exists, then the Administrative Agent shall, upon the request of the Majority Lenders: (A) by notice to the Obligors, declare: (1) the Commitments to be terminated immediately, whereupon the Commitments shall immediately terminate, and (2) the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Obligors under the Loan Documents (including any amounts payable under Section 4.4) to be immediately due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Obligors; provided that in the case of an Event of Default of the kind referred to in clause (e), (f) or (g), the Commitments shall automatically terminate and all amounts payable under the Loan Documents shall automatically become immediately due and payable, without any further action by or notice to any Person, and/or (B) exercise and/or direct the Collateral Agents to exercise (and provide the Collateral Agents with any documents in the Administrative Agent’s possession necessary for the Collateral Agents to exercise) any and all remedies under the Loan Documents and under Applicable Law and in equity available to the Administrative Agent, the Collateral Agents and the Lenders or take any actions with respect to the exercise of such remedies.

ARTICLE X
THE AGENTS

Section 10.1         Appointment, Powers and Immunities. (a) Each Lender hereby appoints and authorizes each of the Agents to act as its agent hereunder and (as applicable) under the other Loan Documents to which such Agent is a party with such powers as are specifically delegated to such Agent by the terms of this Agreement and (as applicable) the other Loan Documents to which such Agent is a party and no implied duties or responsibilities shall be read into this Agreement against the Agents, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 10.5 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives and agents):

(i)               shall have no duties or responsibilities except those expressly set forth in the Loan Documents to which such Agent is a party and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender Party,

(ii)              shall not be responsible to the Lender Parties for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Rights or any Loan Document or any other document referred to or provided for herein or for any failure by any Obligor to perform any of its obligations hereunder or thereunder,

(iii)             shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document,

(iv)             shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct,

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(v)              shall not be bound to make any investigation into the facts or matters stated in any certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document,

(vi)             shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, and

(vii)            in no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that each Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys-in-fact that were selected by it in good faith. Each Agent shall as soon as practicable provide the Lenders with all information and copies of all notices which are given to it and which by the terms of this Agreement are to be provided or given to the Lenders.

(b) Before any Agent acts or refrains from acting, it may require an officer’s certificate from any Obligor and/or an opinion of counsel satisfactory to such Agent with respect to the proposed action or inaction. No Agent shall be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of the Loan Documents to which such Agent is a party, such Agent shall deem it necessary or desirable that a matter be provided or established before taking or suffering or omitting to take any act under any Loan Document to which such Agent is a party, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of such Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to such Agent, and such certificate, in the absence of gross negligence or bad faith on the part of such Agent, shall be full warrant to such Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.

(c) Any Person: (i) into which any Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which any Agent shall be a party shall (if such Agent is not the surviving entity) be the successor of such Agent without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

Section 10.2 Reliance by the Agents. Each Agent shall be entitled to rely conclusively upon any certification, notice or other communication (including any thereof by facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the appropriate Person(s), and upon advice and statements of legal counsel and other

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experts selected by such Agent. As to any matters not expressly provided for in the Loan Documents, the Collateral Agents shall be fully protected in relying upon the Administrative Agent’s written instruction and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with written instructions given by the Majority Lenders, and such written instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding upon all of the Lender Parties.

Section 10.3 Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of a Default unless it has received written notice from a Lender or an Obligor specifying such Default and stating that such notice is a “Notice of Default.” If any Agent receives such a notice, then it shall give prompt notice thereof to the Lenders, the Borrower (if such notice is received from a Lender) and the other Agents. Any determination of the existence of a Default or Event of Default shall be made solely by the Majority Lenders. The Administrative Agent and the Collateral Agents shall (subject to Section 10.7) take such action with respect to any such Default as shall be directed by the Majority Lenders and the Administrative Agent, respectively; provided that unless and until any Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default (i) in the case of the Administrative Agent, as it shall deem advisable in the best interest of the Lender Parties except to the extent that the Loan Documents expressly require that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders and (ii) in the case of the Collateral Agents, as directed by the Administrative Agent in writing.

Section 10.4 Rights as a Lender. With respect to any Commitment and Loan made or any Note held by it, Deutsche Bank AG (and any successor or Affiliate acting as an Agent) in its capacity as a Lender hereunder shall have the same rights and powers as any other Lender and may exercise the same as though its Affiliate, Deutsche Bank Trust Company Americas (or any successor acting as Agent) were not acting as an Agent, and the term “Lender” shall, unless the context otherwise indicates, include Deutsche Bank AG in its individual capacity. Deutsche Bank AG and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any Obligor, any Eligible Offtaker, any Eligible Financial Institution and any Affiliate of any thereof as if its Affiliate were not acting as an Agent, and Deutsche Bank AG (and any such successor) and its Affiliates may accept fees and other consideration from any such Person(s) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 10.5 Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed under Section 12.4, but without limiting the obligations of the Obligors under Section 12.4) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments) (in each case determined at the time such indemnity is sought), for any and all losses, liabilities, claims, obligations, damages or expenses (including the fees and disbursements of counsel) incurred by it arising out of or by reason of any investigation, litigation, arbitration or other proceeding (including any threatened investigation, arbitration or other proceeding) in any way relating to or arising out of this Agreement or any other Loan Documents to which such Agent is a party or the transactions contemplated hereby (including the costs and expenses that the Obligors are obligated to pay under Section 12.4) or the enforcement

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of any of the terms hereof or of any such other documents; provided that no Lender shall be liable to any Agent for any of the foregoing to the extent that it arises from the gross negligence or willful misconduct of such Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction. In no event shall any Lender be liable to any Agent or the Lender for any punitive or consequential damages in connection with any of the Loan Documents. The obligations of the Lenders under this Section 10.5 shall survive the termination of this Agreement, the repayment of the Loans and/or the earlier resignation or removal of an Agent.

Section 10.6 Non-Reliance upon the Agents and Other Lenders. Each Lender agrees that it has, independently and without reliance upon any Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to become a Lender and that it will, independently and without reliance upon any Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. No Agent shall be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, any other Loan Document or any other document referred to or provided for herein or to inspect the Properties or books of any Obligor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by any Agent under the Loan Documents to which such Agent is a party, such Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of such Agent or any of its Affiliates.

Section 10.7 Failure to Act. Except for any action expressly required of an Agent under a Loan Document to which such Agent is a party, it shall in all cases be fully justified in failing or refusing to act under the Loan Documents unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. No provision of any Loan Document shall require any Agent to take any action that it reasonably believes to be contrary to Applicable Law or any Loan Document to which it is a party or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder or in the exercise of any of its rights or powers. Notwithstanding the foregoing, neither of the Collateral Agents shall be obligated to exercise discretion hereunder but shall at all times follow the written instructions of the Administrative Agent or the Borrower, as the case may be.

Section 10.8 Resignation or Removal of the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may, upon thirty (30) days’ prior notice, resign at any time by giving notice thereof to the Lenders and the Obligors, and each Agent may, upon thirty (30) days’ prior notice, be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Required Lenders (if no Default or Event of Default then exists, with the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be. If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the relevant existing Agent’s giving of notice of resignation or the Majority Lenders’ election to remove such existing Agent, then such

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existing Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank that has a combined capital and surplus of at least U.S.$500,000,000 (or its equivalent), or petition any court of competent jurisdiction for the appointment of a successor Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such existing Agent, and such existing Agent shall be discharged from its duties and obligations hereunder: After any Agent’s resignation or removal hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 10.9 Limitation on Duty of Collateral Agents in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agents shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agents shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agents shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agents in good faith.

(b) Neither Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of such Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 10.10 Appointment of Collateral Agent. (a) Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any Collateral may at the time be located and for purposes of enforcement, either Collateral Agent shall have the power and may execute and deliver all instruments to appoint one (1) or more Persons to act as its agent of the Lenders of all or any part of the relevant Collateral, and to vest in such Person or Persons, in such capacity and for the benefit or on behalf of the Lenders, such title to the Collateral, or any part thereof, and such powers, duties, obligations, rights and trusts as such Collateral Agent may consider necessary or desirable, provided that the appointment of such agent shall be subject to the approval of the Majority Lenders, which approval shall not be unreasonably withheld, and provided further, that any such agent shall agree to be liable to the Lenders to the extent such Collateral Agent is so liable pursuant to this Agreement.

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(b) All rights and powers, conferred or imposed upon either Collateral Agent may be conferred or imposed upon and may be exercised or performed by an agent.

(c) Any notice, request or other writing given to either Collateral Agent shall be deemed to have been given to each of the agents of such Collateral Agent as effectively as if given to each such agent. Every instrument appointing any agents shall refer to this Agreement.

(d) Any agent of either Collateral Agent may at any time appoint such Collateral Agent as its agent or attorney in fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.

(e) Neither Collateral Agent shall be responsible for any willful misconduct or negligence on the part of any agent appointed by such Collateral Agent with due care and in good faith pursuant to this Section.

ARTICLE XI
GUARANTEE

Section 11.1 Guarantee. (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Guarantors hereby unconditionally and irrevocably, jointly and severally, guarantees the full and punctual payment of (x) Obligations, (y) all interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower (or would accrue but for the operation of applicable bankruptcy or insolvency laws, whether or not such interest is allowed or allowable as a claim in any such proceedings) on the Loans and (z) performance of all obligations (of any nature whatsoever) of the Borrower under the Loan Documents (each of clauses (x), (y) and (z), collectively, the “Guaranteed Obligations”), as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guarantee of payment and not merely of collection. If the Borrower fails to pay any Obligation punctually when due, each Guarantor agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement, which shall apply to each Guarantor in making payments hereunder as fully as though such Guarantor were the “Borrower” in making payments hereunder.

(b) All payments made by the Guarantors under this Article XI shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments free and clear of, and without deduction for, any Taxes (including withholding taxes), (ii) the obligation to pay interest at the Default Rate and (iii) the obligation to pay all amounts due under the Loans and the Notes in U.S. Dollars.

Section 11.2 Guarantee Unconditional. The obligations of each Guarantor under this Article XI shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of any other Obligor under the Loan Documents and/or any Commitment(s) under the Loan Documents, by operation of law or otherwise,

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(b) any modification or amendment of or supplement to this Agreement or any other Loan Document,

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document,

(d) any change in the corporate existence, structure or ownership of any other Obligor or any other Person, or any insolvency, bankruptcy, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar proceeding affecting any other Obligor or any other Person or any of their assets or any resulting release or discharge of any obligation of any other Obligor or any other Person under any Loan Document,

(e) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any other Obligor, any Agent, any other Lender Party or any other Person, whether in connection herewith or with any unrelated transactions,

(f) any invalidity or unenforceability relating to or against any other Obligor, for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the performance by any other Obligor of any of such Obligor’s obligations under the Loan Documents, or

(g) any other act or omission to act or delay of any kind by any other Obligor, any Agent, any other Lender Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of such Obligor under the Loan Documents.

Section 11.3 Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances. The obligations of each Guarantor hereunder shall remain in full force and effect until all of the payment and performance obligations of the Borrower under the Loan Documents shall have been paid or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization, recuperação judicial, recuperação extrajudicial, falência or similar event of the Borrower or any other Person or otherwise, then the obligations of each Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 11.4 Waiver. Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (a) notice of acceptance of the Guarantee provided in this Article XI and notice of any liability to which this Guarantee may apply; (b) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Lender Party against the Borrower, including any demand, presentment, protest, proof of notice of non-payment, notice, of any failure on the part of the Borrower to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby (including the Borrower) except any of the foregoing as may be expressly required hereunder; (c) any right to the enforcement, assertion or exercise by any Lender Party of any right, power, privilege or

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remedy conferred upon such Person under the Loan Documents or otherwise; (d) any requirement that any Lender Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against any Rights or against the Borrower or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any Rights; and (e) the benefit of Articles 366, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code, and Articles 77 and 595 of the Brazilian Civil Procedure Code.

Section 11.5 Subrogation. Upon making a payment under this Article, each Guarantor shall be subrogated to the rights of the payee against the Borrower, as the case may be, with respect to such obligation; provided that the rights of each subrogated Guarantor will be subordinated to the rights of any Lender under the Credit Documents and each Guarantor hereby expressly, irrevocably and unconditionally waives in favor of the Lenders (but not in favor of any other creditors) any claims that it may have or hereafter acquire that arises from the existence, payment, performance or enforcement of such Guarantee, including any right of subrogation, indemnification, reimbursement or exoneration, and shall not exercise any other right against the Borrower or by reason of contribution against any other Guarantor (or otherwise benefit from any payment or other transfer arising from any such right), in each case, for so long as any payment obligations (other than on-going but not yet incurred indemnity obligations) of the Borrower remain unpaid and/or unsatisfied under the Loan Documents.

Section 11.6 Stay of Acceleration. If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Section 9.1(e), Section 9.1(f), or Section 9.1(g), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by each Guarantor hereunder immediately upon demand by the Administrative Agent.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Waiver. No failure on the part of any Agent or any other Lender Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any other remedies provided by Applicable Law.

Section 12.2 Waiver of Security, Performance Bond, Etc. To the extent that any Obligor may be entitled to the benefit of any provision of Applicable Law requiring any Lender Party in any suit, action or proceeding brought in a court of Brazil or other jurisdiction arising out of or in connection with this Agreement, the Loans, the Notes, any of the other Loan Documents or any of the transactions contemplated hereby or thereby, to post security for litigation costs or otherwise post a performance bond or guarantee or to take any similar action, each of the Obligors hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Brazil or any such other jurisdiction.

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Section 12.3 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests, consents or demands under, this Agreement or any other Loan Document) shall be given or made in writing (including by facsimile or electronic communication) delivered to the intended recipient as follows:

If to the Borrower	Aracruz Trading International Ltd.
Attn: Managing Director
2161 Csomád, Akácos út 10-11, Hungary
Facsimile No.: +36 28 566 575
Telephone No.: +36 28 566 576

with a copy to:	Aracruz Celulose (at the notice address set forth below).

If to the Guarantors	Aracruz Celulose S.A.
Attn: Chief Financial Officer, with a copy to
General Counsel
Av. Brigadeiro Faria Lima, nº 2277, 4º andar
Jardim Paulistano
01452-000 - São Paulo - SP
Brazil
Facsimile No.: +55 11 3301 4202
Telephone No.: +55 11 3301 4111

If to the Administrative	Deutsche Bank Trust Company Americas
Agent	Trust & Securities Services
60 Wall Street
Mailstop: NYC60-2710
New York, NY 10005

Attention: Project Finance Team Deal Manager - Aracruz
Facsimile: + 1 732-578-4636

If to the U.S. Collateral	The Bank of New York Mellon
Agent	101 Barclay Street - 4E
New York, NY 10286
Attention: Marcia Nascimento, Assistant Vice President - Relationship Manager,
International Corporate Trust
Facsimile: +1 212-815-5802
Telephone: +1 212-815-4991

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If to the Brazil Collateral	BNY Mellon Serviços Financeiros
Agent	Distribuidora de Títulos e Valores Mobiliários S.A.
Av. Pres. Juscelino Kubitschek 1.455, 6º andar
04543-011 São Paulo, SP Brazil
Attention: Soraya Lysenko
Telephone: +55 11 3050-8370
Fax: +55 11 3050-8002

If to any Lender	To its address for notices specified on Annex 2 to this Agreement

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile, electronic communication or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Administrative Agent).

Any agreement herein of the Agents and Lenders to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Obligors. The Agents and Lenders shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Obligors to give any such notice and the Agents and Lenders shall not have any liability to the Obligors or any other Person on account of any action taken or not taken by the Agents and/or Lenders in reliance upon any such notice.

Each of the Obligors hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Obligor, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VIII, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to the Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor or (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Obligors agree to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent or the Majority Lenders.

Each Obligor hereby acknowledges that the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Lender Parties hereunder (collectively, the “Obligor Materials”) by posting the Obligor Materials on Intralinks

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or another similar electronic system (the “Platform”). All such Obligor Materials shall be deemed to contain material, non-public information unless otherwise specified by such Obligor.

Section 12.4 Expenses; Indemnity. (a) The Obligors hereby agree, on a joint and several basis, to pay or reimburse from time to time upon request: (i) the reasonable and documented fees, charges and disbursements of the Advisors in connection with the preparation of the Loan Documents including, without limitation, all collateral review, search, filing, recording fees, printing, reproduction, document production and delivery, communication, travel and due diligence costs incurred in connection with: (A) the negotiation, preparation, review, translation, execution and delivery of this Agreement and the other Loan Documents and the documents and instruments prepared in connection herewith or in anticipation hereof and (B) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated), (ii) all reasonable and documented fees and out of pocket expenses incurred by any Advisor in connection with the preparation or implementation of the Closing (including, without limitation, the perfection of the Collateral), (iii) the Agents for all of their fees and out-of-pocket expenses as provided in the Fee Letters, and (iv) the Agents and each of the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) in connection with (A) the administration of this Agreement and the Loan Documents, the enforcement of the Collateral, any enforcement or collection proceedings resulting from the occurrence of an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceedings affecting creditors’ rights generally, and (B) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement and the other Loan Documents (whether or not consummated); provided that the payment of any fees or expenses of any Advisor by the Obligors pursuant to clauses (a)(i) and (a)(ii) of this Section 12.4 shall be made in accordance with the Advisor Fee Letters.

(b) The Obligors hereby agree, on a joint and several basis, to indemnify each Lender Party, each of its Affiliates and its and their respective directors, officers, employees, representatives, attorneys and agents (each an “indemnified person”) from, and hold each of them harmless against, any and all losses, liabilities, obligations, penalties, actions, judgments, suits, costs, claims, damages, disbursements or expenses (including, without limitation, any Environmental Claim) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation, arbitration or other proceeding (whether or not the indemnified person is a party thereto) (including any threatened investigation, litigation, arbitration or other proceeding) relating to the Loan Documents and/or the use or proposed use by the Borrower of the proceeds of the Loans or the consummation of any transactions contemplated herein or in any other Loan Document, including the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred with respect to Taxes (for which a separate indemnity is provided in Section 4.5(b)) or by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a final, nonappealable judgment by a court of competent jurisdiction). In no event shall any Obligor or any Lender Party be liable to any Person for any punitive or consequential damages in connection with any of the Loan Documents, except that the Obligors shall indemnify the Lender Parties for any punitive or consequential damages

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which are incurred by any Lender Party in connection with any third-party judgment imposed on such Lender Party in accordance with the immediately preceding sentence.

(c) To the extent that any undertaking in clause (b) may be unenforceable if it would violate any Applicable Law or public policy, the Obligors shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertaking.

(d) All amounts payable or indemnifiable under this Article XII shall be immediately due and payable on demand. All amounts paid and costs incurred by any Lender Party in respect to any matter payable or indemnifiable under this Section shall, if not so paid or reimbursed by the Obligors before the date that is fifteen (15) Business Days after the date on which the Obligors were requested in writing to make such payment, be an Event of Default and bear interest from the date of such request at the Default Rate. The provisions of, and the obligations of the Obligors under, this Section 12.4 shall survive the termination of this Agreement.

Section 12.5 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that, except as otherwise set forth in this Agreement, none of the Obligors may assign or transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each of the Lenders (and any attempted assignment or transfer by the Borrower without such prior written consent shall be null and void ab initio).

Section 12.6 Amendments, Etc. Except as otherwise expressly provided in this Agreement and subject to Section 12.25, no amendment or waiver of any provision of this Agreement and (except as specifically provided therein) any other Loan Document, nor consent to any departure by any Obligor therefrom, shall in any event become effective unless the same shall be in writing and signed by the applicable Obligor(s), the Administrative Agent and the Majority Lenders (or the applicable Collateral Agent upon the written instruction of the Majority Lenders); provided that:

(a) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall: (i) increase, extend the term of or reinstate the Commitments (except pursuant to a Facility Increase Amendment in accordance with Section 2.1(b)), (ii) extend the date fixed (or the currency) for the payment of principal of or interest on any Loans or any fee payable to the Lenders under the Loan Documents, (iii) reduce the amount of any payment of principal or any amount payable by any Obligor under any Loan Document or (iv) reduce the rate at which interest is payable thereon or any fee is payable to the Lenders under the Loan Documents.

(b) no amendment, supplement or waiver, unless by an instrument signed by all Lenders shall: (i) alter the terms of Section 3.6 or Section 3.9(b) or the terms of this Section 12.6 (or otherwise alter the pro rata treatment of the Lenders), (ii) release all or any portion of the Rights or the Collateral (except as expressly otherwise provided in the Loan Documents), (iii) release any Obligor from any payment obligation or indemnity under any Loan Document or the Guarantors from their respective Guarantees hereunder or modify any of the defined terms included therein, or (iv) modify the definition of the term “Majority Lenders” or “Required Lenders” or modify in any other manner the number or percentage of the Lenders

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required to make any determinations or waive any rights under the Loan Documents or to modify any provision thereof;

(c) no amendment, supplement or waiver, unless by an instrument signed by the Required Lenders shall release any Obligor from any obligation under Section 8.12;

(d) any modification or supplement of Article X, or of any of the rights or duties of an Agent under the Loan Documents, shall also require the consent of such Agent;

(e) any modifications, supplements or waivers of the Fee Letters shall be entered into solely by the parties thereto (it being understood that no other Person shall have any rights with respect thereto, including to receive a copy thereof); and

(f) the Administrative Agent may, with the consent of the Obligors only, amend, modify or supplement this Agreement to add any additional Guarantor pursuant to Section 8.25.

Notwithstanding anything to the contrary contained herein, each Lender agrees that neither the consent of the Majority Lenders nor the consent of any Lender individually shall be required in connection with the execution of one or more Facility Increase Amendments in order to implement the addition of Loans by Additional Lenders as contemplated in Section 2.1(b). No Obligor (nor any other Person on their behalf) shall directly or indirectly pay or cause to be paid any remuneration in any manner whatsoever to any Lender as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the Loan Documents unless such remuneration is concurrently paid ratably to each Lender even if any such Lender is not required to or did not consent to such waiver or amendment.

Section 12.7 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Lender Parties and their permitted successors and assigns and, to the extent provided herein, the Affiliates of the Lender Parties, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

Section 12.8 Assignments and Participations.

(a) Each Lender may, in accordance with Applicable Law and this Section 12.8, assign its Loan or any portion thereof to any other Person (other than any Aracruz Party or any Affiliate thereof) by execution of an Assignment Agreement; provided that:

(i) any such partial assignment (other than to another Lender) shall be in an amount at least equal to U.S.$1,000,000 or an integral multiple of U.S.$500,000 in excess thereof (or, if less, all of such Lender’s remaining Loan);

(ii) each such assignment shall be to an Eligible Assignee;

(iii) upon each such assignment, the assignor and assignee shall deliver an Assignment Agreement to the Administrative Agent;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

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(v) each such assignment does not and will not constitute or otherwise result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended.

(b) Upon the effective date of the assignment to be effected by an Assignment Agreement and registration thereof in the Register pursuant to Section 12.8(d), the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Commitment (or portion thereof) assigned to it and specified in such Assignment Agreement (in addition to the Commitment, if any, theretofore held by such assignee), and the assigning Lender shall, to the extent of such assignment of its Commitment, be released from the Commitment (or portion thereof) so assigned. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) payment by the assigning or assignee Lender to the Administrative Agent of an assignment fee of U.S.$3,000, the Administrative Agent shall: (A) promptly accept such Assignment Agreement and (B) on the effective date determined pursuant thereto record such assignment in the Register and give notice of such acceptance and recordation to the assigning Lender, its assignee and the Obligors. Notwithstanding anything to the contrary contained herein, the Obligors shall not be obligated to pay to any Lender any amount under Section 4.1, Section 4.3, Section 4.4 and Section 4.5 that is greater than the amount that the Obligors would have been obligated to pay such Lender’s assignor if such assigning Lender had not assigned to such Lender any of its rights under this Agreement, unless at the time such assignment is made: (1) the circumstances giving rise to such greater payments did not exist or (2) the Borrower consents in writing to such greater obligation. Notwithstanding the foregoing, no such assignment shall be allowed if the assignor thereof (if it is assigning less than all of its Loans) would, after such assignment, have less than U.S.$1,000,000 in Loans (such amount to be reduced on a pro rata basis upon the receipt of any payment of principal on the Loans) or Commitments. Any assignment in contravention of the provisions of this paragraph shall be null and void ab initio.

(c) Upon the request of the assigning Lender and presentment of its existing Note, the Borrower shall execute and deliver, in any event within seven (7) Business Days after its receipt of such notice, at the Borrower’s expense, one (1) or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the principal amount of the surrendered Notes. Each such new Note shall be dated the effective date of the Assignment Agreement and in such principal amount and be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the relevant surrendered Note(s) or dated the date of the relevant surrendered Note(s) if no interest shall have been paid thereon. Notes shall not be issued or transferred in denominations of less than U.S.$1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one (1) Note may be issued in a denomination of less than U.S.$1,000,000.

(d) The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive

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in the absence of manifest error and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. All payments under the Loan Documents or the Notes in respect of principal or interest shall be made to the appropriate Person named in the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) A Lender may assign its Loans and its rights and obligations thereunder only by complying with the terms of this Agreement. No such assignment shall be effected until, and such assignee shall succeed to the rights of a holder only upon, final acceptance and registration of the assignment by the Administrative Agent in the Register. Prior to the registration of any assignment of Loans by a holder as provided herein, each Agent may treat the Person in whose name the Lenders are registered as the owner thereof for all purposes and as the Person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding. If requested by the Borrower or the Administrative Agent, the assignee shall provide the Borrower with a fully executed U.S. Internal Revenue Service Form W-9 or applicable Form W-8 or such other forms or certificates evidencing such transferees exemption from “backup withholding taxes” imposed pursuant to Section 3406 of the Internal Revenue Code of 1986, as amended, as may be reasonably requested by the Borrower.

(f) If any Lender assigns all or a part of its Loans and its rights and obligations hereunder to any other Person pursuant to the provisions hereof, the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Loans and Notes, and the assignee shall be a party hereto and, to the extent that Loans and Notes and such other rights and obligations hereunder have been assigned, shall acquire such Loans and Notes and other rights and obligations of a Lender hereunder and under the other Loan Documents, and this Agreement shall be deemed to be amended to the extent necessary to reflect the transfer and assignment of such rights and obligations and the addition of such assignee, and any reference to the assigning Lender in this Agreement, the other Loan Documents or the Notes of such Lender shall thereafter refer to such Lender and to such assignee to the extent of their respective interests.

(g) Upon receipt by the Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Notes, and

(i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to each of the Borrower and the Administrative Agent; or

(ii) in the case of mutilation, upon surrender and cancellation thereof,

the Borrower, at its own expense, shall execute and deliver, in lieu thereof, new Notes, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Notes or dated the date of such lost, stolen, destroyed or mutilated Notes if no interest shall have been paid thereon.

(h) A Lender may, in accordance with Applicable Law, without the consent of any Lender Party, sell or agree to sell to one (1) or more other Persons (other than any Aracruz

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Party or any Affiliate thereof) (each a “Participant”) a participation in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and the Note held by it); provided that such Participant shall not have any rights or obligations under this Agreement (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable to any Lender under Article IV in respect of the Loans held by it, its Commitment or its Note, shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan, Commitment or Note and as if such Lender were funding such Loans or Commitment in the same way that it is funding the portion of such Loans or Commitment in which no participations have been sold (or if all of its Loans or Commitment has been so participated, in the same way that it was funding such Loans or Commitment at the time of such participation). In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it shall not, without the consent of the Participant, agree to anything requiring the vote of 100% of the applicable Lenders hereunder.

(i) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may (without notice or consent of the Administrative Agent or any other Person and without payment of any fee) assign and pledge all or any portion of its Loans and Notes to any U.S. Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the U.S. Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(j) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Obligors furnished to such Lender by or on behalf of any Obligor; provided that, before any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Obligors received by it from such Lender on the terms set forth in Section 12.21.

Section 12.9 Survival. The obligations of the Obligors under this Agreement shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made, by any Obligor herein or pursuant hereto shall survive the making of such representation and warranty.

Section 12.10 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one (1) and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Agents.

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Section 12.12 Governing Law. Except for the Barra do Riacho Security Documents, the Aracruz Share Pledge Agreement, the Aracruz Note Pledge Agreement, the Alicia Share Pledge Agreement, the Brazil Account Pledge Agreement and the Export Finance Agreement (and any notes thereunder), the Loan Documents (including, without limitation, this Agreement and the Notes) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction).

Section 12.13 Jurisdiction, Service of Process and Venue.

(a) EXCEPT FOR LEGAL ACTIONS OR PROCEEDINGS IN RELATION TO THE BARRA DO RIACHO SECURITY DOCUMENTS, THE ARACRUZ SHARE PLEDGE AGREEMENT, THE ARACRUZ NOTE PLEDGE AGREEMENT, THE ALICIA SHARE PLEDGE AGREEMENT AND THE EXPORT FINANCE AGREEMENT (AND ANY NOTES THEREUNDER), WHICH SHALL BE SUBMITTED BY ANY PARTY HERETO TO A COMPETENT COURT IN BRAZIL, ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY ANY ARACRUZ PARTY (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY ARACRUZ PARTY IN ANY OTHER JURISDICTION). EACH OF THE OBLIGORS IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT (AS DEFINED BELOW) AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO ALL OF THE LOAN DOCUMENTS AND ALL OTHER RELATED AGREEMENTS TO WHICH IT IS A PARTY) IN NEW YORK, NEW YORK.

(b) Each Obligor hereby irrevocably appoints National Corporate Research Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th Floor, New York, New York 10016, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement and the other Loan Documents, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Obligor (as applicable) shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan

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as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. Each Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c) Nothing herein shall in any way be deemed to limit the ability of any Lender Party to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any Person in such other jurisdictions, including but not limited to Brazil, and in such manner, as may be permitted by Applicable Law.

(d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.

(e) Each Obligor irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any of the other Loan Document(s) should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by such Obligor relating in any way to this Agreement and/or the other Loan Documents, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, each Obligor shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by such Obligor.

Section 12.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.14 AND

105

EXECUTED BY EACH OF THE PARTIES HERETO THAT IS A PARTY IN ANY SUCH ACTION, LITIGATION OR PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER, EXCEPT TO THE EXTENT WAIVED IN WRITING AS SET FORTH ABOVE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

Section 12.15 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

Section 12.16 Judgment Currency. This is an international loan transaction in which the specification of U.S. Dollars and payment in New York City is of the essence, and the obligations of the Obligors under this Agreement and the other Loan Documents to each Lender Party to make payment in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the payee may in accordance with normal banking procedures purchase U.S. Dollars in the amount originally due to the payee with the judgment currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. Dollars into another currency (in this Section called the “judgment currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such U.S. Dollars at New York, New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered. The obligations of the Obligors in respect of any such sum due from it to the payee hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer U.S. Dollars to New York City with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in U.S. Dollars, the amount (if any) by which the sum originally due to such Entitled Person in U.S. Dollars hereunder exceeds the amount of the U.S. Dollars so purchased and transferred. If the amount of U.S. Dollars so purchased and transferred to the Entitled Person exceeds the amount originally due to such Entitled Person, then such Entitled Person shall transfer, or caused to be transferred, to the Borrower the amount of such excess.

Section 12.17 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement

106

and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation thereof.

Section 12.18 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 12.19 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

Section 12.20 No Fiduciary Relationship or Partnership. Each of the Obligors acknowledges that neither any Agent nor any other Lender Party has any fiduciary relationship with, or fiduciary duty to, any Obligor arising out of or in connection with this Agreement or any other of the Loan Documents. Each of the Obligors recognizes that each Agent, each Lender Party and their respective Affiliates may have economic interests that conflict with those of the Borrower, its shareholders and/or its Affiliates. Each of the Obligors agrees that the relationship between the Administrative Agent and the Lenders, on the one hand, and the Obligors, on the other, in connection herewith or therewith is solely that of debtor and creditor and that nothing in the Loan Documents or otherwise shall be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Obligors, its shareholders or its Affiliates, on the other. Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership; tenancy in common, joint tenancy, joint venture or co-ownership by or between any Lender on the one hand, and any other Lender, any Obligor or any other Person, on the other hand.

The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the negotiation of the Loan Documents, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Obligor, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the negotiation of the Loan Documents (irrespective of whether any Lender Party has advised, is currently advising or will advise any Obligor, its shareholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, shareholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions the transactions contemplated by the Loan Documents. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Obligor, in connection with such transaction or the process leading thereto. No Lender Party shall in any way be responsible or liable for the debts, losses, obligations or duties of the Obligors or any other Person other than itself.

107

Section 12.21 Confidentiality. Each Lender Party agrees to hold all Confidential Information obtained pursuant to the Loan Documents or the transactions contemplated hereby in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices; provided that nothing herein shall prevent any Lender from disclosing such information: (a) to any Affiliate of such Lender Party and to their respective advisors or any other Lender or Agent solely in connection with the Loan Documents and the transactions contemplated thereby, (b) upon the order of any court or administrative agency or otherwise to the extent required by Applicable Law, (c) to bank examiners or upon the request or demand of any other regulatory agency or authority, (d) that had been publicly disclosed other than as a result of a disclosure by any Agent or Lender prohibited by this Agreement, (e) in connection with any litigation to which any one (1) or more of the Lenders or Agents (in each case, including to any of their respective employees, counsel, representatives or other agents) is a party, or in connection with the exercise of any remedy hereunder or under the, other Loan Documents, (f) to such Lender’s or Agent’s legal counsel and independent auditors and accountants, (g) that was in such Lender Party’s possession prior to the disclosure by any Aracruz Party to such Lender Party, provided that the source of such information was not known to such Lender Party to be bound by a confidentiality agreement with any Aracruz Party with respect to such information, (h) that is developed by such Lender or Agent independently of and without reference to any Confidential Information, (i) that is identified by the Obligors in writing as no longer to be considered “Confidential Information”, (j) to any actual or proposed participant or assignee provided that any actual or proposed participant or assignee has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 12.21 (including by cross reference to obligations of the Lender), and (k) to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating the any Obligor and the Loan Documents that has signed an agreement containing provisions substantially similar to or at least as restrictive as those contained in this Section 12.21 (including by cross reference to obligations of the Lender); provided further that, (i) in the case of a disclosure of the type referred to in clauses (b), (c) and (e), such Lender or Agent shall, to the extent permitted by Applicable Law, promptly notify the relevant Obligor of such intended disclosure so that the relevant Obligor may take appropriate action to protect their respective interests and (ii) each Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as provided herein.

The terms contained in the Loan Documents are confidential and, except for disclosure to the various parties thereto, their respective shareholders and such Persons’ board of directors (or similar body), officers, Affiliates, employees or professional advisors, or as may be required by Applicable Law, may not be disclosed in whole or in part by any Obligor to any other Person without the prior written consent of the Administrative Agent (acting upon the direction of the Majority Lenders); provided that each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to such Lender Party in connection with the administration and management of this Agreement and the other Loan Documents.

Section 12.22 Payments Set Aside. If any Obligor (or any Person on its behalf) makes a payment to any Lender Party, or any Lender Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into

108

by such Lender Party in its discretion) to be repaid to such Obligor (or such Person), a trustee, administrator, receiver or any other Person in connection with any insolvency proceeding or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent from whom it (or any related Lender Party) received any such amounts upon demand its pro rata share of any amount so recovered from or repaid by such Agent.

Section 12.23 Surrender of Notes. Upon the payment in full of any Loan owing to any Lender, such Lender shall promptly upon written request from the Borrower surrender the corresponding Note to the Administrative Agent, which shall promptly surrender the same to the Borrower for cancellation.

Section 12.24 USA PATRIOT Act Notice. Each Lender subject to the requirements of the Patriot Act, the Administrative Agent (for itself and not on behalf of any Lender) and each Collateral Agent (for itself and not on behalf of any Lender) hereby notifies each party hereto that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each such party, which information includes the name and address of each such party and other reasonable information that will allow such Lender, the Administrative Agent or either Collateral Agent, as applicable, to identify such party in accordance with the Patriot Act.

Section 12.25 Loans Held by the Aracruz Parties or their Affiliates. If, notwithstanding the provisions of Section 12.8(a), any Aracruz Party or any Affiliate thereof is or becomes a Lender, in determining whether the Lenders of the requisite aggregate Commitments or requisite aggregate principal amount of the Loans outstanding have concurred in any direction, consent or waiver under this Agreement, any Loans held by any such Persons shall be disregarded and not be deemed Loans for the purpose of any such determination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD., as the Borrower

By:	/s/ [Illegible]

Name:	[Illegible]
Title:	Managing Director

By:	/s/ Marcos Grodetzky

Name:	Marcos Grodetzky
Title:	Managing Director

[SEAL]

ARACRUZ CELULOSE S.A., as a Guarantor

By:	/s/ [Illegible]

Name:	[Illegible]
Title:	CEO

By:	/s/ Marcos Grodetzky

Name:	Marcos Grodetzky
Title:	CFO and [Illegible] Relations Officer

ALICIA PAPÉIS S.A.,
as a Guarantor

By:	/s/ [Illegible]

Name:	[Illegible]
Title:	CEO

By:	/s/ Marcos Grodetzky

Name:	Marcos Grodetzky
Title:	Officer

ARACRUZ CELULOSE (USA), INC.,
as a Guarantor

By:	/s/ [Illegible]

Name:	[Illegible]
Title:	President

By:	/s/ Marcos Grodetzky

Name:	Marcos Grodetzky
Title:	Vice President and Treasurer

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., GRAND CAYMAN BRANCH, as Lender

By:	/s/ Nurys Maleki
Name:	NURYS MALEKI
Title:	Vice President Global Trade Finance

By:	/s/ Mauricio Paz
Name:	MAURICIO PAZ
Title:	Vice President Global Trade Finance

Signature page to

Export Prepayment Facility Agreement and Secured Loan

BANCO ITAÚ BBA S.A., NASSAU BRANCH, as Lender

By:	/s/ [Illegible]
Name:	[ILLEGIBLE]
Title:	ATTORNEY - IN - FACT

By:	/s/ Esther Maria Ferrando
Name:	ESTHER MARIA FERRANDO
Title:	ATTORNEY - IN - FACT

Signature page to

Export Prepayment Facility Agreement and Secured Loan

BANCO SANTANDER, S.A., as Lender

By:	/s/ Jorge Tapia
Name:	Jorge Tapia
Title:	Managing Director

By:	/s/ Fernando Lardies
Name:	Fernando Lardies
Title:	Managing Director

Signature page to

Export Prepayment Facility Agreement and Secured Loan

BANCO SANTANDER, S.A. — Grand Cayman Branch,

as Lender

By:	/s/ [Illegible]
Name:	[Illegible]
Title:	[Illegible]

By:	/s/ [Illegible]
Name:	[Illegible]
Title:	General Manager

Signature page to

Export Prepayment Facility Agreement and Secured Loan

BARCLAYS BANK PLC, as Lender

By:	/s/ Myles Kassin
Name:	Myles Kassin
Title:	Director

Signature page to

Export Prepayment Facility Agreement and Secured Loan

BNP Paribas as Lender

By:	/s/ Florence Pourchet
Name:	Florence POURCHET
Title:	MD

By:	/s/ [Illegible]
Name:	[Illegible]
Title:	Vice President

Signature page to

Export Prepayment Facility Agreement and Secured Loan

Calyon New York Branch as Lender

By:	/s/ David Rigaud
Name:	David Rigaud
Title:	Managing Director

By:	/s/ Kevin Flood
Name:	Kevin Flood
Title:	Vice President

Signature page to

Export Prepayment Facility Agreement and Secured Loan

CITIBANK, N.A.
as Lender

By:	/s/ [Illgebile]
Name:	[Illgebile]
Title:	[Illgebile]

By:
Name:
Title:

Signature page to

Export Prepayment Facility Agreement and Secured Loan

DEUTSCHE BANK AG, LONDON BRANCH,
as Lender

By:	/s/ Charlotte Masquelier
Name:	Charlotte Masquelier
Title:	Director

By:
Name:
Title:

Signature page to

Export Prepayment Facility Agreement and Secured Loan

DEUTSCHE BANK AG, LONDON BRANCH, as Lender

By:
Name:
Title:

By:	/s/ Simon Goldsworthy
Name:	SIMON GOLDSWORTHY
Title:	LEGAL COUNSEL

Signature page to

Export Prepayment Facility Agreement and Secured Loan

GOLDMAN SACHS BANK (EUROPE) PLC, as Lender

By:	/s/ Juan Carlos Lorenzo
Name:	Juan Carlos Lorenzo
Title:	Authorized Signatory

Signature page to

Export Prepayment Facility Agreement and Secured Loan

HSBC BANK BRASIL SA - BANCO MÚLTIPLO, GRAND CAYMAN BRANCH, as Lender

By:	/s/ [Illegible]
Name:	[Illegible]
Title:

By:	/s/ [Illegible]
Name:	[Illegible]
Title:

Signature page to

Export Prepayment Facility Agreement and Secured Loan

ING BANK N.V. , Curaçao Branch, as Lender

By:	/s/ Mauro Rego
Name:	MAURO REGO
Title:	Attorney-in-Fact

By:	/s/ Luis Carlos Fabozzi
Name:	Luis Carlos Fabozzi
Title:	Attorney-in-Fact

Signature page to

Export Prepayment Facility Agreement and Secured Loan

J.P. MORGAN EUROPE LIMITED, as Lender

By:	/s/ Ian Lyall
Name:	IAN LYALL
Title:	MANAGING DIRECTOR

By:
Name:
Title:

Signature page to

Export Prepayment Facility Agreement and Secured Loan

LEHMAN BROTHERS SPECIAL FINANCING INC. - DIP

as Lender

By:	/s/ Gerald Pietroforte
Name:	Gerald Pietroforte
Title:	Vice President

Signature page to

Export Prepayment Facility Agreement and Secured Loan

MERRILL LYNCH CREDIT PRODUCS, LLC, as Lender

By:	/s/ Brian Weinstein
Name:	Brian Weinstein
Title:	Vice President

Signature page to

Export Prepayment Facility Agreement and Secured Loan

THE BANK OF NEW YORK MELLON, as U.S. Collateral Agent

By:	/s/ Marcia Nascimento

Name:	MARCIA NASCIMENTO
Title:	ASSISTANT VICE PRESIDENT

BNY MELLON SERVIÇOS FINANÇEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as Brazil Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

THE BANK OF NEW YORK MELLON, as U.S. Collateral Agent

By:

Name:
Title:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as Brazil Collateral Agent

By:	/s/ [Illegible]

Name:	[Illegible]
Title:	Director

By:	/s/ Luisa Saboia

Name:	Luisa Saboia
Title:	Procuradora

Signaturé page to Export Prepayment Facility Agreement and Secured Loan

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Wanda Camacho
Name:	Wanda Camacho
Title:	Vice President

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

Signature page to

Export Prepayment Facility Agreement and Secured Loan

ANNEX 1

to Export Prepayment Facility Agreement and Secured Loan

LENDERS AND COMMITMENTS

Aracruz
Export Prepayment Facility and Secured Loan

Lender	Loan Amount
Banco Bilbao Viscaya Argentaria S.A., Grand Cayman Branch	US$45,000,000
Banco Itaú BBA S/A - Nassau Branch	US$ equivalent of R$101,285,000(1)
Banco Santander S.A.	US$310,000,000
Banco Santander (Brasil) S.A., Grand Cayman Branch	US$ equivalent of R$695,393,919(1)
Barclays Bank plc	US$30,965,947
BNP Paribas	US$ equivalent of R$411,801,000(1)
Calyon New York Branch	US$469,660,417
Citibank, N.A.	US$219,281,110
Deutsche Bank AG, London Branch	US$275,000,000
Goldman Sachs Bank (Europe) Plc	US$ equivalent of R$93,450,000(1)
HSBC Bank Brazil S.A. - Banco Múltiplo Grand Cayman Branch	US$ equivalent of R$270,403,500(1)
ING Bank N.V., Curaçao Branch	US$100,000,000
J.P. Morgan Europe Limited	US$303,956,128
Lehman Brothers Special Financing Inc.- DIP	US$73,400,000
Merrill Lynch Credit Products, LLC	US$40,889,272

(1) U.S. Dollar amount of the Loan to be calculated pursuant to Section 2.1(a)(i) based on the FX Rate as of the close of business on the date that is two (2) Business Days prior to the Closing Date.

ANNEX 2

to Export Prepayment Facility Agreement and Secured Loan

ADDRESSES FOR NOTICES

Lender	Address

Banco Bilbao Viscaya Argentaria S.A., Grand Cayman Branch	1345 Avenue of the Americas, 45th Floor New York, NY 100023

Head of Trade Finance North America Attn: Erich Michel Facsimile: (212) 333-2904 Telephone: (212) 728-1500

Banco Itaú BBA S/A - Nassau Branch	West Bay Street P.O. Box 778 Nassau, Bahamas

Attn: Marivaldo Pires de Carvalho Sergio Alves da Silva Facsimile: (55 11) 3708-8141 Telephone: (55 11) 3708-8011

Banco Santander, S.A.	Rua Hungria, 1400, 7th Floor Jardim Europa São Paulo — SP Brazil

Attn: Vanessa Berrio Vélez Facsimile: (34 91) 257-1681 Telephone: (34 91) 289-1028

Attn: Remedio Cantalapiedra Villafranca Facsimile: (34 91) 257-1681 Telephone: (34 91) 289-1389

Banco Santander (Brasil) S.A., Grand Cayman Branch	Av. Brigadeiro Luiz Antônio, 1827 Bela Vista 01317-002 - São Paulo — SP Brazil

Manager - SCO Ativos Attn: Julio César Molento Facimile: (55 11) 5538-5771 Telephone: (55 11) 52192-2122

Barclays Bank plc	Barclays Capital 5 The North Colonnade Canary Wharf, London E14 4BB, United Kingdom

Attn: Lisa Bartrip Facsimile: (44 20) 7773-4854 Telephone: (44 20) 777-38573

Barclays Capital 1 Royal Mint Court, London EC3N 4HH, United Kingdom

Attn: Malcolm Heard Facsimile: (44 20) 7773-6808 Telephone: (44 20) 313 45184 Attn: Michael Hopton Facsimile: (44 20) 7773-6808 Telephone: (44 20) 313-45251

Barclays Capital 200 Park Avenue New York, NY 10166 Barclays Capital Legal Department

Attn: Emilio Jimenez Facsimile (212) 412-3040 Telephone: (212) 412-7538

BNP Paribas	787 Seventh Ave., 9th Floor New York, NY 10019

Attn: Ana Seghini Facsimile: (212) 841-2537 Telephone: (212) 841-2042

Calyon New York Branch	1301 Avenue of the Americas, 20th Floor New York, NY 10019

Latin America Group Attn: Kevin Bautista Kevin Flood Facsimile: (212) 261-3402 Telephone: (212) 261-7253

2

Citibank, N.A.	Av. Francisco Matarazzo, 1500
Torre Los Angeles, 8th Floor
05001-100 - São Paulo, SP
Brazil

Attn: Paulo Stavale
Claudete Silva
Facsimile: (55 11) 2122-2039

Deutsche Bank AG, London Branch	Winchester House
1 Great Winchester Street
London EC2N 2DB

Attn: Charlotte Masquelier
Eduardo Robinovich
Nick Khoo
Gonzalo Barbon
Rene Burgos
Facsimile: (44 11) 322-36460
(44 20) 754-59241
(212) 797-5421
Telephone: (44 20) 754-54446
(212) 250-3106
(212) 250-9906

Goldman Sachs Bank (Europe) Plc	133 Fleet Street
London EC4A 2BB
United Kingdom

Attn: Zakia Mannan
Facsimile: (44 20) 7552-7070
Telephone: (44 20) 7774-1249

Attn: Theng-Theng Tay
Facsimile: (44 20) 7552-7070
Telephone: (44 20) 7051-0935

HSBC Bank Brazil S.A. - Banco Múltiplo	Strathvale House, 2nd Floor, North Church Street
Grand Cayman Branch	Grand Cayman, Cayman Islands

Attn: Maria Alejandra Conti
Marco A. Sanches
Doraci W. Pinto
Crisitiane G. Santos
Facsimile: (55 11) 3847-5399

3

ING BankN.V., Curaçao Branch	Av. Pres. Juscelino Kubitschek, 510, 3rd Floor 04543-000 - São Paulo, SP Brazil

Vice President — Settlements Attn: Mauro Rego Facsimile: (55 11) 4504-6302 Telephone: (55 11) 45046439

Associate — Settlements Attn: Alcides Santos Facsimile: (55 11) 4504-6302 Telephone: (55 11) 4504-6471

J.P. Morgan Europe Limited	277 Park Avenue, 8th Floor New York, NY 10172

Attn: Manochere Alamgir Facsimile: (212) 622-4557 Telephone: (212) 622-4504

Lehman Brothers Special Financing Inc.- DIP	1271 Sixth Ave, 38th Floor New York, NY 10020

Deal Closing & Servicing Department Attn: John O’Shea Facsimile: (646) 758-4993 Telephone: (646) 333-8869

High Yield Loan Portfolio Group Attn: Randall Braunfeld Facsimile: (646) 607-9172 Telephone: (646) 333-9878

Merrill Lynch Credit Products, LLC	One Bryant Park, 4th floor New York, NY 10036

Attn: Melvina Lecaros Paul Acomb Pankaj Jhamb Facsimile: (646) 736-5378

4

EXHIBIT A

to Export Prepayment Facility Agreement and Secured Loan

FORM OF PROMISSORY NOTE

U.S.$	Dated: , 2009
New York, New York

FOR VALUE RECEIVED, ARACRUZ TRADING INTERNATIONAL LTD., a company duly organized and validly existing under the laws of Hungary (the “Borrower”), hereby unconditionally promises to pay to [insert name] (the “Lender”), or its registered assign in accordance with the terms of the Credit Agreement (as defined below), the principal sum of [principal amount] Dollars, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009, among the Lender, the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as the Guarantors, the other lenders party thereto, Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount hereof at the rate(s), and payable at the times, specified in the Credit Agreement, and to pay interest on any overdue amount as provided in the Credit Agreement.

Both principal and interest are payable at the office of Deutsche Bank Trust Company Americas, located at 60 Wall Street, New York, New York 10005, as the Administrative Agent under the Credit Agreement, in immediately available funds, in each case in Dollars, free and clear of and without deduction for any and all present and future Taxes, all as set forth in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other provisions, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives diligence, presentment, demand of payment, protest or notice in connection with this Note.

This Note shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY OBLIGOR OR WITH RESPECT TO OR ARISING OUT OF THIS NOTE MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE

COUNTY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS NOTE, EACH OBLIGOR ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY ANY OBLIGOR (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY ARACRUZ PARTY IN ANY OTHER JURISDICTION). EACH OF THE OBLIGORS IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS IN NEW YORK, NEW YORK.

In the event of commencement of suit to enforce payment of this Note and accrued interest, if any, the Borrower agrees to pay such additional sums for documented expenses and attorney fees as the court may adjudge reasonable.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered as of the day and year first written above.

ARACRUZ TRADING INTERNATIONAL LTD., as Borrower

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:

Name:

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered as of the day and year first written above.

PAYMENT GUARANTEED BY

Aracruz Celulose S.A., as Guarantor

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:

Name:

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered as of the day and year first written above.

PAYMENT GUARANTEED BY

Alicia Papéis S.A., as Guarantor

ALICIA PAPÉIS S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:

Name:

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed and delivered as of the day and year first written above.

PAYMENT GUARANTEED BY

Aracruz Celulose S.A. (USA), as Guarantor

ARACRUZ CELULOSE (USA), INC.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:

Name:

EXHIBIT B

to Export Prepayment Facility Agreement and Secured Loan

FORM OF NOTICE OF BORROWING

Date:                   , 2009

To:                                                                             Deutsche Bank Trust Company Americas, as the Administrative Agent under the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as Guarantors, certain lenders party thereto, the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement (terms defined therein being used herein as therein defined) and, pursuant to Section 2.2 of the Credit Agreement, hereby gives you irrevocable notice of the Borrowing (the “Proposed Borrowing”) of the Loans under the Credit Agreement.

The Business Day of the Proposed Borrowing is                                 , 2009.

We certify that, on the date hereof, and on the date of the Proposed Borrowing, both before and after giving effect to the borrowing of the Loans and to the application of the proceeds therefrom, the representations and warranties made by the Obligors contained in the Loan Documents (including Article VII of the Credit Agreement) are and will be true in all material respects as though made on and as of each such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), giving effect to the Proposed Borrowing and to the application of the proceeds thereof.

In connection with the Proposed Borrowing, Aracruz Celulose will deliver, no later than 9:00 a.m. New York City time one (1) Business Day prior to the date of the Proposed Borrowing, instructions to the Administrative Agent, substantially in the form attached hereto as Annex A, instructing each Funding Lender to deposit the amount requested in U.S. Dollars in the account specified.

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be executed by its respective duly authorized officials, officers or agents as of this date.

Very truly yours,

ARACRUZ TRADING INTERNATIONAL LTD.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Notice of

Borrowing

B-2

ANNEX A

to Form of Notice of Borrowing

, 2009

To: Administrative Agent
Deutsche Bank Trust Company Americas
60 Wall Street
Mailstop: NYC60-2710
New York, NY 10005
Facsimile No.: [                              ]
Attn: [                              ]
Re: Aracruz

Ladies and Gentlemen,

Reference is made to the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as Guarantors, certain lenders party thereto, Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent.

We hereby authorize and instruct you, Deutsche Bank Trust Company Americas, as the Administrative Agent under the Credit Agreement, to:

(a) instruct each Funding Lender (as listed below) to deposit, on or prior to 11:00 a.m. New York City time on [date], the date of the Proposed Borrowing, the principal amounts of U.S. Dollars opposite such Funding Lender’s name into the account specified opposite such Funding Lender’s name below.

Funding Lender	Amount (in US$)(1)	Institution/Account #
Banco Santander, S.A. - Grand Cayman Branch
BNP Paribas
Goldman Sachs Bank (Europe) Plc
Banco Itaú BBA S/A - Nassau Branch
HSBC Bank Brasil S.A.-Banco Múltiplo Grand Cayman Branch

(1) Note: US dollar amount to be converted using FX Rate, which means, as of any date of determination, the Real/U.S. Dollar offered rate for U.S. Dollars at the close of business on such date of determination, expressed as the amount of Reais per one U.S. Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or Rates for Accounting Purposes), bid rate minus          pps.

Yours faithfully,

ARACRUZ CELULOSE S.A.,

By:
Name:
Title:

Direction Letter

EXHIBIT C

to Export Prepayment Facility Agreement and Secured Loan

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated as of [                          ], 2009 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) among ARACRUZ TRADING INTERNATIONAL LTD., a limited liability company organized under the laws of Hungary, with its principal place of business at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-09-107520 (the “Borrower”), ARACRUZ CELULOSE S.A., a Brazilian corporation, with its principal place of business at Rodovia Aracruz/Barra do Riacho, Km 25, s/n, in the City of Aracruz, State of Espírito Santo, Brazil (“Aracruz Celulose”) and THE BANK OF NEW YORK MELLON, as the U.S. collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”).

RECITALS

WHEREAS, the Borrower, Aracruz Celulose and the U.S. Collateral Agent desire to amend and restate the Security Agreement, dated as of February 6, 2009, among the Borrower, Aracruz Celulose and the U.S. Collateral Agent (as amended by the Resignation and Assignment Agreement dated as of February 18, 2006, among BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as former collateral agent under the Security Agreement, the Collateral Agent, the Borrower and Aracruz Celulose);

WHEREAS, the Borrower, Aracruz Celulose, the Lenders, the U.S. Collateral Agent, BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”), and Deutsche Bank Trust Company Americas, as the Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), are parties to the Aracruz Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (the “Credit Agreement”), pursuant to which the Lenders have agreed to make or extend credit in the form of the Loans to the Borrower to refinance the Terminated Derivative Obligations and the Lender Bilateral Debt (each as defined in the Credit Agreement); and

WHEREAS, a condition precedent to the Lenders’ agreement to make or extend credit in the form of the Loans is that the Borrower and Aracruz Celulose grant to the Collateral Agent a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined).

NOW, THEREFORE, to induce the Lenders to enter into the Credit Agreement and to make or extend credit in the form of Loans thereunder, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the Borrower and Aracruz Celulose has agreed to pledge and grant a security interest in the Collateral as security for the Secured Obligations in the manner herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) All capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement, and the rules of interpretation set forth therein shall apply to this Agreement.

(b) The terms “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Financial Asset,” “General Intangible,” “Instrument,” “Investment Property,” “Letter-of-Credit Right, “Proceeds,” “Securities Account,” “Security Entitlement” and “Supporting Obligations,” when used herein and capitalized, shall have the meanings given such terms in Article 8 or Article 9, as the case may be, of the UCC.

(c) As used herein, the following terms shall have the following meanings:

“Acceleration Event” means, at any time, (i) the declaration by the Administrative Agent (upon the request of the Majority Lenders) of the principal amount then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Obligors under the Loan Documents to be immediately due and payable due to the occurrence and continuance of an Event of Default (as defined in the Credit Agreement) pursuant to Section 9.1 of the Credit Agreement, as evidenced by a notice from the Administrative Agent to the Collateral Agent or (ii) the occurrence and continuance of an Event of Default under Section 9.1(e), (f) or (g) under the Credit Agreement.

“Account Collateral” has the meaning set forth in Section 2.1(d).

“Administrative Agent” has the meaning set forth in the recitals hereto.

“Agreement” has the meaning set forth in the recitals hereto.

“Aracruz Collection Account” means the securities account number 476008 in the name of Aracruz Celulose established and maintained at the principal office of the Intermediary in New York, New York and designated “Aracruz Collection Account” and any successor account of such account, it being understood that payments made to the Aracruz Collection Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 # 476008.

“Aracruz Debt Service Reserve Account” means the securities account number 476009 in the name of Aracruz Celulose established and maintained at the principal office of the Intermediary in New York, New York and designated “Aracruz Debt Service Reserve Account” and any successor account of such account, it being understood that payments made to the Aracruz Debt Service Reserve Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 # 476009.

“ATI Debt Service Reserve Account” means the securities account number 680179 in the name of the Borrower established and maintained at the principal office of the Intermediary in New York, New York and designated “ATI Debt Service Reserve Account” and any successor account of such account, it being understood that payments made to the Debt Service Reserve

Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 # 680179.

“Brazil Collateral Agent” has the meaning set forth in the recitals hereto.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Accounts” means, collectively, the Debt Service Reserve Accounts and the Export Collateral Account.

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Debt Service Reserve Accounts” means, collectively, the Aracruz Debt Service Reserve Account and the ATI Debt Service Reserve Account.

“Export Collateral Account” means the securities account number 680178 in the name of the Borrower established and maintained at the principal office of the Intermediary in New York, New York under the Control of the U.S. Collateral Agent pursuant to the U.S. Account Control Agreement; it being understood that payments made to the Export Collateral Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 A/C # GLA/111-565 ATI Collection Account # 680178.

“Fee Letter” means the letter agreement, dated as of April 30, 2009, between the U.S. Collateral Agent and Aracruz Celulose, providing for the payment of fees to the U.S. Collateral Agent in connection with this Agreement, the U.S. Account Control Agreement and the transactions under the Loan Documents.

“Intermediary” means The Bank of New York Mellon, as the securities intermediary and depositary bank under the U.S. Account Control Agreement, and any successor thereto.

“Lenders” has the meaning set forth in the recitals hereto.

“Letter of Instruction” means a letter to an Eligible Offtaker substantially in the form of Exhibit A hereto.

“Loans” has the meaning set forth in the recitals hereto.

“Non-Payment Event of Default” means an Event of Default under Section 9.1(a) of the Credit Agreement.

“Process Agent” has the meaning set forth in Section 5.11(b).

“Property” of any Person means any property, rights or revenues, or interest therein, of such Person.

“Sales Collateral” has the meaning set forth in Section 2.1(a).

“Secured Obligations” shall mean the principal of and interest on the Loans under the Credit Agreement and all other amounts whatsoever now or hereafter from time to time owing under any of the Loan Documents by the Borrower or any other Obligor to any of the Secured Parties, whether direct or indirect, absolute or contingent, or due or to become due.

“Secured Parties” means the Lenders, the Administrative Agent, the U.S. Collateral Agent and any other Person (other than an Obligor, any Affiliate of any thereof or a customer of an Obligor) that has a right to receive any payment from an Obligor under the Loan Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“U.S. Account Control Agreement” means the Collateral Account Control Agreement among the Borrower, the U.S. Collateral Agent and the Intermediary dated as of the date hereof, as it may be amended, supplemented or otherwise modified from time to time, relating to the Collateral Accounts, substantially in the form of Exhibit B hereto.

“U.S. Collateral Agent” has the meaning set forth in the preamble hereto.

ARTICLE II

PLEDGE OF COLLATERAL

Section 2.1 Assignment; Grant of Security Interests. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each of the Borrower and Aracruz Celulose hereby pledges and grants to the U.S. Collateral Agent, for the benefit of the Secured Parties as hereinafter provided, a continuing first priority security interest in all of its respective right, title and interest in, to and under the following Property (collectively, the “Collateral”):

(a) the following Property, whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Sales Collateral”):

(i) each Designated Receivable identified on Schedule 1 to this Agreement, as such Schedule 1 may be amended, supplemented or replaced from time to time in accordance with the terms of this Agreement and the Credit Agreement, including all claims (including claims for damages), causes of action and other rights thereunder or benefits thereof (and any related Letter of Instructions);

(ii) all Sales Rights in respect of any Sales Agreement relating to each Designated Receivable referred to in the preceding clause (a)(i), including all claims (including claims for damages), causes of action, rights and remedies thereunder and all sums or amounts due or to become due thereunder;

(iii) to the extent not included in any of the foregoing, all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights and Supporting Obligations

evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the above;

(iv) all books and records regarding any of the foregoing; and

(v) all accessions, rents, profits, income, benefits, Proceeds, substitutions and replacements of and to any of the above (including all causes of action, claims and warranties now or hereafter held by the Borrower in respect of any of the items listed above);

(b) the Export Collateral Account and any and all Investment Property, Financial Assets or other Property (including uninvested funds) from time to time credited thereto or deposited or carried therein, any and all investments made with funds therein and any and all Proceeds of any of the foregoing;

(c) the ATI Debt Service Reserve Account and any and all Investment Property, Financial Assets or other Property (including uninvested funds) from time to time credited thereto or deposited or carried therein, any and all investments made with funds therein and any and all Proceeds of any of the foregoing;

(d) the Aracruz Debt Service Reserve Account and any and all Investment Property, Financial Assets or other Property (including uninvested funds) from time to time credited thereto or deposited or carried therein, any and all investments made with funds therein and any and all Proceeds of any of the foregoing (together with the Export Collateral Account and the ATI Debt Service Reserve Account, collectively, the “Account Collateral”);

(e) all Proceeds, Supporting Obligations, products, substitutions and replacements of or for, or relating to, any of the Sales Collateral or Account Collateral and, to the extent not otherwise included, all payments under insurance policies (whether or not the U.S. Collateral Agent is the loss payee thereof) that support an Eligible Offtaker’s obligations under its Sales Agreement(s) identified on Schedule 1 to this Agreement.

Section 2.2 The Collateral Accounts. The Borrower shall have established the ATI Debt Service Reserve Account and the Export Collateral Account and Aracruz Celulose shall have established the Aracruz Debt Service Reserve Account on or before the date hereof and shall maintain such accounts until the final payment in full of all Secured Obligations. All funds deposited into the Collateral Accounts shall be in U.S. Dollars. If any funds are proposed to be deposited into any of the Collateral Accounts in a currency other than U.S. Dollars, then the Borrower shall cause the conversion of such amounts into U.S. Dollars in accordance with the terms of the Credit Agreement.

Section 2.3 The Borrower and Aracruz Celulose Remain Liable. Anything herein to the contrary notwithstanding:

(a) the Borrower and Aracruz Celulose will remain liable under the Sales Agreements other Property included in the Collateral to the extent set forth therein, and will perform all of its respective duties and obligations under such Sales Agreements and other Collateral to the same extent as if this Agreement had not been executed;

(b) the exercise by the U.S. Collateral Agent of any of its rights hereunder will not release the Borrower or Aracruz Celulose from any of its duties or obligations under any Sales Agreements or other Property included in the Collateral; and

(c) no Secured Party will have any obligation or liability under any Sales Agreements or other Property included in the Collateral by reason of this Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of the Borrower or Aracruz Celulose thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.4 Security Interest Absolute, etc. This Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until terminated pursuant to Section 3.1(l) of this Agreement. All rights of the Secured Parties and the security interests granted to the U.S. Collateral Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations (including the Secured Obligations) of the Borrower and Aracruz Celulose hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Loan Document;

(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against the Borrower or Aracruz Celulose or any other Person under the provisions of any Loan Document, or (ii) to exercise any right or remedy against the Borrower, Aracruz Celulose or any other Person or collateral securing any obligations (including the Secured Obligations) under the provisions of any Loan Document;

(c) any extension, compromise or renewal of, or change in the time, manner or place of payment of, or any other change in any other term of, all or any part of any of the Secured Obligations;

(d) any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Aracruz Celulose hereby waives any right to or claim of) any defense or setoff, counterclaim, reimbursement, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document, in each case whether or not evidenced by a writing;

(f) any addition, exchange or release of any Collateral or of any Person that is (or will become) a guarantor of the Secured Obligations, or any surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty or Supporting Obligation held by any Secured Party securing any of the Secured Obligations; or

(g) any other circumstance (including without limitation any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, Aracruz Celulose, any surety or any guarantor.

Section 2.5 Releases from the Collateral Accounts. The parties hereto hereby agree (and each Secured Party shall be deemed to have agreed) that the Collateral Accounts, and the application and release of funds on deposit thereon, shall be governed by the U.S. Account Control Agreement and the Loan Documents.

ARTICLE III

FURTHER ASSURANCES: REMEDIES

Section 3.1 Further Assurances: Remedies. In furtherance of the grant of the pledge and security interest pursuant to Article II, each of the Borrower and Aracruz Celulose hereby agrees with the U.S. Collateral Agent for the benefit of the Secured Parties as follows:

(a) Delivery and Other Perfection. It shall:

(i) promptly deliver to the U.S. Collateral Agent any and all Collateral evidenced by a writing, in each case endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as is necessary or otherwise as the U.S. Collateral Agent (acting upon the written direction of the Administrative Agent, as instructed by the Majority Lenders) may reasonably request,

(ii) promptly give, execute, deliver, file and/or record any financing statement, notice, instrument, agreement or other document that may be required by Applicable Law or necessary or desirable (in the reasonable judgment of either Agent) to create, preserve, perfect, or validate the security interest granted pursuant hereto or to enable the U.S. Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest including, without limitation, any such actions that may be necessary or desirable in any applicable non-U.S. jurisdiction,

(iii) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as either Agent may reasonably request in order to reflect the security interests granted by this Agreement, and

(iv) permit representatives of the Agents, upon reasonable notice, at any time during normal business hours to inspect and make copies of and abstracts from its books and records pertaining to the Collateral, and permit representatives of the U.S. Collateral Agent to be present at the Borrower’s or Aracruz Celulose’s (or any of its applicable agent’s) place(s) of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any material notices or communications received by the Borrower or Aracruz Celulose with respect to the Collateral, all in such manner as any Secured Party may reasonably request.

(b) As to Commercial Tort Claims. Each of the Borrower and Aracruz Celulose hereby covenants and agrees that, until the final payment in full of the Secured Obligations and termination of this Agreement, with respect to any Commercial Tort Claim hereafter arising which are included in the Collateral, it shall (i) notify the U.S. Collateral Agent thereof and (ii) if requested by the U.S. Collateral Agent (acting upon instructions of the Administrative Agent), deliver to the U.S. Collateral Agent a supplement to this Agreement in form reasonably acceptable to the U.S. Collateral Agent (acting upon instructions of the Administrative Agent) granting the U.S. Collateral Agent a security interest in such Commercial Tort Claim.

(c) Other Financing Statements and Liens. Without the prior written consent of the U.S. Collateral Agent (acting upon instructions of the Administrative Agent), it shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement, recordation, registration or like document with respect to the Collateral in which the U.S. Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties.

(d) Preservation of Rights. Each of the Borrower and Aracruz Celulose shall, at its own cost and expense, take any and all reasonable actions necessary to defend title to the Collateral against all Persons other than the U.S. Collateral Agent and defend the security interests of the U.S. Collateral Agent in the Collateral and the priority thereof against any lien. The U.S. Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

(e) Acceleration Event or Non-Payment Event of Default. Upon the occurrence and continuance of an Acceleration Event or a Non-Payment Event of Default:

(i) the U.S. Collateral Agent (on behalf of the Secured Parties) shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not such code is in effect in the jurisdiction where the rights and remedies are asserted) and all additional rights and remedies to which a secured party is entitled under the Applicable Laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by Applicable Law, to exercise all powers of ownership pertaining to the Collateral as if the U.S. Collateral Agent were the sole and absolute owner thereof (and each of the Borrower and Aracruz Celulose agrees to take all such action as may be necessary or reasonably requested by the U.S. Collateral Agent to give effect to such right),

(ii) the U.S. Collateral Agent may, upon the written instructions of the Administrative Agent (as directed by the Majority Lenders), in its name or in the name of the Borrower, Aracruz Celulose or otherwise, demand, sue for, collect or receive any money or other Property at any time payable or receivable on account of or in exchange for any of the Collateral,

(iii) the U.S. Collateral Agent may, to the extent permitted by Applicable Law, upon the written instruction of the Administrative Agent (as directed by the Majority Lenders) and upon at least ten Business Days’ prior written notice to the Borrower and Aracruz Celulose of the time and place, sell, lease, assign or otherwise dispose of, or cause the sale, lease, assignment or other disposition of all or any part of the Collateral through agents or otherwise, at such place(s) as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by Applicable Law and cannot be waived), and any Person (including the U.S. Collateral Agent and any other Secured Party) may be the purchaser, lessee, assignee or recipient of any or all of the Collateral at any public sale (or, to the extent permitted by Applicable Law, at any private sale) and thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower or Aracruz Celulose, any such demand, notice and right or equity being hereby expressly waived and released by the Borrower and Aracruz Celulose. The U.S. Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned,

(iv) notwithstanding Section 3.1(e)(iii) above, the U.S. Collateral Agent will not be required to provide to the Borrower or Aracruz Celulose prior notice of the time and place of any sale or other intended disposition of any of the Collateral with respect to any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, and

(v) any action taken by the U.S. Collateral Agent hereunder shall be taken in good faith and in a commercially reasonable manner.

Each of the Borrower and Aracruz Celulose acknowledges that, by reason of prohibitions contained in the United States Securities Act of 1933, as amended, and applicable state securities laws, there may be a need, with respect to any sale of all or any part of the Collateral constituting securities, to limit purchasers to those who agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. If any such sale of Collateral is made in accordance with this Agreement, then the parties hereto acknowledge (and each Secured Party shall be deemed to have acknowledged) that any price obtained in a public or private sale of such Collateral shall be conclusive and binding upon each of the parties thereto and hereto (and each of the Secured Parties), to the extent permitted by Applicable Law. Nothing herein shall be deemed to be a waiver by either the Borrower or Aracruz Celulose of its respective rights under the UCC.

(f) Deficiency. If the proceeds of collection or other realization of or upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, then the Borrower and Aracruz Celulose shall remain liable for any deficiency.

(g) Books and Records; UCC Matters. Each of the Borrower and Aracruz Celulose agrees to furnish to the U.S. Collateral Agent upon at least 30 days prior written notice of any of the following: (i) a change in its legal name from that indicated in the introductory statement to this Agreement and in its organizational documents as filed with its jurisdiction of organization; (ii) a change in its organizational legal entity designation from that indicated in the introductory statement to this Agreement; (iii) a change in its jurisdiction of incorporation or formation from that indicated in the introductory statement to this Agreement and (iv) a change in the location of its chief executive office from that indicated in the introductory statement to this Agreement. Each of the Borrower and Aracruz Celulose agrees not to effect or permit any change referred to in the preceding sentence unless it is otherwise permitted by the Credit Agreement and all filings have been made under the Uniform Commercial Code or other Applicable Law that are required in order for the U.S. Collateral Agent to continue at all times following such change to have a valid, legal and perfected, security interest in the Collateral.

(h) Private Sale. It acknowledges (and each Secured Party will be deemed to have acknowledged) that any private sale of any of the Collateral may be at prices and on terms less favorable than those obtainable through a public sale and agrees (or will be deemed to have agreed) that any such private sale pursuant to Section 3.1(e)(iii) made in accordance with Applicable Law shall be deemed to have been made in a commercially reasonable manner and that the U.S. Collateral Agent shall have no obligation to engage in public sales unless required by any Applicable Law. Neither the U.S. Collateral Agent nor any of the other Secured Parties shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner and made in accordance with Applicable Law. Each of the Borrower and Aracruz Celulose hereby waives (and each Secured Party will be deemed to have waived) any claims against the U.S. Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale made in accordance with Applicable Law was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the U.S. Collateral Agent accepts the first offer received and does not offer such sold Collateral to more than one offeree.

(i) Clean Sale. Upon any sale of Collateral under this Section made in accordance with Applicable Law, the U.S. Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any Lien, claim or right of any kind, and each of the Borrower and Aracruz Celulose, to the extent permitted by Applicable Law, hereby specifically waives all rights of redemption, stay or appraisal that it has or may have under any Applicable Law with respect thereto. The Borrower shall execute and deliver such documents and take such other actions as the U.S. Collateral Agent (acting upon written instructions of the Administrative Agent) deems necessary or advisable in order that any such sale may be made in compliance with Applicable Law.

(j) Application of Proceeds. The proceeds of any sale or disposition of all or any part of the Collateral shall be applied as provided in the Credit Agreement.

(k) Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the U.S. Collateral Agent while no Acceleration Event or Non-Payment Event of Default exists, during the existence of any Acceleration Event or Non-Payment Event of Default, the U.S. Collateral Agent is hereby appointed the attorney-in-fact of each of the Borrower and Aracruz Celulose for the purpose of carrying out the provisions of this Article and taking any action and executing and delivering any documents that the U.S. Collateral Agent (acting at the written instructions of the Administrative Agent, as directed by the Majority Lenders) may deem necessary or advisable to accomplish the purposes hereof provided that any action taken by the

U.S. Collateral Agent is taken or made in good faith and in a commercially reasonable manner, which appointment as attorney-in fact is irrevocable and coupled with an interest; it being understood that the grant of an attorney-in-fact is subject at all times to Section 2.3(c) hereof. Without limiting the generality of the foregoing, so long as the U.S. Collateral Agent shall be entitled under this Article to make collections in respect of the Collateral, the U.S. Collateral Agent shall have the right and power to receive, endorse and collect all checks and other instruments made payable to the order of the Borrower and/or Aracruz Celulose representing any payment or other distribution in respect of the Collateral (including the Designated Receivables) or any part thereof and to give full discharge for the same.

(l) Termination. If and when all of the Secured Obligations shall have been finally paid in full (other than any indemnification obligations not yet incurred), this Agreement shall terminate upon written notice from the Administrative Agent to the U.S. Collateral Agent and the U.S. Collateral Agent shall (at the written request and direction of the Borrower and at the Borrower’s cost and expense): (i) cause to be assigned, transferred and delivered, against receipt but without any recourse; warranty or representation whatsoever, any remaining Collateral (including funds received in respect thereof) to or on the order of the Borrower; (ii) deliver to the Borrower any Collateral or other Property of the Borrower or Aracruz Celulose in the possession of the U.S. Collateral Agent; and (iii) execute and file or deliver lien releases, Uniform Commercial Code termination statements and notices of termination of the U.S. Account Control Agreement. Notwithstanding the foregoing, the Liens created by this Agreement on any Products sold under the Sales Agreements shall automatically terminate upon any such sale or use.

(m) Further Assurances. It shall, at its own cost, promptly take all actions as may be required by Applicable Law or reasonably requested by the U.S. Collateral Agent (acting upon instructions of the Administrative Agent) to maintain the Lien created hereby in full force and effect and enforceable in accordance with its terms, including, without limitation, any such actions that may be necessary or desirable in any applicable non-U.S. jurisdiction and including: (i) making necessary filings and recordations, (ii) making payments of documented fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of the U.S. Collateral Agent or any other Secured Party in any Collateral, (v) publishing or otherwise delivering notice to third parties, (vi) depositing title documents, (vii) taking such other steps as are necessary or as otherwise the U.S. Collateral Agent may reasonably request to perfect and maintain the perfection of the security interest in the Collateral and (viii) taking all other actions as may be required by Applicable Law or as reasonably requested by the U.S. Collateral Agent to ensure that all after-acquired property of the Borrower intended to be covered by such Liens is subject to a valid and enforceable first priority perfected Lien in favor of the U.S. Collateral Agent (on behalf of the Secured Parties).

(n) Collections. It shall use all commercially reasonable efforts to cause to be collected from the Eligible Offtaker obligated under each Sales Agreement, as and when due (including amounts that are delinquent), any and all amounts owing under or on account of the Designated Receivables, and shall apply promptly upon payment thereof all such amounts as are so collected to the outstanding balance of such Designated Receivables. Other than in the ordinary course of business, the Borrower shall not adjust, settle or compromise the amount or payment of any Designated Receivable or Intercompany Obligation, or release wholly or partly any Eligible Offtaker or obligor thereof, or allow any credit or discount thereon. The costs and expenses (including attorneys’ fees) of collection, whether incurred by the Borrower or Aracruz Celulose, on the one hand, or by the U.S. Collateral Agent, on the other hand, shall be a joint and several obligation of the Borrower and Aracruz Celulose and shall constitute, if paid by the U.S. Collateral Agent, Secured Obligations hereunder.

(p) Collateral. Each of the Borrower and Aracruz Celulose shall perform in all material respects all of its obligations with respect to the Collateral.

(q) Acceleration Event or Non-Payment Event of Default. The U.S. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Acceleration Event or a Non-Payment Event of Default unless it has received written notice from the Administrative Agent or the Borrower specifying such Acceleration Event or Non-Payment Event of Default. The U.S. Collateral Agent shall take such action with respect to any Acceleration Event or Non-Payment Event of Default as the Majority Lenders shall direct; provided that unless and until the Collateral Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Acceleration Event or Non-Payment Event of Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that the Loan Documents expressly require that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. As of the date hereof, each of the Borrower and Aracruz Celulose represents and warrants to the Secured Parties that:

(a) Power and Authority. It (i) is an organization of the type and in the jurisdiction set forth in the introductory statement to this Agreement and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on the first page hereof and (ii) has all requisite power and authority to execute, deliver and perform this Agreement. Its exact legal name is that indicated in the introductory statement to this Agreement and is the exact name as it appears in its organizational documents as filed with the jurisdiction of its organization and on the signature page hereof.

(b) Ownership and Liens. It is (or shall be) the sole beneficial owner of the Collateral in which it grants a security interest pursuant to Article II and no Lien exists or will exist upon the Collateral at any time, other than the pledge and security interest created or provided for herein, which pledge and security interest: (i) constitute a first priority pledge and security interest in and to all of the Collateral and (ii) is perfected by the execution and delivery of the U.S. Account Control Agreement (with respect to the Account Collateral) and the filing of a UCC financing statement in the District of Columbia in favor of the U.S. Collateral Agent (with respect to the Sales Collateral).

(c) Necessary Filings and Other Actions.

(i) Other than, (A) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming the Borrower as debtor and the U.S. Collateral Agent as secured party, (B) the filing of a UCC financing statement with the Recorder of Deeds in the District of Columbia naming Aracruz Celulose, as debtor, and the U.S. Collateral Agent, as secured party, and (C) execution of an U.S. Account Control Agreement substantially in the form attached hereto as Exhibit B, all notices, filings, registrations and recordings necessary or appropriate under United States, Brazilian and Hungarian Applicable Law to create, preserve, protect and perfect the security interest granted by each of the Borrower and Aracruz Celulose to the U.S. Collateral Agent (as agent for the Secured Parties) in respect of the Collateral have been accomplished, and the security interest granted to the U.S. Collateral Agent in, to and under the Collateral existing on the date hereof (other than the Account Collateral) constitutes a valid and enforceable (and, with respect to United States, Brazilian and Hungarian Applicable Law, perfected) security interest therein, superior and prior to the rights of all other Persons therein, and, in each case, subject to no other Liens, sales, assignments, conveyances or transfers.

(ii) This Agreement (together with the U.S. Account Control Agreement) is effective to create the security interest in the Account Collateral intended to be created hereby, and the security interest granted to the U.S. Collateral Agent (as agent for the Secured Parties) in, to and under the Account Collateral constitutes a valid and enforceable perfected security interest therein, superior and prior to the rights of all other Persons therein, subject to no other Liens, sales, assignments, conveyances or transfers.

(d) Third Party Approvals. Except for the filing of UCC financing statements in the District of Columbia, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals (including the U.S. Account Control Agreement), required for the due execution, delivery and performance by Borrower and Aracruz Celulose of this Agreement and for the legality, validity or enforceability hereof have been obtained and are in full force and effect and true copies thereof have been provided to the Agents.

(e) Legal Effect. This Agreement has been duly executed and delivered by the Borrower and Aracruz Celulose and the U.S. Account Control Agreement has been duly executed and delivered by the Borrower and each such agreement is the legal, valid and binding obligation of each such Person party thereto, enforceable against it in accordance with its terms, in each case except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

(f) Other Financing Statements. Other than in connection with the security interest granted herein, no notice of assignment, UCC financing statement (or similar statement or instrument of registration under the Applicable Law of any jurisdiction) has been executed, is on file or is registered in any filing or recording office in any applicable jurisdiction by the

Borrower or Aracruz Celulose or by any other Person with respect to any interest of any kind in any of the Collateral.

(g) Consent. No consent is required for the pledge of its rights under any of its material contracts in respect of the Sales Collateral.

(h) Commercial Activity; Absence of Immunity. It is subject to civil and commercial law with respect to its obligations hereunder and under the U.S. Account Control Agreement, the Sales Agreements and the Export Finance Agreement (to the extent a party thereto), and the making and performance by it of such documents constitute private and commercial acts rather than public or governmental acts. It, or any of its Properties, is not entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under any such documents.

ARTICLE V

MISCELLANEOUS

Section 5.1 Release. The U.S. Collateral Agent hereby releases all Liens created pursuant to the Security Agreement on the Aracruz Collection Account, and agrees to promptly give, execute, deliver, file and/or record any financing statement, notice, instrument, agreement or other document that may be required by Applicable Law or necessary or desirable in order to release such Liens.

Section 5.2 Waiver. No failure on the part of the U.S. Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the U.S. Account Control Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by Applicable Law.

Section 5.3 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given in accordance with Section 12.3 of the Credit Agreement.

Section 5.4 Expenses. (a) Whether or not the transactions contemplated hereby are consummated, each of the Borrower and Aracruz Celulose agrees to pay or reimburse: (i) the U.S. Collateral Agent for all of its fees and out-of-pocket expenses as provided in the Fee Letter; and (ii) to the extent not reimbursed under clause (i), the U.S. Collateral Agent for all of its reasonable and documented out-of-pocket costs and expenses (including the reasonable and duly documented fees and expenses of legal counsel) in connection with: (A) the negotiation, preparation, execution and delivery of this Agreement, the U.S. Account Control Agreement and any related documents, any enforcement or collection proceedings resulting from the occurrence of an Acceleration Event or a Non-Payment Event of Default, as the case may be, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceedings affecting creditors’ rights generally; and (B) the negotiation or preparation of any modification, amendment, supplement or waiver of any of the terms of this Agreement, the U.S. Account Control Agreement or any other such document (whether or not consummated).

(b) All amounts payable under this Section shall be secured by the Collateral and shall be immediately due and payable on demand.

Section 5.5 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the parties hereto (with the written consent of the Majority Lenders required for the U.S. Collateral Agent’s consent; provided, however, that with respect to the release of all or any portion of the Rights or the Collateral, the consent of all Lenders shall be required). Notwithstanding the foregoing, the parties hereto agree that Schedule 1 hereto shall be deemed to be automatically amended upon the delivery of each list delivered by the Borrower pursuant to Section 5.5(a) of the Credit Agreement to incorporate the Designated Receivables and corresponding Sales Agreements identified therein. Further to this obligation, upon notice to the U.S. Collateral Agent, the Borrower is hereby authorized to file amendments from time to time to any financing statements filed with respect to the Sales Collateral to reflect any such amendments to Schedule 1 hereto, including, without limitation, adding or removing names of Eligible Offtakers from the description of Sales Collateral, a copy of each such amendment, acknowledged by the relevant filing office, to be provided by the Borrower to the U.S. Collateral Agent promptly upon the Borrower’s receipt of an acknowledgement of such filing from the relevant filing office. The parties further agree that Schedule 1 shall be maintained by the U.S. Collateral Agent in such format as selected by the U.S. Collateral Agent in its sole discretion and need not be physically attached to this Agreement.

Section 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 5.7 Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder), and no other Person shall be a director indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

Section 5.8 Survival. The obligations of the Borrower and Aracruz Celulose under Section 5.4 shall survive the repayment of the Secured Obligations and, in the case of any Secured Party that may assign any interest in its Secured Obligations, shall survive the making of such assignment, notwithstanding that such assigning Secured Party may cease to be a “Secured Party.”

Section 5.9 Captions. The captions and section headings appearing herein are included; solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 5.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 5.11 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 5.12 Jurisdiction, Service of Process and Venue. (a) ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY THE BORROWER OR ARACRUZ CELULOSE WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ATI OR ARACRUZ CELULOSE IN ANY OTHER JURISDICTION).

(b) Each of the Borrower and Aracruz Celulose hereby irrevocably appoints National Corporate Research Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th Floor, New York, New York 10016, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all Secured Obligations, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Borrower or Aracruz Celulose (as applicable) shall, by an instrument reasonably satisfactory to the U.S. Collateral Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the U.S. Collateral Agent. Each of the Borrower and Aracruz Celulose covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

(c) Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such process or summons in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or Aracruz Celulose in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the Borrower or Aracruz Celulose is or may be subject.

(e) Each of the Borrower and Aracruz Celulose irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement and/or any U.S. Account Control Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower or Aracruz Celulose relating in any way to this Agreement and/or any U.S. Account Control Agreement, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, each of the Borrower and Aracruz Celulose shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Borrower or Aracruz Celulose.

Section 5.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 5.13 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD.

By:
Name:
Title:

By:
Name:
Title:

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Security Agreement

THE BANK OF NEW YORK MELLON,
as the U.S. Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Security Agreement

SCHEDULE 1

to Security Agreement

List of Designated Receivables

Offtaker	Contract Number	Maturity Date	Goods Shipped	Value at Current Market Price

Total

EXHIBIT A

to Security Agreement

Form of Letter of Instructions

LETTER OF INSTRUCTIONS

,

To: [Name and Address of customer]

Ladies and Gentlemen:

We hereby irrevocably authorize and direct you that all payments made in respect of all products purchased from ATI in respect of the Sales Agreement dated                         , 200       , be made directly to [NAME OF COLLATERAL AGENT], in its capacity as U.S. Collateral Agent as follows:

[                                ]

This Letter of Instructions may not be revoked or modified, or any obligations hereunder waived (any attempt to do so being null and void ab initio) without the specific written consent of the U.S. Collateral Agent. This Letter of Instructions shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

Very truly yours,

ARACRUZ TRADING INTERNATIONAL LTD.

By:
Name:
Title:

EXHIBIT B

to Security Agreement

FORM OF U.S. ACCOUNT CONTROL AGREEMENT

(See Exhibit D to Export Prepayment Facility Agreement and Secured Loan)

EXHIBIT D

to Export Prepayment Facility Agreement and Secured Loan

COLLATERAL ACCOUNT CONTROL AGREEMENT

COLLATERAL ACCOUNT CONTROL AGREEMENT (as amended, restated or otherwise modified from time to time, the “Agreement”) dated as of [                        ], 2009 among ARACRUZ TRADING INTERNATIONAL LTD. (“ATI”), ARACRUZ CELULOSE S.A. (“Aracruz Celulose”), THE BANK OF NEW YORK MELLON, as the U.S. collateral agent pursuant to the Credit Agreement and Security Agreement referred to below (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”), and THE BANK OF NEW YORK MELLON, as the securities intermediary (in such capacity, together with its successors in such capacity, the “Intermediary”).

RECITALS

WHEREAS, ATI, as the borrower, Aracruz Celulose, as guarantor, the Lenders, Deutsche Bank Trust Company Americas, as the Administrative Agent and the U.S. Collateral Agent are parties to the Aracruz Export Prepayment Facility Agreement and Secured Loan dated as of the date hereof (as amended restated or otherwise modified from time to time, the “Credit Agreement”), pursuant to which ATI and Aracruz Celulose have agreed to establish with the Intermediary the Collateral Accounts (as defined below);

WHEREAS, pursuant to Section 2.1 of the Amended and Restated Security Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Security Agreement”), between ATI and Aracruz Celulose, on the one hand, and the U.S. Collateral Agent, on the other hand, ATI and Aracruz Celulose granted to the U.S. Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in all of their respective rights, title and interest in, to and under the Collateral Accounts and in all “financial assets” (within the meaning of Section 8-102 of the UCC) and other property from time to time credited thereto or carried therein and all security entitlements (within the meaning of Section 8-102 of the UCC) with respect thereto; and

WHEREAS, ATI, Aracruz Celulose and the U.S. Collateral Agent wish to provide for the perfection under the UCC of the security interest in the Collateral Accounts created pursuant to the Security Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Unless otherwise stated herein, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Security Agreement. In addition, the interpretative provisions of Section 1.1 of the Security Agreement are hereby included by reference as if they were set forth herein mutatis mutandi.

“Aracruz Debt Service Reserve Account” means the securities account number 476009 of Aracruz Celulose established and maintained at the principal office of the Intermediary in New York, New York under the Control of the U.S. Collateral Agent pursuant to this Agreement, it being understood that payments made to the Aracruz Debt Service Reserve Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 # 476009.

“ATI Debt Service Reserve Account” means the securities account number 680179 of ATI established and maintained at the principal office of the Intermediary in New York, New York under the Control of the U.S. Collateral Agent pursuant to this Agreement, it being understood that payments made to the ATI Debt Service Reserve Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 # 680179.

“Collateral Accounts” means, collectively, the Debt Service Reserve Accounts and the Export Collateral Account.

“Debt Service Reserve Accounts” means, collectively, the Aracruz Debt Service Reserve Account and the ATI Debt Service Reserve Account.

“Event of Default” has the meaning set forth in the Credit Agreement.

“Export Collateral Account” means the securities account number 680178 of ATI established and maintained at the principal office of the Intermediary in New York, New York under the Control of the U.S. Collateral Agent pursuant to this Agreement; it being understood that payments made to the Export Collateral Account shall be addressed as follows: The Bank of New York Mellon ABA # 021-000-018 A/C # GLA/111-565 ATI Collection Account # 680178.

SECTION 2. Establishment of Collateral Accounts. (a) The Intermediary confirms, represents and warrants that: (i) the Export Collateral Account (account number 680178) has been established and is maintained on the Intermediary’s books and records at the principal office of the Intermediary in New York, New York, (ii) the Intermediary is a “securities intermediary” (within the meaning of Section 8-102 of the UCC), (iii) the Export Collateral Account will be a “securities account” (within the meaning of Section 8-501 of the UCC) to which “financial assets” (within the meaning of Section 8-102 of the UCC) are or may be credited and the Intermediary agrees to treat ATI as entitled to exercise the rights that comprise the “financial assets” credited thereto, (iv) ATI will be the sole “entitlement holder” (within the meaning of Section 8-102 of the UCC) of the Export Collateral Account and is identified as such in the records of the Intermediary and (v) all property delivered to the Intermediary pursuant to the Loan Documents for credit thereto shall be promptly credited (by book entry of otherwise) to the Export Collateral Account.

(b) The Intermediary confirms, represents and warrants that: (i) the ATI Debt Service Reserve Account (account number 680179) has been established and is maintained on the Intermediary’s books and records at the principal office of the Intermediary in New York, New York, (ii) the Intermediary is a “securities intermediary” (within the meaning of Section 8-102 of the UCC), (iii) the ATI Debt Service Reserve Account will be a “securities account” (within the meaning of Section 8-501 of the UCC) to which “financial assets” (within the meaning of Section 8-102 of the UCC) are or may be credited and the Intermediary agrees to treat ATI as entitled to exercise the rights that comprise the “financial assets” credited thereto, (iv) ATI will be the sole “entitlement holder” (within the meaning of Section 8-102 of the UCC) of the ATI Debt Service Reserve Account and is identified as such in the records of the Intermediary and (v)

all property delivered to the Intermediary pursuant to the Loan Documents for credit thereto shall be promptly credited (by book entry of otherwise) to the ATI Debt Service Reserve Account.

(c) The Intermediary confirms, represents and warrants that: (i) the Aracruz Debt Service Reserve Account (account number 476009) has been established and is maintained on the Intermediary’s books and records at the principal office of the Intermediary in New York, New York, (ii) the Intermediary is a “securities intermediary” (within the meaning of Section 8-102 of the UCC), (iii) the Aracruz Debt Service Reserve Account will be a “securities account” (within the meaning of Section 8-501 of the UCC) to which “financial assets” (within the meaning of Section 8-102 of the UCC) are or may be credited and the Intermediary agrees to treat Aracruz Celulose as entitled to exercise the rights that comprise the “financial assets” credited thereto, (iv) Aracruz Celulose will be the sole “entitlement holder” (within the meaning of Section 8-102 of the UCC) of the Aracruz Debt Service Reserve Account and is identified as such in the records of the Intermediary and (v) all property delivered to the Intermediary pursuant to the Loan Documents for credit thereto shall be promptly credited (by book entry of otherwise) to the Aracruz Debt Service Reserve Account.

SECTION 3. Financial Assets Election. Each of the parties hereto agrees that each item of property (whether any security, instrument, obligation, share, participation, interest or other property whatsoever but excluding cash) at any time in the Collateral Accounts shall be treated as a “financial asset” (within the meaning of Section 8-102 of the UCC).

SECTION 4. Duties and Liabilities of the Intermediary Generally. (a) The Intermediary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, the Credit Agreement, the Security Agreement or as required of a securities intermediary or bank pursuant to Articles 8 and 9 of the UCC.

(b) The rights, benefits, protections and immunities provided to the U.S. Collateral Agent in the Credit Agreement and the Security Agreement are incorporated herein and shall extend to the Intermediary.

SECTION 5. Entitlement Orders. (a) ATI hereby directs the Intermediary and the Intermediary hereby agrees that the Intermediary will comply with all entitlement orders in respect of the Export Collateral Account originated by the U.S. Collateral Agent without further consent by ATI or any other Person. ATI hereby further directs and the Intermediary hereby further agrees that the Intermediary will not comply with entitlement orders in respect of the Export Collateral Account originated by ATI or any other Person without the written consent of the U.S. Collateral Agent.

(b) Each of ATI and Aracruz Celulose hereby directs the Intermediary and the Intermediary hereby agrees that the Intermediary will comply with entitlement orders in respect of the ATI Debt Service Reserve Account and the Aracruz Debt Service Reserve Account originated by the U.S. Collateral Agent without further consent by either ATI or Aracruz Celulose or any other Person. Each of ATI and Aracruz Celulose hereby further directs and the Intermediary hereby further agrees that the Intermediary will not comply with entitlement orders in respect of either the ATI Debt Service Reserve Account or the Aracruz Debt Service Reserve Account originated by ATI or Aracruz Celulose without the consent of the U.S. Collateral Agent

(such consent to be provided by the U.S. Collateral Agent to the Intermediary in accordance with Section 3.4(i) of the Credit Agreement).

(c) The Intermediary shall have no obligation to act, and shall be fully protected in refraining from acting, in respect of the financial assets or funds, as applicable, credited to the Collateral Accounts, in the absence of any such entitlement order or instruction, as applicable.

SECTION 6. Statements. The Intermediary shall furnish ATI, Aracruz Celulose and the U.S. Collateral Agent with advices of each transaction affecting the Collateral Accounts and monthly account statements within one business day of the end of each month and at the time of any transaction during that month.

SECTION 7. Subordination of Lien: Waiver of Set-Off. If the Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any of the Collateral Accounts or any security entitlement in respect of financial assets carried therein or funds deposited therein, as applicable, then the Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the U.S. Collateral Agent (on behalf of the Secured Parties) under the Security Agreement, and agrees that the financial assets standing to the credit thereof shall not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the U.S. Collateral Agent (except for the face amount of any checks that have been credited thereto and funds on deposit therein but are subsequently returned unpaid because of uncollected or insufficient funds); provided that the Intermediary may set off from the Collateral Accounts all amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of such account. Notwithstanding anything herein to the contrary, the Intermediary shall have a lien senior to that of the U.S. Collateral Agent for any and all amounts required for the payment of the purchase price of a financial asset, which purchase has been placed but not yet cleared or settled.

SECTION 8. Representations, Warranties and Covenants of the Intermediary. The Intermediary agrees with and, as of the date hereof, represents and warrants to the U.S. Collateral Agent as follows:

(a) The Collateral Accounts shall each be maintained in the manner set forth herein until termination of this Agreement, and the Intermediary shall not change the name or account number of either thereof without the prior written consent of the U.S. Collateral Agent.

(b) This Agreement is the legal, valid and binding obligation of the Intermediary except as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

(c) The Intermediary has not entered into, and until the termination of this Agreement shall not enter into: (i) any agreement with any other Person relating to the Collateral Accounts and/or any property (including uninvested funds) credited thereto or carried therein pursuant to which it agrees to comply with entitlement orders of, or instructions directing distribution of uninvested funds from, such Person or (ii) any other agreement with ATI, Aracruz Celulose or any other Person purporting to limit or condition the obligation of the Intermediary to comply with entitlement orders and instructions directing distribution of uninvested funds originated by the U.S. Collateral Agent as set forth in Section 5. The Intermediary shall not comply with any entitlement orders or instructions directing distribution of uninvested funds originated by any Person with respect to the property (including uninvested funds) carried in or credited to the Collateral Accounts other than the U.S. Collateral Agent, ATI or Aracruz Celulose in accordance with the terms of the Credit Agreement.

SECTION 9. Notice of Adverse Claims. Except for the claims and interest of the U.S. Collateral Agent in the Collateral Accounts, the Intermediary confirms (without any obligation of independent inquiry or investigation) that it does not know of any Liens on, claim to or interest in the Collateral Accounts or in any financial asset credited thereto or uninvested funds on deposit therein, including adverse claims as defined in Article 8 of the UCC. If the Intermediary becomes aware that (without any obligation of independent inquiry or investigation) any Person other than the U.S. Collateral Agent asserts any Lien, claim or interest (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Accounts or in respect of any financial asset credited thereto or uninvested funds on deposit therein, then the Intermediary shall promptly notify the U.S. Collateral Agent and ATI thereof.

SECTION. 10. Termination: Resignation. The rights and powers granted herein to the U.S. Collateral Agent and the Intermediary have been granted in order to perfect the U.S. Collateral Agent’s security interests in the Collateral Accounts, are powers coupled with an interest and are not intended to be affected by the bankruptcy (or similar event) of ATI or Aracruz Celulose or the lapse of time. The obligations of the Intermediary hereunder shall continue in effect until the security interest of the U.S. Collateral Agent in the Collateral Accounts has been terminated pursuant to the Security Agreement and the U.S. Collateral Agent has notified the Intermediary of such termination in writing. The Intermediary may at any time resign by giving at least 30 days’ prior written notice of resignation to the U.S. Collateral Agent, ATI and Aracruz Celulose, and may at any time (with or without cause) be removed by the U.S. Collateral Agent by giving at least 30 days’ prior written notice to the Intermediary from the U.S. Collateral Agent, and such resignation or removal shall be effective upon the appointment by the U.S. Collateral Agent of a successor and the acceptance by the successor of such appointment.

SECTION 11. Waiver. No failure on the part of the U.S. Collateral Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any other, remedies provided by Applicable Law.

SECTION 12. Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to: (a) any of ATI, Aracruz Celulose or the U.S. Collateral Agent at its respective address for notices specified in accordance with Section 12.3 of the Credit Agreement and shall be deemed to have been given at the times specified in such Section or (b) the Intermediary at:

THE BANK OF NEW YORK MELLON
101 Barclay Street - 4E
New York, NY 10286
Attention:     Marcia Nascimento, Assistant Vice President — Relationship

Manager, International Corporate Trust
Facsimile: +1 212-815-5802
Telephone: +1 212-815-4991

SECTION 13. Amendments, Etc. Subject to Section 12.6 of the Credit Agreement, the terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each of the parties hereto and shall be binding upon each other Secured Party.

SECTION 14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither ATI nor Aracruz Celulose may assign or transfer any of its rights or obligations hereunder except as provided in Section 12.5 of the Credit Agreement.

SECTION 15. Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Secured Parties and their permitted successors and assigns (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder), and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 16. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 17. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 18. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UCC, THE SECURITIES INTERMEDIARY’S JURISDICTION (WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC) WITH RESPECT TO THE COLLATERAL ACCOUNTS IS THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS

AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY ATI OR ARACRUZ CELULOSE WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ATI OR ARACRUZ CELULOSE IN ANY OTHER JURISDICTION).

SECTION 19. Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

SECTION 20. Voting Rights. Until such time as the Intermediary receives instructions from the U.S. Collateral Agent (i) ATI shall direct the Intermediary with respect to the voting, if applicable, of any financial assets credited to the Export Collateral Account and the ATI Debt Service Reserve Account and (ii) Aracruz Celulose shall direct the Intermediary with respect to the voting, if applicable, of any financial assets credited to the Aracruz Debt Service Reserve Account.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Collateral U.S. Account Control Agreement to be duly executed as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD.,

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Account Control Agreement

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Account Control Agreement

THE BANK OF NEW YORK MELLON,
as U.S. Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Account Control Agreement

THE BANK OF NEW YORK MELLON,
as Intermediary

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Account Control Agreement

EXHIBIT E
to Export Prepayment Facility Agreement and Secured Loan

FIRST AMENDMENT TO AND CONSOLIDATION OF THE BANK ACCOUNT
PLEDGE AGREEMENT

FIRST AMENDMENT TO AND CONSOLIDATION OF THE BANK ACCOUNT PLEDGE AGREEMENT, dated as of [•], 2009 (as it may be amended from time to time, this “First Amendment”), among:

(a) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”); and

(b) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its legal representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

RECITALS

WHEREAS, Aracruz and the Collateral Agent executed on February 5, 2009, the Bank Account Pledge Agreement (Contrato de Penhor) registered with the 6th Registry of Titles and Deeds of São Paulo under No. 1578626 (as it may be amended from time to time, the “Account Pledge Agreement”), by means of which Aracruz pledged its rights with respect to the bank account held by it with Banco Bradesco S.A., branch No. 0895-8, account No. 89860-0, as well as the deposits and monies maintained at such bank account (the bank account and the deposits and monies maintained therein, at any time, collectively, the “Collateral Account”) to the Collateral Agent, for the exclusive benefit of the Lenders;

WHEREAS, the security created under the Account Pledge Agreement is intended to secure the prompt and punctual payment of all of Aracruz Trading’s obligations under the Credit Agreement (such obligations being hereinafter referred to as “Secured Obligations” are more fully detailed below); and

WHEREAS, in consideration of the provisions contained in the Credit Agreement, the Account Pledge Agreement needs to be amended, pursuant to the terms set out in this First Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. The parties mutually agree to include a new Section to the Account Pledge Agreement which shall read as follows:

“ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Account Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Account Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Account Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Account Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.”

2. The parties mutually agree to amend and renumber Section 1 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE II
PLEDGE OF COLLATERAL

Section 2.1 Pledge; Grant of Security Interest. In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code, Aracruz hereby pledges to the Collateral Agent, for the exclusive benefit of the Lenders, its bank account held on Banco Bradesco S.A. (the “Intermediary”), branch No. 0895-8, account No. 89860-0, as well as the deposits maintained in such bank account (the bank account and the deposits maintained therein, at any time, collectively, the “Collateral Account”). For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

Section 2.2 Collateral Account Control. Aracruz undertakes to notify the Intermediary, according to Section 4.1(b) below, of the security created hereunder, informing the Intermediary that the Collateral Account shall, as of the date hereof and as long as this Account Pledge Agreement is in force, be under full control of the Collateral Agent, acting on behalf of the Lenders.”

3. The parties mutually agree to amend and renumber Section 2 of the Account Pledge Agreement, which shall read as follows

“ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [•] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Collateral Account. For purposes of this Agreement, the term “LIBOR” means the London Interbank Offered Rate.”

4. The parties mutually agree to amend and renumber Section 3 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE IV
REGISTRATON OF PLEDGE

Section 4.1 Registration of Pledge. (a) Aracruz undertakes to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration is granted, evidence thereof.

(b) Aracruz also undertakes to (i) no later than three (3) Business Days as from the execution hereof, send notice to the Intermediary, substantially in the form of Exhibit A hereto, of the execution of this Account Pledge Agreement, and (ii) no later than seven (7) Business Days as from the execution hereof, provide to the Collateral Agent evidence of the acknowledgement and agreement with this Account Pledge Agreement by the Intermediary.

(c) In addition, Aracruz undertakes to, immediately upon the execution of any amendment in accordance with Section 11.4 below (an “Amendment”), to comply with the same procedure described in Section 4.1(a) above and, if applicable, Section 4.1(b).

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by Aracruz.”

5. The parties mutually agree to amend and renumber Section 4 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE V
 REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. Aracruz hereby represents and warrants to the Collateral Agent that on the date hereof and during the term of effectiveness of this Account Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Collateral Account herein created constitutes a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against Aracruz, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Account Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of Aracruz and (ii) do not and will not result in the creation or imposition of any lien over other assets of Aracruz or over any profits or income resulting therefrom, and except for the lien created in this Account Pledge Agreement;

(c) the Collateral Account, solely owned by Aracruz, was validly open and is free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created in this Account Pledge Agreement;

(d) Aracruz is the lawful owner and possessor of the Collateral Account and all rights inherent to the Collateral Account and has the powers and authorities required to (i) execute this Account Pledge Agreement (together with the Account Control Agreement); (ii) perform the obligations herein provided for; and (iii) pledge the Collateral Account; and

(e) the power of attorney granted by Aracruz and delivered to the Collateral Agent under Section 7.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. Aracruz has not granted any other power of attorney or executed any other document or agreement in relation to the Collateral Account except for this Account Pledge Agreement.”

6. The parties mutually agree to amend and renumber Section 5 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. Aracruz agrees and undertakes, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Account Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly revert the Collateral Account and all related rights to the Collateral Agent;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Account Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of Aracruz, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Account Pledge Agreement;

(d) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. Aracruz further agrees to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(e) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of Aracruz, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Collateral Account that the Collateral Agent may reasonably request;

(f) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Collateral Account or any rights thereon, except for the pledge created in this Account Pledge Agreement; nor dispose of the Collateral Account, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(g) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Collateral Account currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(h) not to execute or allow the execution of any agreement, nor to perform any act or incur in any omission, that may restrict or reduce the rights or capacity of the Collateral Agent to dispose of Collateral Account or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(i) defend the security interest, the ownership and interests of Lenders in relation to the Collateral Account against any claims or demands by third parties;

(j) promptly (and, in any event, within seven (7) Business Days) after Aracruz knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Collateral Account; and

(k) maintain the Collateral Account open and in full operational conditions, and to pay any and all fees in connection therewith.”

7. The parties mutually agree to amend and renumber Section 7 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE VII
FORECLOSURE AND COLLECTION

Section 7.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, withdraw, transfer and/or receive all monies deposited at the Collateral Account (in whole or in part), at its sole discretion, in accordance with applicable law and the provisions of article

1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, Aracruz irrevocably and irretrievably appoints the Collateral Agent as its attorney-in-fact and for this purpose it has executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. Aracruz undertakes to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Collateral Account shall give rise to any right of defense, counterclaim or compensation in favor of Aracruz or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) Aracruz must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Account Pledge Agreement and the Account Control Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Account Pledge Agreement and the Account Control Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Account Pledge Agreement or the Account Control Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.”

8. The parties mutually agree to amend and renumber Sections 6 and 8 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE VIII
USE OF PROCEEDS

Section 8.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Account Pledge Agreement shall be applied towards the payment of the Secured Obligations as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Aracruz any potential outstanding balance.”

9. The parties mutually agree to amend Section 9 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE IX
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 9.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Aracruz under this Account Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Account Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Aracruz from any liabilities resulting from the law of this Account Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.”

10. The parties mutually agree to amend Section 10 of the Account Pledge Agreement, which shall read as follows:

“ARTICLE X
TERMINATION AND RELEASE

Section 10.1 Termination and Release. This Account Pledge Agreement constitutes a continuous security interest over the Collateral Account and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of Aracruz. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of Aracruz, execute and deliver all documents reasonably required to evidence the termination of this Account Pledge Agreement and the consequent definitive and unconditional release of the security interest.”

11. The parties mutually agree to amend and renumber Sections 11 to 17 from the Account Pledge Agreement and to include a new Section 11 which shall read as follows:

“ARTICLE XI
MISCELLANEOUS

Section 11.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Account Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 11.2 Other Security Interests. The pledge created under this Account Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.”

Section 11.3 Notices and Communications. Any notice or communication required or permitted under this Account Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via fax, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES
MOBILIÁRIOS S.A.
Av. Pres. Juscelino Kubitschek 1455, 6º andar
04543-011
São Paulo, SP
Brazil
Att: Sra. Soraya Lysenko
Telephone: (55 11) 3050-8370
Fax: (55 11) 3050-8002
E-mail: slysenko@bnymellon.com.br

If to Aracruz:

ARACRUZ CELULOSE S.A.
Av. Brigadeiro Faria Lima, 2277, 4º andar
CEP 01452-000
São Paulo, SP.
Att.: [•]
Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111
E-mail:mgrodetzky@aracruz.com.br;jlb@aracruz.com.br

Section 11.4 Waivers and Amendments. No amendment to any of the provisions of this Account Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 11.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Account Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Account Pledge Agreement.

Section 11.6 Severability. In case any provision of this Account Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Account Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 11.7 Entire Agreement; Successors and Assigns. This Account Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 11.8 Governing Law; Jurisdiction. This Account Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil any demand or controversies resulting from this Account Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 11.9 Enforcement. This Account Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 11.10 Effectiveness. This Account Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 10.1 above.”

12. The parties mutually agree to replace Exhibit I with Exhibit A which shall now contain a form of notice to Banco Bradesco S.A..

13. The parties mutually agree to replace Exhibit II with Exhibit B which shall now contain a form of power of attorney to be granted by Aracruz to the Collateral Agent, as required under Section 7.1(b) of the Account Pledge Agreement.

14. The parties mutually agree to replace Exhibit III with Exhibit C which shall now contain a form of power of attorney, as per Section 11.6 of the Account Pledge Agreement.

15. The parties mutually agree to exclude Exhibit IV.

16. The appointment of the Collateral Agent is hereby ratified and confirmed, in accordance with the provisions of Section [10.10] of the Credit Agreement. All actions performed by the Collateral Agent related to the perfection of the Account Pledge Agreement and the creation of security interest in the form of pledge are also expressly ratified herein by Lenders, as provided for in the sole paragraph of article 662 of the Brazilian Civil Code. The parties also confirm that any and all costs and expenses incurred by the Collateral Agent shall be solely and exclusively borne by Aracruz.

17. Aracruz agrees to, immediately upon the execution of this First Amendment, obtain the registration of same at the record of the Account Pledge Agreement with the [6th] Registry of Titles and Deeds (Registro de Títulos e Documentos) and provide the Collateral Agent with evidence of such registration no later than five (5) days as of the date hereof.

18. In view of the amendments above, the parties agree to consolidate the Account Pledge Agreement which shall now become effective as follows. This First Amendment shall supersede all other prior agreements among the parties and become the only agreement among them.

BANK ACCOUNT PLEDGE AGREEMENT

BANK ACCOUNT PLEDGE AGREEMENT, dated as of February 5, 2009 (as it may be amended from time to time, this “Account Pledge Agreement”), among:

(a) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”); and

(b) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of

Registration under No. 13-09-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of [•], 2009, executed among Aracruz Trading, Aracruz, Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Account Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Account Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Account Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Account Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.

ARTICLE II
PLEDGE OF COLLATERAL

Section 2.1 Pledge; Grant of Security Interest. In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code, Aracruz hereby pledges to the Collateral Agent, for the exclusive benefit of the Lenders, its bank account held on Banco Bradesco S.A. (the “Intermediary”), branch No. 0895-8, account No. 89860-0, as well as the deposits maintained in such bank account (the bank account and the deposits maintained therein, at any time, collectively, the “Collateral Account”). For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

Section 2.2 Collateral Account Control. Aracruz undertakes to notify the Intermediary, according to Section 4.1(b) below, of the security created hereunder, informing the Intermediary that the Collateral Account shall, as of the date hereof and as long as this Account Pledge Agreement is in force, be under full control of the Collateral Agent, acting on behalf of the Lenders.

ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [•] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i)

from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Collateral Account. For purposes of this Agreement, the term “LIBOR” means the London Interbank Offered Rate.

ARTICLE IV
REGISTRATON OF PLEDGE

Section 4.1 Registration of Pledge. (a) Aracruz undertakes to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration is granted, evidence thereof.

(b) Aracruz also undertakes to (i) no later than three (3) Business Days as from the execution hereof, send notice to the Intermediary, substantially in the form of Exhibit A hereto, of the execution of this Account Pledge Agreement, and (ii) no later than seven (7) Business Days as from the execution hereof, provide to the Collateral Agent evidence of the acknowledgement and agreement with this Account Pledge Agreement by the Intermediary.

(c) In addition, Aracruz undertakes to, immediately upon the execution of any amendment in accordance with Section 11.4 below (an “Amendment”), to comply with the same procedure described in Section 4.1(a) above and, if applicable, Section 4.1(b).

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by Aracruz.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. Aracruz hereby represents and warrants to the Collateral Agent that on the date hereof and during the term of effectiveness of this Account Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Collateral Account herein created constitutes a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against Aracruz, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Account Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of Aracruz and (ii) do not and will not result in the creation or imposition of any lien over other assets of Aracruz or over any profits or income resulting therefrom, and except for the lien created in this Account Pledge Agreement;

(c) the Collateral Account, solely owned by Aracruz, was validly open and is free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created in this Account Pledge Agreement;

(d) Aracruz is the lawful owner and possessor of the Collateral Account and all rights inherent to the Collateral Account and has the powers and authorities required to (i) execute this Account Pledge Agreement (together with the Account Control Agreement); (ii) perform the obligations herein provided for; and (iii) pledge the Collateral Account; and

(e) the power of attorney granted by Aracruz and delivered to the Collateral Agent under Section 7.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. Aracruz has not granted any other power of attorney or executed any other document or agreement in relation to the Collateral Account except for this Account Pledge Agreement.

ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. Aracruz agrees and undertakes, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Account Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly revert the Collateral Account and all related rights to the Collateral Agent;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Account Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of Aracruz, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Account Pledge Agreement;

(d) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. Aracruz further agrees to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(e) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of Aracruz, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Collateral Account that the Collateral Agent may reasonably request;

(f) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Collateral Account or any rights thereon, except for the pledge created in this Account Pledge Agreement; nor dispose of the Collateral Account, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(g) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Collateral Account currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(h) not to execute or allow the execution of any agreement, nor to perform any act or incur in any omission, that may restrict or reduce the rights or capacity of the Collateral Agent to dispose of Collateral Account or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(i) defend the security interest, the ownership and interests of Lenders in relation to the Collateral Account against any claims or demands by third parties;

(j) promptly (and, in any event, within seven (7) Business Days) after Aracruz knowledge thereof, give to the Collateral Agent notice of any litigation, claim,

investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Collateral Account; and

(k) maintain the Collateral Account open and in full operational conditions, and to pay any and all fees in connection therewith.

ARTICLE VII
FORECLOSURE AND COLLECTION

Section 7.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, withdraw, transfer and/or receive all monies deposited at the Collateral Account (in whole or in part), at its sole discretion, in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, Aracruz irrevocably and irretrievably appoints the Collateral Agent as its attorney-in-fact and for this purpose it has executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. Aracruz undertakes to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Collateral Account shall give rise to any right of defense, counterclaim or compensation in favor of Aracruz or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) Aracruz must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Account Pledge Agreement and the Account Control Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Account Pledge Agreement and the Account Control Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Account Pledge Agreement or the Account Control Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.

ARTICLE VIII
USE OF PROCEEDS

Section 8.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Account Pledge Agreement shall be applied towards the payment of the Secured Obligations as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Aracruz any potential outstanding balance.

ARTICLE IX
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 9.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Aracruz under this Account Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Account Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Aracruz from any liabilities resulting from the law of this Account Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.

ARTICLE X

TERMINATION AND RELEASE

Section 10.1 Termination and Release. This Account Pledge Agreement constitutes a continuous security interest over the Collateral Account and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of Aracruz. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of Aracruz, execute and deliver all documents reasonably required to evidence the termination of this Account Pledge Agreement and the consequent definitive and unconditional release of the security interest.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Account Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 11.2 Other Security Interests. The pledge created under this Account Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.”

Section 11.3 Notices and Communications. Any notice or communication required or permitted under this Account Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via fax, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.
Av. Pres. Juscelino Kubitschek 1455, 6º andar
04543-011
São Paulo, SP
Brazil
Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370
Fax: (55 11) 3050-8002
E-mail: slysenko@bnymellon.com.br

If to Aracruz:

ARACRUZ CELULOSE S.A.
Av. Brigadeiro Faria Lima, 2277, 4º andar
CEP 01452-000
São Paulo, SP.
Att.: [•]
Telephone: (55 11) 3301 4202
Fax: (55 11) 3301 4111
E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

Section 11.4                  Waivers and Amendments. No amendment to any of the provisions of this Account Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 11.5                  Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Account Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Account Pledge Agreement.

Section 11.6                  Severability. In case any provision of this Account Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Account Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 11.7                  Entire Agreement; Successors and Assigns. This Account Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 11.8                  Governing Law; Jurisdiction. This Account Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil any demand or controversies resulting from this Account Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 11.9                  Enforcement. This Account Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 11.10           Effectiveness. This Account Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 10.1 above.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to and Consolidation of the Bank Account Pledge Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

EXHIBIT A
to the Bank Account Pledge Agreement

FORM OF NOTICE TO BANCO BRADESCO S.A.

São Paulo, [•]	São Paulo, [•]

Ao
Banco Bradesco S.A.
Agência nº 0895/8 - Trianon
São Paulo, SP
(em mãos)

Prezados Senhores,

Informamos que na data de hoje a ARACRUZ CELULOSE S.A. (“Aracruz”) e a BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIARIOS S.A. (“BNY Mellon”) firmaram um contrato de penhor de conta bancária (Bank Account Pledge Agreement) (o “Contrato de Penhor), por meio do qual a Aracruz empenhou, em favor da BNY Mellon, todos os valores presentes e futuros depositados na conta corrente nº [•], mantida pela Aracruz nessa agenda do Banco Bradesco S.A., com o objetivo de garantir o pagamento de obrigações da Aracruz junto a diversas instituições financeiras listadas no Contrato de Penhor.

Declaramos ter outorgado poderes, em caráter irrevogável, como condição essencial do negócio, para que a BNY Mellon, por conta e ordem da Aracruz, conforme orientação da Aracruz, movimente livremente os recursos disponíveis na conta corrente acima citada, podendo inclusive, comandar aplicações financeiras, resgates, transferir recursos, acatar depósitos, efetuar

To
Banco Bradesco S.A.
Branch No. 0895/8 - Trianon
São Paulo, SP
(delivered by hand)

Dear Sirs,

We hereby inform you that, on this day, ARACRUZ CELULOSE S.A. (“Aracruz”) and BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A. (“BNY Mellon”) entered into a Bank Account Pledge Agreement (the “Pledge Agreement”), pursuant to which Aracruz pledged to BNY Mellon, all current and future amounts deposited in the account No. [•], an account in the name of Aracruz maintained at this branch of Banco Bradesco S.A., as security for the payment of Aracruz obligations with several financial institutions as listed on the Pledge Agreement.

We hereby declare that we have granted irrevocable powers, as an essential condition of such transaction, to BNY Mellon, on behalf of Aracruz and according to Aracruz instructions, to freely use the amounts available in the abovementioned account, including with respect to decisions on financial investments, withdrawals, transfers of funds, acceptance of deposits, carrying out pagamentos, etc.

Durante a vigência do Contrato de Penhor, nenhuma instrução diretamente dada pela Aracruz deverá ser acatada, no que se refere à movimentação dos recursos disponíveis na conta corrente acima citada, cabendo exclusivamente à BNY Mellon exercer de tal controle que deverá ocorrer, necessariamente, mediante comunicação por escrito, com cópia para Aracruz.

Tendo em vista o acima relatado, e tendo em vista o disposto no artigo 1.453 do Código Civil (Lei nº 10.406, de 10.1.2002), ficam Vossas Senhorias devidamente notificados da criação e existência do ônus supracitado sobre quaisquer valores de referida conta corrente.

Atenciosamente,

ARACRUZ CELULOSE S.A.

Cc:

BNY Mellon Serviços Financeiros DTVM S.A.
Sr. [•]

Recebido em: [•] de [•] de 2009

payments, etc.

As long as the Pledge Agreement is in force and effective, no order given directly by Aracruz regarding the use of funds on deposit in the abovementioned account shall be accepted, and BNY Mellon shall have the exclusive authority and right to control this account, which shall be necessarily exercised in written communication, with copy to Aracruz.

In connection with the foregoing and pursuant to article 1,453 of the Brazilian Civil Code (Law No. 10,406, of January 10, 2002), you are hereby notified of the creation and existence of the abovementioned lien on any amounts in such bank account.

Yours faithfully,

ARACRUZ CELULOSE S.A.

With copy to:

BNY Mellon Serviços Financeiros DTVM S.A.
Mr. [•]

Received on: [•] [•], 2009

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EXHIBIT B
to the Bank Account Pledge Agreement

FORM OF POWER OF ATTORNEY
(as per Section 7.1(b))

By this power of attorney, ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz” or “Grantor”), irrevocably and irretrievably appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, its lawful attorney-in-fact, acting on its behalf, to the greatest extent permitted by law and subject to the terms of the Credit Agreement, to perform all actions, of whatever nature, either required or convenient, in relation to the Bank Account Pledge Agreement (the “Account Pledge Agreement”), dated as of February 5, 2009, as amended and consolidated on [•], 2009, executed among Aracruz and the Collateral Agent, including, but not limited to:

(a)       upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), withdraw transfer and/or receive the security interest created under the Account Pledge Agreement (in whole or in part), it being authorized to immediately realize upon the Collateral Account (in whole or in part), at its sole discretion, irrespective of any prior or subsequent notice to Grantor, in accordance with the provisions of article 1,433, items IV and V of the Brazilian Civil Code; use or apply the proceeds therefrom to pay the Secured Obligations, which at that time have become due and payable, being the Collateral Agent vested with all powers required to the full and correct fulfillment of this power of attorney;

(b)       upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions required to receive all profits, income, cash, rights, distributions, interests and all other amounts paid, received or otherwise thereafter distributed in relation to the Collateral Account, using such proceeds to pay the Secured Obligations as provided for in the Credit Agreement;

(c)        upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable laws, endorse checks, buy foreign currency and remit such currency abroad, to the extent required for the payment of the Secured Obligations, it being authorized, for this purpose, to perform all related actions, including but not limited to, execute foreign exchange contracts and any other instruments or contracts, as well as to represent Grantor before the Central Bank of Brazil and any banks or financial institutions located in Brazil;

(d)       upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable law, represent the Grantor before third parties and any government agencies or authorities of Federal, State and Local levels, including, but not limited to Registries of Titles and Deeds, Protest Offices, banking institutions, the Brazilian Internal Revenue Service and all respective sections, departments and divisions thereof;

(e)        upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any

2

other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions and execute any instruments compatible with the terms and conditions of the Account Pledge Agreement, as the Collateral Agent may deem reasonably necessary for the enforcement of the security interest granted pursuant to the Account Pledge Agreement;

(f)        irrespective of the occurrence of an Event of Default, make any filing with Registry of Titles and Documents or with the custodian, or any other act that may be required pursuant to applicable law after the date hereof, for the perfection of the security interest over the Collateral Account, as provided for in the Account Pledge Agreement; and

(g)        substitute the powers herein granted or revoke any substitution that may have been granted of these same powers to exercise the rights provided for in the Account Pledge Agreement.

Any notice transmitted by the Collateral Agent communicating the occurrence, continuance or termination of an Event of Default shall be conclusive in relation to Grantor and any and all third parties in the absence of a clear mistake.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Account Pledge Agreement.

This power of attorney is irrevocably and irretrievably granted as a condition to the Account Pledge Agreement as a means for the performance of the obligations agreed therein, in accordance with the provisions of articles 684 and 685 of the Brazilian Civil Code and shall be valid, effective and remain in force until all Secured Obligations have been fully satisfied under the Account Pledge Agreement in accordance with the terms and conditions thereof.

The duly authorized representatives of the Grantor have executed this power of attorney as of [•], 2009.

ARACRUZ CELULOSE S.A.

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EXHIBIT C

to the Bank Account Pledge Agreement

FORM OF POWER OF ATTORNEY

(as per Section 11.5)

By this power of attorney, [ASSIGNEE], a company duly organized and validly existing under the laws of [•], headquartered at [•], in [•], herein represented by its legal representatives in accordance with its by-laws (“Grantor”), hereby appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (together with any of its successor, the “Collateral Agent”), as Grantor’s lawful attorney-in-fact, to the greatest extent permitted by law, to act as Grantor’s collateral agent and representative under the Bank Account Pledge Agreement dated as of February 5, 2009, as amended and consolidated on [•], 2009, executed among the Collateral Agent and Aracruz Celulose S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61 (the “Account Pledge Agreement”), in connection with a certain Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, and to take any and all applicable measures and actions, of whatever nature, either required or convenient, in relation to, and subject to the terms and conditions of, the Account Pledge Agreement, including, but not limited to, amend the Account Pledge Agreement in connection with the [transfer/assignment] of credit under the Credit Agreement as per the [name of instrument], dated as of [•], by means of which [name of bank] assigned to Grantor [amount] of its credit right thereunder, and to execute any and all necessary documents accordingly.

This power of attorney shall be valid, effective and remain in full force until all Secured Obligations have been fully satisfied under the Account Pledge Agreement in accordance with the terms and conditions thereof.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Account Pledge Agreement.

The Collateral Agent may delegate (substabelecer), in whole or in part, the powers hereunder conferred upon it.

The duly authorized representatives of Grantor have executed this power of attorney as of [•], 2009.

[ASSIGNEE]

EXHIBIT F

to Export Prepayment Facility Agreement and Secured Loan

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (the “Agreement”) dated as of                       ,        is made between                            (the “Assignor”) and                                         (the “Assignee”).

RECITALS

The Assignor is a party to the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (as amended, restated or otherwise modified from time to time, the “Export Prepayment Agreement”), among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A., Aracruz Celulose (USA), Inc. and each other Person that becomes an Additional Guarantor thereunder, as the “Guarantors” thereunder, the Lenders signatories thereto and each other Person that becomes a “Lender” thereunder (including the Assignor, the “Lenders”), Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Export Prepayment Agreement.

The Assignor wishes to assign to the Assignee [a portion][all] of the rights and obligations of the Assignor under the Export Prepayment Agreement in respect of its Loans, its Note, its Commitment and the other rights and obligations of the Assignor in connection therewith, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor, in each case on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1.         Assignment and Acceptance. (a) Subject to the terms and conditions of this Agreement: (i) the Assignor hereby sells, transfers and assigns to the Assignee; and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Agreement), $                         of the Assignor’s [Commitment/Loan], and all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Export Prepayment Agreement (all of the foregoing being herein called the “Assigned Rights and Obligations”).

With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Export Prepayment Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Export Prepayment Agreement, including the requirements concerning confidentiality and the payment of indemnification to the Agents. The Assignee agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Export Prepayment Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Assignor shall relinquish its rights and be released from its obligations under the Export Prepayment Agreement to the extent that such obligations have been assumed by the Assignee; provided that the Assignor shall not relinquish its rights under Article IV or Section 12.4 of the Export Prepayment Agreement in respect of the Assigned Rights and Obligations to the extent such rights relate to the period before the Effective Date.

Section 2.         Payments. (a) As consideration for the sale, transfer and assignment contemplated in Section 1, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount [equal to $                      , representing the principal amount of all outstanding and funded Loans and accrued interest thereon included within the Assigned Rights and Obligations][set forth in a separate agreement between the Assignor and the Assignee].

(b) The [Assignor][Assignee] further agrees to pay to the Administrative Agent a processing fee in the amount specified in Section 12.8(b) of the Export Prepayment Agreement.

Section 3.         Reallocation of Payments. [Except as otherwise separately agreed between the Assignor and the Assignee, any][Any] interest, fees and other payments accrued with respect to the Assigned Rights and Obligations: (a) prior to the Effective Date, shall be for the account of the Assignor, and (b) on and after the Effective Date, shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it shall hold in trust for the other party any interest, fees and other amounts that it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts that it may receive promptly upon receipt.

Section 4.         Independent Credit Decision. The Assignee: (a) acknowledges that it has received a copy of the Export Prepayment Agreement, the Schedules and Exhibits thereto and the other Loan Documents (other than the Fee Letters), together with copies of the most recently available financial statements of Aracruz Celulose, and such other documents and information as it has deemed appropriate to make its own credit and legal analyses and decision to enter into this Agreement, and (b) agrees that it shall, independently and without reliance upon the Assignor, any Agent or any other Lender Party and based upon such, documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Documents.

Section 5.         Effective Date; Notices. (a) As between the Assignor and the Assignee, the effective date for this Agreement shall be                         ,        (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i)                       this Agreement shall be executed and delivered by the Assignor and the Assignee,

(ii)                    the Assignee shall pay to the Assignor all amounts due to the Assignor under this Agreement or as separately agreed (written confirmation of which shall be provided to the Administrative Agent by the Assignor),

(iii)                 the processing fee referred to in Section 2(b) shall have been paid to the Administrative Agent,

(iv)                if the Assignee is not already a Lender, the Assignee shall have delivered an Administrative Questionnaire to the Administrative Agent, and

(v)                   the Assignee has executed, through a public deed, a power of attorney substantially in the form of Schedule 2 hereto, appointing the Brazil Collateral Agent as its attorney-in-fact with such powers as are reasonably incidental thereto.

(b)                   Promptly after the execution of this Agreement, the Assignor shall deliver to the Administrative Agent, for acknowledgment by the Administrative Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1, with a copy to the Borrower and to the U.S. Collateral Agent and the Brazil Collateral Agent.

(c)                    Promptly after the execution of this Agreement, the Assignor shall present its existing Note to the Borrower and the Assignee shall receive from the Borrower (in any case, within seven (7) Business Days after the Borrower’s receipt of notice) (1) or more new Notes in exchange therefor in an aggregate principal amount equal to the principal amount of the surrendered Notes, dated as of the Effective Date and substantially in the form of Section 12.8(c) and Exhibit A to the Export Prepayment Agreement.

[Section 6.    Agent. The Assignee shall assume no duties or obligations held by the Assignor in its capacity as an Agent under the Loan Documents.]

Section 7.         Representations and Warranties. (a) The Assignor represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Rights and Obligations, which are free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings or filings required by the Export Prepayment Agreement, no further action by, notice to, or filing with any Person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general principles of equity.

(b)                   The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Export Prepayment Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Export Prepayment Agreement, the other Loan Documents or any other document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of any Obligor or any other Person, or the performance or observance by any Obligor or any other Person of any of its obligations under the Export Prepayment Agreement, any other Loan Document or any other document furnished in connection therewith.

(c)                    The Assignee represents and warrants that: (i) it is duly organized and existing and has the full power and authority under its Organizational Documents to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertakings or filings required by the Export Prepayment Agreement, no further action by, notice to, or filing with any Person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting the creditors’ rights and to general principles of equity; (iv) it is not an Obligor or any Affiliate thereof; and (v) it is an Eligible Assignee as defined under the Export Prepayment Agreement.

(d)                   The Assignee further represents and warrants as of the Effective Date that: (i) it is not in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”); and (ii) it is not, nor any of its Affiliates acting or benefiting in any capacity in connection with the Agreement is any of the following: (A) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (E) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

Section 8.         Further Assurances. The Assignor and the Assignee each hereby agree to execute and deliver such other documents, and take such other action, as either party or the Administrative Agent reasonably may request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents the Administrative Agent that may be required in connection with the assignment and assumption contemplated hereby.

Section 9.         Miscellaneous. (a) Any amendment or waiver of any provision of this Agreement shall be in writing and signed by the Assignor, the Assignee and the Administrative Agent. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)                   All payments made hereunder shall be made without any set-off or counterclaim.

(c)                    The Assignor and the Assignee each shall pay its own costs and expenses (including attorney costs) incurred in connection with the negotiation, preparation, execution and performance of this Agreement and related documents.

(d)                   This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)                    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction. The Assignor and the Assignee each irrevocably submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan, New York City, New York over any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document, and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court (and courts of appeal therefrom). Each party to this Agreement hereby irrevocably waives any objection, including any objection to the laying of venue or based upon the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such courts in respect of this Agreement.

(f)                      THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY COURSE OF

CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER ORAL OR WRITTEN). THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9(F) AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS A PARTY IN ANY SUCH ACTION, LITIGATION OR PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO, EXCEPT TO THE EXTENT WAIVED IN WRITING AS SET FORTH ABOVE. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR], as the Assignor

By:

Name:

Title:

[ASSIGNEE], as the Assignee

By:

Name:

Title:

Address:

Attn:

Signature Page to Assignment Agreement

SCHEDULE 1
to the Assignment Agreement

NOTICE OF ASSIGNMENT AND ACCEPTANCE

[•]

as the Administrative Agent

[•]

Attn: [•]

Ladies and Gentlemen:

We refer to the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (as amended, restated or otherwise modified from time to time, the “Export Prepayment Agreement”), among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as the Guarantors, the Lenders as defined therein (including the Assignor, the “Lenders”), Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Export Prepayment Agreement.

(a) We hereby give you notice of the assignment by                                (the “Assignor”) to                                          (the “Assignee”) of [all] [a portion] of the right, title and interest of the Assignor in and to the Export Prepayment Agreement (including [all][a portion] of the right, title and interest of the Assignor in and to the Assignor’s a [Commitment/Loan] pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment Agreement”)). After giving effect to such assignment (assuming no repayments after                     ,                   ), the principal amount of the Assignee’s [Commitment/Loan] will be $                        .

(b) The Assignee has agreed that, upon the satisfaction of the conditions of effectiveness of the assignment to be effected by the Assignment Agreement, the Assignee shall be bound by the terms of the Export Prepayment Agreement as fully and to the same extent as if it were the Lender originally holding such interest in the Export Prepayment Agreement.

(c) An Administrative Questionnaire for the Assignee is attached hereto.

(d) You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and the Assignee contained in the Assignment Agreement.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[ASSIGNOR]

By:

Name:

Title:

ASSIGNMENT AND ACCEPTANCE ACKNOWLEDGED BY:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent

By:

Name:

Title:

Cc:                  Aracruz Trading International Ltd., as Borrower

The Bank of New York Mellon, as the U.S. Collateral Agent

BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent

Signature Page to Notice of Assignment and Acceptance

SCHEDULE 2
to the Assignment Agreement

POWER OF ATTORNEY GRANTED BY: [BANK]

TO WHOMEVER THIS INSTRUMENT MAY CONCERN, on the [day] of [month] of 2009, in this city of [city], [country], appeared before me as grantor, [BANK], a financial institution duly organized and validly existing under the laws of [country], headquartered at [complete address], in [city], [country] (hereinafter referred to as “Grantor”). The Grantor, by its representatives, stated that the Grantor appoints as its lawful attorney-in-fact, BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution duly organized and validly existing under the laws of Brazil, headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (hereinafter referred to as “Grantee”), upon which specific powers are conferred to act as Grantor’s agent under a certain Export Prepayment Facility Agreement and Secured Loan, to be entered into by and between Aracruz Trading International Ltd., Aracruz Celulose S.A., Alícia Papéis S.A., Aracruz Celulose (USA), Inc., Deutsche Bank Trust Company Americas, The Bank of New York Mellon, the Grantee and each of the lenders party thereto (the “Credit Agreement”), as well as to represent the Grantor before Brazilian federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment, ratification, and amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the Grantor; check in and out papers and documents, including with and from notary public and public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, including the appointment of substitutes, provided that such acts are performed in relation to the purpose of perfecting and/or enforcing any mortgage or any other collateral received by the Grantor in connection with the Credit Agreement. This power of attorney shall be valid and effective from the date hereof until all the obligations under the Credit Agreement have been fully satisfied. I, [name], Notary Public, drew it up and signed.

[BANK]

By:
Title:

EXHIBIT G

to Export Prepayment Facility Agreement and Secured Loan

FIRST AMENDMENT TO AND CONSOLIDATION OF THE ARACRUZ SHARE

PLEDGE AGREEMENT

FIRST AMENDMENT TO AND CONSOLIDATION OF THE ARACRUZ SHARE PLEDGE AGREEMENT, dated as of [•], 2009 (as it may be amended, from time to time, this “First Amendment”), among:

(a)                    ARAPAR S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Augusto Severo, 8, 7th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 29.282.803/0001-68, herein represented by its legal representatives in accordance with its by-laws (“Arapar”);

(b)                   SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Eusébio Matoso, 891, 22nd Floor, city of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 03.214.652/0001-17, herein represented by its legal representatives in accordance with its by-laws (“São Teófilo”, and jointly with Arapar the “Shareholders”);

(c)                     BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its legal representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and validly existing under the laws of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

and, as consenting intervening party,

(d) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”).

RECITALS

WHEREAS, the Shareholders, Aracruz and the Collateral Agent, in its capacity of collateral agent and representative of Lenders have executed on January 19, 2009 a certain share pledge agreement (Contrato de Penhor de Ações), registered with the 9th Registry of Titles and Deeds of São Paulo, under No. 1057547 (as it may be amended from time to time, the “Share Pledge Agreement”), by means of which the Shareholders have pledged one hundred and twenty seven million, five hundred and six thousand and four hundred and fifty seven (127,506,457) common shares issued by Aracruz (the “Shares”) to the Collateral Agent, for the exclusive benefit of the Lenders;

WHEREAS, the Shareholders have agreed to create the security hereunder in order to secure the prompt and punctual payment of all of Aracruz Trading’s obligations under the Credit Agreement (such obligations being hereinafter referred to as “Secured Obligations” are more fully detailed below); and

WHEREAS in consideration of the provisions contained in the Credit Agreement, the Share Pledge Agreement needs to be amended, pursuant to the terms set out in this First Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. The parties mutually agree to include a new Section to the Share Pledge Agreement which shall read as follows:

“ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Share Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Share Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Share Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Share Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.”

2. The parties mutually agree to amend and renumber Section 1 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE II
PLEDGE; GRANT OF SECURITY INTEREST

Section 2.1 Pledge; Grant of Security Interest. (a) In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code and article 39 of Law No. 6,404, of December 15, 1976 (as amended), the Shareholders herein pledge the Shares to the Collateral Agent for the exclusive benefit of the Lenders. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

(b) In addition to the Shares, the Shareholders hereby agree to pledge to the Collateral Agent for the exclusive benefit of the Lenders any and all shares representing the capital stock of Aracruz which may be, from time to time, subscribed or acquired, by virtue of conversions or exchanges, by the Shareholders after the date hereof jointly with all options and rights of any nature issued or granted by Aracruz to the Shareholders while this Share Pledge Agreement is in force, provided that the pledged shares shall not, at any time, exceed the equivalent to twenty eight integers and three hundredth percent (28.03%) of the common shares (ações ordinárias) issued by Aracruz (the “Additional Shares” and, jointly with the Shares, the “Pledged Shares”, duly described in Exhibit A hereof). In the event the Pledged Shares exceed the percentage set forth in this Section 2.1(b), and only to the extent provided for in the Credit Agreement, the Collateral Agent shall take all actions required pursuant to applicable law or that may be reasonably requested by the Shareholders or Aracruz to release the pledge created pursuant to this Share Pledge Agreement over the shares that exceed such limit.”

3. The parties mutually agree to amend and renumber Section 2 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [date] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Pledged Shares. For purposes of this Share Pledge Agreement, the term “LIBOR” means the London Interbank Offered Rate.”

4. The parties mutually agree to amend and renumber Section 3 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE IV
REGISTRATON OF PLEDGE

Section 4.1 Registration of Pledge. (a) The Shareholders undertake to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, (x) with the custodian of the Pledged Shares and (y) with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

(b) In addition, (i) immediately upon issuance, receipt or acquisition of any Additional Shares, with due regard to the limit provided for in Section 2.1(b) above, and (ii) immediately upon the execution of any amendment in accordance with Section 12.4 below (an “Amendment”), the Shareholders undertake to comply with the same procedure described in Section 4.1(a) above.

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by the Shareholders.”

5. The parties mutually agree to amend and renumber Section 4 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE V
 REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. The Shareholders hereby represent and warrant to the Collateral Agent that on the date hereof and during the term of effectiveness of this Share Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Shares herein created constitutes and the pledge over any Additional Shares shall constitute, upon the issuance, acquisition or receipt of the Additional Shares by the Shareholders and the performance of the registrations required, as provided for in Section 4.1(b) above, a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against the Shareholders, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Share Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of the Shareholders and (ii) do not and will not result in the creation or imposition of any lien over other assets of the Shareholders or over any profits or income resulting therefrom, except for dividends, interest on equity or any other type of remuneration resulting from the property of Pledged Shares, and except for the lien created in this Share Pledge Agreement;

(c) the Pledged Shares were validly issued and are totally paid in, free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created pursuant to this Share Pledge Agreement and the provisions of Aracruz shareholders’ agreement dated February 5, 2003 (the “Shareholders’ Agreement”);

(d) the Pledged Shares represent twenty eight integers and three hundredth percent (28.03%) of the common shares (ações ordinárias) issued by Aracruz as of the date hereof;

(e) the Shareholders are the lawful owners and possessors of the Pledged Shares and all rights inherent to the Pledged Shares, subject to the terms of the Shareholders Agreement, and have the powers and authorities required to (i) execute this Share Pledge Agreement; (ii) perform the obligations herein provided for; and (iii) pledge the Pledged Shares;

(f) the by-laws of Aracruz do not restrict or limit the rights of the Shareholders to transfer, encumber or pledge the Shares, except for the limitations resulting from the Shareholders Agreement; and

(g) the power of attorney granted by the Shareholders and delivered to the Collateral Agent under Section 8.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. The Shareholders have not granted other similar power of attorney or executed any other security agreement in relation to the Pledged Shares except for this Share Pledge Agreement and the Shareholders’ Agreement.”

6. The parties mutually agree to amend and renumber Section 5 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. The Shareholders and Aracruz agree and undertake, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Share Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly upon receipt, to forward any payment to the Collateral Agent of all rights related to the Pledged Shares (including dividends, interest on equity or payments resulting from redemption, capital reductions or made on any other account);

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Share Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of the Shareholders, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Share Pledge Agreement;

(d) perform any and all actions, as well as execute and deliver to the Collateral Agent all instruments and documents required to the creation of the pledge over Additional Shares, at the exclusive expense of the Shareholders;

(e) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. The Shareholders and Aracruz further agrees to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz Trading under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(f) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of the Shareholders, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Pledged Shares that the Collateral Agent may reasonably request;

(g) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Pledged Shares or any rights thereon, except for the pledge created in this Share Pledge Agreement; nor to sell, assign, transfer, exchange or otherwise dispose of the Pledged Shares, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(h) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Pledged Shares currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(i) not to execute or allow the execution of any agreement that may restrict or reduce the rights or capacity of the Collateral Agent to sell or otherwise dispose of the Pledged Shares or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(j) defend the security interest, the ownership and interests of Lenders in relation to the Pledged Shares against any claims or demands by third parties;

(k) promptly (and, in any event, within seven (7) Business Days) after the Shareholders’ and/or Aracruz knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Pledged Shares; and

(l) in case any of the Dividends Reinvestment Conditions is not fulfilled as provided for in Section [8.20(b)] of the Credit Agreement, reinvest in Aracruz, no later than ninety (90) days as from the date of respective payment, the dividends, interest on equity and any other remunerations paid by Aracruz as a result of the ownership of Pledged Shares.”

7. The parties mutually agree to amend and renumber Section 6 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VII
VOTING RIGHTS

Section 7.1 Voting Rights. Upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of any Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Shareholders shall not exercise any of Shareholders’ voting and consenting rights inherent to the Pledged Shares, without prior written consent of and instructions by the Collateral Agent, acting on behalf of the Majority Lenders (unless otherwise permitted under the Credit Agreement).”

8. The parties mutually agree to amend and renumber Section 7 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VIII
FORECLOSURE AND COLLECTION

Section 8.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, the Shareholders irrevocably and irretrievably appoint the Collateral Agent as their attorney-in-fact and for this purpose they have executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. The Shareholders undertake to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Pledged Shares shall give rise to any right of defense, counterclaim or compensation in favor of the Shareholders or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) The Shareholders must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Share Pledge Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Share Pledge Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Share Pledge Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.”

9. The parties mutually agree to amend and renumber Section 8 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE IX
USE OF PROCEEDS

Section 9.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Share Pledge Agreement shall be applied towards the payment of the Secured Obligations, as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Aracruz any potential outstanding balance.”

10. The parties mutually agree to amend and renumber Section 9 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE X
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 10.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Aracruz or any of the Shareholders under this Share Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Share Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Aracruz and the Shareholders from any liabilities resulting from the law of this Share Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.”

11. The parties mutually agree to amend and renumber Section 10 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE XI
TERMINATION AND RELEASE

Section 11.1 Termination and Release. This Share Pledge Agreement constitutes a continuous security interest over the Pledged Shares and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of the Shareholders. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of the Shareholders, execute and deliver all documents reasonably required to evidence the termination of this Share Pledge Agreement and the consequent definitive and unconditional release of the security interest.”

12. The parties mutually agree to amend and renumber Sections 11 to 17 from the Share Pledge Agreement and to include a new Section 11 which shall read as follows:

“ARTICLE XII
MISCELLANEOUS

Section 12.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Share Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 12.2 Other Security Interests. The pledge created under this Share Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 12.3 Notices and Communications. Any notice or communication required or permitted under this Share Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via facsimile, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to the Shareholders:

ARAPAR S.A.

Avenida Augusto Severo, 8, 7º andar

Rio de Janeiro, RJ, Brasil

Att.: [•]

Telephone: (55 21) [•]

Fax: (55 21) [•]

E-mail: [•]

SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A.

Avenida Eusébio Matoso, 891, 22º andar

São Paulo, SP, Brasil

Att.: [•]

Telephone: (55 11) [•]

Fax: (55 11)[•]

E-mail: [•]

If to Aracruz:

ARACRUZ CELULOSE S.A.

Av. Brigadeiro Faria Lima, 2277, 4º andar

CEP 01452-000

São Paulo, SP.

Att.: [•]

Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111

E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

Section 12.4 Waivers and Amendments. No amendment to any of the provisions of this Share Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 12.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Share Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Share Pledge Agreement.

Section 12.6 Severability. In case any provision of this Share Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Share Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 12.7 Entire Agreement; Successors and Assigns. This Share Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 12.8 Governing Law; Jurisdiction. This Share Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Share Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 12.9 Enforcement. This Share Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 12.10 Effectiveness. This Share Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 11.1 above.”

13. The parties mutually agree to replace Exhibit I with Exhibit A, which shall now contain a description of the Pledged Shares.

14. The parties mutually agree to replace Exhibit II with Exhibit B, which shall now contain a form of power of attorney to be granted by the Shareholders to the Collateral Agent, as required under Section 8.1(b) of the Share Pledge Agreement.

15. The parties mutually agree to replace Exhibit III with Exhibit C which shall now contain a form of power of attorney, as per Section 12.5 of the Share Pledge Agreement.

16. The parties mutually agree to exclude Exhibits IV and V.

17. The appointment of the Collateral Agent is hereby ratified and confirmed by the Lenders, in accordance with the provisions of Section [10.10] of the Credit Agreement. All actions performed by the Collateral Agent related to the perfection of the Share Pledge Agreement and the creation of security interest in the form of pledge are also expressly ratified herein by Lenders, as provided for in the sole paragraph of article 662 of the Brazilian Civil Code. The parties also confirm that any and all costs and expenses incurred by the Collateral Agent shall be solely and exclusively borne by the Shareholders.

18. The Shareholders agree to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, (x) with the custodian of the Pledged Shares and (y) with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

19. In view of the amendments above, the parties agree to consolidate the Share Pledge Agreement which shall now become effective as follows. This First Amendment shall supersede all other prior agreements among the parties and become the only agreement among them.

ARACRUZ SHARE PLEDGE AGREEMENT

ARACRUZ SHARE PLEDGE AGREEMENT, dated as of January 19, 2009 (as it may be amended from time to time, this “Share Pledge Agreement”) among:

(a) ARAPAR S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Augusto Severo, 8, 7th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 29.282.803/0001-68, herein represented by its legal representatives in accordance with its by-laws (“Arapar”);

(b) SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Eusébio Matoso, 891, 22nd Floor, city of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 03.214.652/0001-17, herein represented by its legal representatives in accordance with its by-laws (“São Teófilo”, and jointly with Arapar the “Shareholders”);

(c) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its legal representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and validly existing under the laws of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

and, as consenting intervening party,

(d) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General

Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Share Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Share Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Share Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Share Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.

ARTICLE II
PLEDGE; GRANT OF SECURITY INTEREST

Section 2.1 Pledge; Grant of Security Interest. (a) In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code and article 39 of Law No. 6,404, of December 15, 1976 (as amended), the Shareholders herein pledge the Shares to the Collateral Agent for the exclusive benefit of the Lenders. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

(b) In addition to the Shares, the Shareholders hereby agree to pledge to the Collateral Agent for the exclusive benefit of the Lenders any and all shares representing the capital stock of Aracruz which may be, from time to time, subscribed or acquired, by virtue of conversions or exchanges, by the Shareholders after the date hereof jointly with all options and rights of any nature issued or granted by Aracruz to the Shareholders while this Share Pledge Agreement is in force, provided that the pledged shares shall not, at any time, exceed the equivalent to twenty eight integers and three hundredth percent (28.03%) of the common shares (ações ordinárias) issued by Aracruz (the “Additional Shares” and, jointly with the Shares, the “Pledged Shares”, duly described in Exhibit A hereof). In the event the Pledged Shares exceed the percentage set forth in this Section 2.1(b), and only to the extent provided for in the Credit Agreement, the Collateral Agent shall take all actions required pursuant to applicable law or that may be reasonably requested by the Shareholders or Aracruz to release the pledge created pursuant to this Share Pledge Agreement over the shares that exceed such limit.

ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [date] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Pledged Shares. For purposes of this Share Pledge Agreement, the term “LIBOR” means the London Interbank Offered Rate.

ARTICLE IV
 REGISTRATON OF PLEDGE

Section 4.1 Registration of Pledge. (a) The Shareholders undertake to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, (x) with the custodian of the Pledged Shares and (y) with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

(b) In addition, (i) immediately upon issuance, receipt or acquisition of any Additional Shares, with due regard to the limit provided for in Section 2.1(b) above, and (ii) immediately upon the execution of any amendment in accordance with Section 12.4 below (an “Amendment”), the Shareholders undertake to comply with the same procedure described in Section 4.1(a) above.

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by the Shareholders.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. The Shareholders hereby represent and warrant to the Collateral Agent that on the date hereof and during the term of effectiveness of this Share Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Shares herein created constitutes and the pledge over any Additional Shares shall constitute, upon the issuance, acquisition or receipt of the Additional Shares by the Shareholders and the performance of the registrations required, as provided for in Section 4.1(b) above, a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against the Shareholders, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Share Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of the Shareholders and (ii) do not and will not result in the creation or imposition of any lien over other assets of the Shareholders or over any profits or income resulting therefrom, except for dividends, interest on equity or any other type of remuneration resulting from the property of Pledged Shares, and except for the lien created in this Share Pledge Agreement;

(c) the Pledged Shares were validly issued and are totally paid in, free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created pursuant to this Share Pledge Agreement and the provisions of Aracruz shareholders’ agreement dated February 5, 2003 (the “Shareholders’ Agreement”);

(d) the Pledged Shares represent twenty eight integers and three hundredth percent (28.03%) of the common shares (ações ordinárias) issued by Aracruz as of the date hereof;

(e) the Shareholders are the lawful owners and possessors of the Pledged Shares and all rights inherent to the Pledged Shares, subject to the terms of the Shareholders Agreement, and have the powers and authorities required to (i) execute this Share Pledge Agreement; (ii) perform the obligations herein provided for; and (iii) pledge the Pledged Shares;

(f) the by-laws of Aracruz do not restrict or limit the rights of the Shareholders to transfer, encumber or pledge the Shares, except for the limitations resulting from the Shareholders Agreement; and

(g) the power of attorney granted by the Shareholders and delivered to the Collateral Agent under Section 8.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. The Shareholders have not granted other similar power of attorney or executed any other security agreement in relation to the Pledged Shares except for this Share Pledge Agreement and the Shareholders’ Agreement.

ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. The Shareholders and Aracruz agree and undertake, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Share Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly upon receipt, to forward any payment to the Collateral Agent of all rights related to the Pledged Shares (including dividends, interest on equity or payments resulting from redemption, capital reductions or made on any other account);

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Share Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of the Shareholders, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Share Pledge Agreement;

(d) perform any and all actions, as well as execute and deliver to the Collateral Agent all instruments and documents required to the creation of the pledge over Additional Shares, at the exclusive expense of the Shareholders;

(e) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. The Shareholders and Aracruz further agrees to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz Trading under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(f) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of the Shareholders, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Pledged Shares that the Collateral Agent may reasonably request;

(g) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Pledged Shares or any rights thereon, except for the pledge created in this Share Pledge Agreement; nor to sell, assign, transfer, exchange or otherwise dispose of the Pledged Shares, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(h) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Pledged Shares currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(i) not to execute or allow the execution of any agreement that may restrict or reduce the rights or capacity of the Collateral Agent to sell or otherwise dispose of the Pledged Shares or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(j) defend the security interest, the ownership and interests of Lenders in relation to the Pledged Shares against any claims or demands by third parties;

(k) promptly (and, in any event, within seven (7) Business Days) after the Shareholders’ and/or Aracruz knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Pledged Shares; and

(l) in case any of the Dividends Reinvestment Conditions is not fulfilled as provided for in Section [8.20(b)] of the Credit Agreement, reinvest in Aracruz, no later than ninety (90) days as from the date of respective payment, the dividends, interest on equity and any other remunerations paid by Aracruz as a result of the ownership of Pledged Shares.

ARTICLE VII
VOTING RIGHTS

Section 7.1 Voting Rights. Upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of any Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Shareholders shall not exercise any of Shareholders’ voting and consenting rights inherent to the Pledged Shares, without prior written consent of and instructions by the Collateral Agent, acting on behalf of the Majority Lenders (unless otherwise permitted under the Credit Agreement).

ARTICLE VIII
FORECLOSURE AND COLLECTION

Section 8.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, the Shareholders irrevocably and irretrievably appoint the Collateral Agent as their attorney-in-fact and for this purpose they have executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. The Shareholders undertake to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Pledged Shares shall give rise to any right of defense, counterclaim or compensation in favor of the Shareholders or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) The Shareholders must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Share Pledge Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Share Pledge Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Share Pledge Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.

ARTICLE IX
USE OF PROCEEDS

Section 9.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Share Pledge Agreement shall be applied towards the payment of the Secured Obligations, as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Aracruz any potential outstanding balance.

ARTICLE X
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 10.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Aracruz or any of the Shareholders under this Share Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Share Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Aracruz and the Shareholders from any liabilities resulting from the law of this Share Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.

ARTICLE XI
TERMINATION AND RELEASE

Section 11.1 Termination and Release. This Share Pledge Agreement constitutes a continuous security interest over the Pledged Shares and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of the Shareholders. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of the Shareholders, execute and deliver all documents reasonably required to evidence the termination of this Share Pledge Agreement and the consequent definitive and unconditional release of the security interest.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Share Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 12.2 Other Security Interests. The pledge created under this Share Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 12.3 Notices and Communications. Any notice or communication required or permitted under this Share Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via facsimile, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to the Shareholders:

ARAPAR S.A.

Avenida Augusto Severo, 8, 7º andar

Rio de Janeiro, RJ, Brasil

Att.: [•]

Telephone: (55 21) [•]

Fax: (55 21) [•]

E-mail: [•]

SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A.

Avenida Eusébio Matoso, 891, 22º andar

São Paulo, SP, Brasil

Att.: [•]

Telephone: (55 11) [•]

Fax: (55 11) [•]

E-mail: [•]

If to Aracruz:

ARACRUZ CELULOSE S.A.

Av. Brigadeiro Faria Lima, 2277, 4º andar

CEP 01452-000

São Paulo, SP.

Att.: [•]

Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111

E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

Section 12.4 Waivers and Amendments. No amendment to any of the provisions of this Share Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 12.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Share Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Share Pledge Agreement.

Section 12.6 Severability. In case any provision of this Share Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Share Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 12.7 Entire Agreement; Successors and Assigns. This Share Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 12.8 Governing Law; Jurisdiction. This Share Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Share Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 12.9 Enforcement. This Share Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 12.10 Effectiveness. This Share Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 11.1 above.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Share Pledge Agreement to be duly executed as of the day and year first above written.

ARAPAR S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

ARACRUZ CELULOSE S.A., as consenting intervening party

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

EXHIBIT A

to the Aracruz Share Pledge Agreement

DESCRIPTION OF PLEDGED SHARES

Shareholder	Common Shares	% of Total Capital Stock of Aracruz
[•]	[•]	[•]
[•]	[•]	[•]

EXHIBIT B

to the Aracruz Share Pledge Agreement

FORM OF POWER OF ATTORNEY

(as per Section 8.1(b))

By this power of attorney, ARAPAR S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Augusto Severo, 8, 7th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 29.282.803/0001-68, herein represented by its legal representatives in accordance with its by-laws (“Arapar”), and SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Eusébio Matoso, 891, 22nd Floor, city of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 03.214.652/0001-17, herein represented by its legal representatives in accordance with its by-laws (“São Teófilo”, and jointly with Arapar the “Grantors”), irrevocably and irretrievably appoint and constitute BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, its lawful attorney-in-fact to, acting on their behalf, to the greatest extent permitted by law and subject to the terms of the Credit Agreement, perform all actions, of whatever nature, either required or convenient, in relation to the Aracruz Share Pledge Agreement (the “Share Pledge Agreement”), dated as of January 19, 2009, as amended and consolidated on [•], 2009, executed among Grantors, Aracruz Celulose S.A. and the Collateral Agent, including but not limited to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate, in accordance with applicable laws and the provisions of article 1,433, items IV and V of the Brazilian Civil Code; use or apply the proceeds therefrom to pay the Secured Obligations, as provided in the Credit Agreement, being the Collateral Agent vested with all powers required to the full and correct fulfillment of this power of attorney;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions required to receive all profits, income, cash, rights, dividends, distributions, interests and all other amounts paid, received or otherwise thereafter distributed in relation to the Pledged Shares, using such proceeds to pay the Secured Obligations as provided for in the Credit Agreement;

(c) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable laws, buy foreign currency and remit such currency abroad, to the extent required for the payment of the Secured Obligations, it being authorized, for this purpose, to perform all related actions, including but not limited to, execute foreign exchange contracts and any other instruments or contracts, as well as to represent Grantors before the Central Bank of Brazil and any banks or financial institutions located in Brazil;

(d) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable law, represent Grantors before third parties and any government agencies or authorities of Federal, State and Local levels, including, but not limited to Registries of Titles and Deeds, Protest Offices, banking institutions, the Brazilian Internal Revenue Service and all respective sections, departments and divisions thereof;

2

(e) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions and execute any instruments compatible with the terms and conditions of the Share Pledge Agreement, as the Collateral Agent may deem reasonably necessary for the enforcement of the security interest granted pursuant to the Share Pledge Agreement;

(f) irrespective of the occurrence of an Event of Default, make any filing with Registry of Titles and Documents or with the custodian, or any other act that may be required pursuant to applicable law after the date hereof, for the perfection of the security interest over the Pledged Shares, as provided for in the Share Pledge Agreement; and

(g) substitute the powers herein granted or revoke any substitution that may have been granted of these same powers to exercise the rights provided for in the Share Pledge Agreement.

Any notice transmitted by the Collateral Agent communicating the occurrence, continuance or termination of an Event of Default shall be conclusive in relation to Grantors and any and all third parties in the absence of a clear mistake.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in Share Pledge Agreement.

This power of attorney is irrevocably and irretrievably granted as a condition to the Share Pledge Agreement as a means for the performance of the obligations agreed therein, in accordance with the provisions of articles 684 and 685 of the Brazilian Civil Code and shall be valid, effective and remain in force until all Secured Obligations have been fully satisfied under the Share Pledge Agreement in accordance with the terms and conditions thereof.

The duly authorized representatives of Grantors have executed this power of attorney as of [•], 2009.

ARAPAR S.A.

SÃO TEÓFILO REPRESENTAÇÃO E PARTICIPAÇÕES S.A.

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EXHIBIT C

to the Aracruz Share Pledge Agreement

FORM OF POWER OF ATTORNEY

(as per Section 12.5)

By this power of attorney, [ASSIGNEE], a company duly organized and validly existing under the laws of [•], headquartered at [•], in [•], herein represented by its legal representatives in accordance with its by-laws (“Grantor”), hereby appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (together with any of its successor, the “Collateral Agent”), as Grantor’s lawful attorney-in-fact, to the greatest extent permitted by law, to act as Grantor’s collateral agent and representative under the Aracruz Share Pledge Agreement dated as of January 19, 2009, as amended and consolidated on [•], 2009, (the “Share Pledge Agreement”) executed among the Collateral Agent, Arapar S.A. a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Augusto Severo, 8, 7th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 29.282.803/0001-68, São Teófilo Representação e Participações S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Eusébio Matoso, 891, 22nd Floor, city of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 03.214.652/0001-17, and, as consenting intervening party, Aracruz Celulose S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, in connection with a certain Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, and to take any and all applicable measures and actions, of whatever nature, either required or convenient, in relation to, and subject to the terms and conditions of, the Share Pledge Agreement, including, but not limited to, amend the Share Pledge Agreement in connection with the [transfer/assignment] of credit under the Credit Agreement as per the [name of instrument], dated as of [•], by means of which [name of bank] assigned to Grantor [amount] of its credit right thereunder, and to execute any and all necessary documents accordingly.

This power of attorney shall be valid, effective and remain in full force until all Secured Obligations have been fully satisfied under the Share Pledge Agreement in accordance with the terms and conditions thereof.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Share Pledge Agreement.

The Collateral Agent may delegate (substabelecer), in whole or in part, the powers hereunder conferred upon it.

The duly authorized representatives of Grantor have executed this power of attorney as of [•], 2009.

[ASSIGNEE].

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EXHIBIT H
to Export Prepayment Facility Agreement and Secured Loan

FIRST AMENDMENT TO AND CONSOLIDATION OF THE ALÍCIA SHARE PLEDGE AGREEMENT

FIRST AMENDMENT TO AND CONSOLIDATION OF THE ALÍCIA SHARE PLEDGE AGREEMENT, dated as of [•], 2009 (as it may be amended from time to time, this “First Amendment”), among:

(a) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”);

(b) ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA., a company duly organized and validly existing under the laws of Portugal, headquartered at Avenida Arriaga, 77, Edifício Marina Fórum, 6th Floor, Freguesia da Sé, Concelho de Funchal, Portugal, enrolled with the Commercial Registry of Zona Franca da Madeira under No. 9.169, herein represented by its legal representatives in accordance with its by-laws (“Ara Pulp”, and jointly with Aracruz the “Shareholders”);

(c) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its legal representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and validly existing under the laws of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia, Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A., Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

and, as consenting intervening party,

(d) ALÍCIA PAPÉIS S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Castelo Branco, 333, city of Guaíba, State of Rio Grande do Sul, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 06.970.247/0001-17, herein represented by its legal representatives in accordance with its by-laws (“Alícia”).

RECITALS

WHEREAS, the Shareholders, Alícia and the Collateral Agent executed on January 19, 2009, a certain share pledge agreement (Contrato de Penhor de Ações) registered with the 6th Registry of Titles and Deeds of São Paulo, under No. 1585073 (as it may be amended from time to time, the “Share Pledge Agreement”), by means of which the Shareholders pledged five thousand (5,000) common shares issued by Alícia (the “Shares”) to the Collateral Agent, for the exclusive benefit of the Lenders;

WHEREAS, the Shareholders have agreed to create the security hereunder in order to secure the prompt and punctual payment of all of Aracruz Trading’s obligations under the Credit Agreement (such obligations being hereinafter referred to as “Secured Obligations” are more fully detailed below); and

WHEREAS, in consideration of the provisions contained in the Credit Agreement, the Share Pledge Agreement needs to be amended, pursuant to the terms set out in this First Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. The parties mutually agree to include a new Section to the Share Pledge Agreement which shall read as follows:

“ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Share Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Share Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Share Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Share Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.”

2. The parties mutually agree to amend and renumber Section 1 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE II
PLEDGE; GRANT OF SECURITY INTEREST

Section 2.1 Pledge; Grant of Security Interest. (a) In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code and article 39 of Law No. 6,404, of December 15, 1976 (as amended), the Shareholders herein pledge the Shares to the Collateral Agent for the exclusive benefit of the Lenders. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

(b) In addition to the Shares, the Shareholders hereby agree to pledge to the Collateral Agent for the exclusive benefit of the Lenders any and all shares representing the capital stock of Alícia which may be, from time to time, subscribed or acquired, by virtue of conversions or exchanges, by the Shareholders after the date hereof jointly with all options and rights of any nature issued or granted by Alícia to the Shareholders while this Share Pledge Agreement is in force, so that the pledged shares shall equal 100% of the capital stock of Alícia (the “Additional Shares” and, jointly with the Shares, the “Pledged Shares”, duly described in Exhibit A hereof).”

3. The parties mutually agree to amend and renumber Section 2 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [date] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Pledged Shares. For purposes of this Share Pledge Agreement, the term “LIBOR” means the London Interbank Offered Rate.”

4. The parties mutually agree to amend and renumber Section 3 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE IV
REGISTRATION OF PLEDGE

Section 4.1 Registration of Pledge. (a) The Shareholders undertake to provide to the Collateral Agent (i) no later than three (3) calendar days as from the execution hereof, evidence of registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, in the share registration book of Alícia, (ii) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos) and (iii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

(b) In addition, (i) immediately upon issuance, receipt or acquisition of any Additional Shares, so as to represent 100% of the capital stock of Alícia as provided for in

Section 2.1(b) above, and (ii) immediately upon the execution of any amendment in accordance with Section 12.4 below (an “Amendment”), the Shareholders undertake to comply with the same procedure described in Section 4.1(a) above.

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by the Shareholders.”

5. The parties mutually agree to amend and renumber Section 4 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. The Shareholders hereby represent and warrant to the Collateral Agent that on the date hereof and during the term of effectiveness of this Share Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Shares herein created constitutes and the pledge over any Additional Shares shall constitute, upon the issuance, acquisition or receipt of the Additional Shares by the Shareholders and the performance of the registrations required, as provided for in Section 4.1(b) above, a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against the Shareholders, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Share Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of the Shareholders and (ii) do not and will not result in the creation or imposition of any lien over other assets of the Shareholders or over any profits or income resulting therefrom, except for dividends, interest on equity or any other type of remuneration resulting from the property of Pledged Shares, and except for the lien created in this Share Pledge Agreement;

(c) the Pledged Shares were validly issued and are totally paid in, free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created pursuant to this Share Pledge Agreement;

(d) the Shareholders are the lawful owners and possessors of the Pledged Shares and all rights inherent to the Pledged Shares and have the powers and authorities required to (i) execute this Share Pledge Agreement; (ii) perform the obligations herein provided for; and (iii) pledge the Pledged Shares;

(e) the by-laws of Alícia do not restrict or limit the rights of the Shareholders to transfer, encumber or pledge the Shares; and

(f) the power of attorney granted by the Shareholders and delivered to the Collateral Agent under Section 8.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. The Shareholders have not granted other similar power of attorney or executed any other security or agreement in relation to the Pledged Shares except for this Share Pledge Agreement.”

6. The parties mutually agree to amend and renumber Section 5 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. The Shareholders and Alícia agree and undertake, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Share Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly upon receipt, to forward any payment to the Collateral Agent of all rights related to the Pledged Shares (including dividends, interest on equity or payments resulting from redemption, capital reductions or made on any other account);

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement upon the occurrence of any other Event of Default to the extent that or the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Share Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of the Shareholders, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Share Pledge Agreement;

(d) perform any and all actions, as well as execute and deliver to the Collateral Agent all instruments and documents required to the creation of the pledge over Additional Shares, at the exclusive expense of the Shareholders;

(e) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. The Shareholders and Alícia further agree to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz Trading under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(f) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of the Shareholders, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Pledged Shares that the Collateral Agent may reasonably request;

(g) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Pledged Shares or any rights thereon, except for the pledge created in this Share Pledge Agreement; nor to sell, assign, transfer, exchange or otherwise dispose of the Pledged Shares, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(h) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Pledged Shares currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(i) not to execute or allow the execution of any agreement that may restrict or reduce the rights or capacity of the Collateral Agent to sell or otherwise dispose of the Pledged Shares or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(j) defend the security interest, the ownership and interests of Lenders in relation to the Pledged Shares against any claims or demands by third parties; and

(k) promptly (and, in any event, within seven (7) Business Days) after Alícia’s knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Pledged Shares.”

7. The parties mutually agree to amend and renumber Section 6 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VII
VOTING RIGHTS

Section 7.1 Voting Rights. Upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of any Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Shareholders shall not exercise any of Shareholders’ voting and consenting rights inherent to the Pledged Shares, without prior written consent of and instructions by the Collateral Agent, acting on behalf of the Majority Lenders (unless otherwise permitted under the Credit Agreement).”

8. The parties mutually agree to amend and renumber Section 7 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE VIII
FORECLOSURE AND COLLECTION

Section 8.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, the Shareholders irrevocably and irretrievably appoint the Collateral Agent as their attorney-in-fact and for this purpose they have executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. The Shareholders undertake to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Pledged Shares shall give rise to any right of defense, counterclaim or compensation in favor of the Shareholders or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) The Shareholders must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Share Pledge Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Share Pledge Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Share Pledge Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.”

9. The parties mutually agree to amend and renumber Section 8 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE IX
USE OF PROCEEDS

Section 9.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Share Pledge Agreement shall be applied towards the payment of the Secured Obligations, as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Alícia any potential outstanding balance.”

10. The parties mutually agree to amend and renumber Section 9 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE X
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 10.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Alícia or any of the Shareholders under this Share Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Share Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Alícia and the Shareholders from any liabilities resulting from the law of this Share Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.”

11. The parties mutually agree to amend and renumber Section 10 of the Share Pledge Agreement, which shall read as follows:

“ARTICLE XI
TERMINATION AND RELEASE

Section 11.1 Termination and Release. This Share Pledge Agreement constitutes a continuous security interest over the Pledged Shares and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of the Shareholders. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of the Shareholders, execute and deliver all documents reasonably required to evidence the termination of this Share Pledge Agreement and the consequent definitive and unconditional release of the security interest.”

12. The parties mutually agree to amend and renumber Sections 11 to 17 from the Share Pledge Agreement and to include a new Section 11 which shall read as follows:

“ARTICLE XII
MISCELLANEOUS

Section 12.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Share Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 12.2 Other Security Interests. The pledge created under this Share Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 12.3 Notices and Communications. Any notice or communication required or permitted under this Share Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via facsimile, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to Shareholders:

ARACRUZ CELULOSE S.A.

Av. Brigadeiro Faria Lima, 2277, 4º andar

CEP 01452-000

São Paulo, SP.

Att.: [•]

Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111

E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

With copy to:

ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA.

Avenida Arriaga, 77, Edifício Marina Fórum, 6º andar

Concelho de Funchal, Portugal

Att.: [•]

Telephone: [•]

Fax: [•]

E-mail: [•]

If to Alícia:

ALÍCIA PAPÉIS S.A.

Avenida Castelo Branco, 333

Guaíba, RS, Brasil

Att.: [•]

Telephone: (55 [•]) [•]

Fax: (55 [•])[•]

E-mail: [•]

Section 12.4 Waivers and Amendments. No amendment to any of the provisions of this Share Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 12.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Share Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Share Pledge Agreement.

Section 12.6 Severability. In case any provision of this Share Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Share Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 12.7 Entire Agreement; Successors and Assigns. This Share Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 12.8 Governing Law; Jurisdiction. This Share Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Share Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 12.9 Representative. In accordance with the provisions of articles 653 and 684 of the Brazilian Civil Code, and as a means to perform the acts mentioned below, Ara Pulp hereby irrevocably appoints and constitutes Aracruz as its true and lawful attorney-in-fact in order to act in its name, place and stead, in connection with the following acts: (i) to accept, in compliance with article 215 of Brazilian Code of Civil Procedure, on its behalf, service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in Brazil, (ii) to represent Ara Pulp in Brazil before third parties in general, including, but not limited to, any governmental authority, and (iii) to represent Ara Pulp or to take any action with respect to matters involving collection suits in Brazil in general, and agrees that the failure of Aracruz to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until all Secured Obligations have been fully satisfied (according to Section 12.11 below), except that if for any reason Aracruz appointed hereby ceases to be able to act as such, then Ara Pulp shall, by an instrument reasonably satisfactory to the Collateral Agent, appoint another individual or legal person, in São Paulo, Brazil, subject to the approval (which approval shall not be unreasonably withheld) of the Collateral Agent, acting on behalf of the Lenders. Ara Pulp covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of an attorney-in-fact pursuant to this Section in full force and effect and to cause such attorney-in-fact to act as such.

Section 12.10 Enforcement. This Share Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 12.11 Effectiveness. This Share Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 11.1 above.”

13. The parties mutually agree to replace Exhibit I with Exhibit A, which shall now contain a description of the Pledged Shares.

14. The parties mutually agree to replace Exhibit II with Exhibit B, which shall now contain a form of power of attorney to be granted by the Shareholders to the Collateral Agent, as required under Section 8.1(b) of the Share Pledge Agreement.

15. The parties mutually agree to replace Exhibit III with Exhibit C which shall now contain a form of power of attorney, as per Section 12.5 of the Share Pledge Agreement.

16. The parties mutually agree to exclude Exhibits IV and V.

17. The appointment of the Collateral Agent is hereby ratified and confirmed by the Lenders, in accordance with the provisions of Section [10.10] of the Credit Agreement. All actions performed by the Collateral Agent related to the perfection of the Share Pledge Agreement and the creation of security interest in the form of pledge are also expressly ratified herein by Lenders, as provided for in the sole paragraph of article 662 of the Brazilian Civil Code. The parties also confirm that any and all costs and expenses incurred by the Collateral Agent shall be solely and exclusively borne by the Shareholders.

18. The Shareholders agree to provide to the Collateral Agent (i) no later than three (3) calendar days as from the execution hereof, evidence of registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, in the share registration book of Alícia, (ii) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos) and (iii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

19. In view of the amendments above, the parties agree to consolidate the Share Pledge Agreement which shall now become effective as follows. This First Amendment shall supersede all other prior agreements among the parties and become the only agreement among them.

ALÍCIA SHARE PLEDGE AGREEMENT

ALÍCIA SHARE PLEDGE AGREEMENT, dated as of January 19, 2009 (as it may be amended from time to time, this “Share Pledge Agreement”) among:

(a) ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”);

(b) ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA., a company duly organized and validly existing under the laws of Portugal, headquartered at Avenida Arriaga, 77, Edifício Marina Fórum, 6th Floor, Freguesia da Sé, Concelho de Funchal, Portugal, enrolled in the Commercial Registry of Zona Franca da Madeira under No. 9.169, herein represented by its legal representatives in accordance with its by-laws (“Ara Pulp”, and jointly with Aracruz the “Shareholders”);

(c) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its legal representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and validly existing under the laws of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia, Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”) and, as consenting intervening party,

(d) ALÍCIA PAPÉIS S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Castelo Branco, 333, city of Guaíba, State of Rio Grande do Sul, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 06.970.247/0001-17, herein represented by its legal representatives in accordance with its by-laws (“Alícia”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Share Pledge Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Share Pledge Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Share Pledge Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Share Pledge Agreement shall be construed as references to the Collateral Agent, in its capacity of representative of the Lenders.

ARTICLE II
PLEDGE; GRANT OF SECURITY INTEREST

Section 2.1 Pledge; Grant of Security Interest. (a) In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code and article 39 of Law No. 6,404, of December 15, 1976 (as amended), the Shareholders herein pledge the Shares to the Collateral Agent for the exclusive benefit of the Lenders. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3.1 below.

(b) In addition to the Shares, the Shareholders hereby agree to pledge to the Collateral Agent for the exclusive benefit of the Lenders any and all shares representing the capital stock of Alícia which may be, from time to time, subscribed or acquired, by virtue of conversions or exchanges, by the Shareholders after the date hereof jointly with all options and rights of any nature issued or granted by Alícia to the Shareholders while this Share Pledge Agreement is in force, so that the pledged shares shall equal 100% of the capital stock of Alícia (the “Additional Shares” and, jointly with the Shares, the “Pledged Shares”, duly described in Exhibit A hereof).

ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [date] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), (c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), (g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Pledged Shares. For purposes of this Share Pledge Agreement, the term “LIBOR” means the London Interbank Offered Rate.

ARTICLE IV
REGISTRATON OF PLEDGE

Section 4.1 Registration of Pledge. (a) The Shareholders undertake to provide to the Collateral Agent (i) no later than three (3) calendar days as from the execution hereof, evidence of registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, in the share registration book of Alícia, (ii) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Share Pledge Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos) and (iii) no later than five (5) Business Days after the date on which such registration with the competent Registry of Titles and Deeds is granted, evidence thereof.

(b) In addition, (i) immediately upon issuance, receipt or acquisition of any Additional Shares, so as to represent 100% of the capital stock of Alícia as provided for in Section 2.1(b) above, and (ii) immediately upon the execution of any amendment in accordance with Section 12.4 below (an “Amendment”), the Shareholders undertake to comply with the same procedure described in Section 4.1(a) above.

(c) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by the Shareholders.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. The Shareholders hereby represent and warrant to the Collateral Agent that on the date hereof and during the term of effectiveness of this Share Pledge Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Shares herein created constitutes and the pledge over any Additional Shares shall constitute, upon the issuance, acquisition or receipt of the Additional Shares by the Shareholders and the performance of the registrations required, as provided for in Section 4.1(b) above, a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against the Shareholders, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Share Pledge Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of the Shareholders and (ii)

do not and will not result in the creation or imposition of any lien over other assets of the Shareholders or over any profits or income resulting therefrom, except for dividends, interest on equity or any other type of remuneration resulting from the property of Pledged Shares, and except for the lien created in this Share Pledge Agreement;

(c) the Pledged Shares were validly issued and are totally paid in, free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created pursuant to this Share Pledge Agreement;

(d) the Shareholders are the lawful owners and possessors of the Pledged Shares and all rights inherent to the Pledged Shares and have the powers and authorities required to (i) execute this Share Pledge Agreement; (ii) perform the obligations herein provided for; and (iii) pledge the Pledged Shares;

(e) the by-laws of Alícia do not restrict or limit the rights of the Shareholders to transfer, encumber or pledge the Shares; and

(f) the power of attorney granted by the Shareholders and delivered to the Collateral Agent under Section 8.1(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. The Shareholders have not granted other similar power of attorney or executed any other security or agreement in relation to the Pledged Shares except for this Share Pledge Agreement.

ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. The Shareholders and Alícia agree and undertake, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Share Pledge Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly upon receipt, to forward any payment to the Collateral Agent of all rights related to the Pledged Shares (including dividends, interest on equity or payments resulting from redemption, capital reductions or made on any other account);

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement upon the occurrence of any other Event of Default to the extent that or the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Share Pledge Agreement;

(c) at any time and from time to time, upon written request by the Collateral Agent and at the exclusive expense of the Shareholders, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Share Pledge Agreement;

(d) perform any and all actions, as well as execute and deliver to the Collateral Agent all instruments and documents required to the creation of the pledge over Additional Shares, at the exclusive expense of the Shareholders;

(e) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. The Shareholders and Alícia further agree to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz Trading under the Credit Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of the Credit Agreement;

(f) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of the Shareholders, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Pledged Shares that the Collateral Agent may reasonably request;

(g) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Pledged Shares or any rights thereon, except for the pledge created in this Share Pledge Agreement; nor to sell, assign, transfer, exchange or otherwise dispose of the Pledged Shares, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(h) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Pledged Shares currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(i) not to execute or allow the execution of any agreement that may restrict or reduce the rights or capacity of the Collateral Agent to sell or otherwise dispose of the Pledged Shares or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(j) defend the security interest, the ownership and interests of Lenders in relation to the Pledged Shares against any claims or demands by third parties; and

(k) promptly (and, in any event, within seven (7) Business Days) after Alícia’s knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Pledged Shares.

ARTICLE VII
VOTING RIGHTS

Section 7.1 Voting Rights. Upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of any Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Shareholders shall not exercise any of Shareholders’ voting and consenting rights inherent to the Pledged Shares, without prior written consent of and instructions by the Collateral Agent, acting on behalf of the Majority Lenders (unless otherwise permitted under the Credit Agreement).

ARTICLE VIII
FORECLOSURE AND COLLECTION

Section 8.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use or apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a means to perform the obligations herein agreed, the Shareholders irrevocably and irretrievably appoint the Collateral Agent as their attorney-in-fact and for this purpose they have executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit B hereof. The Shareholders undertake to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Pledged Shares shall give rise to any right of defense, counterclaim or compensation in favor of the Shareholders or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) The Shareholders must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Share Pledge Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Share Pledge Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Share Pledge Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.

ARTICLE IX
USE OF PROCEEDS

Section 9.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Share Pledge Agreement shall be applied towards the payment of the Secured Obligations, as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Alícia any potential outstanding balance.

ARTICLE X
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 10.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Alícia or any of the Shareholders under this Share Pledge Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Share Pledge Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Alícia and the Shareholders from any liabilities resulting from the law of this Share Pledge Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz or Aracruz Trading fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may understand appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz or Aracruz Trading, all irrespective of the amount of the guarantees given to Lenders and the date they were given.

ARTICLE XI
TERMINATION AND RELEASE

Section 11.1 Termination and Release. This Share Pledge Agreement constitutes a continuous security interest over the Pledged Shares and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of the Shareholders. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of the Shareholders, execute and deliver all documents reasonably required to evidence the termination of this Share Pledge Agreement and the consequent definitive and unconditional release of the security interest.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Share Pledge Agreements are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 12.2 Other Security Interests. The pledge created under this Share Pledge Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 12.3 Notices and Communications. Any notice or communication required or permitted under this Share Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via facsimile, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to Shareholders:

ARACRUZ CELULOSE S.A.

Av. Brigadeiro Faria Lima, 2277, 4º andar

CEP 01452-000

São Paulo, SP.

Att.: [•]

Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111

E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

With copy to:

ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA.

Avenida Arriaga, 77, Edifício Marina Fórum, 6º andar

Concelho de Funchal, Portugal

Att.: [•]

Telephone: [•]

Fax: [•]

E-mail: [•]

If to Alícia:

ALÍCIA PAPÉIS S.A.

Avenida Castelo Branco, 333

Guaíba, RS, Brasil

Att.: [•]

Telephone: (55 [•]) [•]

Fax: (55 [•]) [•]
E-mail: [•]

Section 12.4 Waivers and Amendments. No amendment to any of the provisions of this Share Pledge Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 12.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit C hereof in order to reflect the necessary amendments to this Share Pledge Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Share Pledge Agreement.

Section 12.6 Severability. In case any provision of this Share Pledge Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Share Pledge Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 12.7 Entire Agreement; Successors and Assigns. This Share Pledge Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 12.8 Governing Law; Jurisdiction. This Share Pledge Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Share Pledge Agreement with express waiver to any other court, no matter how privileged it may be.

Section 12.9 Representative. In accordance with the provisions of articles 653 and 684 of the Brazilian Civil Code, and as a means to perform the acts mentioned below, Ara Pulp hereby irrevocably appoints and constitutes Aracruz as its true and lawful attorney-in-fact in order to act in its name, place and stead, in connection with the following acts: (i) to accept, in compliance with article 215 of Brazilian Code of Civil Procedure, on its behalf, service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in Brazil, (ii) to represent Ara Pulp in Brazil before third parties in general, including, but not limited to, any governmental authority, and (iii) to represent Ara Pulp or to take any action with respect to matters involving collection suits in Brazil in general, and agrees that the failure of Aracruz to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until all Secured Obligations have been fully satisfied (according to Section 12.11 below), except that if for any reason Aracruz appointed hereby ceases to be able to act as such, then Ara Pulp shall, by an instrument reasonably satisfactory to the Collateral Agent, appoint another individual or legal person, in São Paulo, Brazil, subject to the approval (which approval shall not be unreasonably withheld) of the Collateral Agent, acting on behalf of the Lenders. Ara Pulp covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of an attorney-in-fact pursuant to this Section in full force and effect and to cause such attorney-in-fact to act as such.

Section 12.10 Enforcement. This Share Pledge Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 12.11 Effectiveness. This Share Pledge Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 11.1 above.

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IN WITNESS WHEREOF, the parties hereto have caused this Share Pledge Agreement to be duly executed as of the day and year first above written.

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

ALÍCIA PAPÉIS S.A., as consenting intervening party

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

EXHIBIT A
to the Alícia Share Pledge Agreement

DESCRIPTION OF PLEDGED SHARES

Shareholder	Common Shares	% of Total Capital Stock of Alícia
[•]	[•]	[•]
[•]	[•]	[•]

EXHIBIT B
to the Alícia Share Pledge Agreement

FORM OF POWER OF ATTORNEY
(as per Section 8.1(b))

By this power of attorney, ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”), and ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA., a company duly organized and validly existing under the laws of Portugal, headquartered at Avenida Arriaga, 77, Edifício Marina Fórum, 6th Floor, Freguesia da Sé, Concelho de Funchal, Portugal, enrolled with the Commercial Registry of Zona Franca da Madeira under No. 9.169, herein represented by its legal representatives in accordance with its by-laws (“Ara Pulp”, and jointly with Aracruz the “Grantors”), irrevocably and irretrievably appoint and constitute BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, its lawful attorney-in-fact to, acting on their behalf, to the greatest extent permitted by law and subject to the terms of the Credit Agreement, perform all actions, of whatever nature, either required or convenient, in relation to the Alícia Share Pledge Agreement (the “Share Pledge Agreement”), dated as of January 19, 2009, as amended and consolidated on [•], 2009, executed among Grantors, Alícia Papéis S.A. and the Collateral Agent, including but not limited to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), sell the Pledged Shares (in whole or in part), for the prices, terms and conditions it may understand appropriate, in accordance with applicable law and the provisions of article 1,433, items IV and V of the Brazilian Civil Code; use or apply the proceeds therefrom to pay the Secured Obligations, as provided in the Credit Agreement, being the Collateral Agent vested with all powers required to the full and correct fulfillment of this power of attorney;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declare the acceleration of any amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions required to receive all profits, income, cash, rights, dividends, distributions, interests and all other amounts paid, received or otherwise thereafter distributed in relation to the Pledged Shares, using such proceeds to pay the Secured Obligations as provided for in the Credit Agreement;

(c) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable laws, buy foreign currency and remit such currency abroad, to the extent required for the payment of the Secured Obligations, it being authorized, for this purpose, to perform all related actions, including but not limited to, execute foreign exchange contracts and any other instruments or contracts, as well as to represent Grantors before the Central Bank of Brazil and any banks or financial institutions located in Brazil;

(d) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable law, represent Grantors before third parties and any government agencies or authorities of Federal, State and Local levels, including, but not limited to Registries of Titles and Deeds, Protest Offices, banking institutions, the Brazilian Internal Revenue Service and all respective sections, departments and divisions thereof;

(e) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions and execute any instruments compatible with the terms and conditions of the Share Pledge Agreement, as the Collateral Agent may deem reasonably necessary for the enforcement of the security interest granted pursuant to the Share Pledge Agreement;

(f) irrespective of the occurrence of an Event of Default, make any filing with Registry of Titles and Documents or with the custodian, or any other act that may be required pursuant to applicable law after the date hereof, for the perfection of the security interest over the Pledged Shares, as provided for in the Share Pledge Agreement; and

(g) substitute the powers herein granted or revoke any substitution that may have been granted of these same powers to exercise the rights provided for in the Share Pledge Agreement.

Any notice transmitted by the Collateral Agent communicating the occurrence, continuance or termination of an Event of Default shall be conclusive in relation to Grantors and any and all third parties in the absence of a clear mistake.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in Share Pledge Agreement.

This power of attorney is irrevocably and irretrievably granted as a condition to the Share Pledge Agreement as a means for the performance of the obligations agreed therein, in accordance with the provisions of articles 684 and 685 of the Brazilian Civil Code and shall be valid, effective and remain in force until all Secured Obligations have been fully satisfied under the Share Pledge Agreement in accordance with the terms and conditions thereof.

The duly authorized representatives of Grantors have executed this power of attorney as of [•], 2009.

ARACRUZ CELULOSE S.A.

ARA PULP - COMÉRCIO DE IMPORTAÇÃO E EXPORTAÇÃO, UNIPESSOAL LTDA.

EXHIBIT C
to the Alícia Share Pledge Agreement

FORM OF POWER OF ATTORNEY
(as per Section 12.5)

By this power of attorney, [ASSIGNEE], a company duly organized and validly existing under the laws of [•], headquartered at [•], in [•], herein represented by its legal representatives in accordance with its by-laws (“Grantor”), hereby appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (together with any of its successor, the “Collateral Agent”), as Grantor’s lawful attorney-in-fact, to the greatest extent permitted by law, to act as Grantor’s collateral agent and representative under the Alícia Share Pledge Agreement dated as of January 19, 2009, as amended and consolidated on [•], 2009 (“the Share Pledge Agreement”), executed among the Collateral Agent, Aracruz Celulose S.A. a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, Ara Pulp - Comércio de Importação e Exportação, Unipessoal Ltda., a company duly organized and validly existing under the laws of Portugal, headquartered at Avenida Arriaga, 77, Edifício Marina Fórum, 6th Floor, Freguesia da Sé, Concelho de Funchal, Portugal, enrolled in the Commercial Registry of Zona Franca da Madeira under No. 9.169, and, as consenting intervening party, Alícia Papéis S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Avenida Castelo Branco, 333, city of Guaíba, State of Rio Grande do Sul, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 06.970.247/0001-17, in connection with a certain Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, and to take any and all applicable measures and actions, of whatever nature, either required or convenient, in relation to, and subject to the terms and conditions of, the Share Pledge Agreement, including, but not limited to, amend the Share Pledge Agreement in connection with the [transfer/assignment] of credit under the Credit Agreement as per the [name of instrument], dated as of [•], by means of which [name of bank] assigned to Grantor [amount] of its credit right thereunder, and to execute any and all necessary documents accordingly.

This power of attorney shall be valid, effective and remain in full force until all Secured Obligations have been fully satisfied under the Share Pledge Agreement in accordance with the terms and conditions thereof.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Share Pledge Agreement.

The Collateral Agent may delegate (substabelecer), in whole or in part, the powers hereunder conferred upon it.

The duly authorized representatives of Grantor have executed this power of attorney as of [•], 2009.

[ASSIGNEE]

EXHIBIT I
to Export Prepayment Facility Agreement and Secured Loan

NOTE PLEDGE AGREEMENT

NOTE PLEDGE AGREEMENT, dated as of [•], 2009 (as it may be amended from time to time, this “Agreement”), among:

(a) ARACRUZ TRADING INTERNATIONAL LTD., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-09-107520, herein represented by its legal representatives in accordance with its by-laws (“Aracruz Trading”); and

(b) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its representatives in accordance with its by—laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender) of Aracruz Trading, under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz Celulose S.A., Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

RECITALS

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make loans or extend credit in the form of loans (the “Loans”), as the case may be, to Aracruz Trading (as borrower) in an aggregate principal amount of U.S.$[•]; and

WHEREAS, as a covenant to the Credit Agreement, Aracruz Trading and Aracruz Celulose S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61 (“Aracruz”), executed on [•], 2009, a certain Export Finance Agreement (the “Export Finance Agreement”), pursuant to which Aracruz Trading shall extend loans to Aracruz, in form of export pre-payments under Brazilian law, for the sale of certain products by Aracruz to Aracruz Trading for further resale by Aracruz Trading to certain buyers described therein (each an “Intercompany Loan”); and

WHEREAS, in order to secure the prompt and punctual payment of all of its obligations under the Credit Agreement (such obligations being hereinafter referred to as “Secured Obligations” are more fully detailed below), Aracruz Trading has agreed to pledge all its credit rights under each Intercompany Loan.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Agreement, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Agreement shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Agreement, except if otherwise provided for in such certificate or document.

(b) All references to the Collateral Agent contained in this Agreement shall be construed as references to the Collateral Agent, in its capacity as representative of the Lenders.

ARTICLE II
PLEDGE; GRANT OF SECURITY INTEREST

Section 2.1 Pledge; Grant of Security Interest. (a) In order to secure the timely and full payment and performance, when due (either in the original maturity date, in case of acceleration or in any other date) of all Secured Obligations in accordance with article 1,451 et seq. of the Brazilian Civil Code, Aracruz Trading hereby pledges to the Collateral Agent, for the benefit of the Lenders, and grants to the Collateral Agent, for the benefit of the Lenders, a first priority security interest in all the credit rights, rights to revenues, claims and other receivables arising out of each Intercompany Loan as described in Exhibit A hereto (the “Credit Rights”). For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the Secured Obligations are duly described and characterized in Section 3 below.

(b) As soon as practicable and in no event later than the term established in Clause 4.1(b) below, Aracruz Trading shall pledge to the Collateral Agent, for the exclusive benefit of the Lenders, all additional credit rights, rights to revenues, claims and other receivables which may be at any time acquired by Aracruz Trading or transferred to it relating to any Intercompany Loan pursuant to the Export Finance Agreement (including, without limitation, any rights further acquired due to renegotiation of terms or otherwise) (the “Additional Credit Rights”), by means of an amendment to this Agreement, substantially in the form of Exhibit B hereto (the Additional Credit Rights, together with the Credit Rights, the “Pledged Credit Rights”).

ARTICLE III
SECURED OBLIGATIONS

Section 3.1 Secured Obligations. For purposes of the provisions of article 1,424 of the Brazilian Civil Code, the parties hereby confirm that the Secured Obligations have the following general terms and conditions: (i) principal amount of U.S.$ [•], equivalent on the date hereof to R$ [•], using for conversion purposes the PTAX 800 rate, option 5, disclosed on [date] by the Central Bank of Brazil through the Sisbacen System; (ii) final maturity date on December 31, 2017; (iii) interest accrued on the principal amount mentioned herein to be calculated based on the LIBOR rate for three-month deposits, added by a margin as follows: (a) from January 01, 2009 to December 31, 2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), (b) from January 01, 2010 to June 30, 2010 - a margin of 4.00% p.a. (four percent per annum), (c) from July 01, 2010 to December 31, 2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), (d) from January 01, 2011 to June 30, 2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), (e) from July 01, 2011 to December 31, 2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), (f) from January 01, 2012 to June 30, 2012 - a margin of 5.00% p.a. (five percent per annum), (g)

from July 01, 2012 to December 31, 2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), (h) from January 01, 2013 to June 30, 2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), (i) from July 01, 2013 to December 31, 2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and (j) from January 01, 2014 until final maturity, on December 31, 2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the collateral granted hereunder corresponds to the Pledged Credit Rights. For purposes of this Agreement, the term “LIBOR” means the London Interbank Offered Rate.

ARTICLE IV
REGISTRATION OF THE PLEDGED CREDIT RIGHTS

Section 4.1 Registration of the Pledged Credit Rights. (a) Aracruz Trading undertakes to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Agreement, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration is granted, evidence thereof.

(b) In addition, Aracruz Trading undertakes to, immediately upon the execution of any amendment in accordance with Section 11.4 below (an “Amendment”), to comply with the same procedure described in Section 4.1(a) above.

(c) Aracruz Trading also undertakes to, within five (5) Business Days as from the date of execution hereof, deliver to the Collateral Agent (or to whom it may designate) a notice substantially in the form of Exhibit C hereto, with evidence that it has obtained all the acknowledgements by Aracruz, as the contracting party of the Export Finance Agreement, informing that the Credit Rights and/or the Additional Credit Rights have been pledged by Aracruz Trading in favor of the Collateral Agent pursuant to the terms and conditions of this Agreement, according to article 1,453 of the Brazilian Civil Code, and providing Aracruz with payment instructions.

(d) Aracruz Trading further undertakes to, immediately after the issuance of any promissory note in relation to any Intercompany Loan under the Export Finance Agreement, deliver to the Collateral Agent any such promissory note to be held in custody by the Collateral Agent acting as depositary thereof.

(e) All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by Aracruz Trading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. Aracruz Trading hereby represents and warrants to the Collateral Agent that on the date hereof and during the term of effectiveness of this Agreement, in relation to supervening facts and circumstances:

(a) the pledge over the Credit Rights herein created and the pledge over any Additional Credit Rights shall constitute, upon the performance of the registrations required, as provided for in Section 4 above, a first priority, legitimate, valid and perfected security interest, enforceable in accordance with its terms and conditions against Aracruz Trading, except as enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b) the execution, performance and creation of the security interest created by means of this Agreement (i) do not and will not constitute any conflict, violation or default under any material contractual obligation of Aracruz Trading and (ii) do not and will not result in the creation or imposition of any lien over other assets of Aracruz Trading or over any profits or income resulting therefrom, and except for the lien created in this Agreement;

(c) the Pledged Credit Rights are free and clear from any judicial or extrajudicial liens, constrictions or encumbrances, except for the lien created pursuant to this Agreement;

(d) Aracruz Trading is the lawful owner of the Pledged Credit Rights and all rights inherent to the Pledged Credit Rights and has the powers and authorities required to (i) execute this Agreement; (ii) perform the obligations herein provided for; and (iii) pledge the Credit Rights;

(e) the power of attorney granted by Aracruz Trading and delivered to the Collateral Agent under Section 7(b) has been duly and validly granted and confers to the Collateral Agent the powers expressed therein. Aracruz Trading has not granted other similar power of attorney or executed any other security agreement in relation to the Pledged Credit Rights except for this Agreement; and

(f) Aracruz Trading has obtained and delivered to the Collateral Agent all necessary corporate, regulatory and governmental (if applicable) authorizations, included, but not limited, Aracruz acknowledgement according to the Export Finance Agreement, to execute and deliver this Agreement and to cause the liens provided for hereunder to be created in accordance with the terms set forth herein.

ARTICLE VI
OBLIGATIONS

Section 6.1 Obligations. Aracruz Trading agrees and undertakes, before the Collateral Agent and to the exclusive benefit of the Lenders, during the term of effectiveness of this Agreement, to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), promptly upon receipt, to forward any payment to the Collateral Agent of all rights related to the Pledged Credit Rights;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), comply with any and all instructions transmitted by the Collateral Agent in relation to this Agreement;

(c) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of Aracruz Trading, perform any and all reasonable actions, as well as execute and deliver to the Collateral Agent, no later than ten (10) Business Days as from such request, all additional instruments and documents reasonably required to perfect and preserve the security interest granted pursuant to this Agreement;

(d) notify the Collateral Agent, no later than three (3) Business Days, of the occurrence of any event that results in violation or inaccuracy of any of the representations made in Section 5.1 above. Aracruz Trading further agrees to take all actions required or that the Collateral Agent may require in order to maintain the representations and warranties made by Aracruz Trading under this Agreement true and correct until all Secured Obligations are paid in full, and the security interest is released pursuant to the terms of this Agreement;

(e) at any time and from time to time, upon written request of the Collateral Agent and at the exclusive expense of Aracruz Trading, provide to the Collateral Agent, no later than ten (10) Business Days as from such request, all information and evidencing documents related to the Pledged Credit Rights that the Collateral Agent may reasonably request;

(f) not to create, incur or permit the creation of any liens or options in favor or upon request of any person other than the Collateral Agent, acting on behalf of the Lenders, regarding the Pledged Credit Rights or any rights thereon, except for the pledge created in this Agreement; nor to sell, assign, transfer, exchange, or otherwise dispose of the Pledged Credit Rights, except upon prior and written authorization of the Collateral Agent or as otherwise permitted under the Credit Agreement;

(g) pay, before the imposition of any fines, penalties, interest or expenses, all taxes, contributions or other charges, levied on the Pledged Credit Rights currently or in the future, and pay or cause to be paid all claims that, if not paid, may reasonably result in the creation of a lien;

(h) not to execute or allow the execution of any agreement that may restrict or reduce the rights or capacity of the Collateral Agent to dispose of the Pledged Credit Rights or any portion thereof, except upon the prior and express authorization of the Collateral Agent;

(i) defend the security interest, the ownership and interests of Lenders in relation to the Pledged Credit Rights against any claims or demands by third parties;

(j) promptly (and, in any event, within seven (7) Business Days) after Aracruz Trading’s knowledge thereof, give to the Collateral Agent notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or relating to the Pledged Credit Rights; and

(k) in case Aracruz Trading receives amounts directly from Aracruz, pursuant to the Export Finance Agreement that is not entitled to receive and is not otherwise used in accordance or permitted pursuant to the Credit Agreement, it shall receive such amounts for purposes of articles 627 et seq. of the Brazilian Civil Code, as a depositary of such amounts, hereby agreeing to communicate such receipt and to transfer such amount to the Collateral Agent, no later than five (5) Business Days from its receipt, without any deduction, withholding or discount.

ARTICLE VII
FORECLOSURE AND COLLECTION

Section 7.1 Foreclosure and Collection. (a) Without prejudice of previous provisions, upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under the Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent is hereby irrevocably and irretrievably, authorized and qualified to, in name and to the exclusive benefit of the Lenders, sell, collect and/or receive, and it may immediately dispose of the Pledged Credit Rights (in whole or in part), for the prices, terms and conditions it may understand appropriate in accordance with applicable law and the provisions of article 1,433, item IV, of the Brazilian Civil Code, and use and apply the proceeds therefrom to pay the Secured Obligations, as provided for in the Credit Agreement.

(b) In accordance with the provisions of articles 684 and 1,433 of the Brazilian Civil Code and as a mean to perform the obligations herein agreed, Aracruz Trading irrevocably and irretrievably appoints the Collateral Agent as its attorney-in-fact and for this purpose it has executed and delivered to the Collateral Agent on the date hereof a power of attorney substantially in the form of Exhibit D hereof. Aracruz Trading undertakes to deliver a power of attorney with the same content to any successor of the Collateral Agent appointed pursuant to the Credit Agreement and, as it may be reasonably required pursuant to applicable law, whenever necessary to secure that the Collateral Agent has the powers required to perform the actions and exercise the rights herein provided for.

(c) No action performed or omitted by the Collateral Agent in relation to the Pledged Credit Rights shall give rise to any right of defense, counterclaim or compensation in favor of Aracruz Trading or any claim or proceeding against the Collateral Agent, except in case of gross negligence or willful misconduct by the Collateral Agent.

(d) Aracruz Trading must indemnify and hold harmless the Collateral Agent, its members, executive officers, employees and agents (each of whom an “Indemnified Person”) against any losses, liabilities and expenses, including but not limited to attorneys’ fees, expenses and out-of-pocket expenses related to or resulting from (i) the execution of this Agreement, the performance by the parties of their respective obligations and the consummation of the transaction contemplated herein; and (ii) any lawsuit, controversy, investigation or proceeding, current or future, related to any of the provisions of this Agreement, either grounded in contractual liability, tort or any other action, irrespective of the Indemnified Person being or not a party to this Agreement. The provisions of this Section shall not apply to cases in which such losses, liabilities and expenses result from gross negligence or willful misconduct of the Indemnified Person, as determined by a final judicial decision, issued by a competent court.

ARTICLE VIII
USE OF PROCEEDS

Section 8.1 Use of Proceeds. Any amounts received by the Collateral Agent, acting on behalf of the Majority Lenders, as a result of the enforcement of this Agreement shall be applied towards the payment of the Secured Obligations, as provided for in the Credit Agreement, without prejudice of the right of creditors to collect from Aracruz Trading any potential outstanding balance.

ARTICLE IX
EXERCISE OF RIGHTS AND JUDICIAL REMEDIES

Section 9.1 Exercise of Rights and Judicial Remedies. (a) In exercising its rights and remedies against Aracruz Trading under this Agreement, the Collateral Agent may, but shall not be obliged to (except if required by applicable legislation) exercise all rights and remedies granted to it by law and this Agreement against any third parties or in relation to any security interest or offsetting right regarding the Secured Obligations. Any omission by the Collateral Agent (directly or by means of any of its respective agents, successors or assigns) in exercising such rights or remedies, in collecting any payments, foreclosing any guarantees, personal or in rem, shall not release Aracruz Trading from any liabilities resulting from the law or this Agreement and shall not impair, reduce or otherwise affect the Collateral Agent’s rights and remedies, both expressed or implied.

(b) The filing, by the Collateral Agent, in name and to the exclusive benefit of the Lenders, of any lawsuit or proceeding to judicially enforce the pledge herein created shall not affect anyhow the right of the Collateral Agent to, in name and to the exclusive benefit of the Lenders, file any other judicial proceeding based on the Credit Agreement or any other related document, with the purpose of judicially enforcing other guarantees that may have been given to Lenders under those documents, and the parties agree that if Aracruz Trading or Aracruz fail to perform any of its obligations under the Credit Agreement, the Collateral Agent, in name and to the exclusive benefit of the Lenders shall be entitled to take any measures, judicial or not, it may deem appropriate to defend the rights of Lenders, it being entitled to file any appropriate judicial or extrajudicial proceedings, either to foreclose guarantees, or simply to execute Aracruz Trading or Aracruz, all irrespective of the amount of the guarantees given to Lenders and the date they were given.

ARTICLE X
TERMINATION AND RELEASE

Section 10.1 Termination and Release. This Agreement constitutes a continuous security interest over the Pledged Credit Rights and shall remain in full force and effect until the Secured Obligations have been fully satisfied, when it shall be terminated by operation of law and the security interest herein created shall be released at the expenses of Aracruz Trading. The release of the security interest herein created and evidenced shall only be valid if executed by the Collateral Agent, who shall, upon request and at the expenses of Aracruz Trading, execute and deliver all documents reasonably required to evidence the termination of this Agreement and the consequent definitive and unconditional release of the security interest.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Agreement are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 11.2 Other Security Interests. The pledge created under this Agreement shall be in addition to and irrespective of any other guarantee or security interest that the Collateral Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 11.3 Notices and Communications. Any notice or communication required or permitted under this Account Pledge Agreement shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via facsimile, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to Aracruz Trading:

ARACRUZ TRADING INTERNATIONAL LTD.

2161 Csomád, Akácos út 10-11

Hungary

Att.: [•]

Telephone: ([•])

Fax: ([•])

E-mail: [•]

Section 11.4 Waivers and Amendments. No amendment to any of the provisions of this Agreement (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 11.5 Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right, in whole or in part, under the Credit

Agreement, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit E hereof in order to reflect the necessary amendments to this Agreement and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Agreement.

Section 11.6 Severability. In case any provision of this Agreement is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Agreement and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 11.7 Entire Agreement; Successors and Assigns. This Agreement contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 11.8 Governing Law; Jurisdiction. This Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Agreement with express waiver to any other court, no matter how privileged it may be.

Section 11.9 Representative. In accordance with the provisions of articles 653 and 684 of the Brazilian Civil Code, and as a means to perform the acts mentioned below, Aracruz Trading hereby irrevocably appoints and constitutes Aracruz as its true and lawful attorney-in-fact in order to act in its name, place and stead, in connection with the following acts: (i) to accept, in compliance with article 215 of Brazilian Code of Civil Procedure, on its behalf, service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in Brazil, (ii) to represent Aracruz Trading in Brazil before third parties in general, including, but not limited to, any governmental authority, and (iii) to represent Aracruz Trading or to take any action with respect to matters involving collection suits in Brazil in general, and agrees that the failure of Aracruz to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until all Secured Obligations have been fully satisfied (according to Section 11.11 below), except that if for any reason Aracruz appointed hereby ceases to be able to act as such, then Aracruz Trading shall, by an instrument reasonably satisfactory to the Collateral Agent, appoint another individual or legal person, in São Paulo, Brazil, subject to the approval (which approval shall not be unreasonably withheld) of the Collateral Agent, acting on behalf of the Lenders. Aracruz Trading covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of an attorney-in-fact pursuant to this Section in full force and effect and to cause such attorney-in-fact to act as such.

Section 11.10 Enforcement. This Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 11.11 Effectiveness. This Agreement shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied and the Lenders, shall then release the pledge, as provided for in Section 10.1 above.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Note Pledge Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

Acknowledged as of [date] by:

ARACRUZ CELULOSE S.A.

Name:
Title:

Name:
Title:

EXHIBIT A
to the Note Pledge Agreement

DESCRIPTION OF THE CREDIT RIGHTS

EXHIBIT B
to the Note Pledge Agreement

FORM OF AMENDMENT TO THE NOTE PLEDGE AGREEMENT

[•] AMENDMENT TO THE NOTE PLEDGE AGREEMENT, dated as of [•], [•] (as it may be amended from time to time, this “Amendment”), among:

(a) ARACRUZ TRADING INTERNATIONAL LTD., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-09-107520, herein represented by its legal representatives in accordance with its by-laws (“Aracruz Trading”); and

(b) BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its representatives in accordance with its by laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading, under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz Celulose S.A., Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of[•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], (“Lehman”).

RECITALS

WHEREAS, on [•], 2009, the parties hereto entered into a Note Pledge Agreement (as it may be amended from time to time, the “Agreement”) registered with the [•] Registry of Titles and Deeds (Registro de Títulos e Documentos) of the city of [•] under No. [•]; and

WHEREAS, pursuant to the terms hereof, the parties hereto have agreed to amend the Agreement in order to grant to the Collateral Agent, acting as representative and for the exclusive benefit of the Lenders, to the extent permitted under the applicable law, a perfected first priority security interest in the Additional Credit Rights and any proceeds thereof (collectively, the “Additional Credit Rights”).

NOW, THEREFORE, the parties hereto enter into this Amendment under the following terms and conditions:

1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Aracruz Trading hereby pledges to the Collateral Agent, acting on behalf and for the exclusive benefit of the Lenders, pursuant to the provisions of articles 1,431 et seq. of the Brazilian Civil Code, all Additional Credit Rights listed in Annex 1 attached hereto (and which were not contained in the original Exhibit A of the Agreement or in any Amendment thereof) and the proceeds thereof, if any, intending that all rights and obligations of the parties under the Agreement shall apply mutatis mutandis to the Additional Credit Rights and the proceeds thereof, if any, pledged hereunder (and such Additional Credit Rights and proceeds thereof shall be deemed Pledged Credit Rights for all purposes of the Agreement).

3. Aracruz Trading hereby represents and warrants to the Collateral Agent, acting on behalf and for the exclusive benefit of the Lenders, that:

2

(a) this Amendment is a legal, valid and binding obligation of Aracruz Trading and enforceable against Aracruz Trading in accordance with its terms and the execution, delivery, performance and grant of the security interest pursuant to this Amendment have been duly authorized by all necessary corporate action on the part of Aracruz Trading and do not and will not (i) violate any provision of the by-laws of Aracruz Trading, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under any material contractual obligation of Aracruz Trading, or violate any applicable law, or (iii) result in the creation or imposition of any lien upon any asset of Aracruz Trading or any income or profits therefrom, except for the lien created hereby; and

(b) Aracruz Trading owns all right, title and interest in, to and under all of the Additional Credit Rights, subject to no lien or encumbrance, other than those created hereby.

4. All provisions of the Agreement not amended or modified herein shall remain in full force and effect in accordance with the terms of the Agreement.

5. This Amendment shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil. The Parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Amendment with the express waiver of any other court, no matter how privileged it may be.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

3

IN WITNESS WHEREOF, the parties hereto have caused this Note Pledge Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ TRADING INTERNATIONAL LTD.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

Acknowledged as of [date] by:

ARACRUZ CELULOSE S.A.

Name:
Title:

Name:
Title:

ANNEX 1
to the [•] Amendment to the Note Pledge Agreement

DESCRIPTION OF ADDITIONAL CREDIT RIGHTS

EXHIBIT C
to the Note Pledge Agreement

FORM OF THE ARACRUZ’S CONSENT LETTER

[Letterhead of Aracruz Trading International Ltd.]

[date]

To:                 Aracruz Celulose S.A.
[address]
Att.: [•]

C/C:   BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A.

Dear Sirs,

Reference is made to the Export Finance Agreement dated as of [•] (the “Export Finance Agreement”), executed in connection with a certain Export Prepayment Facility Agreement and Secured Loan dated as of May 13, 2009, among Aracruz Trading International Ltd., Aracruz Celulose S.A. and the other guarantors party thereto, and each of the lenders party thereto (the “Lenders”).

We hereby give you notice that through the Note Pledge Agreement dated as of [•], 2009 (hereinafter referred to as “Agreement”), we have pledged to BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as collateral agent, its successors and permitted assigns, acting as representative and for the exclusive benefit of the Lenders (hereinafter referred to as “Collateral Agent”), all our present and future credit rights, rights to revenues, claims, other receivables arising out of or in connection with the Export Finance Agreement (hereinafter generally referred to as “Credit Rights”).

You are hereby required to deposit any and all amounts due under the Export Finance Agreement, after [date] at bank account No. [•] held by us at [branch], [bank].

We kindly ask you to please acknowledge receipt of this notice by signing and sending it to our attention, with a copy to the Collateral Agent.

This letter shall be governed by and construed in accordance with Brazilian law.

Yours faithfully,

Aracruz Trading International Ltd.

Acknowledged and Agreed as of [date]:

Aracruz Celulose S.A.
By:
Title:

EXHIBIT D
to the Note Pledge Agreement

FORM OF POWER OF ATTORNEY
(as per Section 7.1(b))

By this power of attorney, ARACRUZ TRADING INTERNATIONAL LTD., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-09-107520, herein represented by its legal representatives in accordance with its by-laws (“Aracruz Trading” or “Grantor”), irrevocably and irretrievably appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading, under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, its lawful attorney-in-fact, acting on its behalf, to the greatest extent permitted by law and subject to the terms of the Credit Agreement, to perform all actions, of whatever nature, either required or convenient, in relation to the Note Pledge Agreement (the “Agreement”), dated as of [•], 2009, executed among Aracruz Trading and the Collateral Agent, including, but not limited to:

(a) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), sell, collect and/or receive and immediately dispose of the Pledged Credit Rights (in whole or in part), for the prices, terms and conditions it may understand appropriate, but in compliance with applicable laws, in accordance with applicable law and the provisions of article 1,433, items IV and V of the Brazilian Civil Code; use or apply the proceeds therefrom to pay the Secured Obligations as provided in the Credit Agreement, being the Collateral Agent vested with all powers required to the full and correct fulfillment of this power of attorney;

(b) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the

Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions required to receive all profits, income, cash, rights, distributions, interests and all other amounts paid, received or otherwise thereafter distributed in relation to the Pledged Credit Rights, using such proceeds to pay the Secured Obligations as provided for in the Credit Agreement;

(c) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable laws, buy foreign currency and remit such currency abroad, to the extent required for the payment of the Secured Obligations, it being authorized, for this purpose, to perform all related actions, including but not limited to, execute foreign exchange contracts and any other instruments or contracts, as well as to represent Grantor before the Central Bank of Brazil and any banks or financial institutions located in Brazil;

(d) upon the occurrence and during the continuance subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), subject to applicable law, represent the Grantor before third parties and any government agencies or authorities of Federal, State and Local levels, including, but not limited to Registries of Titles and Deeds, Protest Offices, banking institutions, the Brazilian Internal Revenue Service and all respective sections, departments and divisions thereof;

(e) upon the occurrence and during the continuance (subject to the applicable cure periods set forth in the Credit Agreement, if any) of an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), perform all actions and execute any instruments compatible with the

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terms and conditions of the Agreement, as the Collateral Agent may deem reasonably necessary for the enforcement of the security interest granted pursuant to the Agreement;

(f) irrespective of the occurrence of an Event of Default, make any filing with Registry of Titles and Documents or with the custodian, or any other act that may be required pursuant to applicable law after the date hereof, for the perfection of the security interest over the Pledged Credit Rights, as provided for in the Agreement; and

(g) substitute the powers herein granted or revoke any substitution that may have been granted of these same powers to exercise the rights provided for in the Agreement.

Any notice transmitted by the Collateral Agent communicating the occurrence, continuance or termination of an Event of Default shall be conclusive in relation to Grantor and any and all third parties in the absence of a clear mistake.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Agreement.

This power of attorney is irrevocably and irretrievably granted as a condition to the Agreement as a mean for the performance of the obligations agreed therein, in accordance with the provisions of articles 684 and 685 of the Brazilian Civil Code and shall be valid, effective and remain in force until the termination of the Agreement in accordance with the terms and conditions thereof.

The duly authorized representatives of the Grantor have executed this power of attorney as of [•], 2009.

ARACRUZ TRADING INTERNATIONAL LTD.

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EXHIBIT E
to the Note Pledge Agreement

FORM OF POWER OF ATTORNEY
(as per Section 11.5)

By this power of attorney, [ASSIGNEE], a company duly organized and validly existing under the laws of [•], headquartered at [•], in [•], herein represented by its legal representatives in accordance with its by-laws (“Grantor”), hereby appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (together with any of its successor, the “Collateral Agent”), as Grantor’s lawful attorney-in-fact, to the greatest extent permitted by law, to act as Grantor’s collateral agent and representative under the Note Pledge Agreement dated [•], 2009, executed among the Collateral Agent and Aracruz Celulose S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61 (the “Agreement”), in connection with a certain Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, and to take any and all applicable measures and actions, of whatever nature, either required or convenient, in relation to, and subject to the terms and conditions of, the Agreement, including, but not limited to, amend the Agreement in connection with the [transfer/assignment] of credit under the Credit Agreement as per the [name of instrument], dated as of [•], by means of which [name of bank] assigned to Grantor [amount] of its credit right thereunder, and to execute any and all necessary documents accordingly.

This power of attorney shall be valid, effective and remain in full force until all Secured Obligations have been fully satisfied under the Agreement in accordance with the terms and conditions thereof.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Agreement.

The Collateral Agent may delegate (substabelecer), in whole or in part, the powers hereunder conferred upon it.

The duly authorized representatives of Grantor have executed this power of attorney as of [•], 2009.

[ASSIGNEE]

EXHIBIT J
to Export Prepayment Facility Agreement and Secured Loan

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (as amended, restated or novated from time to time, this “Agreement”), dated as of [•], 2009, by and among (a) Aracruz Celulose S.A. (“Aracruz Celulose”), (b) Aracruz Trading International Ltd. (“Aracruz Trading”), (c) Alícia Papéis (“Alicia”), (d) Aracruz Celulose (USA), Inc., (“Aracruz USA Inc.”), (e) Deutsche Bank Trust Company Americas, as administrative agent for the Lenders party to the EPF and Secured Loan Agreement (as defined below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”), (f) The Bank of New York Mellon, as collateral agent (in such capacity, together with its successors in such capacity, the “U.S. Collateral Agent”), (g) BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A. (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”) and (h) each Additional Administrative Agent (as defined below) and Additional Bilateral Lender (as defined below) in each case that becomes a party to this Agreement pursuant to Section 7.1.

RECITALS

WHEREAS, pursuant to that certain Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (the “EPF and Secured Loan Agreement”), the Lenders party thereto have agreed, subject to the terms and conditions thereof, to make a loan or extend credit in the form of a loan in an aggregate principal amount of U.S.$ [•] to Aracruz Trading to refinance the existing obligations of Aracruz Trading and/or its parent company, Aracruz Celulose, to such Lenders and/or their Affiliates;

WHEREAS, Aracruz Celulose and each of the Subsidiaries of Aracruz Celulose that are party to the EPF and Secured Loan Agreement have agreed to guarantee Aracruz Trading’s performance of its obligations under the EPF and Secured Loan Agreement (in each case, together with any Subsidiaries that become guarantors pursuant to the EPF and Secured Loan Agreement, Aracruz Celulose and any successors of Aracruz Celulose or such Persons, the “Guarantors”);

WHEREAS, pursuant to Section 8.21 of the EPF and Secured Loan Agreement, the Obligors (as defined below) may incur Subsequently Issued Pari-Passu Refinancing Debt in compliance with the conditions set forth in the EPF and Secured Loan Agreement;

WHEREAS, the obligations of the Obligors under the Loan Documents are secured by the Collateral;

WHEREAS, the Collateral Agents (as defined below) have been appointed under the EPF and Secured Loan Agreement and will administer, enforce and foreclose upon the Collateral in accordance with the terms of this Agreement and the Collateral Documents (as defined below);

WHEREAS, the EPF and Secured Loan Agreement provides that any Subsequently Issued Pari-Passu Refinancing Debt secured by the Collateral must be subject to this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth among other things their respective rights and priorities with respect to the Collateral.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) As used herein the following terms shall have the following respective meanings:

“Acceding Party” means each party named as such in an Accession Agreement.

“Accession Agreement” means an agreement in substantially the form of Schedule 1 hereto.

“Account Control Agreements” means the U.S. Account Control Agreement and the Brazil Account Pledge Agreement (as such terms are defined under the EPF and Secured Loan Agreement).

“Additional Administrative Agent” means any administrative agent under any Refinancing Agreement.

“Additional Bilateral Lender” means any Lender party to any Refinancing Agreement pursuant to which there is no administrative agent.

“Additional Lender” means any Lender party to any Refinancing Agreement.

“Administrative Agent” has the meaning set forth in the preamble.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by contract or otherwise; provided, however, that neither of the Agents nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of Aracruz Celulose or any of its Affiliates.

“Agents” means the Administrative Agent and the Collateral Agents collectively.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Required Interest Holders” means, at any time, creditors holding at least 50.1% of the sum of the Voting Interests.

“Alicia” has the meaning set forth in the preamble.

“Aracruz Note Pledge Agreement” means the Note Pledge Agreement, dated [•], 2009, between Aracruz Celulose and the Brazil Collateral Agent.

“Alicia Share Pledge Agreement” means the Share Pledge Agreement, dated [•], 2009 among Aracruz Celulose, Aracruz Celulose, Ara Pulp - Comércio de Importação e Exportação, Unipessoal Ltda., the Administrative Agent and the Brazil Collateral Agent.

“Aracruz Celulose” has the meaning set forth in the preamble.

“Aracruz Intercompany Notes” means the notes issued by Aracruz Celulose to the Borrower, evidencing the U.S.$[•] million intercompany debt of Aracruz Celulose to the Borrower, pledged to the Brazil Collateral Agent for the benefit of the Lenders pursuant to the Aracruz Note Pledge Agreement.

“Aracruz Party” means Aracruz Celulose and each of its Subsidiaries.

“Aracruz Share Pledge Agreement” means the Share Pledge Agreement, dated [•], 2009 among Arapar S.A., São Teófilo Representação e Participações S.A., Aracruz Celulose and the Brazil Collateral Agent.

“Aracruz Trading” has the meaning set forth in the preamble.

“Aracruz USA Inc.” has the meaning set forth in the preamble.

“Barra do Riacho Security Documents” means the mortgage documents and public deeds required to perfect a first priority security interest of the Brazilian Sub-Collateral Agent on behalf of the Lenders party to the EPF and Secured Loan Agreement in the Barra do Riacho Collateral (as such term is defined under the EPF and Secured Loan Agreement).

“Borrowers” means, collectively, with respect to the EPF and Secured Loan Agreement, Aracruz Trading and, with respect to any Subsequently Issued Pari-Passu Refinancing Debt, Aracruz Trading or any Guarantor (other than Alicia), as applicable.

“Brazil Collateral Agent” has the meaning set forth in the preamble.

“Brazilian Collateral” means the Aracruz Shares, the Alicia Shares, the Aracruz Intercompany Notes, the Barra do Riacho Collateral, any Debt Service Reserve Account maintained in Brazil and all proceeds thereof (as such capitalized terms are defined in the EPF and Secured Loan Agreement).

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York or São Paulo, Brazil.

“Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, such Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.

“Collateral” means, collectively, the Brazilian Collateral and the U.S. Collateral.

“Collateral Agents” means the U.S. Collateral Agent and the Brazil Collateral Agent.

“Collateral Documents” means the Aracruz Share Pledge Agreement, the Barra do Riacho Security Documents, the Brazil Account Control Agreement, the Alicia Share Pledge Agreement, the U.S. Account Control Agreement, the U.S. Security Agreement (as such terms are defined under the EFP and Secured Loan Agreement) and any other security or pledge agreement or mortgages delivered pursuant to the Financing Agreements.

“Default” means an event that (with notice, lapse of time or both) would become an Event of Default, as “Event of Default” is defined in the EFP and Secured Loan Agreement and/or in any Refinancing Agreement.

“Default Action” means, during the continuance of an Event of Default under any Financing Agreement, and in accordance with the provisions of such Financing Agreement, any action taken by one or more Secured Parties pursuant to such Financing Agreement to (a) terminate any commitment to extend credit to any Borrower under any Financing Agreement to which such Secured Parties are parties and/or (b) declare the principal of, interest on or other amounts with respect to the Obligations owing to them to be due and payable prior to the stated maturity thereof, in each case in accordance with the applicable Financing Agreements, and/or (c) to commence and prosecute any action (including legal proceedings) to recover any debt due to any Secured Party, it being understood that “Default Action” shall not include any enforcement, foreclosure or similar action taken by or on behalf of any Secured Party against all or any portion of the Collateral.

“Dollars” and “$” means the lawful currency of the United States.

“EPF and Secured Loan Agreement” has the meaning set forth in the recitals.

“Event of Default” means any Event of Default as defined under the EPF and Secured Loan Agreement or in any Refinancing Agreement.

“Financing Agreement” means (a) the EPF and Secured Loan Agreement and (b) any and each Refinancing Agreement.

“Guaranteed Obligations” has the meaning ascribed to such term in the EPF and Secured Loan Agreement.

“Guarantors” has the meaning set forth in the recitals.

“Insolvency Official” means any liquidator, administrator, administrative receiver, receiver, trustee in bankruptcy or any similar or equivalent official in any relevant jurisdiction.

“Insolvency Proceedings” means, with respect to a Person, any voluntary or involuntary case or any other proceedings commenced against such Person seeking liquidation, reorganization, recuperação judicial, recuperação extrajudicial, falência or other relief with respect to itself or its debts under any domestic or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of an Insolvency Official of it or any substantial part of its property.

“Lenders” means, collectively, the lenders party to the EPF and Secured Loan Agreement and the lenders party to a Refinancing Agreement.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Loan” means, with respect to any Lender, the loan or extension of credit made by such Lender pursuant to the EPF and Secured Loan Agreement on the Closing Date, and “Loans” means the Loans made by all Lenders pursuant to the EPF and Secured Loan Agreement.

“Obligations” means, collectively, the obligations of each Obligor to pay the principal outstanding (including interest accrued thereon) under the Financing Agreements to which such Obligor is a party and all other present and future obligations whatsoever of each Obligor to the Secured Parties under or in connection with the Financing Agreements to which such Obligor is a Party.

“Obligors” means, collectively, Aracruz Trading and the Guarantors under the EPF and Secured Loan Agreement and Aracruz Celulose or any of its Subsidiaries that have given any guaranties or security in respect of any Obligations.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, governmental authority or other entity of whatever nature.

“Prepayment” means the required prepayment of Loans and Subsequently Issued Pari-Passu Refinancing Debt by or on behalf of Aracruz Trading following an Asset Sale (as such term is defined in the EPF and Secured Loan Agreement) involving all or any portion of Collateral pursuant to Section 3.4(b)(i) of the EPF and Secured Loan Agreement (or any successor provision).

“Proceeds” means all receipts or recoveries by either Collateral Agent (or by an Obligor and paid over to either Collateral Agent) pursuant to, or upon enforcement of, foreclosure against or similar action with respect to, any of the Collateral, after deducting (to the extent not already deducted or retained prior to such receipt or recovery by the applicable Collateral Agent):

(a)                    all sums that are by law or contract payable to any Insolvency Official;

(b)                   all sums that either Collateral Agent is required by the terms of any of the Collateral Documents to pay to any other Person before distributing any such receipts or recoveries to any of the Secured Parties and/or discharging any of the obligations secured thereby;

(c)                    all sums that either Collateral Agent is by law required to pay to any person in priority to the Secured Parties; and

(d)                   all sums that, pursuant to the terms of a Financing Agreement, are to be applied in repairing, replacing, restoring, reinstating or rebuilding any Collateral which has been damaged or destroyed.

“Process Agent” has the meaning set forth in Section 8.13.

“Pro Rata Share” means, with respect to each Financing Agreement, at any time, the ratio of (a) the aggregate amount of the Obligations owing at such time to the applicable Lender or Lenders party to such Financing Agreement to (b) the aggregate amount of all Obligations owing at such time to the Secured Parties, in each case as determined by the Collateral Agent upon information provided by the Administrative Agent, and any Additional Administrative Agents and any Additional Bilateral Lender party to this Agreement.

“Refinancing Agreement” any credit agreement, indenture or similar agreement between any Obligor and any lender of Subsequently Issued Pari-Passu Refinancing Debt with respect to such Subsequently-Issued Pari Passu Refinancing Debt.

“Secured Parties” means (i) each of the Lenders party to the EPF and Secured Loan Agreement, (ii) each of the Lenders party to a Refinancing Agreement, (iii) the Administrative Agent and each Additional Administrative Agent and (iv) each Collateral Agent.

“Senior Lender” means the Lenders party to the EPF and Secured Loan Agreement.

“Subsequently Issued Pari-Passu Refinancing Debt” means debt of any Obligor (other than Alicia):

(a) having a weighted average maturity not less than the weighted average maturity of the Loans on the date of incurrence of such Subsequently Issued Pari-Passu Refinancing Debt (after giving effect to any prepayment required pursuant to the EPF and Secured Loan Agreement);

(b) pursuant to terms and pricing that reflect market terms and pricing for such Obligor;

(c) secured by the Collateral, on a pari passu basis with the Loans pursuant to the terms hereof; and

(d) guaranteed, if at all, by one or more of the Guarantors pursuant to guarantees that are pari passu with or junior to, and not otherwise more favorable to the creditor than, those provided to the Lenders party to the EPF and Secured Loan Agreement under the EPF and Secured Loan Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity which such Person, beneficially or of record, owns more than 50% of the Voting Stock, including, as of [the closing date], 2009 with respect to Aracruz Celulose and without limitation, Portocel.

“Termination Date” means the date on which all of the Obligations have been finally and indefeasibly paid in full.

“U.S. Collateral” means any Debt Service Reserve Accounts maintained in New York, New York, the Export Collateral Account, the Designated Receivables and the other collateral described in Article II of the U.S. Security Agreement and all proceeds thereof (as such capitalized terms are defined in the EPF and Secured Loan Agreement).

“U.S. Collateral Agent” has the meaning set forth in the preamble.

“Voting Interests” means the aggregate principal amount of any unused commitments and outstanding loans of the Lenders pursuant to the Financing Agreements.

“Voting Stock” means, as to any Person, Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

(e) Interpretation. Unless a contrary indication appears, any reference in this Agreement to:

(i) any “Agent,” any “Administrative Agent,” any “Additional Administrative Agent”, any “Borrower”, any “Collateral Agent,” any “Lender,” any “Obligor,” any “Person,” or any “Secured Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii) a “Financing Agreement,” “Collateral Document” or any other agreement or instrument is a reference to that Financing Agreement, Collateral Document or other agreement or instrument as amended, supplemented or novated from time to time;

(iii) a provision of law is a reference to that provision as amended or re-enacted;

(iv) Section and Schedule headings are for ease of reference only; and

(v) “including” means “including without limitation”.

SECTION 2. Capacity of the Administrative Agent. Each Administrative Agent and Additional Administrative Agent who is entering into this Agreement as an agent and not as a Lender enters into this Agreement not in its personal capacity but as agent for the Lenders party to the Financing Agreement to which such Person is the Administrative Agent or Additional Administrative Agent with the intent that such Lenders shall be bound by, and have the benefit of, the terms of this Agreement.

SECTION 3. Equal Ranking.

(a) Each of the Secured Parties hereby agrees that, at all times, including on and after any Insolvency Proceedings relating to an Obligor, the Obligations shall rank pari passu for all purposes under this Agreement.

(b) The provisions of this Section 3 shall apply notwithstanding the order or date upon which any of the Financing Agreements or this Agreement is executed or any of them is registered or notice of them is given to any Person.

(c) Each of the Secured Parties hereby agrees that it shall not accept the benefit of any Lien (other than a right of set-off) with respect to the Collateral other than a Lien granted in favor of the Secured Parties and the applicable Collateral Agent pursuant to the Collateral Documents.

SECTION 4. Enforcement and Application of Proceeds.

(a) In the event of any Default Action or Prepayment, the Administrative Agent, Additional Administrative Agent or Additional Bilateral Lender under the relevant Financing Agreement shall give prompt notice thereof to the other parties to this Agreement.

(b) Upon receipt by either Collateral Agent of instructions pursuant to Section 6, such Collateral Agent shall proceed to enforce the rights of the Secured Parties under the Collateral Documents to which such Collateral Agent is a party in accordance with any instructions given to it from time to time pursuant to Section 6; provided that such Collateral Agent shall not be required to take any action that is inconsistent with the terms of this Agreement, the Collateral Documents to which it is a party or applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers.

(c) In the event of any enforcement or collection of, foreclosure on or similar action with respect to any of the Collateral by either Collateral Agent pursuant hereto, each of the Secured Parties agrees that any and all Proceeds shall, notwithstanding any provision of any Financing Agreement, be applied by such Collateral Agent as follows:

(i) first, to the payment in full of all costs, fees and expenses reasonably incurred by the Administrative Agent, any Additional Administrative Agent and such Collateral Agent, including the fees and disbursements of its legal counsel and agents, in connection herewith and with the Collateral Documents to the extent not theretofore reimbursed; and

(ii) second, to the Administrative Agent on behalf of the Lenders party to the EPF and Secured Loan Agreement, each Additional Administrative Agent on behalf of the Lenders party to the Refinancing Agreement to which such Additional Administrative Agent is administrative agent and to each Additional Bilateral Lender, in each case based upon the respective Pro Rata Share for the EPF and Secured Loan Agreement and each such Refinancing Agreement, such Proceeds to be applied by the Administrative Agent and each Additional Administrative Agent and Additional Bilateral Lender to prepay the loans under the relevant Financing Agreements pro rata in accordance with the respective unpaid principal amounts of such loans then due and payable to the relevant Lenders under and in accordance with the applicable Financing Agreements (and otherwise as set forth in the relevant Financing Agreements).

Upon payment in full of all Obligations under the Financing Agreements, the Collateral Agents shall at the direction of Aracruz Celulose, remit any remaining proceeds to the relevant pledgor or mortgagor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(d) In the event of any Prepayment, the parties agree (and, for the avoidance of doubt, the Administrative Agent agrees on behalf of the Lenders party to the EPF and Secured Loan Agreement and any Additional Administrative Agent agrees on behalf of the Lenders party to the Refinancing Agreement pursuant to which such Additional Administrative Agent is administrative agent) that, notwithstanding the terms of any Financing Agreement, all amounts received by the Administrative Agent, any Additional Administrative Agent or any Secured Party as a result of such Prepayment shall be applied to the Administrative Agent on behalf of the Lenders party to the EPF and Secured Loan Agreement, each Additional Administrative Agent on behalf of the Lenders party to the Refinancing Agreement to which such Additional Administrative Agent is administrative agent and to each Additional Bilateral Lender, in each case based upon the respective Pro Rata Share for the EPF and Secured Loan Agreement and each such Refinancing Agreement, such amounts to be applied by the Administrative Agent and each Additional Administrative Agent and Additional Bilateral Lender to prepay the loans under the relevant Financing Agreements pro rata in accordance with the respective unpaid principal amounts of such loans then due and payable to the relevant Lenders under and in accordance with the applicable Financing Agreements (and otherwise as set forth in the relevant Financing Agreements).

If any Secured Party receives for any reason an amount in excess of what it is entitled to pursuant to Section 4(c) or 4(d), it shall promptly notify the Administrative Agent, any Additional Administrative Agent and any Additional Bilateral Lender (as applicable) thereof, and shall promptly make adjustments necessary from time to time, as shall be equitable, to the end that all the applicable Secured Parties shall share the benefit of such excess payment (net of any expenses that may be incurred by such Secured Party in obtaining or preserving such excess payment) in accordance with the provisions hereof.

(e) Notwithstanding any provision of any Financing Agreement, if any Secured Party, the Administrative Agent or any Additional Administrative Agent knowingly acquires custody, control or possession of any Collateral or proceeds therefrom other than pursuant to the terms of this Agreement, or to the extent that any party receives a distribution pursuant to paragraph (c) or (d) of this Section with respect to an Obligation that is later found to be invalid for any reason, then such Secured Party, Administrative Agent or Additional Administrative Agent shall promptly cause such Collateral or proceeds therefrom to be delivered to or put in the custody, possession or control of the Collateral Agents for further disposition or distribution in accordance with the provisions of this Agreement; it being understood that if such Collateral or proceeds therefrom are Brazilian Collateral, such Collateral or proceeds therefrom shall be delivered to the Brazil Collateral Agent, and if such Collateral and proceeds are U.S. Collateral, such Collateral and Proceeds shall be delivered to the U.S. Collateral Agent. Until such time as the provisions of the immediately preceding sentence have been complied with, such Secured Party, Administrative Agent or Additional Administrative Agent shall be deemed to hold such Collateral or proceeds therefrom in trust for the parties entitled thereto hereunder.

SECTION 5. The Collateral Agent.

5.1. Appointment of the Collateral Agent.

(a) Each Additional Administrative Agent, acting on behalf of the Lenders party to a Refinancing Agreement pursuant to which such Additional Administrative Agent is administrative agent, and each Additional Bilateral Lender hereby appoints and authorizes the U.S. Collateral Agent to act as its agent hereunder and (as applicable) under the Collateral Documents and other Financing Agreements to which the U.S. Collateral Agent is a party with such powers as are specifically delegated to the U.S. Collateral Agent by the terms of this Agreement and (as applicable) the Collateral Documents and other Financing Agreements to which the U.S. Collateral Agent is a party, and together with such other powers as are reasonably incidental thereto.

(b) Each Additional Lender hereby appoints, designates, and irrevocably undertakes to execute, through a public deed, a power of attorney substantially in the form of Schedule 3 hereto, appointing, authorizing and designating, the Brazil Collateral Agent as its attorney-in- fact, conferring upon the Brazil Collateral Agent hereby and pursuant to such power of attorney, all necessary powers to enter into and act as its agent and attorney-in-fact in connection with this Agreement, the Collateral Documents and other Financing Agreements to which the Brazil Collateral Agent is a party and to take such action as agent on its behalf and to exercise such powers under this Agreement, the Collateral Documents and such Financing Agreements as are conferred upon the Brazil Collateral Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Each Additional Lender hereby acknowledges and agrees that it is a requirement of Brazilian applicable law that the Brazil Collateral Agent be appointed by means of a power of attorney executed through a public deed pursuant to the terms of this Section 5.1(b). If any Additional Lender elects to cause its Additional Administrative Agent or any other Person to appoint the Brazil Collateral Agent as collateral agent with respect to the Brazilian Collateral on its behalf, such Additional Lender agrees to deliver to such Person a power of attorney substantially in the form of Schedule 4, executed through a public deed. For the avoidance of doubt, any Person appointing the Brazil Collateral Agent as collateral agent with respect to the Brazilian Collateral upon instructions of an Additional Lender pursuant to the previous sentence shall deliver to the Brazil Collateral Agent a power of attorney substantially in the form of Schedule 3 hereto, executed through a public deed, conferring to the Brazil Collateral Agent the powers described in this Section 5.1(b).

(c) Each Collateral Agent (which term as used in this Agreement shall include reference to its respective Affiliates and its own and its respective Affiliates’ officers, directors, employees, representatives and agents):

(i) shall have no duties or responsibilities except those expressly set forth in this Agreement, the Collateral Documents and other Financing Agreements to which such Collateral Agent is a party and shall not by reason of this Agreement, the Collateral Documents or any Financing Agreements to which it is a party be deemed to be a trustee or fiduciary for any Additional Administrative Agent acting on behalf of the Lender party to a Refinancing Agreement or for any Additional Bilateral Lender,

(ii) shall not be responsible to any Additional Administrative Agent acting on behalf of any Lender party to a Refinancing Agreement or to any Additional Bilateral Lender for any recitals, statements, representations or warranties contained this Agreement, the Collateral Documents or any Financing Agreements to which it is a party, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Collateral Documents or any Financing Agreements to which it is a party, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or this Agreement, the Collateral Documents or any Financing Agreements to which it is a party or any other document referred to or provided for herein or therein or for any failure by any Obligor to perform any of its obligations hereunder or thereunder,

(iii) shall not be required to initiate or conduct any litigation or collection proceedings under this Agreement, the Collateral Documents or any Financing Agreements to which it is a party,

(iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct,

(v) shall not be bound to make any investigation into the facts or matters stated in any certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document,

(vi) shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, and

(vii) in no event shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that either Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(d) Before either Collateral Agent acts or refrains from acting, it may require an officer’s certificate from any Obligor and/or an opinion of counsel satisfactory to it with respect to the proposed action or inaction. Neither Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance upon such certificate or opinion. Whenever in the administration of this Agreement, the Collateral Documents or any Financing Agreement to which it is a party, either Collateral Agent shall deem it necessary or desirable that a matter be provided or established before taking or suffering or omitting to take any act under this Agreement, the Collateral Documents or any Financing Agreement to which it is a party, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of such Collateral Agent, be deemed to be conclusively proved and established by an officer’s certificate delivered to it, and such certificate, in the absence of gross negligence or bad faith on the part of such Collateral Agent, shall be full warrant to such Collateral Agent for any action taken, suffered or omitted to be taken by it under this Agreement, the Collateral Documents or any Financing Agreement to which it is a party upon the faith thereof.

(e) Any Person: (i) into which either Collateral Agent may be merged or consolidated or (ii) that may result from any merger, conversion or consolidation to which either Collateral Agent shall be a party shall (if such Collateral Agent is not the surviving entity) be its successor without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

(f) Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any Collateral may at the time be located and for purposes of enforcement, the Collateral Agents shall have the power and may execute and deliver all instruments to appoint one or more Persons to act as agent of the Secured Parties of all or any part of the Collateral and to vest in such Person or Persons, in such capacity and for the benefit or on behalf of the Secured Parties, such title to the Collateral, or any part thereof, and such powers, duties, obligations, rights and trusts as the Collateral Agent may consider necessary or desirable; provided that the appointment of such agent shall be subject to the approval of the Aggregate Required Interest Holders, which approval shall not be unreasonably withheld; provided further, that any such agent shall agree to be liable to the Secured Parties to the extent the applicable Collateral Agent is so liable pursuant to this Agreement.

(g) All rights and powers, conferred or imposed upon the Collateral Agents may be conferred or imposed upon and may be exercised or performed by an agent appointed pursuant to Section 5.1(f); provided that, if the Brazil Collateral Agent appoints any agent pursuant to Section 5.1(f) with respect to the Brazil Collateral, such appointment shall be made by means of the execution of a power-of-attorney through a public deed substantially in the form of Schedule 5 hereto.

(h) Any notice, request or other writing given to either Collateral Agent shall be deemed to have been given to each of the agents appointed pursuant to Section 5.1(f) as effectively as if given to each of them. Every instrument appointing any such agents shall refer to this Agreement.

(i) Any agent appointed pursuant to Section 5.1(f) may at any time appoint either Collateral Agent as its agent or attorney in fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.

(j) The Collateral Agent shall not be responsible for any willful misconduct or negligence on the part of any agent appointed by it with due care and in good faith pursuant to this Section.

5.2. Reliance By The Collateral Agent. Each Collateral Agent shall be entitled to rely conclusively upon any certification, notice or other communication (including any thereof by facsimile) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the appropriate Person(s), and upon advice and statements of legal counsel and other experts selected by such Collateral Agent.

5.3. Non-Reliance upon the Collateral Agent and Lenders party to any Refinancing Agreement.

Each Additional Administrative Agent acting on behalf of the Lenders party to a Refinancing Agreement pursuant to which such Additional Administrative Agent is administrative agent and each Additional Bilateral Lender agrees that it has, independently and without reliance upon the Collateral Agents or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to become a Lender and that it will, independently and without reliance upon the Collateral Agents or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Collateral Documents and the Refinancing Agreement to which it is a party. Each Collateral Agent shall be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, the Collateral Documents to which such Collateral Agent is a party, any Financing Document to which it is a party or any other document referred to or provided for herein or to inspect the properties or books of any Obligor (as permitted under the Financing Agreements). Neither Collateral Agent shall have any or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor that may come into the possession of such Collateral Agent.

5.4. Liability of the Collateral Agent.

(a) Neither Collateral Agent shall be liable for any action taken or not taken by it in connection herewith with the consent or at the request of the Aggregate Required Interest Holders, except if such action was taken or omitted as a result of such Collateral Agent’s own gross negligence or willful misconduct.

(b) Without limiting any other provision of this Agreement, neither Collateral Agent shall have any responsibility or liability with respect to the perfection or priority of any security interest created or the effectiveness of the power-of-attorney contemplated by this Agreement, the Collateral Documents or any other Financing Agreement to which it is a party. Neither Collateral Agent makes any representation or warranty as to the value or condition of the Collateral, or any part thereof, as to the title of any Obligor or any other Person thereto or as to the validity, execution, enforceability, legality or sufficiency of this Agreement, the Collateral Documents or the other Financing Agreements to which it is a party, and it shall not incur any liability or responsibility in respect of any such matters.

(c) Beyond the exercise of reasonable care in the custody thereof, neither Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such Collateral Agent accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Collateral Agent in good faith.

(d) Neither Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of such Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

5.5. Notice of Default.

Neither Collateral Agent shall be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Default unless and until it shall have received a written notice indicating that any Default has occurred. Upon receipt of such notice, each Collateral Agent shall give prompt notice thereof to the Lenders, to the Obligors and to the Administrative Agent and any Additional Administrative Agent. Neither Collateral Agent shall have any obligation whatsoever, either prior to or after receiving any such notice, to inquire whether a Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be protected in so relying, on any such notice so furnished to it.

5.6. Successor Collateral Agent.

Each Collateral Agent may, upon thirty (30) days’ prior notice, resign at any time by giving notice thereof to the Obligors and the Administrative Agent, each Additional Administrative Agent and each Additional Bilateral Lender, and each Collateral Agent may, upon thirty (30) days’ prior notice, be removed at any time with or without cause by the Aggregate Required Interest Holders. Upon any such resignation or removal, the Aggregate Required Interest Holders (if no Default or Event of Default has occurred and is continuing, with the written consent of Aracruz Celulose, acting on behalf of the Obligors, which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Collateral Agent, by means of an agreement substantially in the form of Schedule 2 hereto, to replace the resigning Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Aggregate Required Interest Holders (with the written consent of Aracruz Celulose, acting on behalf of the Obligors, if applicable) and shall have accepted such appointment, within 30 days after the applicable Collateral Agent’s giving of notice of resignation or the Aggregate Required Interest Holders’ decision to remove such Collateral Agent, then such existing Collateral Agent may, on behalf of the Secured Parties, appoint, pursuant to an agreement substantially in the form of Schedule 2 hereto, a successor Collateral Agent in such capacity, which successor Collateral Agent shall be a bank that has a combined capital and surplus of at least U.S.$500,000,000 (or its equivalent). Upon (i) the acceptance of its appointment as the Collateral Agent hereunder by a successor Collateral Agent, (ii) the execution of an agreement substantially in the form of Schedule 2 hereto, and (iii) only with respect to a successor Collateral Agent with respect to the Brazilian Collateral, the delegation of the powers granted under the power of attorney, by means of public deed, substantially in the form of (x) Schedule 3 hereto (in the case of an appointment by the Additional Lenders to such successor Collateral Agent, provided that such Additional Lender shall upon the delivery of its power of attorney to such successor Collateral Agent immediately revoke any power of attorney previously granted to the Collateral Agent being replaced), or (y) Schedule 6 hereto (in the case of an appointment by the Collateral Agent resigning or being removed to the successor Collateral Agent), such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of such existing Collateral Agent in its capacity as such, and the existing Collateral Agent shall be discharged from its duties and obligations hereunder. After the Collateral Agent’s resignation or removal hereunder, the provisions of this Section 5.6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

5.7. Indemnification of the Collateral Agent.

Each Lender shall, based on its Pro Rata Share and to the extent not paid by the relevant Borrower, indemnify each Collateral Agent against any and all losses, liabilities, claims, obligations, damages or expenses (including the fees and disbursements of counsel) incurred by it arising out of or by reason of any investigation, litigation, arbitration or other proceeding (including any threatened investigation, arbitration or other proceeding) in any way relating to or arising out of this Agreement, the Collateral Documents or any Financing Agreement to which it is a party or the transactions contemplated hereby and thereby (including the remuneration that the Obligors are obligated to pay to such Collateral Agent under Section 5.8 below) or the enforcement of any of the terms hereof or of any such other documents; provided that no Lender shall be liable to the Collateral Agent for any of the foregoing to the extent that it arises from the gross negligence or willful misconduct of such Collateral Agent as determined by a final, nonappealable judgment by a court of competent jurisdiction, it being understood that no Lender will be liable to indemnify that Collateral Agent for any punitive or consequential damages in connection with this Agreement, the Collateral Documents or the Financing Agreement to which it is a party. The obligations of the Lenders under this Section 5.7 shall survive the termination of this Agreement, the repayment of the Obligations and/or the earlier resignation or removal of the Collateral Agent.

5.8. Remuneration.

Each Collateral Agent shall be entitled to such remuneration from the Obligors as it may agree from time to time with the Obligors and the Secured Parties, except that, following the occurrence of a Default that is continuing for at least thirty (30) days, such Collateral Agent may first seek remuneration from the Obligors and, in the event the Obligors do not provide such remuneration within a reasonable time period, such Collateral Agent may then seek remuneration from the Secured Parties, provided that no Secured Party will be liable to pay to such Collateral Agent any percentage of such remuneration pursuant to this Section 5.8 that exceeds such Secured Party’s Pro Rata Share.

5.9. Action by the Collateral Agent.

The obligations of the Collateral Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, neither Collateral Agent shall be required to take any action with respect to any Default, except as expressly provided herein.

5.10. Calculation of Liability.

The Pro Rata Share of each Secured Party’s obligation to indemnify the Collateral Agents pursuant to Section 5.7 or to pay remuneration pursuant to Section 5.8 shall be calculated as of the date of first demand for payment by the applicable Collateral Agent pursuant to such Section.

SECTION 6. Decision making and consultation.

6.1. General.

No Secured Party shall exercise or enforce any right, including without limitation, enforcement against, foreclosure on or similar action with respect to the Collateral, give any consent or any waiver, agree to any amendment, or make any determination or notify any Obligor or any other Secured Party in respect of any provision of the Collateral Documents except in accordance with this Agreement. Without limiting the generality of the foregoing, neither Collateral Agent shall take any action or proceeding to enforce, foreclose on, or take similar action with respect to, the Collateral or to exercise its rights with respect to the Collateral, including the initiation of action in any court or before any administrative agency or governmental or arbitral tribunal to enforce such rights, except in accordance with this Agreement.

6.2. Information concerning Defaults and Default Actions.

In addition to and not in substitution for any notification requirements contained in this Agreement or any other Financing Agreement, the Administrative Agent, acting on behalf of the Lenders party to the EPF and Secured Loan Agreement, each Additional Administrative Agent, acting on behalf of the Lenders party to any Refinancing Agreement pursuant to which such Additional Administrative Agent is administrative agent and each Additional Bilateral Lender will notify the other Secured Parties, including the Collateral Agents, of the occurrence of any

Default or Default Action of which such Administrative Agent, Additional Administrative Agent or Additional Bilateral Lender becomes aware as soon as reasonably practicable thereafter. Neither the Administrative Agent nor any Additional Administrative Agent nor any Additional Bilateral Lender shall incur any liability to any other party to this Agreement by reason of any failure by any party other than such Administrative Agent, such Additional Administrative Agent or such Additional Bilateral Lender, as the case may be, to give any notification required pursuant to this Section.

6.3. Amounts of Secured Party Debt.

The Collateral Agents shall be entitled to request from the Administrative Agent, acting on behalf of the Lenders party to the EPF and Secured Loan Agreement, from each Additional Administrative Agent, acting on behalf of the Lenders party to any Refinancing Agreement or from each Additional Bilateral Lender, at any time, with at least five Business Days’ prior written notice, confirmation as of the close of business on a specified date (a “Calculation Date”) of outstanding Obligations under each Financing Agreement outstanding as of such Calculation Date. The Administrative Agent, each Additional Administrative Agent and each Additional Bilateral Lender shall, not later than 11:00 a.m. New York City time on the Business Day that immediately follows the applicable Calculation Date, provide to the Collateral Agents such information, together with any other information with respect thereto that the Collateral Agent may reasonably request. The Collateral Agents shall be entitled conclusively to rely on information included in any such notice it receives pursuant to such a request in making calculations under this Agreement.

6.4. Meetings.

6.4.1. Meeting requisitions.

Each Collateral Agent, the Administrative Agent, acting on behalf of the Lenders party to the EPF and Secured Loan Agreement, each Additional Administrative Agent, acting on behalf of the Lenders party to any Refinancing Agreement, and any Additional Bilateral Lender may require at any time a meeting of the Secured Parties (or their representatives) in order to enable the Secured Parties to consult with each other as to:

(a) any Default which has occurred and the action to be taken with respect thereto (if any); and/or

(b) any potential or imminent Default or, any potential or imminent changes in law or circumstances or any other matter or thing which may affect the Obligors or the Collateral.

6.4.2. Time and place of meetings.

A meeting proposed by a Secured Party pursuant to Section 6.4.1 shall take place in accordance with the directions of the Aggregate Required Interest Holders and shall take place not less than ten (10) Business Days after a notice of a meeting is given pursuant to such Section 6.4.1.

6.5. Secured Party action following Default.

6.5.1. Notification of requirement to take decision.

If, at any time, an Administrative Agent, an Additional Administrative Agent or an Additional Bilateral Lender notifies either Collateral Agent, whether through notice given by an Administrative Agent, an Additional Administrative Agent or an Additional Bilateral Lender pursuant to Section 6.4.1 hereof or otherwise, of an Event of Default or any other matter in respect of which it considers that a right of such Collateral Agent should be exercised or action should be taken, then such Collateral Agent shall promptly request instructions from the Aggregate Required Interest Holders (whether in conjunction with or without calling a meeting pursuant to Section 6.4.1) by delivering written notice to the Administrative Agent, acting on behalf of the Lenders party to the EPF and Secured Loan Agreement, and to each Additional Administrative Agent, acting on behalf of the Lenders party to any Refinancing Debt and to each Additional Bilateral Lender (a “Notice Requesting Instruction”):

(a) specifying, if relevant, the course of action such Collateral Agent proposes to take with respect to the matter in question;

(b) requesting each Secured Party then entitled to vote in connection with the relevant decision to give instructions to the Administrative Agent, to an Additional Administrative Agent or directly to such Collateral Agent pursuant to Section 6.5.2 as to how it wishes to cast the votes to which it is entitled in connection with the relevant decision to be made and, in the case of an Event of Default, requesting each Lender party to the EPF and Secured Loan Agreement to give instructions to the Administrative Agent or directly to such Collateral Agent and requesting each Additional Lender to give instructions to the relevant Additional Administrative Agent or directly to such Collateral Agent, in each case as to how such Lender wishes to cast the votes to which it is entitled as to whether or not such Collateral Agent should commence enforcement, foreclosure or similar action against the Collateral pursuant to the relevant Financing Agreement; and

(c) specifying the date by which the Aggregate Required Interest Holders must provide it with instructions in relation to such decision, which date must be not less than ten (10) Business Days after the date upon which such Collateral Agent gives such Notice Requesting Instruction or such lesser period as (i) such Collateral Agent, having consulted, to the extent practicable, with the Administrative Agent and each Additional Administrative Agent and each Additional Bilateral Lender, may consider necessary or advisable in circumstances where the interests of the Secured Parties or any of them would otherwise be likely to be prejudiced or (ii) such Collateral Agent may, in its absolute discretion, consider appropriate following due consideration of any request from the Secured Parties.

6.5.2. Voting returns to the Collateral Agent.

(a) The Administrative Agent, each Additional Administrative Agent and each Additional Bilateral Lender shall, not later than 11:00 a.m. New York City time on the date referred to in Section 6.5.1(c), provide to the relevant Collateral Agent a certificate setting out:

(i) as of the close of business on the date of such Notice Requesting Instruction from such Collateral Agent distributed pursuant to Section 6.5.1, (A) the aggregate amount of the outstanding commitments of the Lenders under the relevant Financing Agreement (or such Additional Bilateral Lender’s commitment under the relevant Financing Agreement) and (B) the aggregate principal amount of the loans outstanding under such Financing Agreement; and

(ii) the aggregate amount of Obligations represented by (A) the Secured Parties under the relevant Financing Agreement that have voted in favor of the proposed action, and (B) the Secured Parties under the relevant Financing Agreement who have voted against the proposed action; it being understood that if a Secured Party has not responded by 11:00 a.m. New York City time on the date referred to in Section 6.5.1(c) to the Collateral Agent (either directly or through its administrative agent), then such Secured Party shall be deemed to have voted against the proposed action.

6.6. Decisions binding on all parties.

Subject to Section 6.5.2 above, each decision of the Aggregate Required Interest Holders made under this Section 6 shall be binding on all parties to this Agreement. For the avoidance of doubt, if, in connection with an Event of Default and pursuant to Section 6.5.2, the Aggregate Required Interest Holders vote against instructing either Collateral Agent to enforce, foreclose on, or take similar action with respect to the Collateral, such Collateral Agent shall not take such action (and no Secured Party shall be entitled to request such Collateral Agent to take such action).

6.7. Restrictions on Secured Party action.

Save as otherwise expressly provided in this Agreement and excluding in each case any Default Action taken pursuant to this Agreement and the Collateral Documents, each of the Secured Parties agrees that it does not have any right to, and that it will not, and that no other Person on its behalf or appointed by it (with the exception of the Collateral Agents acting in accordance with this Agreement) will:

(a) directly or indirectly take any action of any nature whatsoever against any Obligor under or in respect of the Collateral Documents, including but not limited to the commencement, continuance or voluntary joining in of any proceedings or process in any court or other competent forum in order to enforce compliance of any Borrower or any Obligor with the terms of any Collateral Document; or

(b) demand the payment of any amount owing to it (or to the Lenders of which it is the Administrative Agent, as the case may be) under any Collateral Document; or

(c) take any other action under any Collateral Document that would require payments by any Obligor of any amount under such Collateral Document in advance of any scheduled payment date; or

(d) enforce, foreclose on or take similar action with respect to any security interest created by or pursuant to any of the Collateral Documents, or exercise any rights or powers in relation to enforcement of Collateral conferred by any Collateral Documents, unless such action is taken to preserve or protect (rather than to enforce) such security interest.

6.8. Enforcement of Default Action and Guarantors’ Guarantees.

For the avoidance of doubt, nothing in this Agreement shall prevent: (a) any Secured Party from taking any Default Action pursuant to any Financing Agreement, and (b) any Secured Party, or the Administrative Agent or Additional Administrative Agent acting on behalf of such Secured Party, from enforcing any guarantee extended by a Guarantor in support of any Borrower’s Obligations under any Financing Agreement; provided that, in the event any such Secured Party takes any of the foregoing actions pursuant to this Section 6.7(b), such Secured Party will notify the Collateral Agents and the other Secured Parties that it has taken such action, it being understood that the failure of such Secured Party to make such notification will not prejudice the right of such Secured Party from taking such action pursuant to this Section 6.7(b).

SECTION 7. Accession of Secured Parties.

7.1. Subsequently Issued Pari-Passu Refinancing Debt.

(a) Subject to Section 7.1(b), any Additional Administrative Agent and any Additional Bilateral Lender may, at any time and from time to time, deliver to the Collateral Agents an Accession Agreement, substantially in the form of Schedule 1 hereto executed by such Additional Administrative Agent or such Additional Bilateral Lender, whereby such Additional Administrative Agent or such Additional Bilateral Lender becomes a party to this Agreement as a Secured Party (in the case of any Additional Administrative Agent, for itself and on behalf of the Lenders party to any Refinancing Agreement pursuant to which any Additional Administrative Agent is administrative agent).

(b) Each Additional Bilateral Lender delivering an Accession Agreement pursuant to clause (a) above, or each Additional Lender on whose behalf an Accession Agreement was delivered by an Additional Administrative Agent pursuant to clause (a) above, shall deliver to the Brazil Collateral Agent a power of attorney in the form of Schedule 3 hereto, executed by such Additional Lender through a public deed, whereby such Additional Lender appoints, as its lawful attorney with respect to the Brazilian Collateral, the Brazil Collateral Agent; provided that, if any such Additional Lender elects to cause its Additional Administrative Agent or any other Person to deliver a power of attorney to the Brazil Collateral Agent pursuant to this Section 7.1(b), such Additional Lender agrees to deliver to such Person a power of attorney substantially in the form of Schedule 4, executed through a public deed. For the avoidance of doubt, any Person appointing the Brazil Collateral Agent as collateral agent with respect to the Brazilian Collateral upon instructions of an Additional Lender pursuant to the previous sentence shall deliver to the Brazil Collateral Agent a power of attorney substantially in the form of Schedule 3, executed through a public deed.

(c) An Additional Administrative Agent or an Additional Bilateral Lender under any Refinancing Agreement may only accede to and become party to this Agreement pursuant to Section 7.1(a) if no Default has occurred and is continuing.

(d) Upon such Accession Agreement becoming effective, such Refinancing Agreement shall be deemed to be a Financing Agreement hereunder, such additional lender under such Refinancing Agreement shall be deemed to be an Additional Lender for the purposes of this Agreement and any administrative agent, if any, under such Refinancing Agreement shall be deemed to be an Additional Administrative Agent.

7.2. Secured Party transfers.

(a) The Administrative Agent (on behalf of itself and each Lender party to the EPF and Secured Loan Agreement), each Additional Administrative Agent (on behalf of itself and each Lender party to the Financing Agreement pursuant to which such Additional Administrative Agent is administrative agent) and each Additional Bilateral Lender undertakes that it shall not transfer or assign any of its rights or obligations under any Financing Agreement to which it is party other than to a Person that, prior to or simultaneously with such transfer is bound by the terms of this Agreement or so becomes by executing and delivering to the Administrative Agent, each Additional Administrative Agent and each Additional Bilateral Lender, as the case may be, an Accession Agreement in the form of Schedule 1.

(b) For the avoidance of doubt, each transfer pursuant to Section 7.2 shall be subject to the terms of the relevant Financing Agreement.

SECTION 8. Miscellaneous.

8.1. Addresses for notices. All notices, directions, instructions and other communications provided for herein shall be in writing and shall be given to the respective parties hereto at the addresses provided for notices in each Financing Document or the relevant Accession Agreement, as the case may be, or at such other address as may be designated by each in a written notice to the other parties hereto.

8.2. Entire agreement. This Agreement and each Accession Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and, except as otherwise provided, this Agreement may not be altered, amended, modified or terminated except in a writing executed pursuant to Section 8.10.

8.3. Remedies and waivers. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by Applicable Law.

8.4. Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

8.5. Prevailing provisions. If there is any conflict between the provisions of any Financing Agreement and the Collateral Documents on the one hand, and this Agreement, on the other hand, in relation to when payments shall or may be made or action that shall or may be taken, in each case with respect to the Collateral or the Collateral Documents, the provisions of this Agreement shall prevail.

8.6. Obligations binding inter se. The obligations of the parties that have executed this Agreement shall not be affected by the fact that not all of the parties hereto have validly executed this Agreement and such obligations shall be binding inter se.

8.7. No Lien. The parties hereto confirm that this Agreement shall not constitute nor create nor is it intended to constitute or create any Lien on the part of the Secured Parties.

8.8. Interest on overdue sums. Each amount payable by any of the Secured Parties to the Collateral Agent which is not paid when due and payable, shall carry interest until paid (as well before as after judgment) payable on demand at a rate of interest as would equal the cost to the Collateral Agent of borrowing such amount as determined by the Collateral Agent.

8.9. Successors and assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future holder or holders of any Obligations, and any Secured Party shall include any such subsequent holder of Obligations, wherever the context permits.

8.10. Amendments; Etc. Subject to the exceptions below, no amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Aggregate Required Interest Holders (or by the Administrative Agent or an Additional Administrative Agent acting with the consent of such Aggregate Required Interest Holders); provided, that: (A) any such waiver or amendment shall be effective only in the specific instance and for the specific purpose for which given, unless the Aggregate Required Interest Holders otherwise agree, (B) no such amendment or waiver shall, unless signed by all of the Secured Parties or by the Administrative Agent or an Additional Administrative Agent acting with the consent of the Secured Parties represented by it, modify the definition of the term “Aggregate Required Interest Holders”, or modify any provision of Section 3, Section 4, Section 6.5.1 or of this Section 8.10 and (C) any modification hereof with respect to the rights and obligations of the Collateral Agent shall require the consent of such Collateral Agent. No delay on the part of any party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by such party of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy.

8.11. In order to ensure the perfection and effectiveness of the Collateral, the parties hereto agree that this Agreement and any Accession Agreement, in the form of the Schedule 1 hereto, shall be annotated before the competent Real Estate Registries in Brazil, duly notarized, consularized, and translated into Portuguese by a sworn translator, according to articles 286 to 298 of the Brazilian Civil Code, especially articles 287 and 289.

8.12. Governing law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.13. Jurisdiction and venue. EXCEPT FOR LEGAL ACTIONS OR PROCEEDINGS IN RELATION TO THE BARRA DO RIACHO SECURITY DOCUMENTS, THE ARACRUZ

SHARE PLEDGE AGREEMENT, THE ARACRUZ NOTE PLEDGE AGREEMENT, THE BRAZILIAN GUARANTEE, THE ALICIA SHARE PLEDGE AGREEMENT AND THE EXPORT FINANCE AGREEMENT (AND ANY NOTES THEREUNDER), WHICH SHALL BE SUBMITTED BY ANY PARTY HERETO TO A COMPETENT COURT IN BRAZIL, ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHICH JURISDICTION SHALL BE EXCLUSIVE IN THE CASE OF ANY LEGAL ACTION OR PROCEEDING BY ANY ARACRUZ PARTY WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT (OTHER THAN COUNTERCLAIMS WITH RESPECT TO ANY LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST ANY ARACRUZ PARTY IN ANY OTHER JURISDICTION).

Each of the parties hereto (other than the Collateral Agent and the Administrative Agent) hereby irrevocably appoints National Corporate Research Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th Floor, New York, New York 10016 as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then such party (as applicable) shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. Each of the parties hereto (other than the Collateral Agent or the Administrative Agent) covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

Nothing herein shall in any way be deemed to limit the ability of any Lender to serve any process or summons in any manner permitted by applicable law or to obtain jurisdiction over any Person in such other jurisdictions, including but not limited to Brazil, and in such manner, as may be permitted by applicable law.

Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.

8.14. Waiver of jury trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE LOAN DOCUMENTS OR ANY PROVISION THEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

8.15. Use of English language. This Agreement has been negotiated and executed in the English language. Except as specified otherwise herein, all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation thereof.

8.16. Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

8.17. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Agents.

8.18. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ADMINISTRATIVE AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent under the Export Prepayment Facility Agreement and Secured Loan

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

THE BANK OF NEW YORK MELLON, as U.S. Collateral Agent

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as Brazil Collateral Agent

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

ARACRUZ CELULOSE S.A.

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

ARACRUZ TRADING INTERNATIONAL LTD.

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

ALÍCIA PAPÉIS S.A.

By:
Title:

By:
Title:

ARACRUZ CELULOSE (USA), INC.

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

[ADDITIONAL LENDERS PARTY TO ANY SUBSEQUENTLY ISSUED PARI- PASSU REFINANCING DEBT]

[•],

By:
Title:

By:
Title:

Signature Page to Intercreditor Agreement

SCHEDULE 1

Form of Accession Agreement

THIS AGREEMENT (this “Agreement”) is dated [  ] and is supplemental to an Intercreditor Agreement dated as of [ ], 2009 (as amended, restated or novated from time to time, the “Intercreditor Agreement”) entered into by and among (a) Aracruz Celulose S.A. (“Aracruz Celulose”), (b) Aracruz Trading International Ltd. (“Aracruz Trading”), (c) Alícia Papéis (“Alicia”), (d) Aracruz Celulose (USA), Inc., (Aracruz USA Inc.”), (e) Deutsche Bank Trust Company Americas, as administrative agent for the Lenders party to the EPF and Secured Loan Agreement as defined therein (in such capacity, together with its successors in such capacity, the “Administrative Agent”), (f) The Bank of New York Mellon, as collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”), (g) BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A. (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”) and (h) each Additional Administrative Agent and Additional Bilateral Lender that becomes a party to the Intercreditor Agreement pursuant to Section 7.1 thereof.

2. Words and expressions defined in or incorporated by reference in the Intercreditor Agreement shall, unless the context otherwise requires, or unless otherwise defined in this Agreement, have the same meanings when used in this Agreement.

3. [Name of Acceding Party] hereby agrees with each other Person that is or who becomes a party to the Intercreditor Agreement that, with effect on and from the date hereof, it will be bound by all the terms, provisions and conditions contained in the Intercreditor Agreement as a [specify capacity]) as if it had been an original party to the Intercreditor Agreement in that capacity.

4. Address for notice of [Name of Acceding Party] for the purposes of Section 8 of the Intercreditor Agreement is:

[Name of Acceding Party]

[Address]

[Attention]

5. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

6. Use of English Language. This Agreement has been negotiated and executed in the English language.

7. Miscellaneous. In order to guarantee the effectiveness of the Collateral (mortgage and agricultural pledge) provided under the EPF and Secured Loan Agreement, and considering that such Collateral is an accessory agreement that follows the principal agreement (the EPF and Secured Loan Agreement), the parties hereto undertake that this Accession Agreement and the Intercreditor Agreement shall be annotated before the competent Real Estate Registries in Brazil, duly notarized, consularized, and translated into Portuguese by a Sworn Translator, according to articles 286 to 298 of the Brazilian Civil Code, especially articles 287 and 289 thereof.

8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Agents.

[NAME OF ACCEDING PARTY]

By:
Title:

By:
Title:

[COLLATERAL AGENT]

By:
Title:

By:
Title:

[ADMINISTRATIVE AGENT]

By:
Title:

By:
Title:

Signature Page to Accession Agreement

2

SCHEDULE 2

Form of Adherence of Collateral Agent

THIS AGREEMENT (this “Agreement”) is dated [ ] and is supplemental to an Intercreditor Agreement dated as of [ ], 2009 (as amended, restated or novated from time to time, the “Intercreditor Agreement”) entered into by and among (a) Aracruz Celulose S.A. (“Aracruz Celulose”), (b) Aracruz Trading International Ltd. (“Aracruz Trading”), (c) Alícia Papéis (“Alicia”), (d) Aracruz Celulose (USA), Inc., (Aracruz USA Inc.”), (e) Deutsche Bank Trust Company Americas, as administrative agent for the Lenders party to the EPF and Secured Loan Agreement as defined therein (in such capacity, together with its successors in such capacity, the “Administrative Agent”), (f) The Bank of New York Mellon, as collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”), (g) BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A. (in such capacity, together with its successors in such capacity, the “Brazil Collateral Agent”) and (h) each Additional Administrative Agent and Additional Bilateral Lender that becomes a party to the Intercreditor Agreement pursuant to Section 7.1 thereof.

1. Words and expressions defined in or incorporated by reference in the Intercreditor Agreement shall, unless the context otherwise requires, or unless otherwise defined in this Agreement, have the same meanings when used in this Agreement.

2. [Name of party] (the “Former Party”) is the [Brazil / U.S.] Collateral Agent but [wishes to resign/has been removed] from its appointment as such under the Intercreditor Agreement and the [name of party] (the “New Party”) proposes to accept the appointment of Collateral Agent under the Intercreditor Agreement. Execution of this Agreement by the New Party is a condition precedent to such appointment becoming effective.

3. The New Party agrees with each other person which is a party to the Intercreditor Agreement that as from [•] [specify the date on which the appointment of the New Party shall become effective], it will at all times thereafter observe, perform and be bound by all the terms, provisions, covenants and undertakings contained in the Intercreditor Agreement and expressed to be observed and/or performed by [•] as if the New Party had been a party to the Intercreditor Agreement.

4. The Former Party, as from the date first written above, hereby transfers all the powers received from any party to the EPF and Secured Loan Agreement, Intercreditor Agreement and Accession Agreement, subject only to certain further conditions set forth in the Intercreditor Agreement. Therefore, the New Party may represent such parties before federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment and ratification, or amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the relevant grantors; check in and out documents, including with and from notary public, public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, provided that such acts are performed within the powers set forth above.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6. Use of English Language. This Agreement has been negotiated and executed in the English language.

7. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be retained by the Agents.

[NAME OF NEW PARTY]

By:
Title:

By:
Title:

[COLLATERAL AGENT]

By:
Title:

By:
Title:

Signature Page Adherence of Collateral Agent

SCHEDULE 3

Form of power of attorney

POWER OF ATTORNEY GRANTED BY: [ADDITIONAL LENDER / ADDITIONAL ADMINISTRATIVE AGENT] TO [BRAZIL COLLATERAL AGENT / SUCCESSOR COLLATERAL AGENT WITH RESPECT TO BRAZILIAN COLLATERAL]

TO WHOMEVER THIS INSTRUMENT MAY CONCERN, on the [   ] of [   ] of [   ], in this City of     , [country], appeared before me as grantor, [Additional Lender / Additional Administrative Agent], [full qualification], (hereinafter referred to as “Grantor”). The Grantor, by its representative, stated that the Grantor appoints as its lawful attorney-in-fact, [Brazil Collateral Agent / Successor Collateral Agent with respect to Brazilian Collateral], [full qualification] (hereinafter referred to as “Grantee”), upon which specific powers are conferred to represent the Grantor before federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment, ratification, and amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the Grantor; check in and out documents, including with and from notary public and public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, including the appointment of substitutes, provided that such acts are performed in relation to the purpose of perfecting and/or enforcing any mortgage or any other collateral received by Grantor, in connection with that certain Refinancing Agreement, dated [•]. This power of attorney shall be valid and effective for [   ] from the date hereof. [Closing]. I,     , Notary Public, drew it up and signed.

[ADDITIONAL LENDER / ADDITIONAL ADMINISTRATIVE AGENT]

By:
Title:

By:
Title:

SCHEDULE 4

Form of power of attorney

POWER OF ATTORNEY GRANTED BY: [ADDITIONAL LENDER] TO [ADDITIONAL ADMINISTRATIVE AGENT / THIRD PARTY]

TO WHOMEVER THIS INSTRUMENT MAY CONCERN, on the [    ] of [    ] of [    ], in this City of     , [country], appeared before me as grantor, [Additional Lender], [full qualification], (hereinafter referred to as “Grantor”). The Grantor, by its representative, stated that the Grantor appoints as its lawful attorney-in-fact, [Additional Administrative Agent / Third Party], [full qualification] (hereinafter referred to as “Grantee”), upon which specific powers are conferred to represent the Grantor before federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment, ratification, and amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the Grantor; check in and out documents, including with and from notary public and public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, including the appointment of substitutes, provided that such acts are performed in relation to the purpose of perfecting and/or enforcing any mortgage or any other collateral received by Grantor, in connection with that certain Refinancing Agreement, dated [•]. This power of attorney shall be valid and effective for [    ] from the date hereof. [Closing]. I,     , Notary Public, drew it up and signed.

[ADDITIONAL LENDER]

By:
Title:

By:
Title:

SCHEDULE 5

Form of appointment of substitute

APPOINTMENT OF SUBSTITUTE GRANTED BY: [BRAZIL COLLATERAL AGENT] TO [AGENT WITH RESPECT TO BRAZIL COLLATERAL]

TO WHOMEVER THIS INSTRUMENT MAY CONCERN, on the [    ] of [    ] of [    ], in this City of       , [country], appeared before me as grantor, [Brazil Collateral Agent], [full qualification], (hereinafter referred to as “Grantor”). The Grantor, by its representative, stated that the Grantor appoints as its substitute, [Agent with respect to Brazil Collateral], [full qualification] (hereinafter referred to as “Grantee”), delegating to Grantee all of the powers conferred to Grantor under the power of attorney dated [•], granted by [Additional Lender / Additional Administrative Agent], including therefore the powers to represent the [Additional Lender / Additional Administrative Agent] before federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment, ratification, and amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the[Additional Lender / Additional Administrative Agent]; check in and out documents, including with and from notary public and public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, including the further appointment of substitutes, provided that such acts are performed in relation to the purpose of perfecting and/or enforcing any mortgage or any other collateral received by the [Additional Lender / Additional Administrative Agent], in connection with that certain Refinancing Agreement, dated [•]. This appointment of substitute shall be valid and effective for [    ] from the date hereof. [Closing]. I,       , Notary Public, drew it up and signed.

[BRAZIL COLLATERAL AGENT]

By:
Title:

By:
Title:

SCHEDULE 6

Form of appointment of successor substitute

APPOINTMENT OF SUBSTITUTE GRANTED BY: [BRAZIL COLLATERAL AGENT] TO [SUCCESSOR BRAZIL COLLATERAL AGENT]

TO WHOMEVER THIS INSTRUMENT MAY CONCERN, on the [    ] of [    ] of [    ], in this City of       , [country], appeared before me as grantor, [Brazil Collateral Agent], [full qualification], (hereinafter referred to as “Grantor”). The Grantor, by its representative, stated that the Grantor appoints as its substitute, [Successor Brazil Collateral Agent], [full qualification] (hereinafter referred to as “Grantee”), delegating to Grantee all of the powers conferred to Grantor under the power of attorney dated [•] (without any reservation of powers to itself), granted by [Additional Lender / Additional Administrative Agent], including therefore the powers to represent the [Additional Lender / Additional Administrative Agent] before federal, state, and municipal authorities, departments, specifically city governments, public records and real estate records offices and may, therefore, sign applications, contracts, deeds, and other documents, including public and/or private instruments of amendment, ratification, and amendment; and, further, apply for, arrange, and sign any and all documents and records that may be required or necessary in the best interest of the [Additional Lender / Additional Administrative Agent]; check in and out documents, including with and from notary public and public records offices and any other authorities. Finally, perform any other act, however specific such act may be or omitted to be stated herein, including the further appointment of substitutes, provided that such acts are performed in relation to the purpose of perfecting and/or enforcing any mortgage or any other collateral received by the [Additional Lender / Additional Administrative Agent], in connection with that certain Refinancing Agreement, dated [•]. This appointment of substitute shall be valid and effective for [    ] from the date hereof. [Closing]. I,     , Notary Public, drew it up and signed.

[BRAZIL COLLATERAL AGENT]

By:
Title:

By:
Title:

EXHIBIT K

to Export Prepayment Facility Agreement and Secured Loan

Form of Barra do Riacho Security Documents

Part 1

[Amendment and Ratification of Mortgage Deed and
Other Covenants drawn up on February 2, 2009]

PUBLIC DEED OF AMENDMENT AND RATIFICATION OF MORTGAGE AND OTHER COVENANTS

KNOW ALL MEN by this public deed that as of the [•] [    ] days of the month of [•] [•] of the year two thousand nine (2009), in this City of [•], State of [•], at the [•] Notary Office, located at Rua [•] n.º [•], have appeared before me and the Notary Public, the following parties, namely:

a. Aracruz Celulose S.A., a Private Law legal entity, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, in the City of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register under CNPJ/MF No. 42.157.511/0001-61, herein represented by its attorneys-in-fact, Mr. José Luiz Braga, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 26.180, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 198.494.437-15, domiciled and with business address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2.277, 4º andar, and Ms. Eurídice Mason, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 89.374, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 016.719.707-05, domiciled and with business address in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 2.277 - 4º andar, according to a power of attorney drawn up on May 15, 2008, by the Register of Birth of the 39th District of Vila Madalena, in the City of São Paulo, State of São Paulo, on page 180 of Book 0175, recorded on June 2, 2008, in the 1st Register of Real Estate, Deeds and Documents and Legal Entities of Aracruz, in the State of Espírito Santo, on Book B No. 09 under No. 5.265, hereinafter simply referred to as “Aracruz Celulose”;

b. BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., a financial institution duly organized and existing under the laws of Brazil, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Presidente Wilson, 231, 11 Floor, Brazil, enrolled with the General Taxpayers’ Register under CPNJ/MF No. 02.201.501/0001-61, having its [consolidated] By-Laws duly filed with the Commercial Registry of the State of Rio de Janeiro under No. 00001854459, in session of 11/03/2008, herein represented by its attorney-in-fact , Ms. Marcella Souza Steinke, a Brazilian citizen, single, administrator, the bearer of the Identity Card RG No. 17907873-2 SSP/SP, enrolled in the Individual Taxpayers’ Register under CPF/MF No. 215.876.598-40, according to the power of attorney drawn up on February 2, 2009, by the Notary Public of the 15th Notary Office of the City of Rio de Janeiro, on page 050 of Book 763, act 042, [    ], acting herein in the capacity of agent and representative (in this capacity it is hereinafter referred to as the “Collateral Agent”) of the creditor financial institutions (hereinafter indistinctly referred to as the “Lenders” and further described below) of Aracruz Trading Ltd., a company duly organized and validly existing under the Laws of Hungary, headquartered in the City of Csomád, at Akácos út 10-11. H-2161 (hereinafter “Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (hereinafter the “Credit Agreement”). The terms initiated by capital letters used herein and not defined otherwise in this deed shall have the same meaning ascribed to them in the Credit Agreement, dated of May 13, 2009, by means of which the institutions below have extended a Loan to Aracruz Trading to refinance a Terminated Derivatives Obligations and certain Loans object of the Lender Bilateral

Debt mentioned in the Credit Agreement, having as Lenders: Banco Itaú BBA S.A. -Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. -DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”). As mentioned above, Lenders are herein represented by the Collateral Agent according to the powers of attorney that will remain duly registered with this office, on pages [    ] to [    ], of file [    ], which I certify.

The representatives herein have legal capacity and were recognized by myself in accordance with the documents presented, which I attest. Following, I was uniformly and successively said the following by the contracting parties:

1) On February 2, 2009 a public deed of mortgage and other covenants (hereinafter the “Mortgage Deed and Other Covenants”) has been drawn up in the Book 18-N, page 03, of the Third Public Registry of the City of Aracruz, in the State of Espírito Santo, which deed, to be adapted to the terms of the Credit Agreement, must be amended and ratified, which is made by this instrument.

K-2

2) By means of the Mortgage Deed and Other Covenants, Aracruz Celulose have given, in favor of the Collateral Agent and to the benefit of the Lenders, in first priority mortgage the real estate properties therein described and characterized in details.

3) The guarantees mentioned above are designed to secure the payment of certain obligations described in a credit agreement dated January 16, 2009 (mentioned in the Mortgage Deed and Other Covenants as the “Agreement”). Aracruz Celulose, Aracruz Trading and the Lenders, among others, executed on [date] the Credit Agreement, evidencing and confirming all conditions of the financing contemplated in the Agreement.

4) The obligations resulting from the Credit Agreement constitute debts of Aracruz Trading guaranteed by Aracruz Celulose, provided that both, herein represent that they are jointly and severally liable for the totality of the credit mentioned in item 6 below, as provided for in Article 264 et seq. of the Brazilian Civil Code.

5) By means of this amendment and ratification deed, among other elements, the Lenders represent that the Collateral Agent is expressly replaced by the Lenders as the beneficiaries of the security interest mentioned in item 2 above and, for this reason, the appointment of the Collateral Agent is hereby amended and confirmed in accordance with the documentation presented by each of the Lenders. The parties also confirm that any and all costs and expenses incurred by the Collateral Agent shall be solely and exclusively borne by Aracruz Celulose. They further represent that all actions performed by the Collateral Agent exclusively related to the perfection of the Mortgage Deed and Other Covenants as well as the creation of security interest in the form of mortgage are also expressly ratified herein by Lenders as provided for in the Sole Paragraph of Article 662 of the Brazilian Civil Code.

6) For the purposes of the provisions of Article 1,424 of the Brazilian Civil Code, the parties confirm that: (i) the credit secured by the mortgage granted under the Mortgage Deed and Other Covenants is of US$ [    ], which corresponds on the date hereof to R$[    ], using, for conversion purposes the rate PTAX 800, option 5, disclosed on [date] by the Central Bank of Brazil through the System Sisbacen; (ii) the final maturity date of the credit mentioned herein is December 31, 2017, provided that such debt shall be repaid in thirty four (34) equal and consecutive installments, the first two (02) installments being due on 06/30/2009 and 12/31/2009, respectively and the thirty two (32) remaining amortization installments due at the end of each fiscal quarter thereafter; (iii) the interest on the credit mentioned herein shall be accrued according to the LIBOR rate for three-month deposits, added by surcharge as follows: a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), g) from 07/01/2012 to

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12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the real properties and other assets described and characterized in the Mortgage Deed and Other Covenants secure the payment of the credit resulting from the Credit Agreement.

7) In case of sale or creation of any lien (other than Permitted Liens) over any of the real estate properties mortgaged under the Mortgage Deed and Other Covenants, without the Collateral Agent’s, acting on behalf of the Lenders, prior written consent, unless otherwise permitted under the Credit Agreement, the Lenders may, subject to the terms of the Credit Agreement, declare the debt secured by the Mortgage Deed and Other Covenants due and payable, as provided for in the Sole Paragraph of Article 1,475 of the Brazilian Civil Code, unless the following conditions are met: (i) the consideration received by Aracruz Celulose in such sale is equal to or exceeds the Fair Market Value, as provided for in the Credit Agreement, of the asset sold in such sale and (ii) 75% (seventy-five percent) of the consideration received in connection with such sale consists of (ii.a) cash or Cash Equivalents, as provided for in the Credit Agreement or (ii.b) property or assets to be owned by and used in the businesses of the Aracruz Celulose, of a nature or type, or that are used in a business similar or related to the nature or type, of the property and assets of, or the business of, the Aracruz Celulose existing on the date of such sale; the Credit Agreement provides other rules that shall be observed in a Asset Sale situation. In the case the conditions for sale to third parties set forth in this item 7 and in the Credit Agreement are met, the security interest granted pursuant to the Mortgage Deed and Other Covenants shall be released and the Collateral Agent, acting on behalf of the Lenders shall take all actions required by law or that Aracruz Celulose may reasonably request in order to properly release such security interest, including any filings with the relevant registries in Brazil, provided that any costs or expenses in connection therewith shall be borne by Aracruz Celulose.

8) In addition to the provisions of item 7 above, the Lenders may, at any time, accelerate the maturity of the debt as provided in the Credit Agreement, in case Aracruz Trading fails to pay any amounts that shall be paid to the Lenders under the Credit Agreement, or in case any other Event of Default under Section 9.1(a) of the Credit Agreement occurs and is continuing (and is not properly remedied within any cure periods set forth in the Credit Agreement), or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent may, on behalf of the Lenders, execute the rights under this deed regardless of the acceleration of the maturity of the debt.

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9) Environmental Liability: Aracruz Celulose states that: (i) the mortgaged real estate properties and the respective businesses and operations conducted therein are in compliance with and have no liability under any applicable Environmental Law; (ii) as owner of the mortgaged real estate properties has obtained all Environmental Permits required for the conduct of their businesses, operations and the use of such mortgaged real estate properties in accordance with the Environmental Laws, and all such Environmental Permits are valid and in good standing; and (iii) except as described in the Credit Agreement, there is no Environmental Claim pending or threatened relating to any of the mortgaged real estate properties, particularly including, without limitation, the property Barra do Riacho, and there are no actions, activities, circumstances, conditions, events or incidents that could give grounds for such an Environmental Claim.

10) The parties confirm hereby that the resolutory conditions provided for in the Mortgage Deed and Other Covenants, namely: (i) the execution of the Credit Agreement, and (ii) registration of the mortgage in favor of BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES over the real estate property in the City of Guaíba, State of Rio Grande do Sul, where the industrial facilities of Aracruz Celulose are located, including the land, buildings, machinery and equipment installed and in operation therein as a collateral to Agreement No. 06.2.1060.1 executed with that institution on November 26, 2006, are totally fulfilled, so that the security interest created under the Mortgage Deed and Other Covenants shall be considered irrevocable and irretrievable and remain indivisible and enforceable until final and total payment of the obligations resulting from the Credit Agreement.

11) Aracruz Celulose undertakes to provide the georeferencing of the mortgaged real property within the maximum period set forth on the applicable legislation which governs this procedure. Furthermore, Aracruz Celulose also agrees to present to the Collateral Agent, always up to the last business day of [May / June - as the date of the execution of the Amendment and Ratification of Mortgage and Other Covenants] a survey of georeferenced areas as well as its respective procedures that have already been enrolled with the National Institute of Colonization and Agrarian Reform -INCRA so as to obtain their certification or, when applicable, the enrollment certificate of registration of ownership of the property that already contain an annotation of the new description in order to evidence compliance with the above-mentioned georeferencing obligation. In the event of enforcement of the mortgage, in observance to the good faith principle, Aracruz Celulose undertakes to perform all required acts and measures in regard to georeferencing in order to permit the registration acts in relation to adjudication or disposal of the real estate properties in their applicable Real Estate Registry Office. Aracruz Celulose, hereby, grants the necessary powers, even if not specified herein, to the Collateral Agent, if the enforcement of the mortgage takes place and provided that there is no compliance with the georeferencing obligation established herein, to take all necessary measures with the applicable bodies to promote the realization of the georeferencing of the real estate properties and the Collateral Agent is entitled, therefore, to sign any and all documents. In this situation, the expenditure

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undertaken in connection to such arrangements should be fully disbursed by Aracruz Celulose.

12) In case there is any imperfection in the real estate properties mortgaged description, the parties have requested and hereby expressly agreed to authorize the respective real estate registries that any such event shall be superseded by the characteristics, descriptions and confrontations contained in the corresponding records, in order to comply with the registry principle of objective specialty, as provided for in Federal Law No. 6.015/1973, Articles 176 et seq., so that there shall be no need for another amendment and ratification of the Mortgage Deed and Other Covenants for such reason.

13) Because the industrial complex (hereinafter referred to as the “Industrial Complex”) and Barra do Riacho Plants described in details and characterized in Records Nos. 10.801 and 11.956, respectively, of the 1st Register of Real Estate, Deeds and Documents and Legal Entities of Aracruz, in the State of Espírito Santo, are part of the mortgaged real estate properties, and, according to Articles 1.473 and 79, both of the Brazilian Civil Code the Industrial Complex are an integrant part of such security interest, to secure the payment of the credit to Lenders upon the occurrence of any loss in the Industrial Complex or in the Barra do Riacho Plants, Aracruz Celulose undertakes to maintain insurance coverage for the existing and any future improvements, equipment, fixtures and facilities against fire and risks, as customary in the business in which Aracruz operates, with recognized insurance companies, and to cause the Collateral Agent, on behalf of the Lenders, to become, and shall at all times maintain the Collateral Agent as, an additional insured under each insurance policy covering the Industrial Complex or the Barra do Riacho Plants.

14) In case of total or partial expropriation by any Governmental Authority of the mortgaged real estate properties, the rights of Lenders under this mortgage shall be subrogated in the price that may be paid by the Expropriating Authority, to the extent that such expropriation results in an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that such expropriation results in an automatic acceleration event under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), being the Lenders and Collateral Agent herein and hereby vested with irrevocable and irretrievable powers to receive such proceeds, unless otherwise provided in the Credit Agreement without prejudice of other rights and prerogatives granted to them in this deed, the Mortgage Deed and Other Covenants and shall apply such proceeds in the form set forth in the Credit Agreement. Lenders and Collateral Agent may, further, practice all actions required to full performance of the power of attorney granted to them in this provision, including substitute, in whole or in part, the powers herein granted to them.

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15) That Aracruz Celulose undertakes to: (a) pay, when due, all taxes, fees and any charges with their respective fines currently levied or which may be levied in the future on the mortgaged real estate properties and accessories, either by virtue of new laws or interpretation of existing ones, showing, when requested, evidence of each payment to Lenders or the Collateral Agent. (b) timely pay the premiums due in relation to the insurance of the Industrial Complex, presenting to Lenders and the Collateral Agent evidence thereof within five (05) days after the deadline for payment of the premium of the respective policies (but always before the expiration of their term of validity); (c) maintain integral the guarantee herein created, taking all steps required to the due conservation and maintenance of the mortgaged real estate properties; (d) within twenty (20) Business Days as of the date of execution hereof provide Lenders and the Collateral Agent with evidence of presentation of this amendment and ratification deed for registration in the records with the competent Real Estate Registries, certifying that this is a first priority security interest, with no concurrence of third parties and that there are no liens, security interests of any nature, pledges, attachments, seizures, or other similar restrictions; (e) provide to the Collateral Agent, within ten (10) Business Days after registration hereof, evidence of such registration; and (f) obtain any and all registrations required to perfect the guarantee over any properties that may be mortgaged in replacement or in addition to those already mortgaged, in accordance with the Credit Agreement and in accordance with Articles 1.425 and 1.427, both of the Brazilian Civil Code and deliver to Lenders and the Collateral Agent the corresponding certificates immediately after such registrations.

16) That the Lenders, through the Collateral Agent, to the extent agreed to in the Credit Agreement and in accordance with the provisions thereof, are hereby entitled to inspect, examine or survey the mortgaged real estate properties, on a date and time previously set with Aracruz Celulose.

17) That the amounts the Lenders or the Collateral Agent may potentially spend to pay any taxes levied on the mortgaged real properties that Aracruz Celulose may fail to pay when due, as well as any reasonable amounts the Lenders may disburse for any other reason, to secure and conserve their rights (including, without limitation, attorneys and experts’ fees and expenses) shall be reimbursed by Aracruz Celulose upon request of the Lenders or Collateral Agent.

18) That the terms and obligations provided for in this amendment and ratification deed, the Mortgage Deed and Other Covenants will mature irrespective of any judicial or extrajudicial notice or notification, which is hereby expressly waived by Aracruz Celulose, provided that it is in accordance with the terms of the Credit Agreement.

19) All other obligations contained in the Mortgage Deed and Other Covenants shall remain in full force and enforceable and are hereby expressly ratified and confirmed by the parties, and this deed does not constitute novation for purposes of Articles 360 et seq of the Brazilian Civil Code.

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20) The parties elect the Courts of the City of Aracruz, in the State of Espírito Santo, to settle any controversies resulting from this deed, with express waiver of any other Court no matter how privileged they may be.

The parties have said the following: a) they accept this deed in all its express terms, and, b) they hereby authorize Mr. Official of the Real Estate Registry to perform all actions required to the registrations and/or records of this deed. That is what I was told, I certify, upon request of the parties I have drawn up this deed, which was drafted and read in the presence of the parties, who after having agreed to it, have granted and executed same, waiving the presence of witnesses, as authorized by Decision     of the H. Judicial Administrative Department of the State of            . FORM DOI/SRF WAS ISSUED. I,                    , the authorized clerk have written it and I                       , the Notary Public have subscribed and signed it. (a.a)Mr.                  //                 //Sr.           //         //              //(Duly stamped, amounts collected in currency). NOTHING FURTHER. CERTIFIED COPY MADE IMMEDIATELY. I,                , authorized clerk, have typed it, and I              have subscribed and hereinto set my hand and seal.

IN WITNESS WHEREOF.

Aracruz Celulose S.A.

GRANTEE:

[BANKS]

herein represented by BNY Mellon Serviços Financeiros
Distribuidora de Títulos e Valores Mobiliáros S.A.

Hon.
PUBLIC NOTARY

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EXHIBIT K
to Export Prepayment Facility Agreement and Secured Loan

Form of Barra do Riacho Security Documents

Part 2

2

[Amendment and Ratification of Mortgage Deed and
Other Covenants drawn up on February 3, 2009]

PUBLIC DEED OF AMENDMENT AND RATIFICATION OF MORTGAGE AND OTHER COVENANTS

KNOW ALL MEN by this public deed that as of the [•] [    ] days of the month of [•] [•] of the year two thousand nine (2009), in this City of [•], State of [•], at the [•] Notary Office, located at Rua [•] n.º [•], have appeared before me and the Notary Public, the following parties, namely:

a. Aracruz Celulose S.A., a Private Law legal entity, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, in the City of Aracruz, State of Espírito Santo, enrolled with the General Taxpayers’ Register under CNPJ/MF No. 42.157.511/0001- 61, herein represented by its attorneys-in-fact, Mr. José Luiz Braga, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 26.180, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 198.494.437-15, domiciled and with business address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2.277, 4th floor, and Ms. Eurídice Mason, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 89.374, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 016.719.707-05, domiciled and with business address in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 2.277 - 4th floor, according to a power of attorney drawn up on May 15, 2008, by the Register of Birth of the 39th District of Vila Madalena, in the City of São Paulo, State of São Paulo, on page 180 of Book 0175, recorded on June 2, 2008, in the 1st Register of Real Estate, Deeds and Documents and Legal Entities of Aracruz, in the State of Espírito Santo, on Book B No. 09 under No. 5.265, hereinafter simply referred to as “Aracruz Celulose”;

b. Mucuri Agroflorestal S.A., a Private Law legal entity, headquartered at Rodovia Aracruz/Barra do Riacho, km 25, s/nº, in the City of Aracruz, State of Espírito Santo, enrolled with the Corporate Taxpayers’ Register under CNPJ/MF No. 28.163.251/0001- 06, herein represented by its attorneys-in-fact, Mr. José Luiz Braga, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 26.180, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 198.494.437-15, domiciled and with business address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2.277, 4th floor, and Ms. Eurídice Mason, a Brazilian citizen, married, lawyer, the bearer of the Identity Card No. 89.374, issued by OAB/RJ, and enrolled in the Individual Taxpayers’ Register under CPF/MF No. 016.719.707-05, domiciled and with business address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2.277, 4th floor, according to a power of attorney drawn up on July 1st, 2008, by the Register of Birth of the 39th District of Vila Madalena, in the City of São Paulo, State of São Paulo, on page 205/208 of Book 0176, recorded on July 8, 2008, in the 1st. Register of Real Estate, Deeds and Documents and Legal Entities of Aracruz, in the State of Espírito Santo, on Book B No. 09 under No. 5.297, hereinafter simply referred to as “Mucuri Florestal”;

c. BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., a financial institution duly organized and existing under the laws of Brazil, headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Presidente Wilson, 231, 11th Floor, enrolled with the General Taxpayers’ Register under CPNJ/MF No. 02.201.501/0001-61, having its [consolidated] By-Laws duly filed with the Commercial Registry of the State of Rio de Janeiro under No. 00001854459, in session of 11/03/2008, herein represented by its attorney-in-fact, Ms. Marcella Souza Steinke, a Brazilian citizen, single, administrator, the bearer of the Identity Card RG No. 17907873-2 SSP/SP, enrolled in the Individual Taxpayers’ Register under CPF/MF No. 215.876.598-40, according to the power of attorney drawn up on February 2nd, 2009, by the Notary Public of the 15th Notary Office of the City of Rio de Janeiro, on page 050 of Book 763, act 042, [    ], acting herein in the capacity of agent and representative (in this capacity it is hereinafter referred to as the “Collateral Agent”) of the creditor financial institutions (hereinafter indistinctly referred to as the “Lenders” and further described below) of Aracruz Trading Ltd., a company duly organized and validly existing under the Laws of Hungary, headquartered in the City of Csomád, at Akácos út 10-11. H-2161 (hereinafter “Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (hereinafter the “Credit Agreement”). The terms initiated by capital letters used herein and not defined otherwise in this deed shall have the same meaning ascribed to them in the Credit Agreement, dated of [date], by means of which the institutions below have extended a Loan to Aracruz Trading to refinance a Terminated Derivatives Obligations and certain Loans object of the Lender Bilateral Debt mentioned in the Credit Agreement, having as Lenders: Banco Itaú BBA S.A. -Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. -

DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”). As mentioned above, Lenders are herein represented by the Collateral Agent according to the powers of attorney that will remain duly registered with this office, on pages [   ] to [   ], of file [   ], which I certify.

The representatives herein have legal capacity and were recognized by myself in accordance with the documents presented, which I attest. Following, I was uniformly and successively said the following by the contracting parties:

1) On February 3, 2009, a public deed of mortgage and agricultural pledge (hereinafter the “Mortgage Deed and Other Covenants”) has been drawn up in the Book 06-CD, note 597, page 170 of the Notary Office of Posto da Mata, in the City of Nova Viçosa, State of Bahia, which deed, to be adapted to the terms of the Credit Agreement, must be amended and ratified, which is made by this instrument.

2) By means of the Mortgage Deed and Other Covenants, Aracruz Celulose and Mucuri Florestal have given, in favor of the Collateral Agent and to the benefit of the Lenders, in first priority mortgage the real estate properties therein described and characterized in details, provided that Aracruz Celulose has further granted an agricultural pledge over pending crops, or crops in process of formation of eucalyptus wood planted for the production of pulp in the real estate properties mortgaged by same.

3) The guarantees mentioned above are designed to secure the payment of certain obligations described in the credit agreement dated January 16, 2009 (mentioned in the Mortgage Deed and Other Covenants as the “Agreement”). Aracruz Celulose, Aracruz Trading and the Lenders, among others, executed on [date] the Credit Agreement, evidencing and confirming all conditions of the financing contemplated in the Agreement.

4) The obligations resulting from the Credit Agreement constitute debts of Aracruz Trading, guaranteed by Aracruz Celulose, provided that both, jointly with Mucuri Florestal, herein represent that they are jointly and severally liable for the totality of the credit mentioned in item 6 below, as provided for in Article 264 et seq. of the Brazilian Civil Code.

5) By means of this amendment and ratification deed, among other elements, the Lenders represent that the Collateral Agent is expressly replaced by the Lenders as the beneficiaries of the security interest mentioned in item 2 above and, for this reason, the appointment of the Collateral Agent is hereby amended and confirmed in accordance with the documentation presented by each of the Lenders. The parties also confirm that any and all costs and expenses incurred by the Collateral Agent shall be solely and exclusively borne by Aracruz Celulose. They further represent that all actions performed by the Collateral Agent exclusively related to the perfection of the Mortgage Deed and Other Covenants as well as the creation of security interest in the form of mortgage and pledge are also expressly ratified herein by Lenders as provided for in the Sole Paragraph of Article 662 of the Brazilian Civil Code.

6) For the purposes of the provisions of Article 1,424 of the Brazilian Civil Code, the parties confirm that: (i) the credit secured by the mortgage granted under the Mortgage Deed and Other Covenants is of US$ [    ], which corresponds on the date hereof to R$[    ], using, for conversion purposes the rate PTAX 800, option 5, disclosed on [date] by the Central Bank of Brazil through the System Sisbacen; (ii) the final maturity date of the credit mentioned herein is December 31, 2017, provided that such debt shall be repaid in thirty four (34) equal and consecutive installments, the first two (02) installments being due on 06/30/2009 and 12/31/2009, respectively and the thirty two (32) remaining amortization installments due at the end of each fiscal quarter thereafter; (iii) the interest on the credit mentioned herein shall be accrued according to the LIBOR rate for three-month deposits, added by surcharge as follows: a) from 01/01/2009 to 12/31/2009 - a margin of 3.50% p.a. (three integers and fifty hundredth per annum), b) from 01/01/2010 to 06/30/2010 - a margin of 4.00% p.a. (four percent per annum), c) from 07/01/2010 to 12/31/2010 - a margin of 4.25% p.a. (four integers and twenty five hundredth per annum), d) from 01/01/2011 to 06/30/2011 - a margin of 4.50% p.a. (four integers and fifty hundredth per annum), e) from 07/01/2011 to 12/31/2011 - a margin of 4.75% p.a. (four integers and seventy five hundredth per annum), f) from 01/01/2012 to 06/30/2012 - a margin of 5.00% p.a. (five percent per annum), g) from 07/01/2012 to 12/31/2012 - a margin of 5.25% p.a. (five integers and twenty five hundredth per annum), h) from 01/01/2013 to 06/30/2013 - a margin of 5.50% p.a. (five integers and fifty hundredth per annum), i) from 07/01/2013 to 12/31/2013 - a margin of 5.75% p.a. (five integers and seventy five hundredth per annum), and j) from 01/01/2014 until final maturity, on 12/31/2017 - a margin of 6.00% p.a. (six percent per annum); and (iv) the real properties and other assets described and characterized in the Mortgage Deed and Other Covenants secure the payment of the credit resulting from the Credit Agreement.

7) In case of sale or creation of any lien (other than Permitted Liens) over any of the real estate properties mortgaged under the Mortgage Deed and Other Covenants, without the Collateral Agent’s, acting on behalf of the Lenders, prior written consent, unless otherwise permitted under the Credit Agreement, the Lenders may, subject to the terms of the Credit Agreement, declare the debt secured by the Mortgage Deed and Other Covenants due and payable, as provided for in the Sole Paragraph of Article 1,475 of the Brazilian Civil Code, unless the following conditions are met: (i) the consideration received by Aracruz Celulose and/or Mucuri Florestal in such sale is equal to or exceeds the Fair Market Value, as provided for in the Credit Agreement, of the asset sold in such sale and (ii) 75% (seventy-five percent) of the consideration received in connection with such sale consists of (ii.a) cash or Cash Equivalents, as provided for in the Credit Agreement or (ii.b) property or assets to be owned by and used in the businesses of the Aracruz Celulose or Mucuri Florestal, as the case may be, of a nature or type, or that are used in a business similar or related to the nature or type, of the property and assets of, or the business of, the Aracruz Celulose or Mucuri Florestal existing on the date of such sale; the Credit Agreement provides other rules that shall be observed in a Asset Sale situation. In the case the conditions for sale to third parties set forth in this item 7 and in the Credit Agreement are met, the security interest granted pursuant to the Mortgage Deed and Other Covenants shall be released and the Collateral Agent, acting on behalf of the Lenders shall take all actions required by law or that Aracruz Celulose or Mucuri Florestal may reasonably request in order to properly release such security interest, including any filings with the relevant registries in Brazil, provided that any costs or expenses in connection therewith shall be borne by Aracruz Celulose and/or Mucuri Florestal, as applicable.

8) In addition to the provisions of item 7 above, the Lenders may, at any time, accelerate the maturity of the debt as provided in the Credit Agreement. In case Aracruz Trading fails to pay any amounts that shall be paid to the Lenders under the Credit Agreement, or in case any other Event of Default under Section 9.1(a) of the Credit Agreement occurs and is continuing (and is not properly remedied within any cure periods set forth in the Credit Agreement), or to the extent that an automatic acceleration event occurs under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), the Collateral Agent may, on behalf of the Lenders, execute the rights under this deed regardless of the acceleration of the maturity of the debt.

9) Environmental Liability: Each of Aracruz Celulose and Mucuri Florestal states that: (i) each of the mortgaged real estate properties and the respective businesses and operations conducted therein are in compliance with and have no liability under any applicable Environmental Law; (ii) each of the owners of the mortgaged real estate properties has obtained all Environmental Permits required for the conduct of their businesses, operations and the use of such mortgaged real estate properties in accordance with the Environmental Laws, and all such Environmental Permits are valid and in good standing; and (iii) except as described in the Credit Agreement, there is no Environmental Claim pending or threatened relating to any of the mortgaged real estate properties, and there are no actions, activities, circumstances, conditions, events or incidents that could give grounds for such an Environmental Claim.

10) The parties confirm hereby that the resolutory conditions provided for in the Mortgage Deed and Other Covenants, namely: (i) the execution of the Credit Agreement, and (ii) registration of the mortgage in favor of BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL - BNDES over the real estate property in the City of Guaíba, State of Rio Grande do Sul, where the industrial facilities of Aracruz Celulose are located, including the land, buildings, machinery and equipment installed and in operation therein as a collateral to Agreement No. 06.2.1060.1 executed with that institution on November 26, 2006, are totally fulfilled, so that the security interest created under the Mortgage Deed and Other Covenants shall be considered irrevocable and irretrievable and remain indivisible and enforceable until final and total payment of the obligations resulting from the Credit Agreement.

11) After the end of the term of effectiveness of the agricultural pledge created under the Mortgage Deed and Other Covenants, Aracruz Celulose irrevocably, irretrievably and unconditionally undertakes to keep all eucalyptus wood pending crops or crops under formation for the production of wood pulp cellulose planted in the real estate properties mortgaged by it free and clear from any liens, encumbrances or restrictions of whatever nature except for the Permitted Liens and any sale, transfer, use or disposition permitted under the Credit Agreement and under the Mortgage Deed and Other Covenants.

12) Aracruz Celulose undertakes to provide the georeferencing of the mortgaged real property within the maximum period set forth on the applicable legislation which governs this procedure. Furthermore, Aracruz Celulose also agrees to present to the Collateral Agent, always up to the last business day of [May / June - as the date of the execution of the Amendment and Ratification of Mortgage and Other Covenants] a survey of georeferenced areas as well as its respective procedures that have already been enrolled with the National Institute of Colonization and Agrarian Reform -INCRA so as to obtain their certification or, when applicable, the enrollment certificate of registration of ownership of the property that already contain an annotation of the new description in order to evidence compliance with the above-mentioned georeferencing obligation. In the event of enforcement of the mortgage, in observance to the good faith principle, Aracruz Celulose undertakes to perform all required acts and measures in regard to georeferencing in order to permit the registration acts in relation to adjudication or disposal of the real estate properties in their applicable Real Estate Registry Office. Aracruz Celulose, hereby, grants the necessary powers, even if not specified herein, to the Collateral Agent, if the enforcement of the mortgage takes place and provided that there is no compliance with the georeferencing obligation established herein, to take all necessary measures with the applicable bodies to promote the realization of the georeferencing of the real estate properties and the Collateral Agent is entitled, therefore, to sign any and all documents. In this situation, the expenditure undertaken in connection to such arrangements should be fully disbursed by Aracruz Celulose.

13) By virtue of the large number of real estate properties mortgaged under the Mortgage Deed and Other Covenants, in case there is any imperfection in their description, the parties have requested and hereby expressly agreed to authorize the respective real estate registries that any such event shall be superseded by the characteristics, descriptions and confrontations contained in the corresponding records, in order to comply with the registry principle of objective specialty, as provided for in Federal Law No. 6.015/1973, Articles 176 et seq., so that there shall be no need for another amendment and ratification of the Mortgage Deed and Other Covenants for such reason.

14) Aracruz Celulose undertakes to maintain insurance coverage for the pending crops, or crops in process of formation of eucalyptus wood planted in the real estate properties object of the agricultural pledge according to the Mortgage Deed and Other Covenants against fire and risks, as customary in the business in which Aracruz operates, with recognized insurance companies, and to cause the Collateral Agent, on behalf of the Lenders, to become, and shall at all times maintain the Collateral Agent as, an additional insured under each insurance policy covering the real estate properties object of the agricultural pledge.

15) In case of total or partial expropriation by any Governmental Authority of the mortgaged real estate properties, the rights of Lenders under this mortgage shall be subrogated in the price that may be paid by the Expropriating Authority, to the extent that such expropriation results in an Event of Default under Section 9.1(a) of the Credit Agreement, or to the extent that such expropriation results in an automatic acceleration event under Section 9.1(e), (f) or (g) of the Credit Agreement or upon the occurrence of any other Event of Default to the extent that the Administrative Agent (upon request of the Majority Lenders) declares the acceleration of all amounts due thereunder, which shall be evidenced by means of a written notice sent to the Collateral Agent (together with copy of the notice sent by the Administrative Agent, as required pursuant to Section 9.1 of the Credit Agreement), being the Lenders and Collateral Agent herein and hereby vested with irrevocable and irretrievable powers to receive such proceeds, unless otherwise provided in the Credit Agreement without prejudice of other rights and prerogatives granted to them in this deed, the Mortgage Deed and Other Covenants and shall apply such proceeds in the form set forth in the Credit Agreement. Lenders and Collateral Agent may, further, practice all actions required to full performance of the power of attorney granted to them in this provision, including substitute, in whole or in part, the powers herein granted to them.

16) That Aracruz Celulose undertakes to: (a) pay, when due, all taxes, fees and any charges with their respective fines currently levied or which may be levied in the future on the mortgaged real estate properties and accessories, either by virtue of new laws or interpretation of existing ones, showing, when requested, evidence of each payment to Lenders or the Collateral Agent; (b) timely pay the premiums due in relation to the insurance of the real estate properties object of the agricultural pledge, presenting to Lenders and the Collateral Agent evidence thereof within five (05) days after the deadline for payment of the premium of the respective policies (but always before the expiration of their term of validity); (c) maintain integral the guarantee herein created, taking all steps required to the due conservation and maintenance of the mortgaged real estate properties; (d) within twenty (20) Business Days as of the date of execution hereof provide Lenders and the Collateral Agent with evidence of presentation of this amendment and ratification deed for registration in the records with the competent Real Estate Registries, certifying that this is a first priority security interest, with no concurrence of third parties and that there are no liens, security interests of any nature, pledges, attachments, seizures, or other similar restrictions; (e) provide to the Collateral Agent, within ten (10) Business Days after registration hereof, evidence of such registration; and (f) obtain any and all registrations required to perfect the guarantee over any properties that may be mortgaged in replacement or in addition to those already mortgaged, in accordance with the Credit Agreement and in accordance with Articles 1,425, item I, of the Brazilian Civil Code and deliver to Lenders and the Collateral Agent the corresponding certificates immediately after such registrations.

17) That the Lenders, through the Collateral Agent, to the extent agreed to in the Credit Agreement and in accordance with the provisions thereof, are hereby entitled to inspect, examine or survey the mortgaged real estate properties, on a date and time previously set with Aracruz Celulose or Mucuri Florestal, depending on who is the owner of the property to be inspected.

18) That the amounts the Lenders or the Collateral Agent may potentially spend to pay any taxes levied on the mortgaged real properties that Aracruz Celulose or Mucuri Florestal may fail to pay when due, as well as any reasonable amounts the Lenders may disburse for any other reason, to secure and conserve their rights (including, without limitation, attorneys and experts’ fees and expenses) shall be reimbursed by Aracruz Celulose or by Mucuri Florestal, as the case may be, upon request of the Lenders or Collateral Agent.

19) That the terms and obligations provided for in this amendment and ratification deed, the Mortgage Deed and Other Covenants will mature irrespective of any judicial or extrajudicial notice or notification, which is hereby expressly waived by Aracruz Celulose and Mucuri Florestal, provided that it is in accordance with the terms of the Credit Agreement.

20) All other obligations contained in the Mortgage Deed and Other Covenants shall remain in full force and enforceable and are hereby expressly ratified and confirmed by the parties, and this deed does not constitute novation for purposes of Articles 360 et seq of the Brazilian Civil Code.

21) The parties elect the Courts of the City of Aracruz, in the State of Espírito Santo, to settle any controversies resulting from this deed, with express waiver of any other Court no matter how privileged they may be.

22) By this public deed of rectification and ratification, Aracruz Celulose, Mucuri Florestal and the Notary Public said that, on the occasion of drawn up of the Mortgage Deed and Other Covenants, the following certificates were duly presented:

22.1) Aracruz Celulose presented:

a) - Certificate of Suspended Tax Debt Liability No. [•], provided by the State Revenue Office in Aracruz, executed by [•], Deputy Chief of ARE in Aracruz - functional No. [•], dated [•], valid until [•];

b) - Certificate of Both Suspended Debt Liability Regarding Federal Taxes and Overdue Tax, dated [•], valid until [•], with Control Code [•], issued by the Federal Revenue Office electronically;

c) - Certificate of Suspended Debt Liability Social Security Contributions and Third Parties No. [•] dated [•], valid until [•], issued by the Federal Revenue Office electronically.

22.2) Mucuri Florestal presented:

a) - Certificate of Suspended Tax Debt Liability No. [•], provided by the State Revenue Office in Aracruz, executed by [•], Deputy Chief of ARE in Aracruz - functional No. [•], dated [•], valid until [•];

b) - Certificate of Both Suspended Debt Liability Regarding Federal Taxes and Overdue Tax, dated [•], valid until [•], with Control Code [•], issued by the Federal Revenue Office electronically;

c) - Certificate of Suspended Debt Liability Social Security Contributions and Third Parties No. [•], dated [•], valid until [•], issued by the Federal Revenue Office electronically.

Therefore, the parties rectify referred Mortgage Deed and Other Covenants to consist that such certificates, for having previously been presented, are filed in these notes.

For this reason, Aracruz Celulose and Mucuri Florestal are excused of re-present the certificates mentioned on letters “b” and “c” above, as it authorizes the Federal Law No. 8,212/1991, Article 47, item II, § 6º, “a”.

The parties have said the following: a) they accept this deed in all its express terms, and, b) they hereby authorize Mr. Official of the Real Estate Registry to perform all actions required to the registrations and/or records of this deed. That is what I was told, I certify, upon request of the parties I have drawn up this deed, which was drafted and read in the presence of the parties, who after having agreed to it, have granted and executed same, waiving the presence of witnesses, as authorized by Decision        of the H. Judicial Administrative Department of the State of                       . FORM DOI/SRF WAS ISSUED. I,                                       , the authorized clerk have written it and I                                     , the Notary Public have subscribed and signed it. (a.a)Mr.                         //                                    //Sr.                        //                              //                            //(Duly stamped, amounts collected in currency). NOTHING FURTHER. CERTIFIED COPY MADE IMMEDIATELY. I,                               , authorized clerk, have typed it, and I                    have subscribed and hereinto set my hand and seal.

IN WITNESS WHEREOF.

Aracruz Celulose S.A.

Mucuri Agroflorestal S.A.

GRANTEE:

[BANKS]

herein represented by BNY Mellon Serviços Financeiros
Distribuidora de Títulos e Valores Mobiliáros S.A.

Hon.
PUBLIC NOTARY

EXHIBIT L
to Export Prepayment Facility Agreement and Secured Loan

Aracruz Celulose S.A.

Officer’s Certificate

Reference is made to that certain Export Prepayment Facility Agreement and Secured Loan dated as of May 13, 2009, by and among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A. (“Aracruz”), Alicia Papéis S.A. and Aracruz Celulose (USA) Inc., as the Guarantors, and the Lenders and Agents (as defined therein) (the “Credit Agreement”).

In connection with and as a condition to the consummation of the expected exchange of [Exchanged Asset], [brief description of Exchanged Asset] (the “Exchanged Asset”), for [New Asset], [brief description of the New Asset] (the “New Asset”), which exchange is expected to take place on or about [date], I,                                                                            , Chief Financial Officer of Aracruz, pursuant to Section 8.18(c)(i) of the Credit Agreement hereby certify that:

(a) as demonstrated below, the total cash flow projected to be generated by the New Asset is not less than the total cash flow projected to be generated by the Exchanged Asset for the remaining life of the loans under the Credit Agreement:

Projected Cash Flow
(in millions of USD)

	2009	2010	2011	2012	2013	2014	2015	2016	2017	Total
Exchanged Asset
New Asset

[Note: Chart to be revised to show only remaining years as of the time of the asset exchange described herein.]

(b) all material assumptions underlying such cash flow projections are attached hereto as Annex A;

(c) the New Asset has an expected useful life of          years, which is not less than the expected useful life of the Exchanged Asset (which is          years); and

(d) such cash flow projections and useful life estimates were prepared in good faith based on assumptions reasonable at the time of their preparation.

IN WITNESS WHEREOF, I have hereunto signed my name and caused this certificate to be executed.

Dated:

Name:
	Title:	Chief Financial Officer

2

EXHIBIT M
to Export Prepayment Facility Agreement and Secured Loan

Aracruz Celulose S.A.

Officer’s Certificate

Reference is made to that certain Export Prepayment Facility Agreement and Secured Loan dated as of May 13, 2009, by and among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A. (“Aracruz”), Alicia Papéis S.A. and Aracruz Celulose (USA) Inc., as the Guarantors, and the Lenders and Agents (as defined therein) (the “Credit Agreement”).

In connection with and as a condition of the commencement of [Approved CAPEX Project], [brief description of Approved CAPEX Project], an Approved CAPEX Project as defined in the Credit Agreement (the “Approved CAPEX Project”), I,                                           , Chief Financial Officer of Aracruz, pursuant to Section 8.19(c) of the Credit Agreement, hereby certify that:

(a) the aggregate expected cost of the Approved CAPEX Project is [U.S.$][R$]        ;

(b) the Approved CAPEX Project is being financed with [U.S.$][R$]            of Permitted Investment CAPEX Debt (as defined in the Credit Agreement), the principal terms of which are described in Annex A(1) [and with [U.S.$][R$]            from [describe any other funding source], the principal terms of which are described in Annex B;]

(c) the projected construction and operation schedule for the Approved CAPEX Project is attached hereto as Annex C;

(d) the Debt to Adjusted EBITDA Ratio (as defined in the Credit Agreement) does not, and is not during the expected term of such Approved CAPEX Project projected to, exceed 4.5:1.0, as demonstrated below:

Projected Debt to Adjusted EBITDA Ratio(2)

	2009	2010	2011	2012	2013	2014	2015	2016	2017
Projected Debt
Projected Adjusted EBITDA
Projected Debt to Adjusted EBITDA Ratio

(1) Annex A to include schedule and pricing terms of loans (including, without limitation, interest rate, amortization schedule and a description of any PIK or PIK toggle feature).

(2) To be calculated with reference to the definition of the Debt to Adjusted EBITDA Ratio in the Credit Agreement.

(e) all material assumptions underlying such projections are attached hereto as Annex D; and

(f) the projections set forth above were prepared in good faith based on assumptions reasonable at the time of their preparation.

IN WITNESS WHEREOF, I have hereunto signed my name and caused this certificate to be executed.

Dated:

Name:
	Title:	Chief Financial Officer

2

EXHIBIT N
to Export Prepayment Facility Agreement and Secured Loan

FORM OF FACILITY INCREASE AMENDMENT

This Facility Increase Amendment, dated as of                     , 20 [    ] (the “Facility Increase Amendment”), hereby amends the Export Prepayment Facility Agreement and Secured Loan, dated as of May 13, 2009 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Aracruz Trading International Ltd., as Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as Guarantors, the Lenders as defined therein (the “Lenders”), Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

WHEREAS, the Borrower and the Guarantors wish to increase the aggregate amount of the Loans under the Credit Agreement in accordance with the terms thereof;

NOW THEREFORE, [ADDITIONAL BILATERAL LENDER] (the “Additional Lender”), the Borrower, the Guarantor and the Administrative Agent hereby agree as follows:

SECTION 1. Loan. Subject to the terms and conditions hereof and of the Credit Agreement and relying upon the representations and warranties set forth in the Credit Agreement, the Additional Lender hereby agrees to extend a Loan to the Borrower in [a principal amount not greater than the principal amount of such Additional Lender’s Additional Bilateral Debt] [a principal amount of U.S.$[•](1)], in exchange for the assignment of [all / [amount of partial assignment]] of such Additional Lender’s (or its Affiliate’s) Additional Bilateral Debt to the Borrower, and the Borrower hereby agrees to such assignment and exchange. [If the Closing Date has already occurred, the following sentence should also be included: As of the date on which all conditions precedent set forth in Section 4 are satisfied, such Additional Lender’s Loan shall be governed by the terms and conditions of the Credit Agreement (as amended hereby) and [the] [such portion of such] Additional Bilateral Debt assigned hereby to the Borrower shall be deemed to be amended and restated pursuant to the terms of the Export Finance Agreement.]

SECTION 2. Amendments to Credit Agreement and Ancillary Documents.

(a) Effective as of the date hereof, the Additional Lender shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and each reference therein to “Lender” shall include the Additional Lender.

[If the Closing Date has already occurred, the following clause should also be included:

(1) Such amount to be not greater than such Additional Lender’s Additional Bilateral Debt.

(b) Promptly (and in any event no event later than ten (10) days) following the date hereof, the Administrative Agent shall amend the Amortization Schedule set forth in Schedule 1 of the Credit Agreement to reflect the incurrence of any Additional Loan hererunder.]

[(b)][(c)] For the avoidance of doubt, each Guarantor hereby confirms that its obligation to provide its guaranty under Article XI of the Credit Agreement and the Brazilian Guarantee shall include the Borrower’s obligations to the Additional Lender.

[If the Closing Date has already occurred, the following clause should also be included:

(d) Simultaneously upon becoming a party to the Credit Agreement, the Additional Lender agrees (for itself and its Affiliates) that any defaults or events of default [under the Additional Lender’s Additional Bilateral Debt] [in connection with the portion of the Additional Lender’s Additional Bilateral Debt] being assigned to the Borrower hereby shall be deemed to be waived by such Additional Lender (for itself and its Affiliates).]

SECTION 3. Representations and Warranties. Each Obligor represents and warrants to the Administrative Agent and the Additional Lender that (a) each of the representations and warranties in Article VII of the Credit Agreement is true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, provided that if such representations and warranties were expressly stated to be true and correct as of the date of the Credit Agreement, they shall be deemed repeated and shall be true and correct as of the date hereof as if made on such date, and provided further that Section 7.6 of the Credit Agreement shall be updated to refer to the last day of the most recent Fiscal Quarter for which audited consolidated financial statements of Aracruz Celulose have been delivered to the Administrative Agent, and (b) there has been no amendment or modification to its Organizational Documents or resolutions duly adopted by its board of directors authorizing the execution, delivery and performance of the Loan Documents since, in each case, the date such corporate documents were previously delivered to the Administrative Agent in accordance with the conditions precedent set forth in the Credit Agreement.(2)

[If the Closing Date has already occurred, the following section should be included:

SECTION 4. Conditions Precedent. The effectiveness of this Facility Increase Amendment will be subject to the fulfillment to the reasonable satisfaction of the Additional Lender of the following conditions, and the receipt by the Administrative Agent of the following documents, each in form and substance satisfactory to the Additional Lender:

(a) Facility Increase Amendment. This Facility Increase Amendment, duly executed and delivered by the parties hereto.

(2) Note: The relevant resolutions may need to be amended due to the increase of the facility. If there have been amendments to corporate documents, this Form of Amendment to be revised to include certification and delivery of such revised corporate document as condition precedent.

N-2

(b) Notes. The Additional Lender shall have received the Notes with respect to the Additional Lender’s Loan, duly executed by the parties thereto.

(c) Certificates. A certificate signed by the Chief Financial Officer of Aracruz Celulose, on behalf of Aracruz Celulose and each other Obligor, dated as of the date hereof, to the effect that: (A) all representations and warranties made by each Obligor contained in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, (B) each of such Obligor is in compliance with all of their respective covenants and agreements contained in any Loan Document to which it is a party, (C) no Default or Event of Default exists, and (D) as to the authority, incumbency and specimen signatures of the individuals who have executed the Facility Increase Amendment and Notes delivered in connection herewith and other documents contemplated hereby on behalf of such Obligor; provided that such certificate shall only be required if any such officer’s incumbency and specimen signature was not certified in the original incumbency certificates previously delivered pursuant to Section 6.1(f) of the Credit Agreement.

(d) Interest. Evidence of payment of all accrued and unpaid interest on the Additional Bilateral Debt being amended hereby.]

SECTION [5.]. Amendment Limited. This Facility Increase Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement. The terms and conditions of the Credit Agreement, as amended by this Amendment, constitute the entire agreement and understanding of the parties hereto with respect to its subject matter and supersede all oral communications and prior writings with respect thereto.

SECTION [6.] Governing Law. This Facility Increase Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction).

N-3

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER	Aracruz Trading International Ltd.

By
Name:
Title:

By
Name:
Title:

GUARANTOR	Aracruz Celulose S.A. By

By
Name:
Title:

By
Name:
Title:

GUARANTOR	Aracruz Celulose (USA), Inc.

By
Name:
Title:

By
Name:
Title:

GUARANTOR	Alícia Papéis S.A.

By
Name:
Title:

By
Name:
Title:

Signature Page to Facility Increase Amendment

ADDITIONAL LENDER	[NAME OF ADDITIONAL LENDER]

By
Name:
Title:

By
Name:
Title:

Signature Page to Facility Increase Amendment

ADMINISTRATIVE AGENT	Deutsche Bank Trust Company Americas

By
Name:
Title:

By
Name:
Title:

Signature Page to Facility Increase Amendment

EXHIBIT O
to Export Prepayment Facility Agreement and Secured Loan

ARACRUZ CELULOSE S.A.,

as Borrower,

the SHAREHOLDER LENDER party hereto,
as Lender,

and

Deutsche Bank Trust Company Americas,
as Administrative Agent for the Senior Lenders

SHAREHOLDER LOAN AND SUBORDINATION AGREEMENT

		Page

	ARTICLE I
	DEFINITIONS

Section 1.1	Certain Defined Terms	1

	ARTICLE II
	INTEREST AND PAYMENTS

Section 2.1	Borrowing	2
Section 2.2	Interest	2
Section 2.3	Payments in Brazilian Reais	3

	ARTICLE III
	SUBORDINATION

Section 3.1	Subordination	3
Section 3.2	Rights of Subrogation	5

	ARTICLE IV
	REPRESENTATIONS

Section 4.1	Existence, Power and Authority	6
Section 4.2	Due Authorization, Etc	6
Section 4.3	No Conflicts	6
Section 4.4	No Additional Authorization Required	6

	ARTICLE V
	EVENTS OF DEFAULT AND REMEDIES

Section 5.1	Events of Default	6
Section 5.2	Remedies	7

	ARTICLE VI
	TAXES

Section 6.1	Payments Free and Clear	7

	ARTICLE VII
	MISCELLANEOUS

Section 7.1	Successors and Assigns; Third Party Beneficiaries	7

i

ii

THIS SHAREHOLDER LOAN AND SUBORDINATION AGREEMENT is made as of                           , among Aracruz Celulose S.A. (the “Borrower”), a Brazilian corporation, with its principal place of business at Rodovia Aracruz/Barra do Riacho, Km 25, s/n, in the City of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61,                                              , [insert full qualification], a shareholder of the Borrower (such shareholder, together with its successors and permitted assigns, the “Shareholder Lender”), and Deutsche Bank Trust Company Americas, [insert full qualification] (the “Administrative Agent”) as Administrative Agent for the Senior Lenders (as defined below).

RECITALS

WHEREAS, on                              , the Borrower paid [dividends/interest on Capital Stock] to the Shareholder Lender in an amount of R$                   (the “Distribution”);

WHEREAS, pursuant to Section 8.20 of the Senior Credit Agreement (as defined below), the Shareholder Lender is required to reinvest in the Borrower monies received in respect of dividends of, and other distributions paid by, the Borrower;

WHEREAS, pursuant to Section 8.20(b) of the Senior Credit Agreement, such reinvestment may be carried out in the form of one or more Shareholder Subordinated Loans (as defined in the Senior Credit Agreement);

WHEREAS, the Borrower and the Senior Lenders have agreed that any such Shareholder Subordinated Loan shall be subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the Senior Debt Obligations (as defined below);

WHEREAS, the Shareholder Lender desires to grant a Subordinated Shareholder Loan to the Borrower in order to reinvest in the Borrower the proceeds from the Distribution, in accordance with the provisions of the Senior Credit Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used (but not defined) in this Agreement shall have the meanings given thereto in the Senior Credit Agreement. The following terms have the meanings opposite them:

“Administrative Agent” has the meaning set forth in the preamble.

“Agreement” means this Shareholder Loan and Subordination Agreement, as amended, supplemented or otherwise modified pursuant to the terms hereof.

1

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in São Paulo, Brazil, and, with respect to any payments or other transfers made to the Administrative Agent under this Agreement, a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York.

“Maturity Date” means                 ; provided that, if the Maturity Date would occur on or prior to the Release Date, the Maturity Date shall be automatically, without any action of the parties hereto, be extended to the date that is one day after the Release Date or, if such a day is not a Business Day, the next Business Day thereafter.

“Release Date” means the date on which the Senior Debt Obligations are paid in full.

“Shareholder Lender” has the meaning set forth in the preamble.

“Senior Credit Agreement” means the Aracruz Export Prepayment Facility Agreement and Secured Loan, dated May 13, 2009, among Aracruz Trading International, Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as the Guarantors, the Administrative Agent, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobliliarios S.A., as the Brazil Collateral Agent, and the Senior Lenders, as amended, supplemented or otherwise modified from time to time pursuant to the terms thereof.

“Senior Debt Obligations” means the obligations of Aracruz Trading International Ltd. and the Guarantors to the Senior Lenders pursuant to the Senior Credit Agreement and any other Loan Document.

“Senior Lenders” means the lenders party to the Senior Credit Agreement, including their successors and permitted assigns.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Shareholder Lender, the Borrower and the Administrative Agent, attached hereto as Exhibit A.

“Subordinated Loan” has the meaning set forth in Section 2.1.

ARTICLE II
INTEREST AND PAYMENTS

Section 2.1 Borrowing. Subject to the terms and conditions hereof, the Shareholder Lender agrees to make a term loan denominated in Brazilian Reais (the “Subordinated Loan”) to the Borrower on the date hereof in an aggregate principal amount of R$            . The Subordinated Loan shall be repaid on the Maturity Date (subject to Section 3.1(b)).

Section 2.2 Interest. The principal amount of the Subordinated Loan shall bear interest for each day from the date hereof until the date the principal amount of the Subordinated Loan is paid in full, at [the applicable market rate as of the date of the Shareholder Loan] Interest shall accrue on a daily basis and shall be prorated on the basis of a 360-day year for the actual number of days in the relevant interest period. Until the Release Date, interest on the outstanding principal amount of the Subordinated Loan shall be capitalized on each annual anniversary of the Shareholder Loan in the form of an increase in the outstanding principal amount of the Subordinated Loan (the “PIK Interest”). Following the Release Date but prior to the date on which the Subordinated Loan has been fully repaid, interest with respect to any interest period beginning on or after the Release Date shall be paid in cash quarterly pursuant to the terms of Section 2.3.

Section 2.3 Payments in Brazilian Reais. All payments of principal of and (after the Release Date in accordance with the terms of this Agreement) interest on the Subordinated Loan shall be made in Brazilian Reais on the date when due in immediately available funds at a bank in São Paulo, Brazil or such other place specified by the Shareholder Lender from time to time. Whenever any payment of principal of, or interest on, the Subordinated Loan shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

ARTICLE III
SUBORDINATION

Section 3.1 Subordination.

(a) Each of the Shareholder Lender and the Borrower agrees, for itself, and, in the case of the Shareholder Lender, for each future holder of the Subordinated Loan, that the Subordinated Loan is expressly “subordinate and junior in right of payment” (as that phrase is defined in Section 3.1(b) below) to all Senior Debt Obligations.

(b) “Subordinate and junior in right of payment” means that no part of the Subordinated Loan shall have any claim to the assets of the Borrower or any of its Subsidiaries or Affiliates on a parity with or prior to the claim of the Senior Debt Obligations.

(c) The credit held by the Shareholder Lender under this Agreement is considered, for all legal purposes, a subordinated credit (crédito subordinado) against the Borrower, pursuant to the terms of article 83, item VIII, letter “a”, of Law No. 11,101, of February 9, 2005 (the Brazilian Bankruptcy Law).

(d) Prior to the Release Date, without the express prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, the Shareholder Lender shall not take, demand or receive from the Borrower or any of its Subsidiaries or Affiliates, and the Borrower shall not, and shall cause its Subsidiaries and Affiliates not to, make, give or permit any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or in respect of the Subordinated Loan; provided, however, that, notwithstanding the foregoing or any other provision hereof, the Borrower may, at any time, make payments of PIK Interest in accordance with Section 2.2 above; provided further, that, notwithstanding any other provision of this Agreement, if and to the extent such payment is not prohibited under Section 8.22 of the Senior Credit Agreement (or any successor provision), the Borrower may, without premium or penalty, redeem, purchase, pay or repay any principal or accrued interest under the Subordinated Loan, upon at least three Business Days’ notice to the Shareholder Lender.

(e) The expressions “prior payment in full,” “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Senior Debt Obligations shall mean the payment in full, in immediately available funds, of all of the Senior Debt Obligations (other than contingent obligations (including contingent obligations of indemnification) for which no claim has been asserted (and otherwise not satisfied) that survives termination of the Senior Credit Agreement) in accordance with the terms of the Senior Credit Agreement.

(f) Prior to the Release Date, neither the Borrower nor the Shareholder Lender shall (i) without the prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, amend, modify or supplement any provision of this Agreement in a manner that increases the rate of interest payable on, or otherwise alters the formulation of any interest rate applicable to, the Subordinated Loan to a rate greater than the applicable market rate as of the date hereof, increases the amount of any fees or other amounts due hereunder, or accelerates the time for payment of any principal, interest, fees, or other amounts due hereunder, or (ii) exercise any right, power, privilege (other than any right, power or privilege expressly granted to any Shareholder Lender under this Agreement or other related documents) or any remedy hereunder (including acceleration) or at law or in equity, in respect of the Subordinated Loan.

(g) The Shareholder Lender and the Borrower agree that, upon the occurrence of any of the Events of Default described in Section 5.1(c) or Section 5.1(d) of this Agreement (each such event, a “Proceeding”):

(i) all Senior Debt Obligations shall be paid in full before any payment or distribution of whatever kind or nature is made with respect to the Subordinated Loan; and

(ii) any payment or distribution of assets of the Borrower, whether in cash, property or securities, to which the Shareholder Lender would be entitled in respect of the Subordinated Loan shall be paid or delivered by the Borrower, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, directly to the Administrative Agent, to the extent necessary to pay in full all Senior Debt Obligations, before any payment or distribution of any kind or nature shall be made to the Shareholder Lender in respect of the Subordinated Loan.

(h) If any payment or distribution, whether consisting of money, property or securities, shall be collected or received by the Shareholder Lender in respect of the Subordinated Loan, except payments permitted to be made pursuant to Section 3.1(c) above, the Shareholder Lender shall, as soon as practicable, deliver the same to the Administrative Agent in U.S. Dollars, duly indorsed to the Administrative Agent, if required, to be applied to the payment or prepayment of the Senior Debt Obligations until the Senior Debt Obligations are paid in full. Until so delivered, funds in the amount of such payment or distribution shall be held in trust by the Shareholder Lender as the property of the Administrative Agent, for the benefit of the Senior Lenders, segregated from other funds and property held by the Shareholder Lender.

(i) In furtherance of the subordination, the Shareholder Lender further agrees that, if any Proceeding is commenced by or against the Borrower, the Administrative Agent (on behalf of the Senior Lenders) is hereby irrevocably authorized and empowered (in its own name or in the name of the Shareholder Lender or the Administrative Agent or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Loan in any Proceeding (including any payment that may be payable by any reason of any other indebtedness of the Borrower being subordinated to payment of the Subordinated Loan) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Loan or enforcing any security interest or other lien securing payment of the Subordinated Loan) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lenders or Administrative Agent hereunder and the Shareholder Lender or Administrative Agent shall duly and promptly take such action as any of the Senior Lenders may reasonably request to the extent permitted by Applicable Law to collect the Subordinated Loan for the account of the Senior Lenders and Administrative Agent and to file appropriate claims or proofs of claim in respect of the Subordinated Loan, to execute and deliver to the Administrative Agent, on behalf of the Senior Lenders, such powers of attorney, assignments, or other instruments as the Senior Lenders or Administrative Agent may reasonably request and that are required in order to enable the Administrative Agent (on behalf of the Senior Lenders) to enforce any and all claims with respect to, and to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Loan.

(j) The Administrative Agent is hereby authorized to demand specific performance of this Agreement at the request of the Majority Lenders, in each case at any time that either the Borrower or the Shareholder Lender shall have failed to comply with any of the provisions hereof applicable to it. The Shareholder Lender hereby irrevocably waives any defense based on the adequacy of the remedy at law, which might be asserted as a bar to such remedy of specific performance.

(k) The Shareholder Lender further agrees that the Subordinated Loan shall also be subordinated in the right of payment to the Senior Debt Obligations, to the extent and in the manner set forth in the Subordination Agreement attached hereto as Exhibit A, which is being executed and delivered by the parties hereto simultaneous to the execution and as a condition to the effectiveness of this Agreement.

(l) On or prior to the date hereof and as a condition to the effectiveness of this Agreement, the Shareholder Lender has delivered to the Administrative Agent (for distribution to the Lenders) a legal opinion of special Brazilian counsel and special New York counsel to the Shareholder Lender customary in form and substance and with qualifications and assumptions customary for an opinion rendered in the international financing markets confirming that this Agreement and the Subordination Agreement represent valid, binding and enforceable obligations of the Shareholder Lender under the law of Brazil and the law of the State of New York, respectively.

Section 3.2 Rights of Subrogation. The Shareholder Lender agrees that no payment or distribution to the Senior Lenders pursuant to the provisions of this Agreement shall entitle the Shareholder Lender to exercise any right of subrogation in respect thereof until the Senior Debt Obligations shall have been paid in full. Upon payment in full of the Senior Debt Obligations, the Shareholder Lender shall be subrogated to the rights of the Senior Lenders with respect to any payment or distribution by or on behalf of the Shareholder Lender to the Senior Lenders pursuant to the terms hereof to the fullest extent permitted by Applicable Law.

ARTICLE IV
REPRESENTATIONS

The Borrower makes the following representations and warranties on the date hereof:

Section 4.1 Existence, Power and Authority. The Borrower is a sociedade anônima duly incorporated and validly existing under the laws of Brazil and has the corporate power to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations hereunder.

Section 4.2 Due Authorization, Etc. This Agreement and the Subordination Agreement have been duly authorized and executed by the Borrower and constitute a valid and legally binding obligation of the Borrower, enforceable in accordance with its term except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, falência or other similar laws relating to or affecting the enforcement of creditors’ rights generally and as may be limited by general equitable principles.

Section 4.3 No Conflicts. Neither the making of this Agreement or the Subordination Agreement nor the compliance with the terms hereof or thereof will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or required any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party, or violate any of the terms or provisions of the Borrower’s organizational documents or any authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower.

Section 4.4 No Additional Authorization Required. The Borrower has obtained all authorizations necessary to perform the obligations set forth in this Agreement and the Subordination Agreement.

[BORROWER AND SHAREHOLDER LENDER MAY NEGOTIATE FURTHER REPRESENTATIONS.]

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

Section 5.1 Events of Default. Each of the following events is herein called an “Event of Default”:

(a) (i) any payment of any principal on the Subordinated Loan shall not be paid in full when due or (ii) the Borrower shall fail to pay in full for three Business Days or more any interest, fee or any other amount;

(b) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(c) the Borrower shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, administrator, liquidator or similar Person of itself or of all or any substantial part of its Property; (ii) make a general assignment for the benefit of its creditors; (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts; or (iv) take any corporate action for the purpose of effecting any of the foregoing;

(d) a proceeding or case shall be commenced against the Borrower, without its application or consent, seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts; (ii) the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar person of it or of all or any substantial part of its property; or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution or winding up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; and

(e) the Subordination Agreement entered into in connection with this Agreement shall cease to be in full force and effect for any reason prior to the Release Date.

Section 5.2 Remedies. If an Event of Default specified hereunder shall have occurred and be continuing, then the Shareholder Lender (to the extent it is not prohibited to do so hereunder pursuant to Section 3.1(g)(ii)) or any Senior Lender or the Administrative Agent (to the extent such Senior Lender or the Administrative Agent is permitted to do so pursuant to Section 3.1(i)) may declare an Event of Default hereunder, and may declare the unpaid principal amount of the Subordinated Loan and any accrued interest thereon to be immediately due and payable, and upon any such declaration the Subordinated Loan shall become immediately due and payable.

ARTICLE VI
TAXES

Section 6.1 Payments Free and Clear. Unless otherwise required by Applicable Law, all payments on account of the principal and interest on the Subordinated Loan, and fees and all other amounts payable hereunder by the Borrower to the Shareholder Lender shall be made after the deduction of any applicable Taxes.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns;

provided, however, that the Shareholder Lender may not assign or transfer any of its rights or interests in or under this Agreement or delegate any of its obligations under this Agreement without (i) the prior written consent of the Administrative Agent (acting with Majority Lender consent) (and any such attempted assignment or transfer by the Shareholder Lender without such prior written consent shall be null and void ab initio) and (ii) such assignee or transferee agreeing to be bound by this Agreement in a writing satisfactory to the Administrative Agent (acting with Majority Lender consent); provided further that notwithstanding the foregoing proviso, the Shareholder Lender may assign or transfer any of its rights or interests in or under this Agreement to any of its Affiliates. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, the Senior Lenders and their respective permitted successors and assigns pursuant to the terms of the Senior Credit Agreement (all of which, if not parties hereto, are third-party beneficiaries hereof for purposes of enforcing their respective rights hereunder).

Section 7.2 Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

Section 7.3 Waiver. No failure on the part of either the Administrative Agent or the Senior Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by Applicable Law.

Section 7.4 Partial Invalidity. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

Section 7.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so execute and delivered shall be an original, but all of which shall together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 7.6 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests, consents or demands under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient as follows:

If to the Borrower:

Aracruz Celulose S.A.

Attention: Chief Financial Officer, with a copy to General Counsel

Av. Brigadeiro Faria Lima, n° 2277, 4° andar

Jardim Paulistano

01452-000 São Paulo- SP

Brazil

Facsimile: +55 11 3301 4202

Telephone: +55 11 3301 4111

If to the Shareholder Lender, see Schedule 1, as such schedule shall be amended and supplemented from time to time by written notice of the Shareholder Lender.

If to the Administrative Agent, see Schedule 2, as such schedule shall be amended and supplemented from time to time by written notice of the Administrative Agent.

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Any agreement herein of the Shareholder Lender to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Borrower. The Administrative Agent and Shareholder Lender shall (absent gross negligence or willful misconduct) be entitled to rely upon the authority of any Person purporting to be authorized by the Borrower or any other Person on account of any action taken or not taken by the Shareholder Lender in reliance upon any such notice.

Section 7.7 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as otherwise provided, (a) all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof, and (b) in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement and (absent manifest error) control the meaning of the matters set forth therein.

Section 7.8 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

Section 7.9 Specific Performance. This Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with the provisions of item II of article 585 of the Brazilian Code of Civil Procedure.

ARTICLE VIII
GOVERNING LAW AND JURISDICTION

Section 8.1 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereto irrevocably and unconditionally agree to submit to the competent courts in the city of São Paulo, State of São Paulo, Brazil, any disputes arising out of or resulting from this Agreement with express waiver to any other court, no matter how privileged it may be.

Section 8.2 Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

,
as Shareholder Lender:

By:
Name:
Title:

By:
Name:
Title:

ARACRUZ CELULOSE S.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

Signature Page to Shareholder Loan and Subordination Agreement

Schedule 1
to Shareholder Loan and Subordination Agreement

NOTICE ADDRESS OF SHAREHOLDER LENDER

[Name of Shareholder Lender]

[Address]

Facsimile No.:

Attention:

Schedule 2
to Shareholder Loan and Subordination Agreement

NOTICE ADDRESS OF ADMINISTRATIVE AGENT

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street

Mailstop: NYC60-2710

New York, NY 10005

Attention: Project Finance Team Deal Manager - Aracruz

Facsimile No. : + 1 732-578-4636

EXHIBIT A
to Shareholder Loan and Subordination Agreement

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT is made as of                      , among Aracruz Celulose S.A. (the “Borrower”), [Shareholder], a shareholder of the Borrower (such shareholder, together with its successors and permitted assigns, the “Shareholder Lender”) and Deutsche Bank Trust Company Americas, as Administrative Agent for the Senior Lenders (as defined below).

RECITALS

WHEREAS, on                  , the Borrower paid [dividends/interest on Capital Stock] to the Shareholder Lender in an amount of R$           (the “Distribution”);

WHEREAS, pursuant to Section 8.20 of the Senior Credit Agreement (as defined below), the Shareholder Lender is required to reinvest in the Borrower monies received in respect of dividends of, and other distributions paid by, the Borrower (including the Distribution);

WHEREAS, pursuant to Section 8.20(b) of the Senior Credit Agreement, such reinvestment may be carried out in the form of one or more Shareholder Subordinated Loans (as defined in the Senior Credit Agreement);

WHEREAS, the Shareholder Lender, the Borrower and the Administrative Agent entered into a Shareholder Loan and Subordination Agreement dated                            (the “Shareholder Loan Agreement”) governing the Shareholder Lender’s Subordinated Loan to the Borrower in order to reinvest in the Borrower the proceeds from the Distribution, in accordance with the provisions of the Senior Credit Agreement; and

WHEREAS, the Borrower and the Senior Lenders have also agreed that any such Shareholder Subordinated Loan shall be subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the Senior Debt Obligations (as defined below);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. Capitalized terms used (but not defined) in this Agreement shall have the meanings given thereto in the Senior Credit Agreement. The following terms have the meanings opposite them:

“Agreement” means this Subordination Agreement, as amended, supplemented or otherwise modified pursuant to the terms hereof.

“PIK Interest” means interest on the outstanding principal amount of any Subordinated Loan paid in kind in the form of an increase in the outstanding principal amount of such Subordinated Loan.

“Proceeding” means either (a) if the Borrower (i) shall apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, administrator, liquidator or other similar Person of itself or of all or any substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts or (iv) take any corporate action for the purpose of effecting any of the foregoing; or (b) a proceeding or case shall be commenced against the Borrower, without its application or consent, seeking: (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, administrator, liquidator or similar person of it or of all or any substantial part of its property or (iii) similar relief in respect of it under any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts, and such proceeding or case shall continue undismissed or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of 60 or more days.

“Release Date” means the date on which the Senior Debt Obligations are paid in full.

“Senior Credit Agreement” means the Export Prepayment Facility Agreement and Secured Loan, dated May 13, 2009, among Aracruz Trading International, Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A. and Aracruz Celulose (USA), Inc., as the Guarantors, the Senior Lenders, the Administrative Agent, as Administrative Agent, The Bank of New York Mellon, as US Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Titulos e Valores Mobiliarios S.A., as the Brazil Collateral Agent, as amended, supplemented or otherwise modified from time to time pursuant to the terms thereof.

“Senior Debt Obligations” means the obligations of Aracruz Trading International Ltd and the Guarantors to the Senior Lenders pursuant to the Senior Credit Agreement and any other Loan Document.

“Senior Lenders” means the lenders party to the Senior Credit Agreement, including their successors and permitted assigns.

“Subordinated Loan” means the loan made by the Shareholder Lender pursuant to the Shareholder Loan Agreement and in accordance with Section 8.20 of the Credit Agreement (or any successor provision).

ARTICLE II
SUBORDINATION

Section 2.1 Subordination.

(a) Each of the Shareholder Lender and the Borrower agrees, for itself, and, in the case of the Shareholder Lender, for each future holder of the Subordinated Loan, that the Subordinated Loan is expressly “subordinate and junior in right of payment” (as that phrase is defined in Section 2.1(b) below) to all Senior Debt Obligations.

(b) “Subordinate and junior in right of payment” means that no part of the Subordinated Loan shall have any claim to the assets of the Borrower or any of its Subsidiaries or Affiliates on a parity with or prior to the claim of the Senior Debt Obligations.

(c) Prior to the Release Date, without the express prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, the Shareholder Lender shall not take, demand or receive from the Borrower or any of its Subsidiaries or Affiliates, and the Borrower shall not, and shall cause its Subsidiaries and Affiliates not to, make, give or permit any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or in respect of the Subordinated Loan; provided, however, that, notwithstanding the foregoing or any other provision hereof, the Borrower may, at any time, make payments of PIK Interest in accordance with Section 2.2 of the Shareholder Loan Agreement; provided further, that, notwithstanding any other provision of this Agreement, if and to the extent such payment is not prohibited under Section 8.22 of the Senior Credit Agreement (or any successor provision), the Borrower may, without premium or penalty, redeem, purchase, pay or repay any principal or accrued interest under the Subordinated Loan, upon at least three Business Days’ notice to the Shareholder Lender.

(d) The expressions “prior payment in full,” “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Senior Debt Obligations shall mean the payment in full, in immediately available funds, of all of the Senior Debt Obligations (other than contingent obligations (including contingent obligations of indemnification) for which no claim has been asserted (and otherwise not satisfied) that survives termination of the Senior Credit Agreement) in accordance with the terms of the Senior Credit Agreement.

(e) Prior to the Release Date, neither the Borrower nor the Shareholder Lender shall (i) without the prior written consent of the Administrative Agent, acting at the direction of the Majority Lenders, amend, modify or supplement any provision of the Shareholder Loan Agreement in a manner that increases the rate of interest payable on, or otherwise alters the formulation of any interest rate applicable to, the Subordinated Loan to a rate greater than the applicable market rate as of the date hereof, increases the amount of any fees or other amounts due under the Shareholder Loan Agreement, or accelerates the time for payment of any principal, interest, fees, or other amounts due under the Shareholder Loan Agreement, or (ii) exercise any right, power, privilege (other than any right, power or privilege expressly granted to any Shareholder Lender under this Agreement, the Shareholder Loan Agreement or other related documents) or any remedy hereunder or thereunder (including acceleration) or at law or in equity, in respect of the Subordinated Loan.

(f) The Shareholder Lender and the Borrower agree that, upon the occurrence of any Proceeding:

(i) all Senior Debt Obligations shall be paid in full before any payment or distribution of whatever kind or nature is made with respect to the Subordinated Loan; and

(ii) any payment or distribution of assets of the Borrower, whether in cash, property or securities, to which the Shareholder Lender would be entitled in respect of the Subordinated Loan shall be paid or delivered by the Borrower, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, directly to the Administrative Agent, to the extent necessary to pay in full all Senior Debt Obligations, before any payment or distribution of any kind or nature shall be made to the Shareholder Lender in respect of the Subordinated Loan.

(g) If any payment or distribution, whether consisting of money, property or securities, shall be collected or received by the Shareholder Lender in respect of the Subordinated Loan, except payments permitted to be made pursuant to Section 2.1(c) above, the Shareholder Lender shall, as soon as practicable, deliver the same to the Administrative Agent, in U.S. Dollars, duly indorsed to the Administrative Agent, if required, to be applied to the payment or prepayment of the Senior Debt Obligations until the Senior Debt Obligations are paid in full. Until so delivered, funds in the amount of such payment or distribution shall be held in trust by the Shareholder Lender as the property of the Administrative Agent, for the benefit of the Senior Lenders, segregated from other funds and property held by the Shareholder Lender.

(h) In furtherance of the subordination, the Shareholder Lender further agrees that, if any Proceeding is commenced by or against the Borrower, the Administrative Agent (on behalf of the Senior Lenders) is hereby irrevocably authorized and empowered (in its own name or in the name of the Shareholder Lender or the Administrative Agent or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Loan in any Proceeding (including any payment that may be payable by any reason of any other indebtedness of the Borrower being subordinated to payment of the Subordinated Loan) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Loan or enforcing any security interest or other lien securing payment of the Subordinated Loan) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lenders or Administrative Agent hereunder and the Shareholder Lender or Administrative Agent shall duly and promptly take such action as any of the Senior Lenders may reasonably request to the extent permitted by Applicable Law to collect the Subordinated Loan for the account of the Senior Lenders and Administrative Agent and to file appropriate claims or proofs of claim in respect of the Subordinated Loan, to execute and deliver to the Administrative

Agent, on behalf of the Senior Lenders, such powers of attorney, assignments, or other instruments as the Senior Lenders or Administrative Agent may reasonably request and that are required in order to enable the Administrative Agent (on behalf of the Senior Lenders) to enforce any and all claims with respect to, and to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Loan.

(i) The Administrative Agent is hereby authorized to demand specific performance of this Agreement and the Shareholder Loan Agreement at the request of the Majority Lenders, in each case at any time that either the Borrower or the Shareholder Lender shall have failed to comply with any of the provisions of this Agreement or the Shareholder Loan Agreement applicable to it. The Shareholder Lender hereby irrevocably waives any defense based on the adequacy of the remedy at law, which might be asserted as a bar to such remedy of specific performance.

Section 2.2 Rights of Subrogation. The Shareholder Lender agrees that no payment or distribution to the Senior Lenders pursuant to the provisions of this Agreement or the Shareholder Loan Agreement shall entitle the Shareholder Lender to exercise any right of subrogation in respect thereof until the Senior Debt Obligations shall have been paid in full. Upon payment in full of the Senior Debt Obligations, the Shareholder Lender shall be subrogated to the rights of the Senior Lenders with respect to any payment or distribution by or on behalf of the Shareholder Lender to the Senior Lenders pursuant to the terms hereof to the fullest extent permitted by Applicable Law.

ARTICLE III
MISCELLANEOUS

Section 3.1 Successors and Assigns; Third Party Beneficiaries. This Agreement is a continuing agreement and shall (i) remain in full force and effect until the payment in full of the Senior Debt Obligations, (ii) be binding upon the Shareholder Lender, the Borrower and their respective successors, transferees and assigns (including assigns of any such Person under the Shareholder Loan Agreement), and (iii) inure to the benefit of, and be enforceable by, the Administrative Agent (acting with Majority Lender consent) for the benefit of the Senior Lenders and their successors, transferees and assigns (all of which, if not parties hereto, are third party beneficiaries hereof for purposes of enforcing their respective rights hereunder).

Section 3.2 Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

Section 3.3 Waiver. No failure on the part of either the Administrative Agent or the Senior Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by Applicable Law.

Section 3.4 Partial Invalidity. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

Section 3.5 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so execute and delivered shall be an original, but all of which shall together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 3.6 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests, consents or demands under, this Agreement) shall be given or made in writing (including by facsimile or electronic communication) delivered to the intended recipient as follows:

If to the Borrower:

Aracruz Celulose S.A.

Attention: Chief Financial Officer, with a copy to General Counsel

Av. Brigadeiro Faria Lima, n° 2277, 4° andar

Jardim Paulistano

01452-000 São Paulo- SP

Brazil

Facsimile: +55 11 3301 4202

Telephone: +55 11 3301 4111

If to the Shareholder Lender, see Schedule 1, as such schedule shall be amended and supplemented from time to time by written notice of the Shareholder Lender.

If to the Administrative Agent, see Schedule 2, as such schedule shall be amended and supplemented from time to time by written notice of the Administrative Agent.

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Any agreement herein of the Shareholder Lender to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Borrower. The Administrative Agent and Shareholder Lender shall (absent gross negligence or willful misconduct) be entitled to rely upon the authority of any Person purporting to be authorized by the Borrower or any other Person on account of any action taken or not taken by the Shareholder Lender in reliance upon any such notice.

ARTICLE IV
GOVERNING LAW AND JURISDICTION

Section 4.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

Section 4.2 Jurisdiction, Service of Process and Venue. Any legal action or proceeding by or against any party hereto or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or for the United States of America for the Southern District of New York (in each case sitting in the Borough of Manhattan). By execution and delivery of this Agreement, each party accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts (and courts of appeal therefrom) for legal proceedings arising out of or in connection with this Agreement, which jurisdiction shall be exclusive in the case of any legal action or proceeding by the Borrower or the Shareholder Lender. Each of the Borrower and the Shareholder Lender irrevocably consents to the appointment of the Process Agent as its agent to receive service of process (this Agreement and any other related agreements to which it is a party) in New York, New York.

Each of the Borrower and the Shareholder Lender hereby irrevocably appoints National Corporate Research Ltd. (the “Process Agent”), with an office on the date hereof at 10 East 40th Street, 10th Floor, New York, New York 10016, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the final payment of all amounts payable under this Agreement, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Borrower and the Shareholder Lender shall each, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. Each of the Borrower and the Shareholder Lender covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent pursuant to this paragraph in full force and effect and to cause the Process Agent to act as such.

Nothing herein shall in any way be deemed to limit the ability of the Shareholder Lender to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any Person in such other jurisdictions, including but not limited to Brazil, and in such manner, as may be permitted by Applicable Law.

Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced by suit upon judgment in any court in any jurisdiction to which the applicable Person is or may be subject.

Section 4.3 Waiver of Jury Trial. Each of the parties hereto knowingly, voluntarily and intentionally waives its rights to a trial by jury of any claim or cause of action based upon, arising out of or related to the loan documents or the transactions contemplated thereby, in any action, litigation or other proceeding of any type brought by any of the parties against any other party or any other person, whether with respect to contract claims, tort claims or otherwise. Each of the parties hereto agrees that any such claim or cause of action shall be tried in a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding that seeks, in whole or in part, to challenge the validity or enforceability of the loan documents or any provision thereof. The agreement of each party hereto to this provision is a material inducement for each of the other parties hereto to enter into this Agreement.

Section 4.4 Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

,
as Shareholder Lender:

By:

Name:
Title:

ARACRUZ CELULOSE S.A., as Borrower

By:

Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

Signature Page to Subordination Agreement

Schedule 1
to Subordination Agreement

NOTICE ADDRESS OF SHAREHOLDER LENDER

[Name of Shareholder Lender]

[Address]

Facsimile No.:

Attention:

Schedule 2
to Subordination Agreement

NOTICE ADDRESS OF ADMINISTRATIVE AGENT

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street

Mailstop: NYC60-2710

New York, NY 10005

Attention: Project Finance Team Deal Manager - Aracruz

Facsimile No. : + 1 732-578-4636

EXHIBIT P
to Export Prepayment Facility Agreement and Secured Loan

EXPORT FINANCE AGREEMENT

THIS EXPORT FINANCE AGREEMENT, dated as of [•], 2009 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into among Aracruz Trading International Ltd., a limited liability company duly organized and validly existing under the laws of the Republic of Hungary (“the Importer”), Aracruz Celulose S.A., a corporation duly organized and validly existing under the laws of Brazil (the “Exporter”), and Deutsche Bank Trust Company Americas, as Administrative Agent under the Credit Agreement (the “Administrative Agent”).

WHEREAS, the Importer, as the Borrower, the Exporter and the other guarantors party thereto, as the Guarantors, each of the lenders party thereto (the “Lenders”), the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent, are parties to the Export Prepayment Facility Agreement and Secured Loan dated as of May 13, 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”) providing, subject to the terms and conditions thereof, that the Lenders make Loans or extend credit in the form of Loans, as the case may be, to the Importer in an aggregate principal amount of U.S.$[•]; and

WHEREAS, it is a condition precedent to the occurrence of the Closing Date that the Importer and the Exporter enter into this Agreement for the sale of Products by the Exporter to the Importer for further resale by the Importer to Eligible Offtakers pursuant to Sale Agreements;

NOW, THEREFORE, to induce the Lenders to enter into the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Importer and the Exporter have agreed to execute this Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the introduction hereto.

“Alternative Rate” shall mean, for any day, a per annum rate equal to the higher of (a) the Prime Rate for such day and (b) the sum of 0.5% and the Federal Funds Rate for such day.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, guidance, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Applicable Margin” means, during any period, the rate opposite such period below:

Period	Rate

January 1, 2009 to December 31, 2009	3.50% per annum

January 1, 2010 to June 30, 2010	4.00% per annum

July 1, 2010 to December 31, 2010	4.25% per annum

January 1, 2011 to June 30, 2011	4.50% per annum

July 1, 2011 to December 31, 2011	4.75% per annum

January 1, 2012 to June 30, 2012	5.00% per annum

July 1, 2012 to December 31, 2012	5.25% per annum

January 1, 2013 to June 30, 2013	5.50% per annum

July 1, 2013 to December 31, 2013	5.75% per annum

January 1, 2014 to Maturity Date	6.00% per annum

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York, United States of America, or São Paulo, State of São Paulo, Brazil, and, with respect only to any determination of a LIBO Rate, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Stock” means, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, a Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.

“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil) or any successor entity.

“Closing Date” has the meaning set forth in the Credit Agreement.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Default” means an event that (with notice, lapse of time or both) would become an Event of Default.

“Default Rate” means, at any date of determination, a per annum rate equal to the LIBO Rate for the then-current Interest Period, or Interest Periods as shall be selected by the Administrative Agent for funding of such overdue amounts, plus the Applicable Margin plus 1.0%.

“Eligible Offtakers” means each of the Persons named on Schedule 2 hereto and such Persons that become Eligible Offtakers pursuant to the Credit Agreement.

“Environmental Laws” means all Applicable Laws relating to contamination, pollution, the protection of human health or the environment or the transportation, treatment, storage, disposal, release, threatened release or handling of Hazardous Materials and any, specific agreements entered into with any Governmental Authority that include commitments related to any of the above.

“Event of Default” has the meaning set forth in Section 6.1 hereof.

“Existing Importer Loans” has the meaning set forth in Section 2.1(b).

“Existing ROFs” means the ROFs in existence in respect of the Lender Bilateral Debt and the Intercompany Obligations before any amendments to reflect the terms and conditions for the repayment of the Importer Loans set forth this Agreement.

“Export” has the meaning set forth in Section 2.2 hereof.

“Export Collateral Account” has the meaning set forth in the Credit Agreement.

“Exporter” has the meaning set forth in the introduction hereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates (rounded upwards, if necessary, to the next 1/16th of 1%) on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Funding Lenders” has the meaning set forth in the Credit Agreement.

“Governmental Approval” means any action, order, authorization, consent, approval, license, ruling, permit, certification, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” means any nation or government, any state or municipality, any multi-lateral or similar organization or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

“Grantee” has the meaning set forth in Section 8.9 hereto.

“Hazardous Materials” means (a) explosive or radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, wastes and all hazardous or toxic substances, wastes or other pollutants (including petroleum or petroleum distillates) and (b) any other chemicals, materials or substances designated, classified or regulated under any applicable Environmental Law.

“Importer” has the meaning set forth in the introduction hereto.

“Importer Loans” means, collectively, the Existing Importer Loans and the New Importer Loans.

“Intercompany Obligations” means, collectively, the intercompany export prepayment agreements between the Importer, as lender, and the Exporter, as borrower, identified on Schedule 4 hereto in the total aggregate amount of approximately U.S.$[•] billion.

“Interest Determination Date” means, with respect to any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Period” means (a) with respect to the initial Interest Period, the period commencing on and including the Closing Date and ending on but not including the initial Payment Date, and (b) each successive three (3)-month period thereafter, provided that:

(i) any Interest Period that would otherwise extend beyond a Payment Date shall end on such Payment Date;

(ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the subsequent three (3)-month period shall end on the last Business Day of such three (3)-month period;

(iii) if any such date is not a Business Day, such Interest Period shall end on the next Business Day unless such next Business Day would fall in another calendar month, in which case such Interest Period shall end on the preceding Business Day; and

(iv) the term “Interest Period” shall include any period selected by the Administrative Agent from time to time in accordance with the definition of “Default Rate”.

“Lender Bilateral Debt” means the debt of the Exporter set forth on Schedule 3 hereto.

“LIBO Rate” means, for any Interest Period, the offered rate for deposits in U.S. Dollars for a period equal to or nearest the number of days in such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on that service) (“LIBOR01 Page”) as of approximately 11:00 a.m. (London time) on each Interest Determination Date; provided that if such rate does not appear on the LIBOR01 Page, then the “LIBO Rate” shall mean, with respect to each day during such Interest Period, the per annum rate equal to the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each Reference Bank as the rate at which U.S. Dollar deposits are offered to such Reference Bank by prime banks at or about 11:00 a.m. (London time) on each Interest Determination Date in the London interbank market for delivery on the first day of such Interest Period for a period approximately equal to the number of days in such Interest Period and in an amount comparable to the Importer Loans then outstanding hereunder.

“Lien” means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Loan” means, with respect to any Lender, the loan made by such Lender pursuant to the Credit Agreement on the Closing Date, and “Loans” means the Loans made by all Lenders pursuant to the Credit Agreement.

“Loan Documents” means, collectively, the Credit Agreement, this Agreement and each other agreement executed in connection with the Credit Agreement and therein identified as such.

“Material Adverse Effect” means a material adverse effect on: (a) the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Exporter and each of its Subsidiaries (taken as a whole), (b) the ability of each of the Importer and the other guarantors under the Credit Agreement to perform its obligations under the Loan Documents to which it is a party or legality, validity binding effect or enforceability against each of the Importer and the other guarantors of the Credit Agreement of a Loan Document to which it is a party, (c) the rights and/or remedies of any of the Lenders, the Agents and any other Person (other than the Importer and the guarantors under the Credit Agreement) that has a right to receive any payments hereunder or under any of the other Loan Documents to which each of them is a party or (d) all the collateral granted pursuant to the applicable Loan Documents (taken as a whole).

“Maturity Date” means, at any time, the date on which the last scheduled amortization payment is due hereunder.

“New Importer Loans” has the meaning set forth in Section 2.1(a).

“New ROF(s)” means one or more ROFs, reflecting the relevant terms and conditions of the New Importer Loans set forth in this Agreement.

“Non-Funding Lenders” has the meaning set forth in the Credit Agreement.

“Payment Date” means (a) each date listed on the Amortization Schedule set forth in Schedule 1, and (b) September 30, 2009; provided that if any such date is not a Business Day, then such Payment Date shall be the next Business Day unless such next Business Day would fall in another calendar month, in which case such Payment Date shall be the preceding Business Day.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Prime Rate” has the meaning set forth in the Credit Agreement.

“Products” means products produced or obtained by the Exporter, sold by the Exporter to the Importer and then sold by the Importer to the Eligible Offtakers.

“Property” of any Person, means any property, rights or revenues, or interest therein, of such Person.

“Reference Banks” means Citibank, N.A., Deutsche Bank AG[, New York Branch] and JPMorgan Chase Bank, N.A.

“Restated ROF(s)” means the duly amended Existing ROFs, matching the relevant terms and conditions of the Existing Importer Loans with the terms and conditions for the repayment of the Importer Loans set forth in this Agreement.

“ROF(s)” means, with respect to a loan, the registration of such loan under the Declaratory Registry - Module Registry of Financial Transactions (Registro Declaratório — Modulo Registro de Operações Financeiras) of the Data System of the Central Bank of Brazil — SISBACEN, in accordance with applicable Central Bank regulations.

“Sale Termination Date” means the date on which all amounts payable under and pursuant to the Loan Documents have been paid in full.

“Sales Agreement” means each contract or other agreement (which may be formed by exchange of letters, e-mail, other electronic communication or other correspondence (including purchase orders) or verbally) from time to time entered into by the Importer (or any other Person on its behalf) with an Eligible Offtaker for the sale of Products; provided that such contract or other agreement or the performance thereof shall not be subject to any embargos, sanctions or comparable restrictions of any kind issued by the United Nations.

“Schedules of Payment” has the meaning set forth in Section 3.1(c).

“Subsidiary” means, with respect to any Person, any corporation or other entity that such Person, beneficially or of record, owns more than 50% of the Voting Stock, including, as of the Closing Date and without limitation, Portocel - Terminal Especializado de Barra do Riacho S.A., a corporation duly organized and validly existing under the laws of Brazil.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

SECTION 1.2 Other Defined Terms and Interpretive Provisions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement, and the rules of interpretation set forth therein shall apply to this Agreement.

ARTICLE II

EXPORT ADVANCE AND DELIVERY OF PRODUCTS

SECTION 2.1 The Export Advance. (a) The parties hereto mutually agree that the Importer shall extend loans (the “New Importer Loans”) to the Exporter, in form of export pre—payments as defined in Circular No. 3027, issued by the Central Bank of Brazil on February 22, 2001 (as amended), in the total aggregate principal amount of U.S.$[•], pursuant to the terms and conditions set forth in Section 2.3(b)(i) of the Credit Agreement.

(b) Furthermore, the Importer and the Exporter hereby agree to amend and restate each of the Exporter’s existing export pre-payment agreements relating to (a) the Lender Bilateral Debt assigned to the Importer pursuant to Section 2.3(c) of the Credit Agreement, and (b) the Intercompany Obligations, so that the loans under these existing export pre-payment agreements (the “Existing Importer Loans”) shall be repaid pursuant to, and subject to the terms and conditions of, this Agreement. From time to time, upon the assignment to the Importer of any Additional Bilateral Debt pursuant to a Facility Increase Amendment, the Importer and Exporter hereby agree to amend and restate this Agreement so that the loans under such Additional Bilateral Debt assigned to the Importer pursuant to a Facility Increase Amendment shall be repaid pursuant to, and subject to the terms and conditions of, this Agreement.

SECTION 2.2 Sale of Products by the Exporter. (a) The Exporter hereby agrees to deliver Products to the Importer from time to time through and including the Sale Termination Date (each such sale or delivery of Products to either the Importer or to another party in accordance with Section 2.2(b), an “Export”). In order to request any Export hereunder, the Importer shall notify the Exporter of the amount and/or type of Products to be so delivered from the Exporter to the Importer and such other information as may be applicable. All Exports to the Importer shall be made pursuant to the Importer’s standard terms and conditions of purchase, unless otherwise agreed by the parties hereto.

(b) The Exporter further hereby agrees that if an Event of Default has occurred and is continuing, it will, upon the written request of the Administrative Agent (acting at the direction of the Majority Lenders), to the extent permitted by Applicable Law, deliver an amount of Products designated by the Administrative Agent in writing to the Importer, to enable the Importer to deliver Products to a buyer designated by the Administrative Agent (acting at the direction of the Majority Lenders) pursuant to the terms of Section 5.5(c) of the Credit Agreement. In order to request any Export under this Section 2.2(b), the Administrative Agent shall send a notice to the Exporter informing it of the amount and/or type of Products to be so delivered from the Exporter to the Importer or its designee, and such other information as may be applicable. The Administrative Agent shall send such a notice under this Section 2.2(b) only if an Event of Default has occurred and is continuing.

SECTION 2.3 Purchase and/or Resale by the Importer. It is understood and agreed by the Exporter that the price and terms and conditions of any resale of the Products by the Importer to any Eligible Offtaker or to any buyer designated by the Administrative Agent pursuant to Section 2.2(b) shall be mutually determined by the Importer and such Eligible Offtaker or buyer, as the case may be, in their sole discretion.

SECTION 2.4 Repayment of the Importer Loans. The Exporter agrees to pay or cause to be paid to the Importer the full principal amount of the Importer Loans in accordance with the Amortization Schedule set forth on Schedule 1 hereto (as such Amortization Schedule shall be adjusted by the Importer from time to time following the Closing Date to reflect any prepayment made hereunder and any assignment to the Importer of Additional Bilateral Debt pursuant to a Facility Increase Amendment). The primary mechanism for repayment of the Importer Loans will be through the Exports. In the event that any amount under the Importer Loans is not paid when due, or if any amount under the Importer Loans remains outstanding on the Maturity Date, the Exporter shall pay such amount to the Importer in cash in accordance with Section 2.6.

SECTION 2.5 Interest. (a) The Exporter agrees to pay or cause to be paid to the Importer interest on the unpaid principal amount of the Importer Loans for the period from and including the Closing Date to but excluding the date on which the Importer Loans are paid in full, in respect of each Interest Period, at a per annum rate equal to the LIBO Rate for such Interest Period plus the Applicable Margin. Interest payable hereunder shall continue to accrue after as well as before any bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts of the Exporter, and shall be paid through the credit of the corresponding proceeds in the Export Collateral Account.

(b) Notwithstanding the foregoing, the Exporter agrees to pay or cause to be paid to the Importer interest on any and all overdue amounts outstanding under the Importer Loans at the Default Rate at any time during the existence and continuance of an Event of Default under Section 6.1(a).

(c) Accrued interest on the Importer Loans shall be payable on each Payment Date, provided that interest payable at the Default Rate shall also be payable on any and all overdue amounts outstanding under the Importer Loans from time to time on demand by the Importer or, upon the occurrence and during the continuation of an Event of Default (as defined in the Credit Agreement) under Section 9.1(a) of the Credit Agreement, by the Administrative Agent (acting at the direction of the Majority Lenders).

(d) On each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for the relevant Interest Period and shall give notice thereof to the Exporter (it being understood that the Administrative Agent’s failure to do so shall not affect the interest rate applicable hereunder). If, on the Interest Determination Date, the LIBOR 01 Page is not being displayed, the Administrative Agent will request the Reference Banks to provide the Administrative Agent with their offered quotations for deposits in U.S. Dollars, for a period substantially equal to the applicable Interest Period and in an amount substantially equal to the outstanding principal amount of the Importer Loans, to prime lenders in the London interbank market at approximately 11:00a.m., London time, on such Business Day. If at least two (2) such quotations are provided, the LIBO Rate shall be calculated using the average of such quotations, and divided (rounded upwards, if necessary, to the nearest 1/16th of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements, if any (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the Interest Determination Date to any member bank of the United States Federal Reserve System in respect of Eurocurrency liabilities (as defined in Regulation D). If (A) fewer than two Reference Banks provide quotations to the Administrative Agent to determine the LIBO Rate, or (B) the Administrative Agent is advised by the Reference Banks that deposits in U.S. Dollars are not offered to the Reference Banks in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Exporter and the Exporter and the Importer shall negotiate in good faith to determine the LIBO Rate or a substitute rate. Pending such determination, the Interest Rate shall be computed on the basis of the LIBO Rate as determined for the immediately preceding Interest Period. If the Exporter and the Importer reach an agreement as to the determination of the LIBO Rate or a substitute rate within ten (10) Business Days, after the giving of notice by the Administrative Agent, the Importer Loans shall bear interest at an interest rate equal to the sum of the LIBO Rate or such substitute rate as agreed by the Exporter and the Importer and the Applicable Margin. If the Exporter and the Importer do not reach an agreement within such period, the Importer Loans shall bear interest at an interest rate equal to the sum of the Alternative Rate in effect from time to time and the Applicable Margin until such time as the LIBO Rate can be determined.

(e) Interest on the Loans based upon the LIBO Rate shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the relevant Interest Period.

SECTION 2.6 Payments. All cash payments of principal and interest to be made by the Exporter to the Importer under this Agreement shall be made in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Export Collateral Account.

SECTION 2.7 Governmental Approvals. In connection with each Export, the Exporter shall be responsible for obtaining all required Governmental Approvals and for satisfying whatever formalities may be required with respect to any Export and to take such other actions related thereto as the Importer may reasonably request, and to deliver evidence of any such Governmental Approvals within a reasonable time after the Administrative Agent’s request, acting at the direction of the Majority Lenders, therefor.

SECTION 2.8 Promissory Notes. The Borrower’s obligation to pay the principal amount of and any interest accrued on the Importer Loans shall be evidenced by a promissory note, substantially in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”).(1)

SECTION 2.9 New Promissory Notes. The Exporter shall promptly execute and deliver new Notes satisfactory to the Importer to substitute for the Notes previously delivered to the Importer, at the Importer’s request: (a) to reflect any changes to the loans, to the Interest

(1) Note: The Note issued at Closing should reflect the principal amount and the interest expected to accrue during the first Interest Period.

Period or to the Applicable Margin, according to Section 2.5 above, and quarterly, at the beginning of each Interest Period, to reflect the interest expected to accrue during such Interest Period, or (b) to maintain a valid and enforceable Note throughout the term of this Agreement, until full repayment of the loans by the Exporter, in which case a new Note shall be issued not less than thirty (30) days prior to the end of the limitation period as established in the Note in light of the statute of limitations provided for by Brazilian law.(2)

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE EXPORTER

SECTION 3.1 Representations and Warranties. As of the date hereof, the Exporter hereby represents and warrants that:

(a) it: (i) is a corporation duly organized, validly existing and, to the extent applicable under the laws of Brazil, in good standing under the laws of Brazil, (ii) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and carry on its business as now being or as proposed to be conducted, except where failure to have such Governmental Approvals (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iv) has full power, authority and legal right to make and perform its obligations under this Agreement, (v) has no Liens on any of its Products, other than any Liens created by the Loan Documents or pursuant to the documents evidencing Other Bilateral Debt (as defined in the Credit Agreement), and (vi) except to the extent that any non-compliance (in the aggregate) is not reasonably likely to have a Material Adverse Effect, is in compliance with its Organizational Documents, all Applicable Laws (including Environmental Laws), Governmental Approvals and contractual obligations applicable to it;

(b) the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not contravene: (i) its Organizational Documents, (ii) any Applicable Law, decree, judgment, award, injunction or similar legal restriction in effect, except to the extent that any contravention thereof is not reasonably likely to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or other contractual restriction binding upon or affecting it or any of its Property, or (iv) except pursuant to the Loan Documents, result in the creation of any Lien on any of its Property;

(c) except for: (i) those Brazilian Governmental Approvals and documents required to be obtained in connection with the shipping of Products by the Exporter to the Importer in connection with the Exports required to be made under this Agreement, which the Exporter has no reason to believe would not be obtained in due course and time; (ii) the registration of the New ROFs and the Restated ROFs with the Central Bank and the registration of the schedules of payment within the New ROFs and the Restated ROFs with the Central Bank that will enable the Exporter to make remittances from Brazil with respect to this Agreement between the Exporter and the Importer (the “Schedules of Payment”) and (iii) any further authorization from, notice to or registration with, the Central Bank that will enable the Exporter to make payments under this Agreement between the Exporter and the Importer (a) that are not specifically covered by the New ROFs or the Restated ROFs, and the respective Schedules of Payment, or (b) on a date which is after the 120th day from the original, scheduled principal repayment date of such payment, all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals, required for the due execution, delivery and performance by the Exporter of this Agreement for the legality, validity or enforceability hereof have been obtained and are in full force and effect and true copies thereof have been provided to the Administrative Agent;

(d) this Agreement has been duly executed and delivered by the Exporter, and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability;

(e) there is no litigation, action, suit, investigation, claim, arbitration or other proceeding pending, or, to its knowledge, threatened against it or any of its Subsidiaries by or before any arbitrator or Governmental Authority that: (i) in the aggregate, has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Exporter or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement or the transactions contemplated hereby;

(f) it is subject to civil and commercial law with respect to its obligations under this Agreement, and the making and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and neither it nor any of its Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under this Agreement;

(g) there is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Brazil (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) on or by virtue of the execution or delivery of this Agreement and/or the performance of the Exporter’s obligations hereunder; and it has filed all tax returns required to be filed by it and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings or would not reasonably be expected to have a Material Adverse Effect; and

(h) this Agreement is in proper legal form under all Applicable Laws for the enforcement thereof, in accordance with its terms, against it; provided that, for the enforceability of this Agreement before Brazilian courts: (i) the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate, and (ii) this Agreement must be translated into Portuguese by a sworn translator; and, subject to the preceding, all formalities required in Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of this Agreement have been accomplished, and no taxes, assessments and other governmental charges or levies are required to be paid for the validity and enforceability thereof.

ARTICLE IV

COVENANTS OF THE EXPORTER

SECTION 4.1 Covenants. The Exporter hereby covenants and agrees that, until the Sale Termination Date, the Exporter shall:

(a) promptly obtain, and maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of this Agreement and the due performance of all of its obligations hereunder;

(b) provide to the Importer and the Administrative Agent:

(i) within five (5) Business Days after the Exporter obtains knowledge of the occurrence of any Default under this Agreement, notice thereof setting forth a description thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;

(ii) promptly (and, in any event within seven (7) Business Days) after its knowledge thereof, notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting the Exporter: (A) that could give rise to a Lien on any of its Products to be sold and resold to the Importer hereunder (other than any Liens created under the Loan Documents or under the documents evidencing Other Bilateral Debt or any other Debt secured by export receivables of the Importer or the Exporter permitted to be incurred pursuant to the terms of the Credit Agreement), (B) that could reasonably be expected to have a Material Adverse Effect or (C) relating to this Agreement; and

(iii) from time to time such other information with respect to the Exporter, this Agreement and/or the transactions contemplated hereby as the Administrative Agent may reasonably request as instructed by the Majority Lenders;

(c) not, without the prior written consent of the Importer and the Administrative Agent (acting at the direction of the Majority Lenders) sell, assign, grant a Lien on or otherwise transfer (by operation of law or otherwise) any of its rights or obligations hereunder (it being understood that any attempt to do any of the above without the prior written consent of the Importer and the Administrative Agent shall be null and void ab initio);

(d) in addition to any sales commitments arising hereunder, the Exporter shall cooperate with the Importer in dealing promptly and fairly with complaints concerning the quality of the Products, including taking such action to resolve justified complaints as may be reasonably requested by the Importer; and

(e) not enter into any amendment or modification of, or grant any waiver under, this Agreement and all agreements, documents and instruments executed in connection herewith to the extent any such amendment, modification or waiver is adverse to the Importer and/or the Administrative Agent.

SECTION 4.2 ROF Registration. Within fifteen (15) days after the Closing Date, the Exporter shall deliver to the Administrative Agent (for further distribution to the Lenders) a copy of all Restated ROFs, evidencing that all such Restated ROFs, when taken together (on a consolidated basis or otherwise), conform with all the terms and conditions of the Importer Loans set forth in this Agreement. The Exporter further covenants and agrees that, prior to the execution hereof, the Exporter shall make all necessary filings and applications with the Central Bank to obtain the New ROFs.

ARTICLE V

TERM AND TERMINATION

SECTION 5.1 Term. This Agreement shall commence on the date of its execution and shall continue until the Sale Termination Date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 Each of the following events is herein called an “Event of Default”:

(a) (i) any payment of any principal on the Importer Loans or the Notes shall not be paid in full when due or (ii) the Exporter shall fail to pay in full for five (5) Business Days or more any interest payable hereunder;

(b) failure by the Exporter to deliver Products pursuant to Section 2.2 above; provided that such failure shall not have been cured by the Exporter within five (5) Business Days after receiving notice thereof from the Importer or the Administrative Agent;

(c) any representation, warranty or certification made or deemed made herein by the Exporter shall prove to have been inaccurate in any material respect as of the time made or deemed made or the Exporter shall fail to perform or observe any term or condition or provision of this Agreement for a period of 30 days or more after receiving notice thereof from the Importer or the Administrative Agent;

(d) the Exporter shall fail to pay any debt when due or, as the case may be, within the grace period, if any, provided in the instrument or agreement under which such debt was created, provided that the amount of any instrument evidencing such debt individually or in the aggregate, equals at least U.S.$25,000,000 or more (or its equivalent);

(e)        the Exporter shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(f)        Exporter files a petition seeking to take advantage of any Applicable Law relating to bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, falência, dissolution, arrangement or winding up or composition or readjustment of debts; or

(g)       the occurrence of any Event of Default in accordance with Section 9 of the Credit Agreement that materially adversely affects this Agreement.

SECTION 6.2 Remedies. Upon the occurrence of any Event of Default, the Importer is hereby irrevocably authorized at any time, without any further notice to the Exporter, to set off and request payment in cash for any principal amount then outstanding of, and the accrued interest on, the Importer Loans and apply the proceeds thus received against any and all obligations of the Exporter owed to the Importer now and hereafter existing.

ARTICLE VII

TAXES

SECTION 7.1 Payments Free and Clear. All the amounts payable under this Agreement shall be paid to the Importer or any designee thereof without any discounts or retentions, free from any cost, expense, fee, tax and/or other charges. If any cost, expense, fee, tax and/or other charge is levied on the payments to be made by the Exporter, the Exporter shall make the additional payment required so that, after such costs, expenses, fees, taxes and/or other charges are paid, the Importer or any designee thereof shall receive such amounts as if such costs, expenses, fees, taxes and/or other charges had not been levied.

SECTION 7.2 Indemnification. In case the Exporter shall fail to perform its obligations provided in this Section, the Exporter shall indemnify the Importer or whom it may designate against any taxes, interests or penalties that may be collected as a result of such failure.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Waiver. No failure on the part of the Importer or the Administrative Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any other remedies provided by Applicable Law.

SECTION 8.2 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient as follows:

If to the Exporter:

Aracruz Celulose S.A.

Attn: Chief Financial Officer, with a copy to General Counsel

Av. Brigadeiro Faria Lima, nº 2277, 4º andar

Jardim Paulistano

01452-000 — São Paulo — SP

Brazil

Facsimile No.: + 55 11 3301 4202

Telephone No.: + 55 11 3301 4111

If to the Importer:

Aracruz Trading International Ltd.

Attn: Managing Directors, with a copy to General Counsel

2161 Csomád, Akácos út 10-11, Hungary

Facsimile No.: +36 28 566 575

Telephone No.: +36 28 566 576

With a copy to the Exporter

If to the Administrative Agent:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street

Mailstop: NYC60-2710

New York, NY 10005

Attention: Project Finance Team Deal Manager - Aracruz

Facsimile No.: + 1 732-578-4636

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile, electronic communication or mailed notice, upon receipt, in each case given or addressed as aforesaid.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Any agreement herein of the Importer or the Administrative Agent to receive certain notices by telephone, facsimile or other unsigned method is solely for the convenience and at the request of the Exporter. The Importer and the Administrative Agent shall (absent gross negligence or bad faith) be entitled to rely upon the authority of any Person purporting to be authorized by the Exporter to give any such notice and the Importer and the Administrative

Agent shall not have any liability to the Exporter or any other Person on account of any action taken or not taken by the Importer and the Administrative Agent in reliance upon any such notice.

SECTION 8.3 Expenses. Each of the Exporter and the Importer shall bear its own expenses with respect to the transactions contemplated hereby. The Exporter shall pay all sales, use, stamp, duty, transfer, service, recording, real estate and other taxes, fees or similar charges, if any, imposed by any Governmental Authority in connection with any Export hereunder.

SECTION 8.4 Amendments, Etc. All modifications, consents, amendments or waivers of any provision of this Agreement shall be effective only if the same shall be approved in writing by the parties hereto and then shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Exporter may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (any attempt to do so being null and void ab initio).

SECTION 8.6 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 8.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one (1) and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. A copy of this Agreement signed by all the parties hereto shall be retained by the Administrative Agent.

SECTION 8.8 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts in the city of São Paulo, in the state of São Paulo, Brazil, any demand or controversies resulting from this Agreement with express waiver to any other court, no matter how privileged it may be.

SECTION 8.9 Power of Attorney. In accordance with the provisions of articles No. 653 and No. 684 of the Brazilian Civil Code and as a means to perform the acts mentioned below, the Importer hereby irrevocably appoints and constitutes the Exporter (for purposes of this Section 8.9, the “Grantee”) with an office on the date hereof at Rodovia Aracruz/Barra do Riacho, Km 25, s/n°, in city of Aracruz, State of Espírito Santo, Brazil, as its true and lawful attorney-in-fact in order to act in its name, place and stead, in connection with the following acts: (i) to accept, in compliance with article No. 215 of Brazilian Code of Civil Procedure, on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in Brazil, (ii) to represent the Importer in Brazil before third parties in general, including, but not limited to, any Governmental Authority and (iii) to represent the Importer or to take any action with respect to matters involving collection suits in Brazil in general, and agrees that the failure of the Grantee to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the Sale Termination Date, except that if for any reason the Grantee appointed hereby ceases to be able to act as such, then the Importer shall, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in [•], Brazil, as such Grantee subject to the approval (which approval shall not be unreasonably withheld) of the Administrative Agent. The Importer covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of an attorney-in-fact pursuant to this paragraph in full force and effect and to cause such attorney-in-fact to act as such.

SECTION 8.10 Waiver of Immunity. To the extent that the Exporter or the Importer may be or becomes entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

SECTION 8.11 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as specified otherwise herein all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto or thereto) shall be in the English language, or accompanied by an English translation thereof.

SECTION 8.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

SECTION 8.13 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

SECTION 8.14 Specific Performance. This Agreement constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with the provisions of Item II of article No. 585 of the Brazilian Code of Civil Procedure.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Export Finance Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

ARACRUZ TRADING LTD.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Export Finance Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses

Name:		Name:
ID:		ID:

Signature Page to Export Finance Agreement

SCHEDULE 1

to Export Finance Agreement

AMORTIZATION SCHEDULE

Principal Repayment Date	No. of Repayments	Amount of Principal to be Repaid
June 30, 2009	1
December 31, 2009	2
March 31, 2010	3
June 30, 2010	4
September 30, 2010	5
December 31, 2010	6
March 31, 2011	7
June 30, 2011	8
September 30, 2011	9
December 31, 2011	10
March 31, 2012	11
June 30, 2012	12
September 30, 2012	13
December 31, 2012	14
March 31, 2013	15
June 30, 2013	16
September 30, 2013	17
December 31, 2013	18
March 31, 2014	19
June 30, 2014	20
September 30, 2014	21
December 31, 2014	22
March 31, 2015	23
June 30, 2015	24
September 30, 2015	25
December 31, 2015	26
March 31, 2016	27
June 30, 2016	28
September 30, 2016	29
December 31, 2016	30
March 31, 2017	31
June 30, 2017	32
September 30, 2017	33
December 31, 2017	34

SCHEDULE 2

ELIGIBLE OFFTAKERS

[REFER TO SCHEDULE 2 TO EXPORT PREPAYMENT FACILITY AGREEMENT AND SECURED LOAN]

SCHEDULE 3

to Export Finance Agreement

LENDER BILATERAL DEBT

Agreement	Creditor	Principal Amount Outstanding

Lender Bilateral Debt	ABN Amro Bank N.V.	U.S.$	160,000,000

Lender Bilateral Debt	Banco Bilbao Vizcaya Argentaria, S.A.	U.S.$	50,000,000	(1)

Lender Bilateral Debt	Calyon, New York Branch	U.S.$	50,000,000

Lender Bilateral Debt	Banco Santander S.A.	U.S.$	150,000,000

(1) 10% of the outstanding principal amount (U.S.$5,000,000) will be prepaid.

SCHEDULE 4

to Export Finance Agreement

INTERCOMPANY OBLIGATIONS

(Existing Export Prepayment Agreements between Aracruz Trading International Ltd. (as Lender) and Aracruz Celulose S.A. (as Borrower)

ROF N°	Principal Amounts (in U.S.$)	Disbursement Date	Final Maturity Date
TA397641	20,000,000	September 27, 2006	September 28, 2012
TA397645	20,000,000	September 27, 2006	September 28, 2012
TA397646	10,000,000	September 27, 2006	September 28, 2012
TA402678	10,000,000	November 10, 2006	April 23, 2010
TA421348	50,000,000	August 6, 2007	August 6, 2016
TA427586	13,000,000	May 3, 2007	May 3, 2015
TA427596	7,000,000	May 10, 2007	May 10, 2015
TA423914	5,000,000	May 31, 2007	November 30, 2016
TA423915	15,000,000	May 31, 2007	November 30, 2016
TA423916	15,000,000	May 31, 2007	May 31, 2016
TA423892	10,000,000	May 31, 2007	May 31, 2016
TA423882	25,000,000	May 30, 2007	November 30, 2016
TA425325	10,000,000	June 18, 2007	June 18, 2017
TA425333	20,000,000	June 18, 2007	June 18, 2017
TA486183	30,000,000	June 25, 2008	June 25, 2014
TA427064	50,000,000	June 29, 2007	June 29, 2017
TA429175	50,000,000	August 14, 2007	August 14, 2017
TA432010	50,000,000	September 27, 2007	September 6, 2011
TA436423	50,000,000	November 7, 2007	October 17, 2011
TA447085	25,000,000	December 31, 2007	December 28, 2015
TA447108	25,000,000	December 31, 2007	March 9, 2012
TA432753	88,416,666.73	June 20, 2007	June 20, 2010
TA443507	50,000,000	February 11, 2008	January 21, 2012
TA450939	50,000,000	April 17, 2008	March 26, 2012
TA461399	50,000,000	May 15, 2008	May 13, 2012
TA465538	50,000,000	July 2, 2008	July 7, 2013
TA467883	50,000,000	July 28, 2008	July 30, 2015
TA470250	50,000,000	August 19, 2008	August 19, 2016
TA472240	50,000,000	September 3, 2008	September 4, 2017
TA474749	50,000,000	September 9, 2008	September 9, 2017
TA475768	50,000,000	October 24, 2008	October 24, 2017
TA481181	19,798,531.12	November 18, 2008	November 17, 2017

EXHIBIT A

FORM OF PROMISSORY NOTE (BRAZILIAN LAW)

Promissory Note

ARACRUZ CELULOSE S.A., a company duly organized and existing under the laws of Brazil, with its principal place of business at Rodovia Aracruz/Barra do Riacho, Km 25, s/n°, in city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61 (the “Issuer”), herein represented by its legal representatives, hereby unconditionally promises to pay, at sight, upon presentation of this Note to, or to the order of, ARACRUZ TRADING INTERNATIONAL LTD. (“Aracruz Trading”), a company duly organized and existing under the laws of the Republic of Hungary, having its principal place of business at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-19-107520, the amount of U.S.$[•](3) ([•] U.S. Dollars).

Payment under this Note shall be made by the Issuer in Brazil based on the exchange rate (sale) for U.S. Dollars published by the Central Bank of Brazil on screen PTAX 800, option 5, of its data system (Sisbacen, or any successor screen), one business day prior to the date payment is to be made.

This Note is issued pursuant to a certain Export Finance Agreement dated May 13, 2009 (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified), among the Issuer, Aracruz Trading, the Collateral Agent, the Brazilian Collateral Agent and Deutsche Bank Trust Company Americas, as Administrative Agent.

This Note may be presented for payment at any time until [•].

[place of issuance], [date].

ARACRUZ CELULOSE S.A. (Issuer)

Name:
Title:

Name:
Title:

(3) Note: The Note issued at Closing should reflect the principal amount and the interest expected to accrue during the first Interest Period.

EXHIBIT Q
to Export Prepayment Facility Agreement and Secured Loan

FORM OF ARACRUZ CELULOSE INSTRUCTION LETTER

[place and date]

[FUNDING LENDER / FUNDING LENDER’S DESIGNEE]
[Full Address]

With copy to:

[ADMINISTRATIVE AGENT]
[Full Address]

Ladies and Gentlemen:

Reference is made to the Export Prepayment Facility Agreement and Secured Loan (the “Agreement”) dated as of May 13, 2009, by and among Aracruz Trading International Ltd., as Borrower, Aracruz Celulose S.A. (“Aracruz Celulose”), Alícia Papéis S.A. and Aracruz Celulose (USA) Inc., as Guarantors, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, The Bank of New York Mellon, as U.S. Collateral Agent and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as Brazil Collateral Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

This letter is the “Aracruz Celulose Instruction Letter” contemplated by the Agreement, and we hereby authorize and irrevocably instruct you to:

(i)                       convert into Reais the proceeds credited to account No. [•] held by Aracruz Celulose at [Brazilian Affiliate of such Funding Lender or another Brazilian bank authorized to operate in the foreign exchange market designated in writing by such Funding Lender prior to the disbursement in its sole discretion] (the “Receiving Bank”), as per the Aracruz Trading Payment Order, pursuant to a Foreign Exchange Contract to be entered into between Aracruz Celulose and the Receiving Bank, in the total amount of US$ [•], based on the FX Rate, as defined below, and to the making of debits and credits to account No. [•] held by Aracruz Celulose with the Receiving Bank as necessary to perform the conversion of proceeds described in this clause (i) and, immediately thereafter

(ii)                    apply the net proceeds in Reais resulting from the conversion made pursuant to item (i) above for the payment of the Real-Denominated Obligations owed by Aracruz Celulose to [Brazilian Affiliate of Funding Lender], it being understood that for such purpose the Receiving Bank shall be authorized to debit and withdraw the relevant proceeds from the account No. [•] held by Aracruz Celulose

“FX Rate” means, as of any date of determination, the Real/U.S. Dollar offered rate for U.S. Dollars at the close of business on such date of determination, expressed as the amount of Reais per one U.S. Dollar, for settlement in two (2) Business Days, reported by the Central Bank on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Câmbio” or Exchange Rate Inquiry), Option 5 (“Cotações para Contabilidade” or Rates for Accounting Purposes), bid rate minus a spread to be agreed between Aracruz Celulose and each Funding Lender in the relevant Foreign Exchange Contract.

The instructions contained herein are irrevocable and unconditional for all legal purposes, and shall be deemed to be in the interest of [Funding Lender] [if applicable: and [the Brazilian Affiliate of the Funding Lenders]], therefore enjoying the benefits set out in article 684 of the Brazilian Civil Code.

Please confirm your acceptance of the foregoing instructions and orders by returning to us a copy of this letter duly signed by your authorized representatives.

Yours faithfully,

ARACRUZ CELULOSE S.A.

By:

Name:
Title:

EXHIBIT R

to Export Prepayment Facility Agreement and Secured Loan

FORM OF ARACRUZ TRADING PAYMENT ORDER

[place and date]

[FUNDING LENDER/FUNDING LENDER’S DESIGNEE]
[Full Address]

With copy to:

[ADMINISTRATIVE AGENT]
[Full Address]

Ladies and Gentlemen:

Reference is made to the Export Prepayment Facility Agreement and Secured Loan (the “Agreement”)) dated as of May 13, 2009, by and among Aracruz Trading International Ltd., as Borrower, Aracruz Celulose S.A. (“Aracruz Celulose”), Alícia Papéis S.A. and Aracruz Celulose (USA) Inc., as Guarantors, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, The Bank of New York Mellon, as U.S. Collateral Agent and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as Brazil Collateral Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

This letter is the “Aracruz Trading Payment Order” contemplated by the Agreement, and we hereby authorize and irrevocably instruct you to transfer on our behalf all proceeds of the Loan of the [Funding Lender] under the Agreement, in the principal net amount of US$[•], from account No. [•] at your institution to account No. [•] held by Aracruz Celulose at [Brazilian Affiliate of such Funding Lender or another Brazilian bank authorized to operate in the foreign exchange market designated in writing by such Funding Lender prior to the disbursement in its sole discretion] (the “Receiving Bank”), for further credit to Aracruz Celulose.

The instructions contained herein are irrevocable and unconditional for all legal purposes, and shall be deemed to be in the interest of the [Funding Lender] [If applicable: and the [Brazilian Affiliate of the Funding Lender]], therefore enjoying the benefits set out in article 684 of the Brazilian Civil Code.

Please confirm your acceptance of the foregoing instructions and orders by returning to us a copy of this letter duly signed by your authorized representatives.

Yours faithfully,

ARACRUZ TRADING INTERNATIONAL LTD.

By:

Name:
Title:

Signature Page to Aracruz Trading
Payment Order

EXHIBIT S
to Export Prepayment Facility Agreement and Secured Loan

FORM OF JOINDER FOR GUARANTORS

THIS JOINDER dated as of [•](1), (this “Joinder”) is executed and delivered by [Name of Acceding Material Subsidiary], a [partnership][limited liability company][corporation] organized and existing under the laws of [•](2) (the “Additional Guarantor”). By execution and delivery of this Joinder to the [Administrative Agent (as defined below)], the Additional Guarantor hereby represents, warrants, covenants and agrees as follows:

1.         The Additional Guarantor is a Material Subsidiary as defined by reference to the Export Prepayment Facility Agreement and Secured Loan (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) dated as of May 13, 2009, among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A., Aracruz Celulose (USA) Inc. and each other Person that becomes an Additional Guarantor thereunder, as the “Guarantors” thereunder, the Lenders signatories thereto and each other Person that becomes a “Lender” thereunder, Deutsche Bank Trust Company Americas, as the Administrative Agent, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent.

2.         By execution and delivery of this Joinder, the Additional Guarantor will become a party to the Credit Agreement pursuant to Section 8.25 thereunder and to the other Loan Documents (as defined in the Credit Agreement), and will be legally bound thereby. The Additional Guarantor hereby (a) makes (with respect to itself) the representations and warranties in Section 7.1 and Sections 7.3 to 7.5 of the Credit Agreement, which are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, and (b) agrees that it will be subject to each of the covenants and agreements of a “Guarantor” (as defined in the Credit Agreement) under the Credit Agreement.

3.         This Joinder shall be deemed to be a part of the Credit Agreement and together with the Credit Agreement shall form a single agreement among the parties (including, without limitation, the Additional Guarantor) to the Credit Agreement.

4.         The address of the Additional Guarantor (to which all communications and notices to the Additional Guarantor are to be sent in accordance with Section 12.3 of the Credit Agreement) is:

[Name of Acceding Material Subsidiary]

[Address]

Facsimile No.: [•]

(1) Insert date when a Subsidiary becomes a Material Subsidiary in accordance with Section 8.25 of the Credit Agreement.

(2) Insert place of incorporation of the Acceding Material Subsidiary.

Attention: [•]

5.         This Joinder and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

6.         The Additional Guarantor hereby confirms that it has appointed the Process Agent as its agent and true and lawful attorney-in-fact in accordance with Section 12.13(b) of the Credit Agreement.

IN WITNESS WHEREOF, the Additional Guarantor has caused its duly authorized officer to duly execute and deliver this Joinder as of the date first above written.

[NAME OF ACCEDING MATERIAL SUBSIDIARY]

By:
Name:
Title:

By:
Name:
Title:

JOINDER FOR GUARANTORS
ACKNOWLEDGED BY:
DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

S-2

EXHIBIT T
to Export Prepayment Facility Agreement and Secured Loan

FORM OF SUCCESSOR ENTITY JOINDER

THIS JOINDER dated as of                           (this “Joinder”), is executed and delivered by [Name of Acceding Successor Entity], a [partnership] [limited liability company] [corporation] organized and existing under the laws of                           (the “Successor Entity”). By execution and delivery of this Joinder to the Administrative Agent (as defined below), the Successor Entity hereby represents, warrants, covenants and agrees as follows:

1.         The Successor Entity is a “Successor Entity” as defined in Section 8.12(a) of the Export Prepayment Facility Agreement and Secured Loan (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) dated as of May 13, 2009, among Aracruz Trading International Ltd., as the Borrower, Aracruz Celulose S.A., Alicia Papéis S.A., Aracruz Celulose (USA) Inc. and each other Person that becomes an Additional Guarantor thereunder, as the “Guarantors” thereunder, the Lenders signatories thereto and each other Person that becomes a “Lender” thereunder, Deutsche Bank Trust Company Americas, as the Administrative Agent thereunder, The Bank of New York Mellon, as the U.S. Collateral Agent, and BNY Mellon Serviços Financeiros Distribuidora de Títulos e Valores Mobiliários S.A., as the Brazil Collateral Agent.

2.         By execution and delivery of this Joinder, the Successor Entity will become a party to the Credit Agreement pursuant to Section 8.12 thereunder and to the other Loan Documents (as defined in the Credit Agreement) to which [ENTITY TO WHICH THE SUCCESSOR ENTITY IS SUCCEEDING] is a party and will be legally bound thereby. The Successor Entity hereby (a) makes (with respect to itself) each of the representations and warranties in Section 7.1 and Sections 7.3 to 7.5 of the Credit Agreement, which are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of the date hereof, and (b) agrees that it will be subject to each of the covenants and agreements of [ENTITY TO WHICH THE SUCCESSOR ENTITY IS SUCCEEDING] under the Credit Agreement and the other Loan Documents to which such person is a party.

3.         This Joinder shall be deemed to be a part of the Credit Agreement and together with the Credit Agreement shall form a single agreement among the parties (including, without limitation, the Successor Entity) to the Credit Agreement.

4.         The address of the Successor Entity (to which all communications and notices to the Successor Entity are to be sent in accordance with Section 12.3 of the Credit Agreement) is:

[Name of Acceding Successor Entity]
[Address]
Facsimile No.: [•]
Attention: [•]

5.         This Joinder and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.

6.         The Successor Entity hereby confirms that it has appointed the Process Agent as its agent and true and lawful attorney-in-fact in accordance with Section 12.13(b) of the Credit Agreement.

IN WITNESS WHEREOF, the Successor Entity has caused its duly authorized officer to duly execute and deliver this Joinder as of the date first above written.

[NAME OF ACCEDING SUCCESSOR ENTITY]

By:
Name:
Title:

JOINDER FOR SUCESSOR ENTITY
ACKNOWLEDGED BY:
DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title:

T-2

EXHIBIT U
to Export Prepayment Facility Agreement and Secured Loan

GUARANTY AGREEMENT

GUARANTY AGREEMENT, dated as of [•], 2009 (as it may be amended from time to time, this “Guaranty”), among:

(a)        ARACRUZ CELULOSE S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61, herein represented by its legal representatives in accordance with its by-laws (“Aracruz”); and

(b)       BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61, herein represented by its representatives in accordance with its by-laws, acting herein in the capacity of collateral agent and representative (in such capacity, together with its successors in such capacity, the “Collateral Agent”) of certain creditors (each such creditor being referred to as a “Lender”) of Aracruz Trading International Ltd., a company duly organized and existing under the laws of the Republic of Hungary, headquartered at 2161 Csomád, Akácos út 10-11, Hungary, enrolled with the Court of Registration under No. 13-09-107520 (“Aracruz Trading”), under the Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, executed among Aracruz Trading, Aracruz, Alícia Papéis S.A., Aracruz Celulose (USA), Inc. and the following Lenders: Banco Itaú BBA S.A. - Nassau Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Nassau Branch, located at [•] (“Itaú BBA”), Banco Santander, S.A., a financial institution duly organized and validly existing under the laws of Spain, headquartered at [•], in [•] (“Santander”), Banco Santander, S.A., Grand Cayman Branch, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“Santander Cayman”), Barclays Bank plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Barclays”), BNP Paribas, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“BNP”), Calyon, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Calyon”), Citibank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Citibank”), Deutsche Bank AG - London Branch, a financial institution duly organized and validly existing under the laws of Germany, headquartered at [•], in [•], acting through its London Branch, located at [•] (“DB”), Goldman Sachs Bank (Europe) Plc, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“GS”), HSBC Bank Brasil S.A. - Banco Múltiplo, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“HSBC”), JP Morgan Chase Bank, N.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“JP Morgan”), Merrill Lynch Credit Products, LLC, a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“ML”), Banco Bilbao Viscaya Argentaria S.A., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Grand Cayman Branch, located at [•] (“BBVA”), ING Bank N.V., a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•], acting through its Curaçao Branch, located at [•] (“ING”), and Lehman Brothers Special Financing Inc. - DIP a financial institution duly organized and validly existing under the laws of [•], headquartered at [•], in [•] (“Lehman”).

RECITALS

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make loans or extend credit in the form of loans (the “Loans”), as the case may be, to Aracruz Trading (as borrower) in an aggregate principal amount of U.S.$[•]; and

WHEREAS, in order to secure the prompt and punctual payment of all of Aracruz Trading’s obligations under the Credit Agreement (such obligations being hereinafter referred to as “Secured Obligations” are more fully detailed below), Aracruz has agreed to render the guaranty provided for herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1         Certain Defined Terms. (a) The terms used herein and initialized by capital letters, except if otherwise provided for in this Guaranty, shall have the same meaning ascribed to them in the Credit Agreement. All the terms defined in this Guaranty shall have the same meaning whenever used in any other certificate or document delivered or prepared in relation to this Guaranty, except if otherwise provided for in such certificate or document.

(b)       All references to the Collateral Agent contained in this Guaranty shall be construed as references to the Collateral Agent, in its capacity as representative of the Lenders.

ARTICLE II
GUARANTY

Section 2.1         Guaranty. Aracruz hereby unconditionally guarantees the punctual payment when due (either in the original maturity date, in case of acceleration or in any other date as provided in the Credit Agreement) of any and all Secured Obligations (as described and defined in Section 3 below) of Aracruz Trading now or hereafter existing and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Collateral Agent in enforcing any rights under this Guaranty, in the exclusive benefit of the Lenders. Upon the failure by Aracruz Trading to pay any of the Secured Obligations when due, the Collateral Agent may proceed directly and at once against Aracruz to collect payment from Aracruz hereunder without first having to exhaust any remedies against Aracruz Trading.

ARTICLE III
SECURED OBLIGATIONS

Section 3.1         Secured Obligations. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aracruz hereby unconditionally and irrevocably, jointly and severally, guarantees the full and punctual payment of (i) all principal of all Loans outstanding under the Credit Agreement, (ii) all interest (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of Aracruz Trading (or would accrue but for the operation of applicable bankruptcy or insolvency laws, whether or not such interest is allowed or allowable as a claim in any such proceedings) on such Loans and (iii) all other amounts now or hereafter payable by Aracruz Trading pursuant to the Credit Agreement and any other agreement related to it (collectively, the “Loan Documents”) when due (whether at stated maturity, upon acceleration or otherwise), and performance of all obligations (of any nature whatsoever) of Aracruz Trading under the Loan Documents, as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guarantee of payment and not merely of collection. If Aracruz Trading fails to pay any Secured Obligation punctually when due, Aracruz agrees that it will forthwith on demand pay the amount not so paid at the place and in the manner specified in this Guaranty.

ARTICLE IV
GUARANTY ABSOLUTE

Section 4.1         Guaranty Absolute. Aracruz hereby unconditionally guarantees that the Secured Obligations will be paid strictly in accordance with the terms set forth in the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto. Aracruz hereby expressly waives the benefits set forth in the following articles of Brazilian Law: articles 366, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and articles 77 and 595 of the Brazilian Code of Civil Procedure. The liability of Aracruz under this Guaranty shall be absolute and unconditional irrespective of:

(a)        any lack of validity or enforceability relating to the Loan Documents;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure therefrom;

(c)        any exchange, release, collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Secured Obligations; or

(d)       any other circumstance which might otherwise constitute a defense available to, or a discharge of, Aracruz Trading in respect of the Secured Obligations or Aracruz in respect of this Guaranty, and shall not be affected by any compromise, arrangement (including bankruptcy) or any plan of reorganization affecting Aracruz Trading.

ARTICLE V
CONTINUING GUARANTY

Section 5.1         Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by the Collateral Agent upon the insolvency, bankruptcy, reorganization, recuperação judicial, recuperação extrajudicial, falência or similar event of Aracruz Trading or otherwise, all as though such payment had not been made.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1         Representations and Warranties. Aracruz hereby represents and warrants to the Collateral Agent that on the date hereof and during the term of effectiveness of this Guaranty, in relation to supervening facts and circumstances:

(a)        the guarantee herein rendered shall be enforceable in accordance with its terms and conditions against Aracruz, except as enforceability thereof may be limited by (i) applicable the bankruptcy, insolvency, reorganization, recuperação judicial, recuperação extrajudicial, liquidation, dissolution, arrangement or winding up or composition or readjustment of debts, or other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or equity);

(b)       the execution and performance of this Guaranty do not constitute any conflict, violation or default under any material contractual obligation of Aracruz; and

(c)        it has the powers and authorities required to (i) execute this Guaranty, and (ii) perform the obligations herein provided for.

ARTICLE VII
REGISTRATION

Section 7.1         Registration. (a) Aracruz undertakes to provide to the Collateral Agent (i) no later than seven (7) calendar days as from the execution hereof, evidence of filing for registration of this Guaranty, together with its sworn translation into Portuguese, with the competent Registry of Titles and Deeds (Registro de Títulos e Documentos), and (ii) no later than five (5) Business Days after the date on which such registration is granted, evidence thereof.

(b)       All costs and expenses incurred as a result of the registrations mentioned in this Section shall be exclusively borne by the Aracruz.

ARTICLE VIII
SUBROGATION

Section 8.1         Subrogation. Unless otherwise permitted under the Credit Agreement, Aracruz hereby undertakes not to exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise until all the then outstanding Secured Obligations shall have been paid in full. If any amount shall be paid to Aracruz on account of such subrogation rights (and not otherwise permitted under the Credit Agreement) at any time when all the then outstanding Secured Obligations shall not have been paid in full, such amounts shall be held in trust for the benefit of the Collateral Agent and shall forthwith be paid to the Collateral Agent to be credited and applied to the Secured Obligations, subject to the terms of the Credit Agreement. If (i) Aracruz shall make payment to the Collateral Agent, for the exclusive benefit of the Lenders, of all or any part of the Secured Obligations and (ii) all the Secured Obligations shall be paid in full, the Collateral Agent will, at Aracruz reasonable request, execute and deliver to Aracruz appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Aracruz of any interest in the Secured Obligations resulting from such payment by Aracruz.

ARTICLE IX
PAYMENTS FREE AND CLEAR OF TAXES, ETC.

Section 9.1         Payments Free and Clear of Taxes, etc. (a) Any and all payments made by Aracruz hereunder shall be in United States Dollars and made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions of any Taxes, and duly grossed-up, as provided in the Credit Agreement.

(b)    In addition, Aracruz agrees to pay any present or future stamp or documentary taxes, or any other excise or property taxes, charges or similar levies which may arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty (hereinafter referred to as “Other Taxes”).

(c)    Aracruz will indemnify the Collateral Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Collateral Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Collateral Agent makes written demand therefor.

(d)    If (i) Aracruz shall make payment to the Collateral Agent of all or any part of the Taxes or Other Taxes and (ii) all the Taxes or Other Taxes shall be paid in full by Aracruz, the Collateral Agent will, at Aracruz reasonable request, execute and deliver to Aracruz appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Aracruz of any interest in the Taxes or Other Taxes resulting from such payment by Aracruz.

ARTICLE X
JUDGMENT

Section 10.1       Judgment. (a) If, for the purposes of obtaining a judgment in any competent court, it is necessary to convert a sum due under any of the Loan Documents in United States Dollars into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase United States Dollars with such other currency on the Business Day preceding that on which final judgment is given.

(b)       The obligation of Aracruz in respect of any sum due in United States Dollars from it to the Collateral Agent hereunder shall be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in such other currency the Collateral Agent may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than the sum originally due to the Collateral Agent in United States Dollars, Aracruz agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent against such loss, and if the United States Dollars so purchased exceed the sum originally due to the Collateral Agent in United States Dollars, the Collateral Agent agrees to remit to Aracruz such excess.

ARTICLE XI
MISCELLANEOUS

Section 11.1       Cumulative Rights. The rights, powers and remedies of the Collateral Agent under this Guaranty are cumulative and additional to the rights, powers and remedies available to the Collateral Agent under the Credit Agreement, the law or in equity and may be successively or concomitantly exercised, without prejudice to any other right, power or remedy as a result of the exercise of any other right, power or remedy.

Section 11.2       Other Security Interests. The guarantee granted hereunder shall be in addition to and irrespective of any other guarantee or security interest that the Collateral

Agent or the Lenders (either jointly or individually) are beneficiaries, from time to time, in relation to the Secured Obligations.

Section 11.3       Notices and Communications. Any notice or communication required or permitted under this Guaranty shall be made in writing and shall be deemed served and made if sent by facsimile (with confirmation of receipt), personal delivery or mail with evidence of receipt thereof (“AR”) to the address indicated in writing by the party to which it shall be sent and shall be deemed effective on the date of receipt thereof. Before accepting and complying with the terms of any communication sent via fax, the party receiving such communication is entitled (but not obliged) to contact the sender, via telephone or otherwise, in order to confirm its authenticity. Unless the parties have received a notice otherwise, such communications or notices shall be sent to the following addresses:

If to the Collateral Agent:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Av. Pres. Juscelino Kubitschek 1455, 6º andar

04543-011

São Paulo, SP

Brazil

Att: Sra. Soraya Lysenko

Telephone: (55 11) 3050-8370

Fax: (55 11) 3050-8002

E-mail: slysenko@bnymellon.com.br

If to Aracruz:

ARACRUZ CELULOSE S.A.

Att.: Diretoria

Av. Brigadeiro Faria Lima, 2277, 4º andar

CEP 01452-000

São Paulo, SP.

Att.: [•]

Telephone: (55 11) 3301 4202

Fax: (55 11) 3301 4111

E-mail: mgrodetzky@aracruz.com.br; jlb@aracruz.com.br

Section 11.4       Waivers and Amendments. No amendment to any of the provisions of this Guaranty (including any waiver or consent) shall be valid unless it is made in writing and executed by all the parties hereof.

Section 11.5       Transfer, Assignment under the Credit Agreement. In case any of the Lenders transfers or assigns its credit right under the Credit Agreement, in whole or in part, the assignee of such credit right shall execute and deliver to the Collateral Agent a power of attorney substantially in the form of Exhibit A hereof in order to reflect the necessary amendments to this Guaranty and grant the Collateral Agent with the necessary powers to act as collateral agent and representative of such assignee under this Guaranty.

Section 11.6       Severability. In case any provision of this Guaranty is deemed null, unlawful or unenforceable under the applicable laws, such provision shall be deemed excluded from this Guaranty and shall not affect any of the other provisions herein. To replace any excluded provision, the parties shall negotiate a similar provision reproducing their original intent, as permitted by the applicable legislation.

Section 11.7       Entire Agreement; Successors and Assigns. This Guaranty contains all the understandings of the parties in relation to the subject-matters herein, and shall be binding upon the parties and their respective successors and permitted assigns, on any account.

Section 11.8       Governing Law; Jurisdiction. This Guaranty shall be governed and interpreted in accordance with the laws of the Federative Republic of Brazil. The parties hereof irrevocably and irretrievably agree to submit to the competent courts of the city of São Paulo, in the State of São Paulo, Brazil, any demand or controversies resulting from this Guaranty with express waiver to any other court, no matter how privileged it may be.

Section 11.9       Enforcement. This Guaranty constitutes an extrajudicial execution instrument (título executivo extrajudicial) in accordance with provisions of items II and III of article 585 of the Brazilian Code of Civil Procedure.

Section 11.10     Effectiveness. This Guaranty shall become effective on the date hereof and remain in full force and effect until all Secured Obligations have been fully satisfied.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Agreement to be duly executed and delivered as of the day and year first above written.

ARACRUZ CELULOSE S.A.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:
ID:	ID:

BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

Name:	Name:

ID:	ID:

EXHIBIT A
to the Guaranty Agreement

FORM OF POWER OF ATTORNEY
(as per Section 11.5)

By this power of attorney, [ASSIGNEE], a company duly organized and validly existing under the laws of [•], headquartered at [•], in [•], herein represented by its legal representatives in accordance with its by-laws (“Grantor”), hereby appoints and constitutes BNY MELLON SERVIÇOS FINANCEIROS DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution headquartered at Avenida Presidente Wilson, 231, 11th Floor, city of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 02.201.501/0001-61 (together with any of its successor, the “Collateral Agent”), as Grantor’s lawful attorney-in-fact, to the greatest extent permitted by law, to act as Grantor’s collateral agent and representative under the Guaranty Agreement dated as of [•], 2009, executed among the Collateral Agent and Aracruz Celulose S.A., a company duly organized and validly existing under the laws of Brazil, headquartered at Rodovia Aracruz/Barra do Riacho, Km 25, s/nº, city of Aracruz, State of Espírito Santo, Brazil, enrolled with the General Taxpayers’ Register (CNPJ) under No. 42.157.511/0001-61 (the “Guaranty”), in connection with a certain Export Prepayment Facility Agreement and Secured Loan (the “Credit Agreement”), dated as of May 13, 2009, and to take any and all applicable measures and actions, of whatever nature, either required or convenient, in relation to, and subject to the terms and conditions of, the Guaranty, including, but not limited to, amend the Guaranty in connection with the [transfer/assignment] of credit under the Credit Agreement as per the [name of instrument], dated as of [•], by means of which [name of bank] assigned to Grantor [amount] of its credit right thereunder, and to execute any and all necessary documents accordingly.

This power of attorney shall be valid, effective and remain in full force until all Secured Obligations have been fully satisfied under the Guaranty in accordance with the terms and conditions thereof.

Terms initialized by capital letters used herein but not herein defined shall have the meaning ascribed to them in the Guaranty.

The Collateral Agent may delegate (substabelecer), in whole or in part, the powers hereunder conferred upon it.

The duly authorized representatives of Grantor have executed this power of attorney as of [•], 2009.

[ASSIGNEE]

SCHEDULE 1
to Export Prepayment Facility and Secured Loan

AMORTIZATION SCHEDULE

Principal Repayment Date	No. of Repayments	Amount of Principal to be Repaid

June 30, 2009	1
December 31, 2009	2
March 31, 2010	3
June 30, 2010	4
September 30, 2010	5
December 31, 2010	6
March 31, 2011	7
June 30, 2011	8
September 30, 2011	9
December 31, 2011	10
March 31, 2012	11
June 30, 2012	12
September 30, 2012	13
December 31, 2012	14
March 31, 2013	15
June 30, 2013	16
September 30, 2013	17
December 31, 2013	18
March 31, 2014	19
June 30, 2014	20
September 30, 2014	21
December 31, 2014	22
March 31, 2015	23
June 30, 2015	24
September 30, 2015	25
December 31, 2015	26
March 31, 2016	27
June 30, 2016	28
September 30, 2016	29
December 31, 2016	30
March 31, 2017	31
June 30, 2017	32
September 30, 2017	33
December 31, 2017	34

1

SCHEDULE 2
to Export Prepayment Facility Agreement and Secured Loan

ELIGIBLE OFFTAKERS

CUSTOMER	COUNTRY
AUSTRALIAN PAPER	AUSTRALIA
ENCORE TISSUE (AUST) PTY LTD.	AUSTRALIA
KIMBERLY CLARK AUSTRALIA PTY. LTD	AUSTRALIA
SCA HYGIENE AUSTRALASIA	AUSTRALIA
MONDI NEUSIEDLER GMBH	AUSTRIA
MONDI UNCOATED FINE PAPER SALES GMB	AUSTRIA
SAPPI AUSTRIA PRODUKTIONS GMBH & CO	AUSTRIA
PAN AMERICAN FIBER MARKETING LTD.	BAHAMAS
OLAYAN KIMBERLY-CLARK BAHRAIN	BAHRAIN
AHLSTROM MALMEDY S.A.	BELGIUM
IRVING TISSUE CORPORATION	CANADA
KIMBERLY CLARK CORPORATION	CANADA
TECHNOCELL INC.	CANADA
METSO PAPER KARLSTAD AB	FINLAND
AHLSTROM LABELPACK	FRANCE
AHLSTROM SPECIALTIES S.A.	FRANCE
GEORGIA-PACIFIC FRANCE	FRANCE
KIMBERLY CLARK SNC	FRANCE
P&G INTERNATIONAL OPERATIONS SA	FRANCE
SCA HYGIENE PRODUCTS OPERATIONS SNC	FRANCE
UPM KYMMENE FRANCE	FRANCE
AHLSTROM OSNABRÜCK GMBH	GERMANY
DREWSEN SPEZIALPAPIERE GMBH	GERMANY
FELIX SCHOELLER JR. GMBH & CO. KG	GERMANY
GLATFELTER GERNSBACH GMBH & CO. KG	GERMANY
HAHNEMÜHLE FINEART GMBH	GERMANY
HAKLE-KIMBERLY GMBH	GERMANY
JACOB JUERGENSEN PAPIER	GERMANY
KOEHLER DECOR GMBH & CO. KG	GERMANY
KOEHLER KEHL GMBH	GERMANY
NEENAH GESSNER GMBH	GERMANY
NORDLAND PAPIER GMBH	GERMANY
PAPIERFABRIK AUGUST KOEHLER AG	GERMANY
SAPPI FINE PAPERS (PTY) LTD.	GERMANY
SCA HYGIENE PRODUCTS GMBH	GERMANY
TECHNOCELL DECOR GMBH & CO. KG	GERMANY
VOITH PAPER FABRICS DÜREN GMBH	GERMANY
VOITH PAPER FABRICS GMBH & CO. KG	GERMANY
GEORGIA PACIFIC HELLAS SA	GREECE

CUSTOMER	COUNTRY
ACCEL PRODUCTS LIMITED	HONG KONG
GOLD EAST TRADING (HONG KONG)CO LTD	HONG KONG
JACOB JUERGENSEN CHINA LTD.	HONG KONG
KEI SHING TRADING CO., LTD.	HONG KONG
SOJITZ (HONG KONG) LIMITED	HONG KONG
HOGLA-KIMBERLY LTD.	ISRAEL
AHLSTROM TURIN SPA	ITALY
BURGO GROUP S.P.A.	ITALY
CARTIERE DEL GARDA S.P.A.	ITALY
GEORGIA-PACIFIC S.R.L.	ITALY
ALL NIPPON AIRWAYS TRADING CO., LTD	JAPAN
MARUBENI CORPORATION	JAPAN
MITSUBISHI PAPER SALES CO., LTD.	JAPAN
NISSHO IWAI PAPER & PULP CORP.	JAPAN
NP TRADING CO., LTD.	JAPAN
TOMOEGAWA PAPER CO., LTD.	JAPAN
GRUPO PAPELERO SCRIBE, S.A. de CV	MEXICO
KIMBERLY CLARK DE MEXICO S.A. B. DE	MEXICO
PROCTER & GAMBLE INTERNATIONAL	MEXICO
THE PROCTER & GAMBLE PAPER PRODUCTS	MEXICO
GEORGIA-PACIFIC NEDERLAND B.V.	NETHERLANDS
VERBRUGGE SCALDIA TERMINALS BV	NETHERLANDS
MALTADECOR S.A.	POLAND
UPM-KYMMENE ASIA PACIFIC PTE LTD.	SINGAPORE
AHLSTROM KOREA CO., LTD.	SOUTH KOREA
ARTONE PAPER MFG. CO., LTD.	SOUTH KOREA
EN PAPER MFG. CO., LTD.	SOUTH KOREA
MIRAE PAPER CO., LTD.	SOUTH KOREA
WILTRON CO., LTD.	SOUTH KOREA
YUHAN-KIMBERLY LTD	SOUTH KOREA
AHLSTROM BARCELONA, SA	SPAIN
KIMBERLY-CLARK S.L.	SPAIN
EKMAN & CO AB	SWEDEN
KIMBERLY CLARK TAIWAN	TAIWAN
IPEK KAGIT SANAYI VE TICARET	TURKEY
AHLSTROM CHIRNSIDE LTD.	UNITED KINGDOM
KC EUROPE LTD. C/O KC EUR SERV LTD	UNITED KINGDOM
KIMBERLY-CLARK EUROPE LTD.	UNITED KINGDOM
P&G INTERNATIONAL OPERATIONS SA	UNITED KINGDOM
SCA HYGIENE PRODUCTS MANCHESTER LTD	UNITED KINGDOM
AHLSTROM FILTRATION	USA
ALPHA INTERNATIONAL TRADING COMPANY	USA
CENTRAL NATIONAL	USA

CUSTOMER	COUNTRY
CLEARWATER PAPER CORPORATION	USA
FIBERMARK, INC	USA
FIBRE SOURCE INTERNATIONAL CORP.	USA
FIBRO SOURCE USA INC.	USA
FIRST QUALITY TISSUE, LLC	USA
GAF MATERIALS CORPORATION	USA
GEORGIA PACIFIC	USA
HOLLINGSWORTH & VOSE COMPANY	USA
KIMBERLY CLARK GLOBAL SALES INC.	USA
KNOWLTON TECHNOLOGIES, LLC.	USA
KRUGER TISSUE GROUP	USA
MEADWESTVACO CORPORATION	USA
ROSES SOUTHEAST PAPERS LLC.	USA
SMURFIT MUNKSJO PAPER	USA
THE PROCTER & GAMBLE COMPANY	USA

SCHEDULE 3
to Export Prepayment Facility Agreement and Secured Loan

EXISTING DEBT

A. U.S. Dollar-Denominated Debt:

Agreement	Creditor	Principal Amount Outstanding

Export Prepayment	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$	30,000,000	(1)

Export Prepayment	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$	50,000,000	(2)

Export Prepayment	Sumitomo Mitsui Banking Corporation	U.S.$	50,000,000	(3)

Export Prepayment	Nordea Bank A.B.	U.S.$	50,000,000

Export Prepayment	Bradesco S.A.	U.S.$	150,000,000

Export Prepayment	Banco do Brasil S.A.	U.S.$	449,000,000

Export Prepayment	BNP Paribas	U.S.$	100,000,000

ACC/ACE	Banco Itaú BBA S.A.	U.S.$	45,000,000

ACC/ACE	Bradesco S.A.	U.S.$	50,000,000

Terminated Derivative Obligations	Barclays Bank PLC	U.S.$	30,965,947

Terminated Derivative Obligations	Banco Calyon Brasil	U.S.$	419,660,417

Terminated Derivative Obligations	Citibank, N.A.	U.S.$	219,281,110

Terminated Derivative Obligations	Deutsche Bank AG	U.S.$	275,000,000

Terminated Derivative Obligations	JP Morgan Chase Bank, N.A.	U.S.$	303,956,128

Terminated Derivative Obligations	Merrill Lynch Capital Services, Inc.	U.S.$	40,889,272

Terminated Derivative Obligations	Lehman Brothers Special Financing Inc.	U.S.$	73,400,000

Lender Bilateral Debt	ABN Amro Bank N.V.	U.S.$	160,000,000

Lender Bilateral Debt	Banco Bilbao Vizcaya Argentaria, S.A.	U.S.$	50,000,000	(4)

Lender Bilateral Debt	Calyon, New York Branch	U.S.$	50,000,000

Lender Bilateral Debt	ING Bank N.V.	U.S.$	100,000,000

Lender Bilateral Debt	Banco Santander S.A.	U.S.$	150,000,000

(1) 20% of the outstanding principal amount (U.S.$6,000,000) will be prepaid.

(2) 20% of the outstanding principal amount (U.S.$10,000,000) will be prepaid.

(3) 20% of the outstanding principal amount (U.S.$10,000,000) will be prepaid.

(4) 10% of the outstanding principal amount (U.S.$5,000,000) will be prepaid.

1

B. Real-Denominated Debt:

Agreement	Creditor	Principal Amount Outstanding

BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	23,953,845

BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	135,696,318

BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	512,164,732

Terminated Derivative Obligations	Banco ABN Amro Real S.A.	R$	441,574,789

Terminated Derivative Obligations	Banco BNP Paribas Brasil S.A.	R$	411,801,000

Terminated Derivative Obligations	Goldman Sachs do Brasil S.A.	R$	93,450,000

Terminated Derivative Obligations	HSBC Bank Brasil S.A.	R$	270,403,500

Terminated Derivative Obligations	Banco Itaú BBA S.A.	R$	101,285,000

Terminated Derivative Obligations	Banco Santander S.A.	R$	253,819,129

Rural Credit (Crédito Rural)	Bradesco S.A.	R$	10,000,000

Derivative Transaction	ING Bank, N.V., Filial de São Paulo	R$	23,689,653	(1)

Derivative Transaction	HSBC Bank Brasil S.A. - Banco Múltiplo	R$	6,147,700	(1)

Derivative Transaction	Citibank, N.A.	R$	22,667,345	(1)

Export Credit Note (Nota de Crédito à Exportação)(2)	HSBC Bank Brasil S.A.	R$	94,014,000

(1) Net termination value as of May 6, 2009.

(2) Debt incurred by Portocel.

2

SCHEDULE 3(a)
to Export Prepayment Facility Agreement and Secured Loan

TERMINATED DERIVATIVE OBLIGATIONS

A. U.S. Dollar-Denominated Debt:

Derivative Counterparty	Approximate Principal Amount owed under Terminated Derivative Obligations denominated in U.S. dollars

Barclays Bank plc	U.S.$	30,965,947

Banco Calyon Brasil	U.S.$	419,660,417

Citibank, N.A.	U.S.$	219,281,110

Deutsche Bank AG	U.S.$	275,000,000

JP Morgan Chase Bank, N.A.	U.S.$	303,956,128

Lehman Brothers Special Financing Inc.	U.S.$	73,400,000

Merrill Lynch Capital Services, Inc.	U.S.$	40,889,272

B. Real-Denominated Debt:

Derivative Counterparty	Approximate Principal Amount owed under Terminated Derivative Obligations denominated in Reais

Banco ABN Amro Real S.A.	R$	441,574,789

Banco BNP Paribas Brasil S.A.	R$	411,801,000

Goldman Sachs do Brasil S.A.	R$	93,450,000

HSBC Bank Brasil S.A.	R$	270,403,500

Banco Itaú BBA S.A.	R$	101,285,000

Banco Santander S.A.	R$	253,819,129

1

SCHEDULE 3(b)
to Export Prepayment Facility Agreement and Secured Loan

LENDER BILATERAL DEBT

Agreement	Creditor	Principal Amount Outstanding

Lender Bilateral Debt	ABN Amro Bank N.V.	U.S.$	160,000,000

Lender Bilateral Debt	Banco Bilbao Vizcaya Argentaria, S.A.	U.S.$	50,000,000	(1)

Lender Bilateral Debt	Calyon, New York Branch	U.S.$	50,000,000

Lender Bilateral Debt	ING Bank N.V.	U.S.$	100,000,000

Lender Bilateral Debt	Banco Santander S.A.	U.S.$	150,000,000

(1) 10% of the outstanding principal amount (U.S.$5,000,000) will be prepaid.

1

SCHEDULE 3(c)
to Export Prepayment Facility Agreement and Secured Loan

OTHER BILATERAL DEBT

A. U.S. Dollar-Denominated Debt:

Agreement	Creditor	Principal Amount Outstanding
Export Prepayment	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$	30,000,000	(1)

Export Prepayment	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	U.S.$	50,000,000	(2)

Export Prepayment	Sumitomo Mitsui Banking Corporation	U.S.$	50,000,000	(3)

Export Prepayment	Nordea Bank A.B.	U.S.$	50,000,000

Export Prepayment	Bradesco S.A.	U.S.$	150,000,000

Export Prepayment	Banco do Brasil S.A.	U.S.$	449,000,000

Export Prepayment	BNP Paribas	U.S.$	100,000,000

ACC/ACE	Banco Itaú BBA S.A.	U.S.$	45,000,000

ACC/ACE	Bradesco S.A.	U.S.$	50,000,000

(1) 20% of the outstanding principal amount (U.S.$6,000,000) will be prepaid.

(2) 20% of the outstanding principal amount (U.S.$10,000,000) will be prepaid.

(3) 20% of the outstanding principal amount (U.S.$10,000,000) will be prepaid.

B. Real-Denominated Debt:

Agreement	Creditor	Principal Amount Outstanding
BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	23,953,845
BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	135,696,318
BNDES Credit Agreement	Banco Nacional de Desenvolvimento Econômico e Social - BNDES	R$	512,164,732
Derivative Transaction	ING Bank, N.V., Filial de São Paulo	R$	23,689,653	(1)
Derivative Transaction	HSBC Bank Brasil S.A. - Banco Múltiplo	R$	6,147,700	(1)
Derivative Transaction	Citibank, N.A.	R$	22,667,345	(1)
Rural Credit (Crédito Rural)	Bradesco S.A.	R$	10,000,000
Export Credit Note (Nota de Crédito à Exportação)(2)	HSBC Bank Brasil S.A.	R$	94,014,000

(1) Net termination value as of May 6, 2009.

(2) Debt incurred by Portocel.

1

SCHEDULE 3(d)
to Export Prepayment Facility Agreement and Secured Loan

INTERCOMPANY DEBT

(Existing Export Prepayment Agreements between Aracruz Trading International Ltd. (as
Lender) and Aracruz Celulose S.A. (as Borrower).

ROF Nº	Principal Amounts (in U.S.$)	Disbursement Date	Final Maturity Date
TA397641	20,000,000	September 27, 2006	September 28, 2012
TA397645	20,000,000	September 27, 2006	September 28, 2012
TA397646	10,000,000	September 27, 2006	September 28, 2012
TA402678	10,000,000	November 10, 2006	April 23, 2010
TA421348	50,000,000	August 6, 2007	August 6, 2016
TA427586	13,000,000	May 3, 2007	May 3, 2015
TA427596	7,000,000	May 10, 2007	May 10, 2015
TA423914	5,000,000	May 31, 2007	November 30, 2016
TA423915	15,000,000	May 31, 2007	November 30, 2016
TA423916	15,000,000	May 31, 2007	May 31, 2016
TA423892	10,000,000	May 31, 2007	May 31, 2016
TA423882	25,000,000	May 30, 2007	November 30, 2016
TA425325	10,000,000	June 18, 2007	June 18, 2017
TA425333	20,000,000	June 18, 2007	June 18, 2017
TA486183	30,000,000	June 25, 2008	June 25, 2014
TA427064	50,000,000	June 29, 2007	June 29, 2017
TA429175	50,000,000	August 14, 2007	August 14, 2017
TA432010	50,000,000	September 27, 2007	September 6, 2011
TA436423	50,000,000	November 7, 2007	October 17, 2011
TA447085	25,000,000	December 31, 2007	December 28, 2015
TA447108	25,000,000	December 31, 2007	March 9, 2012
TA432753	88,416,666.73	June 20, 2007	June 20, 2010
TA443507	50,000,000	February 11, 2008	January 21, 2012
TA450939	50,000,000	April 17, 2008	March 26, 2012
TA461399	50,000,000	May 15, 2008	May 13, 2012
TA465538	50,000,000	July 2, 2008	July 7, 2013
TA467883	50,000,000	July 28, 2008	July 30, 2015
TA470250	50,000,000	August 19, 2008	August 19, 2016
TA472240	50,000,000	September 3, 2008	September 4, 2017
TA474749	50,000,000	September 9, 2008	September 9, 2017
TA475768	50,000,000	October 24, 2008	October 24, 2017
TA481181	19,798,531.12	November 18, 2008	November 17, 2017

1

SCHEDULE 4
to Export Prepayment Facility Agreement and Secured Loan

ASSOCIATED PROPERTY

I. PROPRIEDADES DA ARACRUZ CELULOSE S.A.

1. Imóveis localizados no município de CARLOS CHAGAS/MG:

1.1. Um imóvel rural denominado “FAZENDA EMBARÉ”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 55ha. 63a. 10ca. (cinqüenta e cinco hectares, sessenta e três ares, dez centiares), matriculado sob nº. 2560, Livro 02-H do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.642-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.807.145-0;

1.2. Um imóvel rural denominado “CÓRREGO DAS CAPOEIRAS”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 712ha. 10a. 51ca. (setecentos e doze hectares, dez ares, cinqüenta e um centiares), matriculado sob nº. 3177, Livro 02-J do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.035.394.467-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.697.816-2 e 7.097.308-3;

1.3. Um imóvel rural denominado “FAZENDA EMBARÉ”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 463ha. 93a. 82ca. (quatrocentos e sessenta e três hectares, noventa e três ares, oitenta e dois centiares), matriculado sob nº. 2686, Livro 02-I do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.046.009.830-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.067.185-2;

1.4. Um imóvel rural denominado “LAGOA SANTA”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 133ha. 10a. 69ca. (cento e trinta e três hectares, dez ares, sessenta e nove centiares), matriculado sob nº. 2534, Livro 02-H do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.017.640.425-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.676.162-3;

1.5. Um imóvel rural denominado “LAGOA SANTA”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 137ha. (cento e trinta e sete hectares), matriculado sob nº. 2536, Livro 02-H do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.046.006.408-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.593.284-6;

1.6. Um imóvel rural denominado “CÓRREGO DO ZINCO”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 78ha. 47a. 56ca. (setenta e oito hectares, quarenta e sete ares, cinqüenta e seis centiares), matriculado sob nº. 2535, Livro 02-H do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.046.000.833-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.910.684-5;

1.7. Um imóvel rural denominado “ CÓRREGO DO ZINCO E MORRO VERDE”, situado no Município de Carlos Chagas, Estado de Minas Gerais, constante da área de 78ha. 91a.

(setenta e oito hectares, noventa e um ares), matriculado sob nº. 423, Livro 02-A do Cartório de Registro de Imóveis da Comarca de Carlos Chagas/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 221.058.089.672-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.138.681-2.

2. Imóveis localizados no município de NANUQUE/MG:

2.1. Um imóvel rural denominado “CÓRREGO LIMOEIRO”, situado no Município de Nanuque, Estado de Minas Gerais, constante da área de 19ha. 36a. (dezenove hectares, trinta e seis ares), matriculado sob nº. 5500, Livro 02-S do Cartório de Registro de Imóveis da Comarca de Nanuque/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 437.042.012.360-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.521.511-6;

2.2. Um imóvel rural denominado “CÓRREGO SÃO MATEUS”, situado no Município de Nanuque, Estado de Minas Gerais, constante da área de 3.224ha. 67a. (três mil, duzentos e vinte e quatro hectares, sessenta e sete ares), matriculado sob nº. 7335, Livro 02-AB do Cartório de Registro de Imóveis da Comarca de Nanuque/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.062.003.255-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.521.516-7;

2.3. Um imóvel rural denominado “FAZENDA FLORESTA”, situado no Município de Nanuque, Estado de Minas Gerais, constante da área de 765ha. 10a. (setecentos e sessenta e cinco hectares, dez ares), matriculado sob nº. 7404, Livro 02-AB do Cartório de Registro de Imóveis da Comarca de Nanuque/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.062.004.910-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.625.405-8;

2.4. Um imóvel rural denominado “CÓRREGO LIMOEIRO”, situado no Município de Nanuque, Estado de Minas Gerais, constante da área de 107ha. 49a. 87ca. (cento e sete hectares, quarenta e nove ares, oitenta e sete centiares), matriculado sob nº. 5576, Livro 02-S do Cartório de Registro de Imóveis da Comarca de Nanuque/MG; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 413.062.007.269-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.828.921-0.

3. Imóveis localizados no município de ARACRUZ/ES:

3.1. Um imóvel rural denominado “BLOCO 03 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 21ha. 69a. 06ca. (vinte e um hectares, sessenta e nove ares, seis centiares), matriculado sob nº. 3180, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.245.160-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.845.831-0;

3.2. Um imóvel rural denominado “BLOCO 06 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 27ha. (vinte e sete hectares), matriculado sob nº. 3577, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.245.135-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.708-9;

3.3. Um imóvel rural denominado “BLOCO 11 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 664ha. 01a. 89ca. (seiscentos e sessenta e quatro hectares, um are, oitenta e nove centiares), matriculado sob nº. 12130, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.247.499-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.798-4;

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3.4. Um imóvel rural denominado “BLOCO 12 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 320ha. 60a. (trezentos e vinte hectares, sessenta ares), matriculado sob nº. 12052, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.247.502-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.800-0;

3.5. Um imóvel rural denominado “BLOCO 15 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 26ha. 85a. (vinte e seis hectares, oitenta e cinco ares), matriculado sob nº. 268, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.247.510-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.137-8;

3.6. Um imóvel rural denominado “BLOCO 08 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 194ha. 20a. (cento e noventa e quatro hectares, vinte ares), matriculado sob nº. 12331, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.245.127-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.041-0;

3.7. Um imóvel rural denominado “BLOCO 07 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 53ha. 68a. (cinqüenta e três hectares, sessenta e oito ares), matriculado sob nº. 3717, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.245.097-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.787-9;

3.8. Um imóvel rural denominado “BACIA DO RIACHO 2”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 289ha. 20a. (duzentos e oitenta e nove hectares, vinte ares), matriculado sob nº. 14472, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.010.018.481-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.173.594-5;

3.9. Um imóvel rural denominado “BACIA DO RIACHO 3 E BLOCO 10 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 415ha. 52a. (quatrocentos e quinze hectares, cinqüenta e dois ares), matriculado sob nº. 14693, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.010.018.481-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.173.594-5;

3.10. Um imóvel rural denominado “BLOCO 16 AR”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 494ha. 01a. (quatrocentos e noventa e quatro hectares, um are), matriculado sob nº. 11408, Livro 02 do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.229.020.940-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.769.051-8.

4. Imóveis localizados no município de CONCEIÇÃO DA BARRA/ES:

4.1. Um imóvel rural denominado “BLOCO 06 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 92ha. 83a. 50ca. (noventa e dois hectares, oitenta e três ares, cinqüenta centiares), matriculado sob nº. 476, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado

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junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.673-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.714-3;

4.2. Um imóvel rural denominado “BLOCO 08 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 158ha. (cento e cinqüenta e oito hectares), matriculado sob nº. 480, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.754-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.711-9;

4.3. Um imóvel rural denominado “BLOCO 11 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 46ha. (quarenta e seis hectares), matriculado sob nº. 724, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.711-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.783-6;

4.4. Um imóvel rural denominado “BLOCO 12 CB”, situado no Município de Conceição da Barra,Estado do Espírito Santo , constante da área de 54ha. 90a. (cinqüenta e quatro hectares, noventa ares), matriculado sob nº. 483, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.720-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.483-0;

4.5. Um imóvel rural denominado “BLOCO 13 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 37ha. 08a. (trinta e sete hectares, oito ares), matriculado sob nº. 1298, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.738-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.860.983-0;

4.6. Um imóvel rural denominado “BLOCO 07 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 295ha. 30a. (duzentos e noventa e cinco hectares, trinta ares), matriculado sob nº. 6806, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.762-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.145-9;

4.7. Um imóvel rural denominado “BLOCO 09 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 324ha. 45a. 33ca. (trezentos e vinte e quatro hectares, quarenta e cinco ares, trinta e dois centiares), matriculado sob nº. 6769, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.690-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.417-2;

4.8. Um imóvel rural denominado “BLOCO 14 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 426ha. 32a. (quatrocentos e vinte e seis hectares, trinta e dois ares), matriculado sob nº. 2170, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.096.001.945-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.854-0;

4.9. Um imóvel rural denominado “BLOCO 05 CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 22ha. (vinte e dois hectares), matriculado sob nº. 475, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e

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Reforma Agrária - INCRA, sob o CCIR nº. 814.032.040.681-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.682.001-1;

4.10. Um imóvel rural denominado “CÓRREGO DA LAMA”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 46,00ha. (quarenta e seis hectares), matriculado sob nº. 6873, Livro 02 no Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.020.370 (nº 503.029.022.802-0 para a matrícula anterior, registro nº 1966 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES) e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683745-3.

5. Imóveis localizados no município de JAGUARÉ/ES:

5.1. Um imóvel rural denominado “CÓRREGO DA AREIA”, situado no Município de Jaguaré, Estado do Espírito Santo, constante da área de 72ha. 40a. (setenta e dois hectares e quarenta ares), matriculado sob nº. 1627, Livro 02 do Cartório de Registro de Imóveis da Comarca de Jaguaré/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.088.005.126-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.134.718-0;

5.2. Um imóvel rural denominado “CÓRREGO DA MINHOCA”, situado no Município de Jaguaré, Estado do Espírito Santo, constante da área de 174ha. (cento e setenta e quatro hectares), matriculado sob nº. 1628, Livro 02 do Cartório de Registro de Imóveis da Comarca de Jaguaré/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.088.007.919-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.134.719-8;

5.3. Um imóvel rural denominado “CÓRREGO VARGEM ALEGRE”, situado no Município de Jaguaré, Estado do Espírito Santo, constante da área de 354ha. 63a. (trezentos e cinqüenta e quatro hectares, sessenta e três ares), matriculado sob nº. 1630, Livro 02 do Cartório de Registro de Imóveis da Comarca de Jaguaré/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.035.114-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.934-2;

5.4. Um imóvel rural denominado “CÓRREGO DO LEONEL”, situado no Município de Jaguaré, Estado do Espírito Santo, constante da área de 36ha. 22a. 10ca. (trinta e seis hectares, vinte e dois ares, dez centiares), matriculado sob nº. 1660, Livro 02 do Cartório de Registro de Imóveis da Comarca de Jaguaré/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.010.073-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.937-7.

6. Imóveis localizados no município de SÃO MATEUS/ES:

6.1. Um imóvel rural denominado “BLOCO 03 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 126,1185ha (cento vinte e seis hectares, onze ares, oitenta e cinco centiares), matriculado sob nº. 18921, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022640-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683718-6;

6.2. Um imóvel rural denominado “BLOCO 09 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 39,6587ha (trinta e nove hectares, sessenta e cinco ares e oitenta e sete centiares), matriculado sob nº. 7905, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022837-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6296240-0;

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6.3. Um imóvel rural denominado “BLOCO 18 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 371,5418 (trezentos e setenta e um hectares, cinqüenta e quatro ares e dezoito centiares), matriculado sob nº. 19391, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022888-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6296256-6;

6.4. Um imóvel rural denominado “BLOCO 18 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 285,7428 (duzentos e oitenta e cinco hectares, setenta e quatro ares e vinte e oito centiares), matriculado sob nº. 19392, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022888-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6296256-6;

6.5. Um imóvel rural denominado “CÓRREGO DO MACUCO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 17,50ha (dezessete hectares e cinqüenta ares), matriculado sob nº. 6043, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.6. Um imóvel rural denominado “SÃO DOMINGOS E CÓRREGO SANTANA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 103,94ha (cento e três hectares, noventa e quatro ares), matriculado sob nº. 6895, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.7. Um imóvel rural denominado “CÓRREGO DO MURICI”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 17,00ha (dezessete hectares), matriculado sob nº. 2442, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.8. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 18,0250ha (dezoito hectares, setenta e dois ares e cinqüenta centiares), matriculado sob nº. 4501, Livro 2-T do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.9. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 4,84ha (quatro hectares, oitenta e quatro ares), matriculado sob nº. 4437, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.10. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 32,00ha (trinta e dois hectares), matriculado sob nº. 7364, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

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6.11. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 43,8625ha (quarenta e três hectares, oitenta e seis ares e vinte e cinco centiares), matriculado sob nº. 7835, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.12. Um imóvel rural denominado “CÓRREGO DO SAPATO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 106,40ha (cento e seis hectares e quarenta ares), matriculado sob nº. 698, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.13. Um imóvel rural denominado “CÓRREGO DO DEODATO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 115,60 (cento e quinze hectares e sessenta ares), matriculado sob nº. 699, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.14. Um imóvel rural denominado “VALA GRANDE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 112,8379 (cento e doze hectares, oitenta e três ares e setenta e nove centiares), matriculado sob nº. 700, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.15. Um imóvel rural denominado “CÓRREGO DO VINHO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 49,4666ha (quarenta e nove hectares, quarenta e seis ares e sessenta e seis centiares), matriculado sob nº. 7930, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.16. Um imóvel rural denominado “CÓRREGO SANTANA E SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 105,46ha (cento e cinco hectares e quarenta e seis ares), matriculado sob nº. 8651, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.17. Um imóvel rural denominado “CÓRREGO DAS PIABAS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 391,04ha (trezentos e noventa e um hectares e quatro ares), matriculado sob nº. 1860, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.18. Um imóvel rural denominado “CÓRREGO DAS PIABAS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 230,40ha (duzentos e trinta hectares e quarenta ares), matriculado sob nº. 1861, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

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6.19. Um imóvel rural denominado “FAZENDA SAPÉ DO NORTE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 356,00 (trezentos e cinqüenta e seis hectares), matriculado sob nº. 995, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.20. Um imóvel rural denominado “FAZENDA SAPÉ DO NORTE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 906,00 (novecentos e seis hectares), matriculado sob nº. 996, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.21. Um imóvel rural denominado “FAZENDA SAPÉ DO NORTE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 1069,81 (um mil e sessenta e nove hectares e oitenta e um ares), matriculado sob nº. 997, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.22. Um imóvel rural denominado “FAZENDA SAPÉ DO NORTE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 78,00 (setenta e oito hectares), matriculado sob nº. 984, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029022632-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5683782-8;

6.23. Um imóvel rural denominado “CÓRREGO JUSSARA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 24ha. 51a. 86ca. (vinte e quatro hectares, cinqüenta e um ares e oitenta e seis centiares), matriculado sob nº. 14834, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.647-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.617-4;

6.24. Um imóvel rural denominado “BLOCO 5 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 198ha. 82a. (cento noventa e oito hectares e oitenta e dois ares), matriculado sob nº. 7663, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.713-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.515-2;

6.25. Um imóvel rural denominado “BLOCO 06 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 4ha. 84a. (quatro hectares e oitenta e quatro ares), matriculado sob nº. 6860, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.756-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.519-5;

6.26. Um imóvel rural denominado “BLOCO 12 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 4ha. 84a. (quatro hectares e oitenta e quatro ares), matriculado sob nº. 9716, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.229.018.341-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.733-0;

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6.27. Um imóvel rural denominado “BLOCO 15 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 217ha. 26a. 06ca. (duzentos e dezessete hectares, vinte e seis ares e seis centiares), matriculado sob nº. 1276, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.764-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.743-7;

6.28. Um imóvel rural denominado “BLOCO 10 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 92ha. 44a. 50ca. (noventa e dois hectares, quarenta e quatro ares e cinquenta centiares), matriculado sob nº. 7785, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.870-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.729-1;

6.29. Um imóvel rural denominado “BLOCO 11 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 141ha. 45a. 88ca. (cento quarenta e um hectares, quarenta e cinco ares e oitenta e oito centiares), matriculado sob nº. 6044, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.918-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.731-3;

6.30. Um imóvel rural denominado “BLOCO 13 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 32ha. 02a. 21ca. (tinta e dois hectares, dois ares e vinte e um centiares), matriculado sob nº. 7817, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.683-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.741-0;

6.31. Um imóvel rural denominado “BLOCO 22 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 113ha. 23a. 55ca. (cento e treze hectares, vinte e dois ares e cinqüenta e cinco centiares), matriculado sob nº. 18741, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.021.920-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.827.943-6;

6.32. Um imóvel rural denominado “BLOCO 07 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 11ha. 99a. 53ca. (onze hectares, noventa e nove ares e cinqüenta e três centiares), matriculado sob nº. 6107, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.029.022.799-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.722-4;

6.33. Um imóvel rural denominado “BLOCO 08 SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 190ha. 93a. 30ca. (cento e noventa hectares, noventa e três ares e trinta centiares), matriculado sob nº. 18922, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.259.454-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.295.528-4;

6.34. Um imóvel rural denominado “RIO PRETO, CÓRREGO DO PALMITO E CÓRREGO MANOEL ANTONIO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 120ha. (cento e vinte hectares), matriculado sob nº. 15284, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.010.073-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.937-7;

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6.35. Um imóvel rural denominado “SAPÊ DO NORTE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 123ha. 50a. (cento e vinte e três hectares e cinqüenta ares), matriculado sob nº. 5898, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.36. Um imóvel rural denominado “CÓRREGO MURICI”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 25ha (vinte e cinco hectares), matriculado sob nº. 5576, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.37. Um imóvel rural denominado “CÓRREGO DO PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 19ha. 36a. (dezenove hectares e trinta e seis ares), matriculado sob nº. 7767, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.38. Um imóvel rural denominado “CÓRREGO DO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 15ha. 16a. (quinze hectares e dezesseis ares), matriculado sob nº. 7403, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.39. Um imóvel rural denominado “CÓRREGO DO PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 14ha. 52a. (quatorze hectares e cinqüenta e dois ares), matriculado sob nº. 6874, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.40. Um imóvel rural denominado “ITAUNINHAS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 69ha. 60a. (sessenta e nove hectares e sessenta ares), matriculado sob nº. 101, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.41. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 73ha. 40a. (setenta e três hectares e quarenta ares), matriculado sob nº. 6856, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.42. Um imóvel rural denominado “CÓRREGO SANTANA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 29ha. 04a. (vinte e nove hectares e quatro ares), matriculado sob nº. 307, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.43. Um imóvel rural denominado “LIMEIRA ou SANTANA e CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 216ha. 85a. (duzentos e dezesseis hectares e oitenta e cinco ares), matriculado sob nº. 6126, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.44. Um imóvel rural denominado “MATA GRANDE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 15ha. (quinze hectares), matriculado sob nº. 5654, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.45. Um imóvel rural denominado “MATA GRANDE”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 50ha. (cinqüenta hectares), matriculado sob nº. 5566, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.46. Um imóvel rural denominado “CÓRREGO PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 9ha. 48a. 85ca (nove hectares, quarenta e oito ares e oitenta e cinco centiares), matriculado sob nº. 7342, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.47. Um imóvel rural denominado “CHÁCARA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 12ha. 84a. (doze hectares e oitenta e quatro ares), matriculado sob nº. 5570, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.48. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 39ha. 85a. (trinta e nove hectares e oitenta e cinco ares), matriculado sob nº. 4212, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.49. Um imóvel rural denominado “CÓRREGO DO PIRÃO e CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 327ha. 19a. (trezentos e vinte e sete hectares e dezenove ares), matriculado sob nº. 7720, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.50. Um imóvel rural denominado “FAZENDA CHÁCARA SÃO JOSÉ”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 90ha. (noventa hectares), matriculado sob nº. 7132, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.51. Um imóvel rural denominado “CÓRREGO DO SANTANA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 40ha. 77a. 49ca. (quarenta hectares, setenta e sete ares e quarenta e nove centiares), matriculado sob nº. 5561, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.52. Um imóvel rural denominado “CÓRREGO DO GAMA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 4ha. 88a. 53ca. (quatro hectares, oitenta e oito ares e cinqüenta e três centiares), matriculado sob nº. 5549, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.53. Um imóvel rural denominado “CÓRREGO DO GAMA, PERDIDO E PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 505ha. 85a. 64ca  (quinhentos e cinco hectares, oitenta e cinco ares, sessenta e quatro centiares), matriculado sob nº. 7521, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.54. Um imóvel rural denominado “CÓRREGO SANTANINHA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 94ha. 10a. (noventa e quatro hectares e dez ares), matriculado sob nº. 5840, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.55. Um imóvel rural denominado “CÓRREGO DO SAPATO ou SANTANA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 59ha. 20a. (cinqüenta e nove hectares e vinte ares), matriculado sob nº. 396, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.56. Um imóvel rural denominado “CÓRREGO SANTANINHA e PIRÃO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 42ha. 80a. (quarenta e dois hectares e oitenta ares), matriculado sob nº. 5567, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.57. Um imóvel rural denominado “CÓRREGO DO PIRÃO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 24ha. 20a. (vinte e quatro hectares e vinte ares), matriculado sob nº. 3375, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.58. Um imóvel rural denominado “CÓRREGO DO CABELO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 10ha. (dez hectares), matriculado sob nº. 7441, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.59. Um imóvel rural denominado “FAZENDA LIMEIRA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 38ha. 72a. (trinta e oito hectares e setenta e dois ares), matriculado sob nº. 4824, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.60. Um imóvel rural denominado “CÓRREGO DO QUITÉRIO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 9ha. 68a. (nove hectares e setenta e sessenta e oito ares), matriculado sob nº. 523, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.61. Um imóvel rural denominado “SANTANA OU JACARANDÁ”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 66ha. 40a. (sessenta e seis hectares e quarenta ares), matriculado sob nº. 1050, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.62. Um imóvel rural denominado “CÓRREGO SANTANA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 29ha. 04a. (vinte e nove hectares e quatro ares), matriculado sob nº. 4480, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.63. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 25ha. (vinte e cinco hectares), matriculado sob nº. 8000, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.64. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 24ha. 90a. (vinte e quatro hectares e noventa ares), matriculado sob nº. 7906, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.65. Um imóvel rural denominado “CÓRREGO DO GAMA e PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 23ha. 25a. (vinte e três hectares e vinte e cinco ares), matriculado sob nº. 1858, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.66. Um imóvel rural denominado “CÓRREGO FUNDO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 88ha. (oitenta e oito hectares), matriculado sob nº. 990, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.67. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 25ha. 40a. (vinte e cinco hectares e quarenta ares), matriculado sob nº. 2638, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.68. Um imóvel rural denominado “CÓRREGO DO PAIM, VALÃO FUNDO e RIO ITAUNINHAS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 490ha. 15a. 22ca. (quatrocentos e noventa hectares, quinze ares e vinte e dois centiares), matriculado sob nº. 7094, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.69. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 4ha. 84a. (quatro hectares e oitenta e quatro ares), matriculado sob nº. 7413, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.70. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 22ha. 90a. (vinte e dois hectares e noventa ares), matriculado sob nº. 1257, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.71. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS e IMPÉRIO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 133ha. 10a. (cento e trinta e três hectares e dez ares), matriculado sob nº. 7738, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.72. Um imóvel rural denominado “CÓRREGO DO JUSSARA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 128ha. 60a. (cento e vinte e oito hectares e sessenta ares), matriculado sob nº. 3152, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.73. Um imóvel rural denominado “CÓRREGO DO FÉLIX”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 23ha. 10a. (vinte e três hectares e dez ares), matriculado sob nº. 8894, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.74. Um imóvel rural denominado “CÓRREGO DA ESTIVA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 24ha. 60a. (vinte e quatro hectares e sessenta ares), matriculado sob nº. 5465, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.75. Um imóvel rural denominado “CÓRREGO DA ESTIVA e SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 60ha. 88a. (sessenta hectares e oitenta e oito ares), matriculado sob nº. 2168, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.76. Um imóvel rural denominado “FELIZ SURDO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 19ha. 36a. (dezenove hectares e trinta e seis ares), matriculado sob nº. 2870, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.77. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 67ha. 80a. (sessenta e sete hectares e oitenta ares), matriculado sob nº. 1880, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.78. Um imóvel rural denominado “CÓRREGO DO PAIM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 33ha. 90a. (trinta e três hectares e noventa ares), matriculado sob nº. 790, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.79. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 9ha. 68a. (nove hectares e sessenta e oito ares), matriculado sob nº. 2385, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.80. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS e BEIJA-FLOR”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 67ha. 76a. (sessenta e sete hectares e setenta e seis ares), matriculado sob nº. 3143, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.81. Um imóvel rural denominado “CÓRREGO JUSSARAL”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 75ha. (setenta e cinco hectares), matriculado sob nº. 7072, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.82. Um imóvel rural denominado “CÓRREGO DO QUITÉRIO”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 9ha. 68a. (nove hectares e sessenta e oito ares), matriculado sob nº. 5060, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.83. Um imóvel rural denominado “ESPIGÃO ou MORRO DA ARARA”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 40ha. (quarenta hectares), matriculado sob nº. 5800, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.84. Um imóvel rural denominado “SAPÊ DO NORTE” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 54ha. (cinqüenta e quatro hectares), matriculado sob nº. 3725, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.85. Um imóvel rural denominado “SANTANA” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 384ha. 39a. (trezentos e oitenta e quatro hectares e trinta e nove ares), matriculado sob nº. 5655, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.86. Um imóvel rural denominado “FAZENDA SAPÊ DO NORTE” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 8.411ha. 76a. 30ca. (oito mil quatrocentos e onze hectares, setenta e seis ares e trinta centiares), matriculado sob nº. 1911, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.87. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 908ha. 70a. (novecentos e oito hectares e setenta ares), matriculado sob nº. 1096, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.88. Um imóvel rural denominado “CÓRREGO SANTANA” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 120ha. (cento e vinte hectares), matriculado sob nº. 1097, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.89. Um imóvel rural denominado “CÓRREGO DO HONORATO” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 168ha. 80a. (cento e sessenta e oito hectares e oitenta ares), matriculado sob nº. 1098, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.90. Um imóvel rural denominado “CÓRREGO DO QUITÉRIO” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 48ha. 70a. (quarenta e oito hectares e setenta ares), matriculado sob nº. 1099, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

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6.91. Um imóvel rural denominado “CÓRREGO DO HONORATO” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 91ha. 97a. (noventa e um hectares e noventa e sete ares), matriculado sob nº. 1420, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.92. Um imóvel rural denominado “CÓRREGO DO HONORATO” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 25ha. (vinte e cinco hectares), matriculado sob nº. 1528, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.93. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 37ha. 70a. (trinta e sete hectares e setenta ares), matriculado sob nº. 1529, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.94. Um imóvel rural denominado “DROGA” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 99ha. 50a. (noventa e nove hectares e cinqüenta ares), matriculado sob nº. 2815, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.95. Um imóvel rural denominado “CÓRREGO SÃO DOMINGOS” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 51ha. 20a. (cinqüenta e um hectares e vinte ares), matriculado sob nº. 2844, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5;

6.96. Um imóvel rural denominado “SANTANA” situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 142ha. 40a. (cento e quarenta e dois hectares e quarenta ares), matriculado sob nº. 3011, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.264.172-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.851-5.

7. Imóveis localizados no município de SERRA/ES:

7.1. Um imóvel rural denominado CAPIVARI AGRO V, situado no Distrito de Nova Almeida, Município de Serra, Estado do Espírito Santo, medindo a área de 3.980.000,00m2 (três milhões, novecentos e oitenta mim metros quadrados) e o perímetro de 10.622 metros lineares, limitando-se ao Norte com Estrada de Rodagem Serra/Nova Almeida, ao Sul com brejos, a Leste com Waldemar Ribeiro e a Oeste com brejos. Imóvel este que se encontra registrado sob nº 19 da Matrícula 6.492 no Cartório do 1º Oficio de Registro de Imóveis da Comarca de Serra/ES. Este mesmo imóvel se encontra cadastrado: a) junto ao Instituto Nacional de Colonização e Reforma Agrária-INCRA, conforme Certificado de Cadastro de Imóvel Rural/CCIR com emissão de 2003/2004/2005, contendo os seguintes dados: código do imóvel rural: 505.048.005.096-2; denominação do imóvel rural: Bloco 03 Serra; área total (há): 398,0000; classificação fundiária: grande propriedade produtiva; data da última atualização: 27/01/2006; Indicação para localização do imóvel rural: Rodovia BR 101 Norte; Município sede do imóvel rural: Serra; UF: ES; módulo rural (há): 10,0000; nº módulos rurais: 20,66; módulo

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fiscal (há): 12,0; nº módulos fiscais: 33,1665; FMP: 2,0000; dados do detentor: Aracruz Celulose S.A; código da pessoa: 046725024; número do CCIR: 05998130053 b) junto a Secretaria da Receita Federal, com a devida prova de pagamento do ITR nos últimos cinco anos, conforme NIRF nº 5.683.758-5”.

7.2. Um imóvel rural denominado BLOCO 01 - SERRA com a área de 3.544,2976ha (três mil, quinhentos e quarenta e quatro hectares, vinte e nove ares e setenta e seis centiares). Área esta remanescente do imóvel com a área total de 3.559.7246ha. (três mil, quinhentos e cinqüenta e nove hectares, setenta e dois ares, quarenta e seis centiares) que se confronta: ao Norte: ES-262, Carlos Roberto de Souza Costa, Aracruz Celulose S/A, Córrego Piranem e Córrego Joãozinho; Leste, Córrego Capuba e quem de direito; Sul, Lagoa Largo do Juara, Córrego Laranjeiras e Luiz Carlos Miranda; e ao Oeste, Lagoa Largo do Juara, Aracruz Celulose S/A, Córrego Laranjeiras e quem de direito. Imóvel este que se encontra Matriculado sob o nº 29.364 no Cartório do 1º Oficio de Registro de Imóveis da Comarca de Serra/ES. Este mesmo imóvel se encontra cadastrado: a) junto ao Instituto Nacional de Colonização e Reforma Agrária-INCRA, conforme Certificado de Cadastro de Imóvel Rural/CCIR com emissão de 2003/2004/2005, contendo os seguintes dados: código do imóvel rural: 505.048.005.070-9; denominação do imóvel rural: Bloco 01 Serra; área total (há): 3.559,7000; classificação fundiária: grande propriedade produtiva; data da última atualização: 08/11/2002; Indicação para localização do imóvel rural: Capivari, Joaripe e outros; Município sede do imóvel rural: Serra; UF: ES; módulo rural (ha): 10,0000; nº módulos rurais: 224,57; módulo fiscal (há): 12,0000; nº módulos fiscais: 296,64; FMP: 2,0000; dados do detentor: Aracruz Celulose S.A; código da pessoa: 046725024; número do CCIR: 02200472058; b) junto a Secretaria da Receita Federal, com a devida prova de pagamento do ITR nos últimos cinco anos, conforme NIRF nº 5.683.763-1”.

8. Imóveis localizados no município de SOORETAMA/ES:

8.1. Um imóvel rural denominado “GUAITISEIRO E OUTROS”, situado no Município de Sooretama, Estado do Espírito Santo, constante da área de 381,6449ha (trezentos e oitenta e um hectares, sessenta e quatro ares e quarenta e nove centiares), matriculado sob nº. 23891, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027725790-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4885539-1;

8.2. Um imóvel rural denominado “COMENDADOR RAFAEL”, situado no Município de Sooretama, Estado do Espírito Santo, constante da área de 41,2285ha (quarenta e um hectares, vinte e dois ares e oitenta e cinco centiares), matriculado sob nº. 24344, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903922-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6190057-5;

8.3. Um imóvel rural denominado “LAGOA JUPARANÃ, CÓRREGO MANOEL OLÍMPIO E OUTRAS”, situado no Município de Sooretama, Estado do Espírito Santo, constante da área de 95,4840 (noventa e cinco hectares, quarenta e oito ares e quarenta centiares), matriculado sob nº. 24343, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903922-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6190057-5;

8.4. Um imóvel rural denominado “Córrego DO CHUMBADO-TOLEDO E CÓRREGO CHUMBADO”, situado no Município de Sooretama, Estado do Espírito Santo, constante da área de 155,0102ha (cento e cinqüenta e cinco hectares, um are e dois centiares), matriculado sob nº. 23569, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045254550-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5970752-6;

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8.5. Um imóvel rural denominado “SÃO GERALDO”, situado no Município de Sooretama, Estado do Espírito Santo, constante da área de 403,7376ha (quatrocentos e três hectares, setenta e três ares e setenta e seis centiares), matriculado sob nº. 528, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045254550-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5970752-6.

9. Imóveis localizados no município de VILA VALÉRIO/ES.

9.1. Um imóvel rural denominado “ARARIBOIA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 120,5249 (cento e vinte hectares, cinqüenta e dois ares e quarenta e nove centiares), matriculado sob nº. 5993, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903566-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6420898-2;

9.2. Um imóvel rural denominado “VARGEM ALEGRE”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 84,60ha (oitenta e quatro hectares e sessenta ares), matriculado sob nº. 4660, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045018880-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0222285-0;

9.3. Um imóvel rural denominado “FAZENDA ARARIBOIA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 191,7901 (cento e noventa e um hectares, setenta e nove ares e um centiares), matriculado sob nº. 6989, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950041035106-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6627437-0;

9.4. Um imóvel rural denominado “CACHOEIRA ALTA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 37,5650ha (trinta e sete hectares, cinqüenta e seis ares e cinqüenta centiares), matriculado sob nº. 5873, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000043283380-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5588286-2;

9.5. Um imóvel rural denominado “CACHOEIRA ALTA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 58,50ha (cinqüenta e oito hectares e cinqüenta ares), matriculado sob nº. 5861, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045010448-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0192893-7;

9.6. Um imóvel rural denominado “FAZENDA SÃO JOSÉ”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 61,1171 (sessenta e um hectares, onze ares e setenta e um centiares), matriculado sob nº. 7489, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045254231-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7094886-0;

9.7. Um imóvel rural denominado “FAZENDA TRÊS IRMÃOS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 67,24 (sessenta e sete hectares e vinte e quatro ares), matriculado sob nº. 5874, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903507-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6412262-0;

9.8. Um imóvel rural denominado “CÓRREGO BOM FUTURO”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 68,6560ha (sessenta e oito hectares, sessenta e cinco ares e sessenta centiares), matriculado sob nº. 4786, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 502081022837-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5943266-1;

9.9. Um imóvel rural denominado “RIO SÃO JOSÉ E ARARIBÓIA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 120 (cento e vinte hectares), matriculado sob nº. 5856, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903558-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6190013-3;

9.10. Um imóvel rural denominado “FAZENDA ARARIBÓIA, CÓRREGO ARARIBÓIA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 474,1506 (quatrocentos e setenta e quatro hectares, quinze ares e seis centiares), matriculado sob nº. 5761, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 507075005347-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6190099-0;

9.11. Um imóvel rural denominado “CÓRREGO DAS SETE QUEDAS E CÓRREGO BOA VISTA E CÓRREGO FARIAS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 106,55ha (cento e seis hectares e cinqüenta e cinco ares), matriculado sob nº. 5799, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045036501-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6199940-7;

9.12. Um imóvel rural denominado “CÓRREGO LAMBARI”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 31,5230ha (trinta e um hectares, cinqüenta e dois ares e trinta centiares), matriculado sob nº. 5767, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045039365-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0221238-2;

9.13. Um imóvel rural denominado “CACHOEIRA ALTA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 28,9155 (vinte e oito hectares, noventa e um ares e cinqüenta e cinco centiares), matriculado sob nº. 7315, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045010448-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6627427-3;

9.14. Um imóvel rural denominado “CÓRREGO PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 24,4680ha (vinte e quatro hectares, quarenta e seis ares e oitenta centiares), matriculado sob nº. 6515, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903809-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

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9.15. Um imóvel rural denominado “PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 9,68ha (nove hectares, sessenta e oito ares), matriculado sob nº. 6514, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950017778559-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

9.16. Um imóvel rural denominado “CÓRREGO PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 19,6081ha (dezenove hectares, sessenta ares e oitenta e um centiares), matriculado sob nº. 6499, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903825-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

9.17. Um imóvel rural denominado “CÓRREGO PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 23,7613ha (vinte e três hectares, setenta e seis ares e treze centiares), matriculado sob nº. 6478, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903817-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

9.18. Um imóvel rural denominado “CÓRREGO PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 49,0393ha (quarenta e nove hectares, três ares e noventa e três centiares), matriculado sob nº. 6459, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503045048658-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

9.19. Um imóvel rural denominado “CÓRREGO PARAISÓPOLIS”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 14,0740ha (quatorze hectares, sete ares e quarenta centiares), matriculado sob nº. 6513, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950050903523-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7097318-0;

9.20. Um imóvel rural denominado “CÓRREGO SÃO JOSÉ”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 125ha. 41a. 60ca. (cento vinte e cinco hectares, quarenta e um ares e sessenta centiares), matriculado sob nº. 5917, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 502.081.016.772-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.284.972-8;

9.21. Um imóvel rural denominado “FAZENDA ARARIBOIA”, situado no Município de Vila Valério, Estado do Espírito Santo, constante da área de 48ha. 40a. (quarenta e oito hectares e quarenta ares), matriculado sob nº. 5521, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Gabriel da Palha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 502.103.102.482-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.916.618-2.

10. Imóveis localizados no município de LINHARES/ES:

10.1. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 116,16ha (cento e dezesseis hectares e dezesseis centiares), matriculado sob nº. 16352, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado

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junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.2. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 78,9578ha (setenta e oito hectares, noventa e cinco ares e setenta e oito centiares), matriculado sob nº. 20575, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.3. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 67,76ha (sessenta e sete hectares, setenta e seis ares), matriculado sob nº. 20576, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.4. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 53,6140ha (cinqüenta e três hectares, sessenta e um ares e quarenta centiares), matriculado sob nº. 26716, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.5. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 338,80ha (trezentos e trinta e oito hectares, oitenta ares), matriculado sob nº. 20574, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.6. Um imóvel rural denominado “BANANAL DO SUL E PONTA NOVA — BANANAL DO SUL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 697,5220ha (seiscentos e noventa e sete hectares, cinqüenta e dois ares e vinte centiares), matriculado sob nº. 22968, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814024007374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3828355-7;

10.7. Um imóvel rural denominado “FAZENDA CALIMAN”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 432ha. 21a. 01ca. (quatrocentos e trinta e dois hectares, vinte e um ares e um centiares), matriculado sob nº. 24642, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.8. Um imóvel rural denominado “FAZENDA PONTAIS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 464ha. 45a. (quatrocentos e sessenta e quatro hectares e quarenta e cinco ares), matriculado sob nº. 23562, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.070.319-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.096.069-2;

10.9. Um imóvel rural denominado “BACIA DO RIACHO I”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 420ha. 10a. (quatrocentos e vinte

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hectares e dez ares), matriculado sob nº. 10265, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.256.382-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.173.594-5;

10.10. Um imóvel rural denominado “CÓRREGO DO JAPIRA E OUTROS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 242ha. 16a. 37ca. (duzentos e quarenta e dois hectares, dezesseis ares, trinta e sete centiares), matriculado sob nº. 25435, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.701-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.193.704-9;

10.11. Um imóvel rural denominado “BOA VISTA E OUTROS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 161ha. 88a. 56ca. (cento e sessenta e um hectares, oitenta e oito ares, cinqüenta e seis centiares), matriculado sob nº. 25436, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.051.654.973-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.193.704-9;

10.12. Um imóvel rural denominado “FAZ. BRASIL”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 474ha. 26a. 50ca. (quatrocentos e setenta e quatro hectares, vinte e seis ares, cinquenta centiares), matriculado sob nº. 24508, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.029.971-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.580.673-9;

10.13. Um imóvel rural denominado “FAZENDA 101”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 54ha. 28a. 91ca. (cinqüenta e quatro hectares, vinte e oito ares, noventa e um centiares), matriculado sob nº. 23901, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.268.569-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.827.393-4;

10.14. Um imóvel rural denominado “ FAZ. NOSSA SENHORA DA SAÚDE”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 634ha. 22a. 02ca. (seiscentos e trinta e quatro hectares, vinte e dois ares, dois centiares), matriculado sob nº. 23563, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.029.599-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.193.704-9;

10.15. Um imóvel rural denominado “FAZ. LAGOA DO LIMÃO”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 24ha. 29a. 56ca. (vinte e quatro hectares, vinte e nove ares, cinqüenta e seis centiares), matriculado sob nº. 17321, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 502.111.102.709-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.193.704-9;

10.16. Um imóvel rural denominado “RANCHO ALTO”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 378ha. 73a. 32ca. (trezentos e setenta e oito hectares, setenta e três ares, trinta e dois centiares), matriculado sob nº. 24146, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.066.320-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.275-7;

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10.17. Um imóvel rural denominado “FAZ. LAGOA DO MACUCO”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 565ha. 66a. 96ca. (quinhentos e sessenta e cinco hectares, sessenta e seis ares, noventa e seis centiares), matriculado sob nº. 24771, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.18. Um imóvel rural denominado “FAZ. SANTA TEREZINHA II”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 110ha. 09a. 04ca. (cento e dez hectares, nove ares, quatro centiares), matriculado sob nº. 25324, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.19. Um imóvel rural denominado “BARRA SECA E OUTROS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 542ha. 28a. 46ca. (quinhentos e quarenta e dois hectares, vinte e oito ares, quarenta e seis centiares), matriculado sob nº. 12601, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.20. Um imóvel rural denominado “BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 65ha. 42a. (sessenta e cinco hectares, quarenta e dois ares), matriculado sob nº. 24741, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.21. Um imóvel rural denominado “BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 67ha. 27a. 91ca. (sessenta e sete hectares, vinte e sete ares, noventa e um centiares), matriculado sob nº. 24350, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.22. Um imóvel rural denominado “BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 199ha. 30a. (cento e noventa e nove hectares, trinta ares), matriculado sob nº. 328, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.23. Um imóvel rural denominado “RANCHO ALTO E OUTROS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 409ha. 23a. (quatrocentos e vinte e nove hectares, vinte e três ares), matriculado sob nº. 23851, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.24. Um imóvel rural denominado “FAZ. BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 301ha. 38a. 30ca. (trezentos e um hectares, trinta e oito ares, trinta centiares), matriculado sob nº. 16537, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

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10.25. Um imóvel rural denominado “FAZ. OITICICA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 204ha. 22a. 56ca. (duzentos e quatro hectares, vinte e dois ares, cinqüenta e seis centiares), matriculado sob nº. 23634, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.26. Um imóvel rural denominado “FAZ. BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 104ha. 86a. 76ca. (cento e quatro hectares, oitenta e seis ares, setenta e seis centiares), matriculado sob nº. 23636, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.27. Um imóvel rural denominado “FAZ. BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 189ha. 10a. 68ca. (cento e oitenta e nove hectares, dez ares, sessenta e oito centiares), matriculado sob nº. 23635, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.28. Um imóvel rural denominado “RANCHO ALTO E OUTROS”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 49ha. 26a. (quarenta e nove hectares, vinte e seis ares), matriculado sob nº. 23909, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.29. Um imóvel rural denominado “FAZ. BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 203ha. 94a. (duzentos e três hectares, noventa e quatro ares), matriculado sob nº. 22446, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.30. Um imóvel rural denominado “FAZ. ALGUIDARES”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 33ha. 88a. (trinta e três hectares, oitenta e oito ares), matriculado sob nº. 15802, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.31. Um imóvel rural denominado “SÍTIO DANANI”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 96ha. 80a. (noventa e seis hectares, oitenta ares), matriculado sob nº. 15718, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0;

10.32. Um imóvel rural denominado “BARRA SECA”, situado no Município de Linhares, Estado do Espírito Santo, constante da área de 49ha. 94a. 88ca. (quarenta e nove hectares, noventa e quatro ares, oitenta e oito centiares), matriculado sob nº. 24201, Livro 02 do Cartório de Registro de Imóveis da Comarca de Linhares/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.045.045.896-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.210.279-0.

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11. Imóveis localizados no município de MONTANHA/ES:

11.1. Um imóvel rural denominado “HOTIFRUTI ELDORADO”, situado no Município de Montanha, Estado do Espírito Santo, constante da área de 404ha. 76a. 23ca. (quatrocentos e quatro hectares, setenta e seis ares e vinte e três centiares), matriculado sob nº. 4375, Livro 02 do Cartório de Registro de Imóveis da Comarca de Montanha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 501.026.004.740-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.221.725-2;

11.2. Um imóvel rural denominado “FAZENDA COLORADO”, situado no Município de Montanha, Estado do Espírito Santo, constante da área de 98ha. 57a. 49ca. (noventa e oito hectares, cinquenta e sete ares e quarenta e nove centiares), matriculado sob nº. 4325, Livro 02 do Cartório de Registro de Imóveis da Comarca de Montanha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.243.795-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.206.745-9;

11.3. Um imóvel rural denominado “FAZENDA RIO ITAÚNAS”, situado no Município de Montanha, Estado do Espírito Santo, constante da área de 752ha. 46a. 59ca. (setecentos e cinquenta e dois hectares, quarenta e seis ares e cinquenta e nove centiares), matriculado sob nº. 4359, Livro 02 do Cartório de Registro de Imóveis da Comarca de Montanha/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 501.026.001.562-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.664.095-4.

12. Imóveis localizados no município de MUCURICI/ES:

12.1. Um imóvel rural denominado “CÓRREGO DO ITAÚNAS e LIMOEIRA”, situado no Município de Mucurici, Estado do Espírito Santo, constante da área de 1.065ha. 45a. 55ca. (um mil e sessenta e cinco hectares, quarenta e cinco ares e cinquenta e cinco centiares), matriculado sob nº. 2974, Livro 2N do Cartório de Registro de Imóveis da Comarca de Mucurici/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 501.034.006.785-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.626.411-8;

12.2. Um imóvel rural denominado “CÓRREGO DO ITAÚNAS e LIMOEIRA”, situado no Município de Mucurici, Estado do Espírito Santo, constante da área de 35ha. 88a. (trinta e cinco hectares e oitenta e oito ares), matriculado sob nº. 3050, Livro 2N do Cartório de Registro de Imóveis da Comarca de Mucurici/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.384-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.627.399-4;

12.3. Um imóvel rural denominado “FAZENDA SUISSA”, situado no Município de Mucurici, Estado do Espírito Santo, constante da área de 82ha. 26a. 67ca. (oitenta e dois hectares, vinte e seis ares e sessenta e sete centiares), matriculado sob nº. 3077, Livro 2N do Cartório de Registro de Imóveis da Comarca de Mucurici/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.263.079-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.603.856-6.

13. Imóveis localizados no município de PINHEIRO/ES:

13.1. Um imóvel rural denominado “CÓRREGO SAMAMBAIA”, situado no Município de Pinheiro, Estado do Espírito Santo, constante da área de 579ha. 25a. 75ca. (quinhentos e setenta e nove hectares, vinte e cinco ares e setenta e cinco centiares), matriculado sob nº. 3572, Livro 2-K do Cartório de Registro de Imóveis da Comarca de Pinheiro/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.333.913-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.190.078-8;

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13.2. Um imóvel rural denominado “BLOCO 02 PIN”, situado no Município de Pinheiro, Estado do Espírito Santo, constante da área de 383ha. 01a. 44ca. (trezentos e oitenta e três hectares, um ares e quarenta e quatro centiares), matriculado sob nº. 2021, Livro 2-F do Cartório de Registro de Imóveis da Comarca de Pinheiro/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 505.048.005.053-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.683.751-8;

13.3. Um imóvel rural denominado “BLOCO 01 PIN”, situado no Município de Pinheiro, Estado do Espírito Santo, constante da área de 251ha. 68a. (duzentos e cinqüenta e um hectares e sessenta e oito ares), matriculado sob nº. 4167, Livro 2-M do Cartório de Registro de Imóveis da Comarca de Pinheiro/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 505.048.005.061-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.685.296-7;

13.4. Um imóvel rural denominado “BLOCO 03 PIN”, situado no Município de Pinheiro, Estado do Espírito Santo, constante da área de 570ha. 00a. 19ca. (quinhentos e setenta hectares e dezenove centiares), matriculado sob nº. 4150, Livro 2-M do Cartório de Registro de Imóveis da Comarca de Pinheiro/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.053.003.786-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.853-1.

14. Imóveis localizados no município de RIO BANANAL/ES:

14.1. Um imóvel rural denominado “CÓRREGO MARCO ROGÉRIO”, situado no Município de Rio Bananal, Estado do Espírito Santo, constante da área de 58ha. 37a. 40ca. (cinquenta e oito hectares, tinta e sete ares e quarenta centiares), matriculado sob nº. 1028, Livro 02 do Cartório de Registro de Imóveis da Comarca de Rio Banana/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.868-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.725.886-4;

14.2. Um imóvel rural denominado “CÓRREGO SÃO JORGE e TIRADENTES”, situados no Município de Rio Bananal, Estado do Espírito Santo, constante da área de 143ha. 73a. 78ca. (cento quarenta e três hectares, setenta e três ares e setenta e oito centiares), matriculado sob nº. 1304, Livro 02 do Cartório de Registro de Imóveis da Comarca de Rio Banana/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.268.240-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.363.300-5;

14.3. Um imóvel rural denominado “TIRADENTES”, situado no Município de Rio Bananal, Estado do Espírito Santo, constante da área de 38ha. 21a. 40ca. (trinta e oito hectares, vinte e um ares e quarenta centiares), matriculado sob nº. 1044, Livro 02 do Cartório de Registro de Imóveis da Comarca de Rio Banana/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.850-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.190.093-1;

14.4. Um imóvel rural denominado “CÓRREGO MARCO ROGÉRIO”, situado no Município de Rio Bananal, Estado do Espírito Santo, constante da área de 393ha. 23a. 57ca. (trezentos e noventa e três hectares, vinte e três ares e cinquenta centiares), matriculado sob nº. 994, Livro 02 do Cartório de Registro de Imóveis da Comarca de Rio Banana/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.270.393-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.725.886-4.

15. Imóvel localizado no município de SANTA TERESA/ES:

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Um imóvel rural denominado “VALÃO DE SÃO LOURENÇO”, situado no Município de Santa Teresa, Estado do Espírito Santo, constante da área de 15ha. (quinze hectares), matriculado sob nº. 1661, Livro 02 do Cartório de Registro de Imóveis da Comarca de Santa Teresa/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 504.084.024.740-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.858-2.

16. Imóveis localizados no município de PRADO/BA:

16.1. Um imóvel rural denominado “OITEIRO”, situado no Município de Prado, Estado da Bahia, constante da área de 51ha. 64a. 68ca (cinqüenta e um hectares, sessenta e quatro ares, sessenta e oito centiares), matriculado sob nº. 14398, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.930-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.506.921-4;

16.2. Um imóvel rural denominado “OITEIRO”, situado no Município de Prado, Estado da Bahia, constante da área de 806ha. 59a. 29ca. (oitocentos e seis hectares, cinqüenta e nove ares, vinte e nove centiares), matriculado sob nº. 14397, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.007.374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.506.921-4;

16.3. Um imóvel rural denominado “INGAHY”, situado no Município de Prado, Estado da Bahia, constante da área de 21ha. 50a. 29ca. (vinte e um hectares, cinqüenta ares, vinte e nove centiares), matriculado sob nº. 13948, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.051.792.802-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.031.576-8;

16.4. Um imóvel rural denominado “CONJUNTO LARANJEIRAS, NOVO ACORDO E BOA ESPERANÇA”, situado no Município de Prado, Estado da Bahia, constante da área de 61ha. 45a. 38ca. (sessenta e um hectares, quarenta e cinco ares, trinta e oito centiares), matriculado sob nº. 14986, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.019.364-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.587.654-0;

16.5. Um imóvel rural denominado “INGAHY”, situado no Município de Prado, Estado da Bahia, constante da área de 113ha. 93a. 31ca. (cento e treze hectares, noventa e três ares, trinta e um centiares), matriculado sob nº. 14.401, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.007.374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.506.921-4;

16.6. Um imóvel rural denominado “OITEIRO e INGAHY”, situado no Município de Prado, Estado da Bahia, constante da área de 525ha. 90a. 91ca. (quinhentos e vinte e cinco hectares e noventa ares, noventa e um centiares), matriculado sob nº. 14.399, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.007.374-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.506.921-4;

16.7. Um imóvel rural denominado “FAZENDA BURI”, situado no Município de Prado, Estado da Bahia, constante da área de 27ha. 34a. 10ca. (vinte e sete hectares e trinta e quatro ares, dez centiares), matriculado sob nº. 14.378, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e

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Reforma Agrária - INCRA, sob o CCIR nº. 326.062.016.195-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.388.831-3;

16.8. Um imóvel rural denominado “SANTA LUZIA”, situado no Município de Prado, Estado da Bahia, constante da área de 37ha. 46a. 59ca. (trinta e sete hectares e quarenta e seis ares, cinqüenta e nove centiares), matriculado sob nº. 12.264, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.060.607.118-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.139.915-6;

16.9. Um imóvel rural denominado “FAZENDA ROSI”, situado no Município de Prado, Estado da Bahia, constante da área de 50ha (cinqüenta hectares), matriculado sob nº. 12.430, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.025.365.408-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.648.384-5;

16.10. Um imóvel rural denominado “NOTRE DAME”, situado no Município de Prado, Estado da Bahia, constante da área de 144ha. 85a. (cento e quarenta e quatro hectares e oitenta e cinco ares), matriculado sob nº. 3246, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.009.237-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.309.637-0;

16.11. Um imóvel rural denominado “LAGOA DAS CANDEIAS”, situado no Município de Prado, Estado da Bahia, constante da área de 182ha. 52a. 48ca. (cento e oitenta e dois hectares e cinqüenta e dois ares, quarenta e oito centiares), matriculado sob nº. 8652, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.783.943-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.137.512-4.

17. Imóveis localizados no município de ALCOBAÇA/BA:

17.1. Um imóvel rural denominado “FAZ. BOA SORTE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 515ha. 02a. (quinhentos e quinze hectares, dois ares), matriculado sob nº. 118, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.942.855-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.452.251-4;

17.2. Um imóvel rural denominado “BOA SORTE I e 5 DE SETEMBRO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 470ha. 53a. 42ca. (quatrocentos e setenta hectares, cinqüenta e três ares, quarenta e dois centiares), matriculado sob nº. 44, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.003.174-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.144.907-1;

17.3. Um imóvel rural denominado “FAZ. CONSTELAÇÃO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 895ha. 45a. (oitocentos e noventa e cinco hectares, quarenta e cinco ares), matriculado sob nº. 238, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.005.800-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.729.428-5;

17. 4. Um imóvel rural denominado “SANTA LUZIA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 173ha. 43a. 23ca. (cento e setenta e três hectares, quarenta e três ares, vinte e três centiares), matriculado sob nº. 200, Livro 02 do Cartório de

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Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.903.388-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.621.725-3;

17.5. Um imóvel rural denominado “GUANABARA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 76ha. 16a. 65ca. (setenta e seis hectares, dezesseis ares, sessenta e cinco centiares), matriculado sob nº. 318, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.029.769-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.756.274-3;

17.6. Um imóvel rural denominado “FAZ. SANTA LUZIA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 264ha. 04a. 38ca. (duzentos e sessenta e quatro hectares, quatro ares, trinta e oito centiares), matriculado sob nº. 426, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.012.513-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.621.725-3;

17.7. Um imóvel rural denominado “FAZ. LUA CHEIA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 78ha. 10a. 37ca. (setenta e oito hectares, dez ares, trinta e sete centiares), matriculado sob nº. 537, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.033.062.375-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.847.965-3;

17.8. Um imóvel rural denominado “FAZ. BOM PENSAR”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 123ha. 17a. 24ca. (cento e vinte e três hectares, dezessete ares, vinte e quatro centiares), anteriormente matriculado sob nº. 14156, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1380, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.016.799-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.945.338-3;

17.9. Um imóvel rural denominado “FAZ. SOSSEGO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 223ha. (duzentos e vinte e três hectares), anteriormente matriculado sob nº. 12884, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1365, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.024.732-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.133.740-0;

17.10. Um imóvel rural denominado “SANTA ZILDA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 1.785ha. 66a. (hum mil setecentos e oitenta e cinco hectares, sessenta e seis ares), anteriormente matriculado sob nº. 14155, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1379, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.002.208-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.543.125-8;

17.11. Um imóvel rural denominado “CAMPOS DE FORA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 324ha. 99a. 83ca. (trezentos e vinte e quatro hectares, noventa e nove ares, oitenta e três centiares), anteriormente matriculado sob nº. 1818, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1360, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e

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Reforma Agrária - INCRA, sob o CCIR nº. 326.011.016.705-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.308.372-4;

17.12. Um imóvel rural denominado “FAZ. CHAPARRAL”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 5.797ha. 18a. (cinco mil, setecentos e noventa e sete hectares, dezoito ares), anteriormente matriculado sob nº. 14152, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1376, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.024.414-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.321.647-6;

17.13. Um imóvel rural denominado “FAZ. CANA BRAVA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 6.346ha. 37a. (seis mil, trezentos e quarenta e seis hectares, trinta e sete ares), anteriormente matriculado sob nº. 14151, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1375, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.006.700-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.333.555-3;

17.14. Um imóvel rural denominado “ALVORADA E BOA VISTA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 201ha. 03a. 07ca. (duzentos e um hectares, três ares, sete centiares), anteriormente matriculado sob nº. 14574, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1395, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.015.121-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.204.858-2;

17.15. Um imóvel rural denominado “CARBONARI II”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 280ha. 52a. 71ca. (duzentos e oitenta hectares, cinqüenta e dois ares, setenta e um centiares), anteriormente matriculado sob nº. 13987, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1373, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.847-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.768.784-9;

17.16. Um imóvel rural denominado “FORMOSA II”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 138ha. 88a. 68ca. (cento e trinta e oito hectares, oitenta e oito ares, sessenta e oito centiares), anteriormente matriculado sob nº. 13986, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1372, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.014.605-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.595.477-4;

17.17. Um imóvel rural denominado “FAZ. BOM RETIRO E OUTRAS”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 710.a. 73a. (setecentos e dez hectares, setenta e três ares), anteriormente matriculado sob nº. 14153, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1377, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.321-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.756.286-7;

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17.18. Um imóvel rural denominado “SÃO MARCOS”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 190ha (cento e noventa hectares), anteriormente matriculado sob nº. 13286, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1369, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.735.370-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.097.385-1;

17.19. Um imóvel rural denominado “FAZ. NOVA ESTRELA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 100ha. 46a. 56ca. (cem hectares, quarenta e seis ares, cinqüenta e seis centiares), anteriormente matriculado sob nº. 13635, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1370, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.005.657-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.122.156-0;

17.20. Um imóvel rural denominado “BOA VISTA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 410ha. (quatrocentos e dez hectares), anteriormente matriculado sob nº. 14154, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1378, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.005.282-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.690.165-2;

17.21. Um imóvel rural denominado “CONJUNTO JUREMA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 106ha. 12a. 46ca. (cento e seis hectares, doze ares, quarenta e seis centiares), matriculado sob nº. 11927, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.016.799-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.945.338-3;

17.22. Um imóvel rural denominado “FAZ. DEUS DARÁ”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 195ha. 37a. 50ca. (cento e noventa e cinco hectares, trinta e sete ares, cinqüenta centiares), anteriormente matriculado sob nº. 14189, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1384, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.006.254-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.987.089-8;

17.23. Um imóvel rural denominado “FAZ. SANTA LUZIA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 32ha. 34a. 30ca. (trinta e dois hectares, trinta e quatro ares, trinta centiares), anteriormente matriculado sob nº. 14191, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1386, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.936-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.258-6;

17.24. Um imóvel rural denominado “FAZ. SANTA LUZIA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 197ha. 40a. 57ca. (cento e noventa e sete hectares, quarenta ares, cinqüenta e sete centiares), anteriormente matriculado sob nº. 14057, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1374, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e

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Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.944-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.258-6;

17.25. Um imóvel rural denominado “FAZ. NOVO HORIZONTE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 227ha. 35a. 19ca. (duzentos e vinte e sete hectares, trinta e cinco ares, dezenove centiares), anteriormente matriculado sob nº. 14190, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1385, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.015.520-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.808.669-7;

17.26. Um imóvel rural denominado “PALHALZINHO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 300ha. 48a. (trezentos hectares, quarenta e oito ares), anteriormente matriculado sob nº. 1796, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1359, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.016.713-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.408.410-4;

17.27. Um imóvel rural denominado “SÃO BRUNO, OITEIRO DE SÃO JORGE E SÃO BRUNO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 707ha. 05a. 59ca. (setecentos e sete hectares, cinco ares, cinqüenta e nove centiares), anteriormente matriculado sob nº. 14188, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1383, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.008.842-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.947-4;

17.28. Um imóvel rural denominado “CAMPO ALEGRE II”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 41ha. 28a. 92ca. (quarenta e um hectares, vinte e oito ares, noventa e dois centiares), anteriormente matriculado sob nº. 14303, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1387, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.596.230-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.492.578-3;

17.29. Um imóvel rural denominado “CHÁCARA TRIANGULO E CAMPO ALEGRE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 19ha. 73a. 43ca. (dezenove hectares, setenta e três ares, quarenta e três centiares), anteriormente matriculado sob nº. 14304, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1388, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.068.392.510-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.089.644-0;

17.30. Um imóvel rural denominado “ILHA DO URUBU E SÃO JOSÉ”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 752ha. 78a. 36ca. (setecentos e cinqüenta e dois hectares, setenta e oito ares, trinta e seis centiares), anteriormente matriculado sob nº. 14389, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1391, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.023.833-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.203.360-3;

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17.31. Um imóvel rural denominado “FAZ. FELICIDADE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 59ha. 40a. (cinqüenta e nove hectares, quarenta ares), anteriormente matriculado sob nº. 13865, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1371, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.001.260-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.972.920-1;

17.32. Um imóvel rural denominado “SINHÁ MOÇA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 283ha. 47a. 50ca. (duzentos e oitenta e três hectares, quarenta e sete ares, cinqüenta centiares), anteriormente matriculado sob nº. 14305, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1389, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 306.096.004.197-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.965-2;

17.33. Um imóvel rural denominado “FAZ. COQUEIROS”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 72ha. 24a. 62ca. (setenta e dois hectares, vinte e quatro ares, sessenta e dois centiares), anteriormente matriculado sob nº. 13054, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1368, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.030.910-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.928.265-7;

17.34. Um imóvel rural denominado “FAZ. CAIÇARA E CORINGÃO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 137ha. 88a. 58ca. (cento e trinta e sete hectares, oitenta e oito ares, cinqüenta e oito centiares), anteriormente matriculado sob nº. 14158, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1381, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.021.318-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.145.151-9;

17.35. Um imóvel rural denominado “FAZ. POMBAL”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 500ha. (quinhentos hectares), anteriormente matriculado sob nº. 13020, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1367, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.003.549-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.001.226-6;

17.36. Um imóvel rural denominado “BOA NOVA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 733ha. 32a. 69ca. (setecentos e trinta e três hectares, trinta e dois ares, sessenta e nove centiares), anteriormente matriculado sob nº. 12706, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1364, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.003.603-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.217.542-8;

17.37. Um imóvel rural denominado “FAZ. RANCHO DA FELICIDADE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 328ha. 26a. 84ca. (trezentos e vinte e oito hectares, vinte e seis ares, oitenta e quatro centiares), anteriormente matriculado sob nº. 12972, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente

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objeto da matrícula nº 1366, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.008.664-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.968.332-4;

17.38. Um imóvel rural denominado “SÍTIO RORAIMA, JOAZEIRO E RANCHO ALEGRE”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 97ha. 69a. 46ca. (noventa e sete hectares, sessenta e nove ares, quarenta e seis centiares), anteriormente matriculado sob nº. 14176, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1382, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.835.714-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.302.155-9;

17.39. Um imóvel rural denominado “FAZ. QUENINHA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 274ha. 71a. 80ca. (duzentos e setenta e quatro hectares, setenta e um ares, oitenta centiares), anteriormente matriculado sob nº. 14390, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1392, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.268.038-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.957-1;

17.40. Um imóvel rural denominado “RANCHO DOIS IRMÃOS E SÍTIO CANAÃ”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 89ha. 67a. 93ca. (oitenta e nove hectares, sessenta e sete ares, noventa e três centiares), anteriormente matriculado sob nº. 14376, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1390, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.024.570-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.309.515-3;

17.41. Um imóvel rural denominado “RANCHO VERDE E PEDRA D’ÁGUA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 80ha. (oitenta hectares), anteriormente matriculado sob nº. 14377, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1398, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.009.040-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.974.976-5;

17.42. Um imóvel rural denominado “SANTA RITA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 71ha. 55a. 95ca. (setenta e um hectares, cinqüenta e cinco ares, noventa e cinco centiares), anteriormente matriculado sob nº. 2502, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1361, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.007.200-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.073.852-6;

17.43. Um imóvel rural denominado “COROA DA ONÇA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 1.119ha. 61a. 48ca. (Hum mil, cento e dezenove hectares, sessenta e um ares, quarenta e oito centiares), anteriormente matriculado sob nº. 14535, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1394, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.023.124-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.242.511-8;

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17.44. Um imóvel rural denominado “ALVORADA, BOA VISTA, SÃO JOSÉ, RECANTO DO ITANHÉM, REUNIDA INGAHY E SÍTIO OLHA D’ÁGUA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 12ha. 01a. 73ca. (doze hectares, um are, setenta e três centiares), anteriormente matriculado sob nº. 14507, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1393, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.051.792.799-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.990.727-1;

17.45. Um imóvel rural denominado “FAZENDA AMPARO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 59ha. 37a. 63ca. (cinqüenta e nove hectares, trinta e sete ares, sessenta e três centiares), anteriormente matriculado sob nº. 4937, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1362, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.483.877-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.610.046-3;

17.46. Um imóvel rural denominado “JUAZEIRO”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 46ha. 70a. 02ca. (quarenta e seis hectares, setenta ares, dois centiares), anteriormente matriculado sob nº. 7143, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1363, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.029.610-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.610.048-0;

17.47. Um imóvel rural denominado “SANTA RITA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 74ha. 28a. 66ca. (setenta e quatro hectares, vinte e oito ares, sessenta e seis centiares), anteriormente matriculado sob nº. 14575, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1396, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.004.812-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.204.857-4;

17.48. Um imóvel rural denominado “RECANTO DO ITANHÉM E FAZENDA CANTÃO DO ITANHÉM”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 61ha. 21a. 58ca. (sessenta e um hectares, vinte e um ares, cinqüenta e oito centiares), anteriormente matriculado sob nº. 14576, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1397, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.021.679-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.201.893-4;

18. Imóveis localizados no município de CARAVELAS/BA:

18.1. Um imóvel rural denominado “CÓRREGOS CHAMPION E CALIFÓRNIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 270ha. 90a. 35ca (duzentos e setenta hectares, noventa ares, trinta e cinco centiares), matriculado sob nº. 3935, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.772.615-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.854.633-0;

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18.2. Um imóvel rural denominado “CÓRREGOS SÃO RODRIGUES E TAQUARÍ”, situado no Município de Caravelas, Estado da Bahia, constante da área de 36ha. 78a. 97ca (trinta e seis hectares, setenta e oito ares, noventa e sete centiares), matriculado sob nº. 3918, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.021.350-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº.6.101.282-3;

18.3. Um imóvel rural denominado “FORMOSA II”, situado no Município de Caravelas, Estado da Bahia, constante da área de 342,54ha. (trezentos e quarenta e dois hectares e cinquenta e quatro ares), matriculado sob nº. 1932, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.014.605-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.845.216-5;

18.4. Um imóvel rural denominado “FAZ. BOA SORTE”, situado no Município de Caravelas, Estado da Bahia, constante da área de 58ha. 31a. 67ca. (cinqüenta e oito hectares, trinta um ares, sessenta e sete centiares), matriculado sob nº. 145, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.880-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.203.371-9;

18.5. Um imóvel rural denominado “FAZENDA TROMBINHA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 373ha. 55a. 01ca. (trezentos e setenta e três hectares, cinqüenta e cinco ares, um centiares), matriculado sob nº. 4156, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.014.168-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.137.680-5;

18.6. Um imóvel rural denominado “CÓRREGO JABOTI”, situado no Município de Caravelas, Estado da Bahia, constante da área de 63ha. 34a. 16ca (sessenta e três hectares, trinta e quatro ares, dezesseis centiares), matriculado sob nº. 2383, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.032.344-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.066.594-1;

18.7. Um imóvel rural denominado “FAZ. ESTRELA DO SUL”, situado no Município de Caravelas, Estado da Bahia, constante da área de 693ha. 08a. 76ca. (seiscentos e noventa e três hectares, oito ares, setenta e seis centiares), matriculado sob nº. 3895, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.022.756-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.625.512-7;

18.8. Um imóvel rural denominado “CÓRREGOS JUERANA E DAS PEDRAS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 498ha. 19a. 57ca (quatrocentos e noventa e oito hectares, dezenove ares, cinqüenta e sete centiares), matriculado sob nº. 3928, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.017.965-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.308.128-4;

18.9. Um imóvel rural denominado “RANCHO ALVORADA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 227ha. 41a. 85ca (duzentos e vinte e sete hectares, quarenta e um ares, oitenta e cinco centiares), matriculado sob nº. 3855, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 424.250.021.431-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.510.979-6;

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18.10. Um imóvel rural denominado “RANCHO CALIFÓRNIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 621ha. 54a. 97ca (seiscentos e vinte e um hectares, cinqüenta e quatro ares, noventa e sete centiares), matriculado sob nº. 3953, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.802.557-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.412.303-0;

18.11. Um imóvel rural denominado “FAZENDA VIVIANE”, situado no Município de Caravelas, Estado da Bahia, constante da área de 156ha. 88a. 23ca. (cento cinqüenta e seis hectares, oitenta e oito ares e vinte e três centiares), matriculado sob nº. 3727, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.017.329-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.502.684-1;

18.12. Um imóvel rural denominado “FAZENDA ESTRELA DO ORIENTE”, situado no Município de Caravelas, Estado da Bahia, constante da área de 114ha. 30a. 09ca. (cento e quatorze hectares, oito ares e nove centiares), matriculado sob nº. 4211-A, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.026.964-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.697.908-7;

18.13. Um imóvel rural denominado “TREVO DA TALISMÃ”, situado no Município de Caravelas, Estado da Bahia, constante da área de 57ha. 41a. 39ca. (cinquenta e sete hectares, quarenta e um ares e trinta e nove centiares), matriculado sob nº. 1665, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 306.096.004.650-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.592.784-6;

18.14. Um imóvel rural denominado “FAZENDA SOCIGRA E, F e G”, situado no Município de Caravelas, Estado da Bahia, constante da área de 300ha. 86a. 36ca. (trezentos hectares, oitenta e seis ares e trinta e seis centiares), matriculado sob nº. 4015, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 638.102.017.086-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.025.765-7;

18.15. Um imóvel rural denominado “SÃO JOÃO”, situado no Município de Caravelas, Estado da Bahia, constante da área de 37ha. 94a. 65ca. (trinta e sete hectares, noventa e quatro ares  e sessenta e cinco centiares), matriculado sob nº. 2597, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.029.041-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.478.841-7;

18.16. Um imóvel rural denominado “FAZENDA SÃO JERÔNIMO”, situado no Município de Caravelas, Estado da Bahia, constante da área de 421ha. 85a. 98ca. (quatrocentos vinte e um hectares, oitenta e cinco ares e noventa e oito centiares), matriculado sob nº. 3959, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 301.027.012.386-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.311.241-4;

18.17. Um imóvel rural denominado “FAZENDA JAQUELINE”, situado no Município de Caravelas, Estado da Bahia, constante da área de 136ha. 81a. 79ca. (cento trinta e seis hectares, oitenta e um ares e setenta e nove centiares), matriculado sob nº. 319, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.031.682-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.954.555-5;

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18.18. Um imóvel rural denominado “MIRANDÓPOLIS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 317ha. 19a. 95ca. (trezentos e dezessete hectares, dezenove ares e noventa e cinco centiares), matriculado sob nº. 162, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.009.741-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.301.040-9;

18.19. Um imóvel rural denominado “SÍTIO PERUÍPE”, situado no Município de Caravelas, Estado da Bahia, constante da área de 40ha. 12a. 78ca. (quarenta hectares, doze ares e setenta e oito centiares), matriculado sob nº. 4006, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 306.096.004.677-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.968.540-8;

18.20. Um imóvel rural denominado “UBERLÂNDIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 245ha. 13a. 42ca. (duzentos e quarenta e cinco hectares, treze ares, quarenta e dois centiares), matriculado sob nº. 3879, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.016.497-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.970.673-2;

18.21. Um imóvel rural denominado “FAZENDA BELA VISTA e ESTRELA DO SUL”, situados no Município de Caravelas, Estado da Bahia, constante da área de 472ha. 64a. 62ca. (quatrocentos setenta e dois hectares, sessenta e quatro ares e sessenta e dois centiares), matriculado sob nº. 3903, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.035.851.400-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.927-5;

18.22. Um imóvel rural denominado “FAZENDA SANTA LUZIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 84ha. 63a. 76ca. (oitenta e quatro hectares, sessenta e três ares e setenta e seis centiares), matriculado sob nº. 3896, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.018.732-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.682.544-4;

18.23. Um imóvel rural denominado “FAZENDA ESTRELA DO SUL”, situado no Município de Caravelas, Estado da Bahia, constante da área de 435ha. 71a. 60ca. (quatrocentos e trinta e cinco hectares, setenta e um ares e sessenta centiares), matriculado sob nº. 3916, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.677-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.203.380-8;

18.24. Um imóvel rural denominado “FAZENDA JABOTI”, situado no Município de Caravelas, Estado da Bahia, constante da área de 116ha. 48a. 67ca. (cento e dezesseis hectares, quarenta e oito ares e sessenta e sete centiares), matriculado sob nº. 3908, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.009.326-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.729.336-0;

18.25. Um imóvel rural denominado “FAZENDA LUCIANA e ESTRELA DO SUL”, situados no Município de Caravelas, Estado da Bahia, constante da área de 189ha. 73a. 06ca. (cento oitenta e nove hectares, setenta e três ares e seis centiares), matriculado sob nº. 3905, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o

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CCIR nº. 326.020.025.798-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.389.189-6;

18.26. Um imóvel rural denominado “FAZENDA NOVA ESPERANÇA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 220ha. 47a. 54ca. (duzentos e vinte hectares, quarenta e sete ares e cinquenta e quatro centiares), matriculado sob nº. 3636, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 435.244.015.016-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.158.229-2;

18.27. Um imóvel rural denominado “FAZENDA ARCO ÍRIS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 480ha. 50a. (quatrocentos e oitenta hectares e cinquenta ares), matriculado sob nº. 3958, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.029.319-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.788.135-0;

18.28. Um imóvel rural denominado “FAZENDA CINCO IRMÃOS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 394ha. 91a. 55ca. (trezentos e noventa e quatro hectares, noventa e um ares e cinquenta e cinco centiares), matriculado sob nº. 3965, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.006.483-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.137.877-8;

18.29. Um imóvel rural denominado “FAZENDA BOA VISTA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 68ha. 08a. 88ca. (sessenta e oito hectares, oito ares e oitenta e oito centiares), matriculado sob nº. 3985, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.004.880-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.513.715-5;

18.30. Um imóvel rural denominado “FAZENDA ESTÂNCIA RIO BRAVO”, situado no Município de Caravelas, Estado da Bahia, constante da área de 193ha. 88a. 31ca. (cento noventa e três hectares, oitenta e oito ares e trinta e um centiares), matriculado sob nº. 3849, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.766-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.488.353-1;

18.31. Um imóvel rural denominado “FAZENDA ARAPONGA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 146ha. 03a. 78ca. (cento e quarenta e seis hectares, três ares, setenta e oito centiares), matriculado sob nº. 3353-A, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.001.171-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.970.620-1;

18.32. Um imóvel rural denominado “FORMOSINHA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 318ha. 61a. 51ca. (trezentos e dezoito hectares, sessenta e um ares e cinquenta e um centiares), matriculado sob nº. 3234, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.015.644-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.389.205-1;

18.33. Um imóvel rural denominado “FAZENDA BOM JESUS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 30ha. 88a. 81ca. (trinta hectares, oitenta e

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oito ares e oitenta e um centiares), matriculado sob nº. 2563, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.016.799-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.102.640-6;

18.34. Um imóvel rural denominado “FAZENDA BOA ESPERANÇA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 41ha. 86a. 43ca. (quarenta e um hectares, oitenta e seis ares e quarenta e três centiares), matriculado sob nº. 1021, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.008.838-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.853.589-6;

18.35. Um imóvel rural denominado “FAZENDA SÃO BERNADO”, situado no Município de Caravelas, Estado da Bahia, constante da área de 92ha. 33a. 36ca. (noventa e dois hectares, trinta e três ares e trinta e seis centiares), matriculado sob nº. 1463, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.649.031-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.853.590-0;

18.36. Um imóvel rural denominado “SÍTIO UNIÃO e OUTROS”, situados no Município de Caravelas, Estado da Bahia, constante da área de 454ha. 71a. (quatrocentos e cinquenta e quatro hectares, setenta e um ares), matriculado sob nº. 4064, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.017.957.640-1e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.831.028-7;

18.37. Um imóvel rural denominado “FAZENDA SANTA MARIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 1.224ha. 19a. 16ca. (um mil duzentos e vinte e quatro hectares, dezenove ares e dezenove centiares), matriculado sob nº. 3897, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.837.792-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.543.126-6;

18.38. Um imóvel rural denominado “FAZENDA ARAPONGA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 36ha. 92a. 66ca. (trinta e seis hectares, noventa e dois  ares e sessenta e seis centiares), matriculado sob nº. 3915, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.068.392.537-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.970.620-1;

18.39. Um imóvel rural denominado “FAZENDA BELA VISTA e OUTRAS”, situado no Município de Caravelas, Estado da Bahia, constante da área de 477ha. 61a. 47ca. (quatrocentos e setenta e sete hectares, sessenta e um  ares e quarenta e sete centiares), matriculado sob nº. 3912, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.224.081-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.831.025-2;

18.40. Um imóvel rural denominado “SANTO HILÁRIO e OUTROS”, situados no Município de Caravelas, Estado da Bahia, constante da área de 543ha. 74a. 08ca. (quinhentos e quarenta e três hectares, setenta e quatro ares e oito centiares), matriculado sob nº. 3854, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.010.090-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.196.249-3;

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18.41. Um imóvel rural denominado “FAZENDA SANTA LUZIA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 209ha. 68a. 60ca. (duzentos e nove hectares, sessenta e oito ares, sessenta centiares), registrado sob nºs 14 e 15 da matrícula 1352, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.018.180-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.968.696-0;

18.42. Um imóvel rural denominado “SANTA RITA e SANTO AMARO”, situados no Município de Caravelas, Estado da Bahia, constante da área de 318ha. 23a. 42ca. (trezentos e dezoito hectares, vinte e três ares e quarenta e dois centiares), matriculado sob nº. 3907, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.731-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.198-9;

18.43. Um imóvel rural denominado “FAZENDA JUAZEIRO e SANTO ANTONIO”, situados no Município de Caravelas, Estado da Bahia, constante da área de 412ha. 11a. 82ca. (quatrocentos e doze hectares, onze ares e oitenta e dois centiares), matriculado sob nº. 3853, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.035.690.198-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.066.597-6;

18.44. Um imóvel rural denominado “FAZENDA CÓRREGO SANTANA”, situado no Município de Caravelas, Estado da Bahia, constante da área de 69ha. 95a. 98ca. (sessenta e nove hectares, noventa e cinco ares, noventa e oito centiares), matriculado sob nº. 4165, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.007.544-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.675.779-0.

19. Imóveis localizados no município de IBIRAPOÃ/BA.

19.1. Um imóvel rural denominado “SITIO VITÓRIA” e “SITIO IPANEMA”, antigos Sitio do Canto e Arabela I, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 33ha. 95a. 58ca. (trinta e três hectares, noventa e cinco ares e cinquenta e oito centiares), matriculado sob nº. 472, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.009.458-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.930.767-6;

19.2. Um imóvel rural denominado “FAZENDA FELIZ”, antigos Conjunto Bela Vista, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 503ha. 34a. 37ca. (quinhentos e três hectares, trinta e quatro ares e trinta e sete centiares), matriculado sob nº. 420, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.004.294-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.519.400-3;

19.3. Um imóvel rural denominado “BELO HORIZONTE”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 83ha. 11a. 74ca. (oitenta e três hectares, onze ares e setenta e quatro centiares), matriculado sob nº. 482, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.839-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.008.971-7;

19.4. Um imóvel rural denominado “FAZENDA PERUYPE”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 254ha. 89a. 96ca. (duzentos cinquenta e

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quatro hectares, oitenta e nove ares e noventa e seis centiares), matriculado sob nº. 413, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.006.270-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.433.173-8;

19.5. Um imóvel rural denominado “FAZENDA TALITA e VAI QUEM QUER - AI-609”, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 367ha. 53a. 94ca. (trezentos sessenta e sete hectares, cinquenta e três ares e noventa e quatro centiares), matriculado sob nº. 513, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.009.350-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.506.826-9;

19.6. Um imóvel rural denominado “FAZENDA XANADÚ” e “FAZENDA SANTA ROSA”, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 113ha. 59a. 41ca. (cento e treze hectares, cinquenta e nove ares e quarenta e um centiares), matriculado sob nº. 428, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.002.585-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.519.556-5;

19.7. Um imóvel rural denominado “FAZENDA ARIZONA”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 69ha. 01a. 23ca. (sessenta e nove hectares, um ares e vinte e três centiares), matriculado sob nº. 425, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.008.567-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.307.444-0;

19.8. Um imóvel rural denominado “NOVA ALEGRIA”, antiga Santa Maria, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 401ha (quatrocentos e um hectares), matriculado sob nº. 673, Livro 2-C do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.837.792-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7.270.551-5;

19.9. Um imóvel rural denominado “RANCHO DALLAS” e “FAZENDA BOA VISTA”, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 109ha. 98a. 54ca. (cento e nove hectares, noventa e oito ares e quatro centiares), matriculado sob nº. 525, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.006.297-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.661.146-0;

19.10. Um imóvel rural denominado “FAZENDA BOA ESPERANÇA”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 191ha. 31a. 41ca . (cento noventa e nove hectares, trinta e um ares e quarenta e um centiares), matriculado sob nº. 499, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.005.587-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.960.768-5;

19.11. Um imóvel rural denominado “FAZENDA DO QUILOMBO” e “FAZENDA BARRA 2-S”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 770ha. 63a. 56ca. (setecentos setenta hectares, sessenta e três ares, cinquenta e seis centiares), matriculado sob nº. 487, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.008.761-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.729.447-1;

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19.12. Um imóvel rural denominado “VISTA ALEGRE”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 85ha. 88a. 24ca. (oitenta e cinco hectares, oitenta e oito ares e vinte e quatro centiares), matriculado sob nº. 423, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.002.755-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.755.461-9;

19.13. Um imóvel rural denominado “FAZENDA SANTA MARIA - AI-584”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 336ha. 67a. 54ca. (trezentos trinta e seis hectares, sessenta e sete ares e cinquenta e quatro centiares), matriculado sob nº. 509, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.007.218-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.596.172-6;

19.14. Um imóvel rural denominado “FAZENDA DA PEDRA”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 70ha. 68a. 91ca. (setenta hectares, sessenta e oito ares e noventa e um centiares), matriculado sob nº. 459, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.043.505.161-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.184.411-7;

19.15. Um imóvel rural denominado “FAZENDA VILAVERDE”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 152ha. 19a. 03ca. (cento e cinquenta e dois hectares, dezenove ares e três centiares), matriculado sob nº. 516, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.006.017-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.616.401-6;

19.16. Um imóvel rural denominado “CANAÃ PRIMEIRA”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 439ha. 94a. 56ca. (quatrocentos trinta e nove hectares, noventa e quatro ares e cinquenta e seis centiares), matriculado sob nº. 533, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.002.798-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.612.635-4;

19.17. Um imóvel rural denominado “FAZENDA JUAZEIRO”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 474ha. 05a. 19ca. (quatrocentos setenta e quatro hectares, cinco ares e dezenove centiares), matriculado sob nº. 529, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.007.587-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.133.739-7;

19.18. Um imóvel rural denominado “SITIO ELDORADO”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 25ha. 37a. 10ca. (vinte e cinco hectares, trinta e sete ares e dez centiares), matriculado sob nº. 445, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.758-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.087.194-3;

19.19. Um imóvel rural denominado “SANTA LUZIA e OUTROS”, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 363ha. 33a. 84ca. (trezentos sessenta e três hectares, tinta e três ares e oitenta e quatro centiares), matriculado sob nº. 422, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.041.198.910-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.625.519-4;

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19.20. Um imóvel rural denominado “FAZENDA HORIZONTE”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 32ha. 92a. 95ca. (trinta e dois hectares, noventa e dois ares e noventa e cinco centiares), matriculado sob nº. 458, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.008.974-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.051.576-1;

19.21. Um imóvel rural denominado “FAZENDA LUCAS NOVO”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 53ha. 58a. 81ca. (cinquenta e três hectares, cinquenta e um ares e oitenta e um centiares), matriculado sob nº. 505, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.032.379-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.437.010-2;

19.22. Um imóvel rural denominado “FAZENDA SIMBRASIL”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 716ha. 25a. 22ca. (setecentos e dezesseis hectares, noventa e cinco ares e vinte e dois centiares), matriculado sob nº. 457, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.006.068-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.625.434-1;

19.23. Um imóvel rural denominado “RANCHO ROCHEDO e OUTROS”, situados no Município de Ibirapoã, Estado da Bahia, constante da área de 841ha. 89a. 90ca. (oitocentos quarenta e um hectares, oitenta e nove ares e noventa centiares), matriculado sob nº. 415, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.002.429-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.919.058-0;

19.24. Um imóvel rural denominado “FAZENDA PEDRA”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 310ha. 17a. 50ca. (trezentos e dez hectares, dezessete ares e cinquenta centiares), matriculado sob nº. 416, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.901-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.729.379-3;

19.25. Um imóvel rural denominado “LAGOA DOURADA” situado no Município Ibirapoã, Estado da Bahia, constante da área de 19ha. 45a. 11ca. (dezenove hectares, quarenta e cinco ares e onze centiares), matriculado sob nº. 515, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.006.459-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.129.979-7;

19.26. Um imóvel rural denominado “FAZENDA LUCAS NOVO” situado no Município Ibirapoã, Estado da Bahia, constante da área de 133ha. 30a. 84ca . (cento trinta e três hectares, trinta ares e oitenta e quatro centiares), matriculado sob nº. 467, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.007.714-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.051.574-5;

19.27. Um imóvel rural denominado “FAZENDA SANTA ROSA” situado no Município Ibirapoã, Estado da Bahia, constante da área de 179ha. 29a. 33ca. (cento setenta e novo hectares, vinte e nove ares e trinta e três centiares), matriculado sob nº. 471, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.050.483.842-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 7.242.321-8;

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19.28. Um imóvel rural denominado “CONJUNTO OURO VERDE” situado no Município Ibirapoã, Estado da Bahia, constante da área de 3.006ha. 03a. 08ca. (três mil e seis hectares, três ares e oito centiares), matriculado sob nº. 447, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.008.613-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.786.922-6;

19.29. Um imóvel rural denominado “FAZENDA OURO VERDE” situado no Município Ibirapoã, Estado da Bahia, constante da área de 299ha. 38a. 42ca. (duzentos noventa e nove hectares, trinta e oito ares e quarenta e dois centiares), matriculado sob nº. 530, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.058.004.073-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.661.059-5;

19.30. Um imóvel rural denominado “NOVA ERA” situado no Município Ibirapoã, Estado da Bahia, constante da área de 77ha. 99a. 16ca. (setenta e sete hectares, noventa e nove ares e dezesseis centiares), matriculado sob nº. 518, Livro 2-B do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.740-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.199.952-0;

19.31. Um imóvel rural denominado “FAZENDA PRIMAVERA e OUTROS” situados no Município Ibirapoã, Estado da Bahia, constante da área de 514ha. 48a. 35ca . (quinhentos e quatorze hectares, quarenta e oito ares e trinta e cinco centiares), matriculado sob nº. 446, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.015.997-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.156-3;

19.32. Um imóvel rural denominado “FAZENDA UNIÃO” situado no Município Ibirapoã, Estado da Bahia, constante da área de 115ha. 85a. 93ca. (cento e quinze hectares, oitenta e cinco ares e noventa e três centiares), matriculado sob nº. 475, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.007.196-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.803.261-6;

19.33. Um imóvel rural denominado “FAZENDA MONTE BELO” situado no Município Ibirapoã, Estado da Bahia, constante da área de 69ha. 11a. 32ca. (sessenta e nove hectares, onze ares e trinta e dois centiares), matriculado sob nº. 517, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.732.176-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.907.364-8;

19.34. Um imóvel rural denominado “SANTA LUZIA e OUTRAS” situados no Município Ibirapoã, Estado da Bahia, constante da área de 136ha. 85a. 77ca. (cento e trinta e seis hectares, oitenta e cinco ares e setenta e sete centiares), matriculado sob nº. 427, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 415.065.011.517-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.519.554-9;

19.35. Um imóvel rural denominado “FAZENDA PLANALTO” situado no Município Ibirapoã, Estado da Bahia, constante da área de 514ha. 93a. 18ca. (quinhentos e quatorze hectares, noventa e três ares e dezoito centiares), matriculado sob nº. 426, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.003.506-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.519.555-7;

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19.36. Um imóvel rural denominado “FAZENDA DA PEDRA” situado no Município Ibirapoã, Estado da Bahia, constante da área de 392ha. 94a. 83ca. (trezentos noventa e dois hectares, noventa e quatro ares e oitenta e três centiares), matriculado sob nº. 490, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.732.940-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.130.255-1;

19.37. Um imóvel rural denominado “FAZENDA CINCO ESTRELAS” situado no Município Ibirapoã, Estado da Bahia, constante da área de 246ha. 68a. 95ca. (duzentos quarenta e seis hectares, sessenta e oito ares e cinco centiares), matriculado sob nº. 478, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.782-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.083-4;

19.38. Um imóvel rural denominado “FAZENDA NACIONAL” situado no Município Ibirapoã, Estado da Bahia, constante da área de 429ha. 05a. 84ca. (quatrocentos vinte e nove hectares, cinco ares e oitenta e quatro e cinco centiares), matriculado sob nº. 414, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 325.023.004.405-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.221.573-0;

19.39. Um imóvel rural denominado “FAZENDA ELDORADO” situado no Município Ibirapoã, Estado da Bahia, constante da área de 272ha. 33a. 79ca. (duzentos e setenta e dois hectares, trinta e três ares e setenta e nove centiares), matriculado sob nº. 443, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 306.010.017.167-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.800.020-2;

19.40. Um imóvel rural denominado “FAZENDA LA LUNA e OUTROS” situados no Município Ibirapoã, Estado da Bahia, constante da área de 87ha. 73a. 45ca. (oitenta e sete hectares, setenta e três ares e quarenta e cinco centiares), matriculado sob nº. 470, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.732.966-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.239.976-1;

19.41. Um imóvel rural denominado “BOA ESPERANÇA e BEIJA FLOR” situado no Município Ibirapoã, Estado da Bahia, constante da área de 37ha. 42a. 59ca. (trinta e sete hectares, quarenta e dois ares e cinquenta e nove centiares), matriculado sob nº. 444, Livro 2-A do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 306.207.053.678-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.891.706-0.

20. Imóveis localizados no município de MUCURI/BA.

20.1. Um imóvel rural denominado “OLHOS D’ÁGUA e FEUDSPATO”, situado no Município de Mucuri, Estado da Bahia, constante da área de 475ha. 08a. (quatrocentos setenta e cinco hectares e oito ares), matriculado sob nº. 625, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.038.018.112-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.095.650-9;

20.2. Um imóvel rural denominado “FAZENDA MODELO”, situado no Município de Mucuri, Estado da Bahia, constante da área de 211ha. 30a. 28ca. (duzentos e onze hectares, trinta ares e vinte e oito centiares), matriculado sob nº. 787, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.038.018.597-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.223.553-6;

20.3. Um imóvel rural denominado “FAZENDA NOVA OLINDA”, situado no Município de Mucuri, Estado da Bahia, constante da área de 50ha. 15a. 91ca. (cinquenta hectares, quinze ares e noventa e um centiares), matriculado sob nº. 1329, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.038.010.758-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.138.043-8;

20.4. Um imóvel rural denominado “BLOCO ARCEL 02 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 27ha. 60a. (vinte e sete hectares e sessenta ares), matriculado sob nº. 1932, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.263.303-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.911.856-0;

20.5. Um imóvel rural denominado “ESTRELA D’ALVA”, situado no Município de Mucuri, Estado da Bahia, constante da área de 103ha. 07a. (cento e três hectares e sete ares), matriculado sob nº. 1927, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.019.263.290-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4-911.817-0;

20.6. Um imóvel rural denominado “PROPRIEDADE ARCEL 01”, situado no Município de Mucuri, Estado da Bahia, constante da área de 3.560ha. 67a. 77ca. (três quinhentos e sessenta hectares, sessenta e sete ares e setenta e sete centiares), matriculado sob nº. 1100, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.038.001.678-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.211.629-4.

21. Imóveis localizados no município de NOVA VIÇOSA/BA.

21.1. Um imóvel rural denominado “DALLAS”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 86ha. 74a. 86ca. (oitenta e seis hectares, setenta e quatro ares e oitenta e seis centiares), matriculado sob nº. 56, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 265.071.053.600-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.309.555-2;

21.2. Um imóvel rural denominado “SÃO JOÃO”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 35ha. (trinta e cinco hectares), matriculado sob nº. 768, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.986.500-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.545-3;

21.3. Um imóvel rural denominado “RETIRO SAUDOSO e OUTROS”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 349ha. 18a. e 91ca. (trezentos e quarenta e nove hectares, dezoito ares e noventa e um centiares), matriculado sob nº. 1183, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.017.710-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.220.876-4;

21.4. Um imóvel rural denominado “SAUNA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 135ha. 11a. e 63ca. (cento trinta e cinco hectares, onze ares e

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sessenta e três centiares), matriculado sob nº. 901, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.003.417-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.189.837-0;

21.5. Um imóvel rural denominado “FAZENDA A SIMPATIA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 224ha. 02a. 40ca. (duzentos e vinte e quatro hectares, dois ares, quarenta centiares), matriculado sob nº. 753, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.003.301-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0.601.192-6;

21.6. Um imóvel rural denominado “BOM SOSSEGO”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 123ha. 17a. 89ca. (cento e vinte e três hectares, dezessete ares, oitenta e nove centiares), matriculado sob nº. 160, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.001.236-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.803.460-0;

21.7. Um imóvel rural denominado “FAZENDA BOM DESTINO”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 239ha. 73a. 60ca. (duzentos e trinta e nove hectares e setenta e três ares, sessenta centiares), matriculado sob nº. 529, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.006.068-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.525.816-6;

21.8. Um imóvel rural denominado “FAZENDA SANTA LUZIA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 42ha. 18a. 62ca. (quarenta e dois hectares e dezoito ares, sessenta e dois centiares), matriculado sob nº. 1219, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.015.725-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.443.726-3;

21.9. Um imóvel rural denominado “BOM SOSSEGO”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 25ha. 43a. 99ca. (vinte e cinco hectares e quarenta e três ares, noventa e nove centiares), matriculado sob nº. 865, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.007.455-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.294.652-8;

21.10. Um imóvel rural denominado “FAZENDA HUMAITÁ E FAZENDA RIO DA SOUZA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 316ha. 16a. 22ca. (trezentos e dezesseis hectares e dezesseis ares, noventa e vinte e dois centiares), matriculado sob nº. 1139, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.006.874-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.987.003-6;

21.11. Um imóvel rural denominado “FAZENDA COLÔNIA NOVA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 196ha. 32a. 96ca. (cento e noventa e seis hectares e trinta e dois ares, noventa e seis centiares), matriculado sob nº. 633, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.035.742.732-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.031.068-0;

21.12. Um imóvel rural denominado “FAZENDA SANTA CECÍLIA”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 37ha. 46a. 85ca. (trinta e sete hectares

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e quarenta e seis ares, oitenta e cinco centiares), matriculado sob nº. 1503, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.046.022.292-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.435.536-5.

22. Imóveis localizados no município de TEIXEIRA DE FREITAS/BA.

22.1. Um imóvel rural denominado “FAZENDA JUREMA e OUTROS”, situados no Município de Teixeira de Freitas, Estado da Bahia, constante da área de 232ha. 51a. 95ca. (duzentos trinta e dois hectares, cinquenta e um ares e noventa e cinco centiares), matriculado sob nº. 6827, Livro 02 do Cartório de Registro de Imóveis da Comarca de Teixeira de Freitas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 265.071.053.325-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.350.564-3;

22.2. Um imóvel rural denominado “RANCHO GOOL III”, situado no Município de Teixeira de Freitas, Estado da Bahia, constante da área de 139ha. 55a. (cento e trinta e nove hectares, e cinqüenta e cinco ares), matriculado sob nº. 9367, Livro 02 do Cartório de Registro de Imóveis da Comarca de Teixeira de Freitas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.031.348-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.259.220-8;

22.3. Um imóvel rural denominado “NOVA ALVORADA”, situado no Município de Teixeira de Freitas, Estado da Bahia, constante da área de 211ha. 60a. 07ca. (duzentos e onze hectares e sessenta ares, sete centiares), matriculado sob nº. 3690, Livro 02 do Cartório de Registro de Imóveis da Comarca de Teixeira de Freitas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.032.964-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.407.653-5;

22.4. Um imóvel rural denominado “CONJUNTO SANTO ANTONIO DE PÁDUA”, situado no Município de Teixeira de Freitas, Estado da Bahia, constante da área de 377ha. 59a. 89ca. (trezentos e setenta e sete hectares e cinqüenta e nove ares, oitenta e nove centiares), matriculado sob nº. 7885, Livro 02 do Cartório de Registro de Imóveis da Comarca de Teixeira de Freitas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 950.041.988.774-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 6.621.710-5.

I. PROPRIEDADES DA MUCURI AGROFLORESTAL S.A.

1. Imóvel localizado no município de ARACRUZ/ES:

Um imóvel rural denominado “Cachoeira do Limão”, situado no Município de Aracruz, Estado do Espírito Santo, constante da área de 1532,27ha (um mil, quinhentos e trinta e dois hectares e vinte e sete ares), matriculado sob nº. 11413, Livro 2-AN do Cartório de Registro de Imóveis da Comarca de Aracruz/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503010255157-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0211594-8.

2. Imóveis localizados no município de CONCEIÇÃO DA BARRA/ES:

2.1. Um imóvel rural denominado “Bloco 30 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 120,80ha (cento e vinte hectares e oitenta ares), matriculado sob nº. 720, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029261262-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3514948-5;

2.2. Um imóvel rural denominado “Bloco 38 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 62,00ha (sessenta e dois hectares), matriculado sob nº. 721, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029000647-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145064-9;

2.3. Um imóvel rural denominado “Bloco 31 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 410,58ha (quatrocentos e dez hectares e cinqüenta e oito ares), matriculado sob nº. 2623, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029002666-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1144987-0;

2.4. Um imóvel rural denominado “Bloco 37 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 302,20ha (trezentos e dois hectares e vinte ares), matriculado sob nº. 6800, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029005312-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145063-0;

2.5. Um imóvel rural denominado “Bloco 35 BSC CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 94,4928ha (noventa e quatro hectares, quarenta e nove ares e vinte e oito centiares), matriculado sob nº. 837, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029002887-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1144991-8;

2.6. Um imóvel rural denominado “Bloco 36 BSC CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 406,6035 (quatrocentos e seis hectares, sessenta ares e trinta e cinco centiares), matriculado sob nº. 6773, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029004570-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1144992-6;

2.7. Um imóvel rural denominado “Bloco C BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 447,75ha (quatrocentos e quarenta e sete hectares, setenta e cinco ares), matriculado sob nº. 6878, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029003280-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145069-0;

2.8. Um imóvel rural denominado “Bloco 34 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 74,80ha (setenta e quatro hectares e oitenta ares), matriculado sob nº. 140, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029000043-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1144990-0;

2.9. Um imóvel rural denominado “Bloco 29 BSC - CB”, situado no Município de Conceição da Barra, Estado do Espírito Santo, constante da área de 51,7333ha (cinqüenta e um hectares, setenta e três ares e trinta e três centiares), matriculado sob nº. 2667, Livro 02 do Cartório de Registro de Imóveis da Comarca de Conceição da Barra/ES; Imóvel este cadastrado

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junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503029013986-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3514947-7.

3. Imóveis localizados no município de FUNDÃO/ES:

3.1. Um imóvel rural denominado “Fazenda Santa Barbara 01”, situado no Município de Fundão, Estado do Espírito Santo, constante da área de 291,20ha (duzentos e noventa e um hectares e vinte ares), matriculado sob nº. 581, Livro 2-C do Cartório de Registro de Imóveis da Comarca de Fundão/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503037005193-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 0210362-1;

3.2. Um imóvel rural denominado “ Fazenda Santa Barbara 02”, situado no Município de Fundão, Estado do Espírito Santo, constante da área de 27,00ha (vinte e sete hectares), matriculado sob nº. 582, Livro 2-C do Cartório de Registro de Imóveis da Comarca de Fundão/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 816043146293-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5845817-4.

4. Imóvel localizado no município de PINHEIRO/ES:

Um imóvel rural denominado “Bloco 28 BSC - PIN”, situado no Município de Pinheiro, Estado do Espírito Santo, constante da área de 821,84ha (oitocentos e vinte e um hectares e oitenta e quatro ares), matriculado sob nº. 2079, Livro 2-F do Cartório de Registro de Imóveis da Comarca de Pinheiro/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503053011541-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1144973-0.

5. Imóveis localizados no município de SÃO MATEUS/ES:

5.1. Um imóvel rural denominado “CÓRREGO JACARANDÁ”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 92ha. 87a. 38ca. (noventa e dois hectares, oitenta e sete ares e trinta e oito centiares), matriculado sob nº. 1019, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503.061.023.140-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.145.001-0;

5.2. Um imóvel rural denominado “Bloco 24 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 1227,47ha (Um mil, duzentos e vinte e sete hectares, quarenta e sete ares), matriculado sob nº. 15222, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061025607-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145004-5;

5.3. Um imóvel rural denominado “Bloco 23 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 118,20ha (cento e dezoito hectares e vinte ares), matriculado sob nº. 18361, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061002607-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145003-7;

5.4. Um imóvel rural denominado “Bloco 22 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 415,00ha (quatrocentos e quinze hectares), matriculado sob nº. 8635, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061002585-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145002-9;

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5.5. Um imóvel rural denominado “Bloco 25 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 999,90ha (novecentos e noventa e nove hectares e noventa ares), matriculado sob nº. 191, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061269123-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145005-3;

5.6. Um imóvel rural denominado “Bloco 26 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 511,27ha (quinhentos e onze hectares e vinte e sete ares), matriculado sob nº. 18447, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061005703-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145006-1;

5.7. Um imóvel rural denominado “Bloco 27 BSC - SM”, situado no Município de São Mateus, Estado do Espírito Santo, constante da área de 346,60ha (trezentos e quarenta e seis hectares e sessenta centiares), matriculado sob nº. 1016, Livro 02 do Cartório de Registro de Imóveis da Comarca de São Mateus/ES; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 503061261238-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1145007-0.

6. Imóveis localizados no município de ALCOBAÇA/BA:

6.1. Um imóvel rural denominado “BLOCO 01 ALC - A”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 1.071ha. 37a. (mil e setenta e um hectares e trinta e sete ares), matriculado sob nº. 776, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.2. Um imóvel rural denominado “BLOCO 01 ALC - B”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 4.042ha (quatro mil e quarenta e dois hectares), matriculado sob nº. 796, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.3. Um imóvel rural denominado “BLOCO 01 ALC - C”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 596ha. 33a. (quinhentos e noventa e seis hectares e trinta e três ares), matriculado sob nº. 777, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.4. Um imóvel rural denominado “BLOCO 01 ALC - D”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 77ha. 18a. (setenta e sete hectares e dezoito ares), matriculado sob nº. 150, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.5. Um imóvel rural denominado “BLOCO 01 ALC - E”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 2.292ha. 82a. (dois mil duzentos e noventa e dois hectares e oitenta e dois ares), matriculado sob nº. 787, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.6. Um imóvel rural denominado “BLOCO 01 ALC - J”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 92ha. 69a. (noventa e dois hectares e sessenta e nove ares), matriculado sob nº. 788, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.7. Um imóvel rural denominado “BLOCO 01 ALC - K”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 3.312ha. 24a. (três mil trezentos e doze hectares e vinte e quatro ares), matriculado sob nº. 789, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.8. Um imóvel rural denominado “BLOCO 01 ALC - L”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 303ha. 15a. (trezentos e três hectares e quinze ares), matriculado sob nº. 786, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.9. Um imóvel rural denominado “BLOCO 01 ALC - M”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 1.215ha. 05a. (mil duzentos e quinze hectares e cinco ares), matriculado sob nº. 768, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.844-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.930-5;

6.10. Um imóvel rural denominado “BLOCO 03 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 6.006ha. 99a. 35ca (seis mil e seis hectares e noventa e nove ares e trinta e cinco centiares), matriculado sob nº. 168, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.018.309-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.156-4;

6.11. Um imóvel rural denominado “BLOCO 05 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 1.327ha. 20a. 30ca (mil trezentos e vinte e sete hectares e vinte ares, trinta centiares), anteriormente matriculado sob nº. 14.578, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1356, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.062.308.528-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.201-3;

6.12. Um imóvel rural denominado “BLOCO 06 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 809ha. 84a. 63ca (oitocentos e nove hectares e oitenta e quatro ares, sessenta e três centiares), anteriormente matriculado sob nº. 13629, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1354, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.013.676-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.157-2;

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6.13. Um imóvel rural denominado “RESERVA, JACARANDÁ DE CIMA E FUTUROSA”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 528ha. 98a. 77ca (quinhentos e vinte e oito hectares e noventa e oito ares, setenta e sete centiares), anteriormente matriculado sob nº. 14.577, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1355, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.031.003-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.313.059-8;

6.14. Um imóvel rural denominado “BLOCO 13 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 587ha. 12a. 74ca (quinhentos e oitenta e sete hectares e doze ares, setenta e quatro centiares), anteriormente matriculado sob nº. 14.579, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1357, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.011.010.693-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.074.651-0;

6.15. Um imóvel rural denominado “BLOCO 15 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 117ha. 12a. 75ca (cento e dezessete hectares e doze ares, setenta e cinco centiares), anteriormente matriculado sob nº. 12478, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA, atualmente objeto da matrícula nº 1353, Livro 02, do Cartório de Registro de Imóveis e Hipotecas 1º Ofício da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.003.220-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.906-2;

6.16. Um imóvel rural denominado “BLOCO 16 ALC”, situado no Município de Alcobaça, Estado da Bahia, constante da área de 900ha. 69a. 47ca (novecentos hectares e sessenta e nove ares, quarenta e sete centiares), matriculado sob nº. 358, Livro 02 do Cartório de Registro de Imóveis da Comarca de Alcobaça/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 807.010.018.490-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.075.069-0.

7. Imóvel localizado no município de IBIRAPOÃ/BA:

Um imóvel rural denominado “BLOCO 02 IBI”, situado no Município de Ibirapoã, Estado da Bahia, constante da área de 150,2806ha (cento e cinqüenta hectares, vinte oito ares e seis centiares), matriculado sob nº. 626, Livro 02 do Cartório de Registro de Imóveis da Comarca de Ibirapoã/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326020014443-3e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3829929-1.

8. Imóveis localizados no município de MUCURI/BA:

8.1. Um imóvel rural denominado “BLOCO 02 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 2034,0443ha (dois mil e trinta e quatro hectares, quatro ares e quarenta e três centiares), matriculado sob nº. 1118, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038021369-1e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323077-0;

8.2. Um imóvel rural denominado “BLOCO 03 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 1051,3090ha (um mil e cinqüenta e um hectares, trinta ares e noventa centiares), matriculado sob nº. 1853, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038020222-3e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323025-8;

8.3. Um imóvel rural denominado “BLOCO 04 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 1683,5404ha (um mil seiscentos e oitenta e três hectares, cinqüenta e quatro ares e quatro centiares), matriculado sob nº. 1903, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038013552-6e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322834-2;

8.4. Um imóvel rural denominado “BLOCO 05 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 1654,7771ha (um mil, seiscentos e cinqüenta e quatro hectares, setenta e sete ares e setenta e um centiares), matriculado sob nº. 1910, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038020184-7e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322981-0;

8.5. Um imóvel rural denominado “BLOCO 06 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 201,6412ha (Duzentos e um hectares, sessenta e quatro ares e doze centiares), matriculado sob nº. 765, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038018503-5e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323078-9;

8.6. Um imóvel rural denominado “BLOCO 09 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 149,9062ha (cento e quarenta e nove hectares, noventa ares e sessenta e dois centiares), matriculado sob nº. 1891, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038008230-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323835-0;

8.7. Um imóvel rural denominado “BLOCO 10 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 85,9795ha (oitenta e cinco hectares, noventa e sete ares e noventa e cinco centiares), matriculado sob nº. 435, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038011673-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323116-5;

8.8. Um imóvel rural denominado “BLOCO 11 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 77,0862ha (setenta e sete hectares, oito ares e sessenta e dois centiares), matriculado sob nº. 439, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038019585-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323086-0;

8.9. Um imóvel rural denominado “BLOCO 13 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 19,0346ha (dezenove hectares, três ares e quarenta e seis centiares), matriculado sob nº. 896, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326089102598-2e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3353913-8;

8.10. Um imóvel rural denominado “BLOCO 14 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 355,3113 (trezentos e cinqüenta e cinco hectares, trinta e um ares e treze centiares), matriculado sob nº. 1902, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038008010-1e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3439820-1;

8.11. Um imóvel rural denominado “BLOCO 15 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 32,4720ha (trinta e dois hectares, quarenta e sete ares e vinte centiares), matriculado sob nº. 1906, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038009040-9e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3823793-8;

8.12. Um imóvel rural denominado “BLOCO 16 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 29,8439ha (vinte e nove hectares, oitenta e quatro ares e trinta e nove centiares), matriculado sob nº. 455, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038014753-2e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322836-9;

8.13. Um imóvel rural denominado “BLOCO 19 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 109,0226ha (cento e nove hectares, dois ares e vinte e seis centiares), matriculado sob nº. 476, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038021423-0e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3823791-1;

8.14. Um imóvel rural denominado “BLOCO 21 MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 192,7001ha (cento e noventa e dois hectares, setenta ares e um centiares), matriculado sob nº. 1117, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 813060010316-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1408263-2;

8.15. Um imóvel rural denominado “CÓRREGO ÁGUA VERMELHA”, situado no Município de Mucuri, Estado da Bahia, constante da área de 1094,96ha (um mil e noventa e quatro hectares e noventa e seis ares), matriculado sob nº. 1072, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038018961-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3824287-7;

8.16. Um imóvel rural denominado “BLOCO 07A INON MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 660,2505ha (seiscentos e sessenta hectares, vinte e cinco ares e cinco centiares), matriculado sob nº. 2220, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038020982-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012481-6;

8.17. Um imóvel rural denominado “BLOCO 07C INON MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 765,3756ha (setecentos e sessenta e cinco hectares, trinta e sete ares e cinqüenta e seis centiares), matriculado sob nº. 2221, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038020990-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3146187-5;

8.18. Um imóvel rural denominado “BLOCO 08 INON MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 845,8306ha (oitocentos e quarenta e cinco hectares, oitenta e três ares e seis centiares), matriculado sob nº. 2222, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto

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Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038020915-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012639-8;

8.19. Um imóvel rural denominado “Bloco 09 INON MUC”, situado no Município de Mucuri, Estado da Bahia, constante da área de 382,1369ha (trezentos e oitenta e dois hectares, treze ares e sessenta e nove centiares), matriculado sob nº. 2225, Livro 02 do Cartório de Registro de Imóveis da Comarca de Mucuri/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326038021059-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012645-2.

9. Imóveis localizados no município de NOVA VIÇOSA/BA:

9.1. Um imóvel rural denominado “BLOCO 01 B NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 6471,7052ha (seis mil, quatrocentos e setenta e um hectares, setenta ares e cinqüenta e dois centiares), matriculado sob nº. 1430, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046023523-8, 326046007307-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3829872-4;

9.2. Um imóvel rural denominado “BLOCO 01 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 7182,0102ha (sete mil, cento e oitenta e dois hectares, um are e dois centiares), matriculado sob nº. 1428, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046004820-9, 326046000086-9, 326046011568-2, 326046009890-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322654-4;

9.3. Um imóvel rural denominado “BLOCO 01A NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 6449,7136ha (seis mil, quatrocentos e quarenta e nove hectares, setenta e um are e trinta e seis centiares), matriculado sob nº. 1429, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046007161-8, 326046015121-2, 816043148652-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323476-8;

9.4. Um imóvel rural denominado “BLOCO 06 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 503,9697ha (quinhentos e três hectares, noventa e seis ares e noventa e sete centiares), matriculado sob nº. 1025, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046007196-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322837-7;

9.5. Um imóvel rural denominado “BLOCO 08 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 472,9277ha (quatrocentos e setenta e dois hectares, noventa e dois ares e setenta e sete centiares), matriculado sob nº. 1329, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000019251798-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322964-0;

9.6. Um imóvel rural denominado “BLOCO 09 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 404,1637ha (quatrocentos e quatro hectares, dezesseis ares e trinta e sete centiares), matriculado sob nº. 1335, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046021415-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323071-1;

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9.7. Um imóvel rural denominado “BLOCO 13 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 661,0331ha (seiscentos e sessenta e um hectares, três ares e trinta e um centiares), matriculado sob nº. 1022, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027317063-4e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3829882-1;

9.8. Um imóvel rural denominado “BLOCO 15 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 484,2419ha (quatrocentos e oitenta e quatro hectares, vinte e quatro ares e dezenove centiares), matriculado sob nº. 1023, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027334138-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3829936-4;

9.9. Um imóvel rural denominado “BLOCO 16 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 101,8198ha (cento e um hectares, oitenta e um are e noventa e oito centiares), matriculado sob nº. 1024, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046018333-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3944976-9;

9.10. Um imóvel rural denominado “BLOCO 17 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 318,7107ha (trezentos e dezoito hectares, setenta e um ares e sete centiares), matriculado sob nº. 1267, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046019135-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323305-2;

9.11. Um imóvel rural denominado “BLOCO 18 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 224,0529ha (duzentos e vinte e quatro hectares, cinco ares e vinte e nove centiares), matriculado sob nº. 1336, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027334120-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3830024-9;

9.12. Um imóvel rural denominado “BLOCO 20 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 64,8646ha (sessenta e quatro hectares, oitenta e seis ares e quarenta e seis centiares), matriculado sob nº. 392, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 816043148725-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2322841-5;

9.13. Um imóvel rural denominado “BLOCO 24 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 76,9841ha (setenta e seis hectares, noventa e oito ares e quarenta e um centiares), matriculado sob nº. 1313, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 813036076945-3e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5074754-1;

9.14. Um imóvel rural denominado “BLOCO 25 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 381,0662ha (trezentos e oitenta e um hectares, seis ares e sessenta e dois centiares), matriculado sob nº. 1479, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814210012629-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3829877-5;

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9.15. Um imóvel rural denominado “BLOCO 27 NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 383,8334ha (trezentos e oitenta e três hectares, oitenta e três ares e trinta e quatro centiares), matriculado sob nº. 962, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 813036076694-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4626404-3;

9.16. Um imóvel rural denominado “BLOCO 01 INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 689,2170ha (seiscentos e oitenta e nove hectares, vinte e um ares e setenta centiares), matriculado sob nº. 1994, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027365823-8 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2866249-0;

9.17. Um imóvel rural denominado “BLOCO 03 INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 199,6336ha (cento e noventa e nove hectares, sessenta e três ares e trinta e seis centiares), matriculado sob nº. 546, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046024317-6 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012399-2;

9.18. Um imóvel rural denominado “BLOCO 04 INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 387,5066ha (trezentos e oitenta e sete hectares, cinqüenta ares e sessenta e seis centiares), matriculado sob nº. 1993, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027708429-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012638-0;

9.19. Um imóvel rural denominado “BLOCO 05 INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 100,6096ha (cem hectares, sessenta ares e noventa e seis centiares), matriculado sob nº. 779, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046024368-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3012634-7;

9.20. Um imóvel rural denominado “BLOCO 06 B INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 515,3096ha (quinhentos e quinze hectares, trinta ares e noventa e seis centiares), matriculado sob nº. 1974, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000027708410-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3611020-5;

9.21. Um imóvel rural denominado “BLOCO 06 INON NV”, situado no Município de Nova Viçosa, Estado da Bahia, constante da área de 125,8493ha (cento e vinte e cinco hectares, oitenta e quatro ares e noventa e três centiares), matriculado sob nº. 780, Livro 02 do Cartório de Registro de Imóveis da Comarca de Nova Viçosa/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326100102539-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3650089-5.

10. Imóvel localizado no município de PRADO/BA:

Um imóvel rural denominado “BLOCO 01 Prado”, situado no Município de Prado, Estado da Bahia, constante da área de 129,56ha (cento e vinte e nove hectares, cinqüenta e seis ares), matriculado sob nº. 12482, Livro 02 do Cartório de Registro de Imóveis da Comarca de Prado/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326062019100-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323204-8.

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11. Imóveis localizados no município de CARAVELAS/BA:

11.1. Um imóvel rural denominado “ILHA DE CARAVELAS” , situado no Município de Caravelas, Estado da Bahia, constante da área de 243,94 (duzentos e quarenta e três hectares e noventa e quatro ares), matriculado sob nº. 4179, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326046007625-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2323316-8;

11.2. Um imóvel rural denominado “BLOCO 01 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 2.501ha. 59a. (dois mil quinhentos e um hectares e cinqüenta e nove ares), matriculado sob nº. 3838, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.017.051-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.886-4;

11.3. Um imóvel rural denominado “BLOCO 02 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 3.691ha. 84a. 65ca. (três mil seiscentos e noventa e um hectares e oitenta e quatro ares, sessenta e cinco centiares), matriculado sob nº. 3995-A, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.013.722-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.276-5;

11.4. Um imóvel rural denominado “BLOCO 03 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 748ha. 62a. (setecentos e quarenta e oito hectares e sessenta e dois ares), matriculado sob nº. 3836, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.020.192-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.917-8;

11.5. Um imóvel rural denominado “BLOCO 05 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 790ha. 10a. (setecentos e noventa hectares e dez ares), matriculado sob nº. 3835, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.010.260-9 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.919-4;

11.6. Um imóvel rural denominado “BLOCO 06 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 270ha. 44a. 51ca. (duzentos e setenta hectares e quarenta e quatro ares, cinqüenta e um centiares), matriculado sob nº. 4050, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.033.308-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.928-3;

11.7. Um imóvel rural denominado “BLOCO 07 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 1.821ha. 89a. 86ca. (mil oitocentos e vinte e um hectares e oitenta e nove ares, oitenta e seis centiares), matriculado sob nº. 4016, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.014.184-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.908-9;

11.8. Um imóvel rural denominado “BLOCO 08 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 1.466ha. 93a. (mil quatrocentos e sessenta e seis hectares e noventa e três ares), matriculado sob nº. 3834, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de

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Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.011.231-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.913-5;

11.9. Um imóvel rural denominado “BLOCO 11 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 1.328ha. 21a. 30ca (mil trezentos e vinte e oito hectares e vinte e um ares, trinta centiares), matriculado sob nº. 4061, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.001.996-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.827.291-1;

11.10. Um imóvel rural denominado “BLOCO 12 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 1.591ha. 26a. 42ca (mil trezentos e vinte e oito hectares e vinte e um ares, trinta centiares), matriculado sob nº. 3996, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.034.126-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.827.288-1;

11.11. Um imóvel rural denominado “BLOCO 13 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 232ha. 51a. 70ca (duzentos e trinta e dois hectares e cinqüenta e um ares, setenta centiares), matriculado sob nº. 2945, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.089.008.044-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.940-2;

11.12. Um imóvel rural denominado “BLOCO 14 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 437ha. 29a. (quatrocentos e trinta e sete hectares e vinte e nove ares), matriculado sob nº. 3837, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.003.760-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.831.001-5;

11.13. Um imóvel rural denominado “BLOCO 21 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 189ha. 41a. 14ca. (cento e oitenta e nove hectares e quarenta e um ares, quatorze centiares), matriculado sob nº. 3690, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.028.690-4 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.295-1;

11.14. Um imóvel rural denominado “BLOCO 23 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 348ha. 65a. 03ca. (trezentos e quarenta e oito hectares e sessenta e cinco ares, três centiares), matriculado sob nº. 3976, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.003.620-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.944.613-1;

11.15. Um imóvel rural denominado “BLOCO 24 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 45ha. 47a. 70ca. (quarenta e cinco hectares e quarenta e sete ares, setenta centiares), matriculado sob nº. 3703, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.005.240-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.903-8;

11.16. Um imóvel rural denominado “BLOCO 25 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 59ha. 72a. (cinqüenta e nove hectares e setenta e dois ares), matriculado sob nº. 3997, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma

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Agrária - INCRA, sob o CCIR nº. 326.020.021.245-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.831.029-5;

11.17. Um imóvel rural denominado “BLOCO 26 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 44ha. 90a. 16ca. (quarenta e quatro hectares e noventa ares, dezesseis centiares), matriculado sob nº. 3671, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.016.900-2 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 1.150.646-6;

11.18. Um imóvel rural denominado “BLOCO 27 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 83ha. 11a. 77ca. (oitenta e três hectares e onze ares, setenta e sete centiares), matriculado sob nº. 4020, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.322.792-0 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.895-3;

11.19. Um imóvel rural denominado “BLOCO 28 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 23ha. 98a. 20ca. (vinte e três hectares e noventa e oito ares, vinte centiares), matriculado sob nº. 21, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 000.027.322.806-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 3.829.922-4;

11.20. Um imóvel rural denominado “BLOCO 34 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 200ha. 19a. 90ca. (duzentos hectares e dezenove ares, noventa centiares), matriculado sob nº. 4019, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.015.539-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.054.906-5;

11.21. Um imóvel rural denominado “BLOCO 35 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 84ha. 08a. 57ca. (oitenta e quatro hectares e oito ares, cinqüenta e sete centiares), matriculado sob nº. 3788, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.020.516-5 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 2.323.261-7;

11.22. Um imóvel rural denominado “BLOCO 36 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 422ha. 05a. 05ca. (quatrocentos e vinte e dois hectares e cinco ares, cinco centiares), matriculado sob nº. 3977, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.067.116.378-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.389.371-6;

11.23. Um imóvel rural denominado “BLOCO 38 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 325ha. 80a. 03ca. (trezentos e vinte e cinco hectares e oitenta ares, três centiares), matriculado sob nº. 4062, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.067.115.924-7 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.389.366-0;

11.24. Um imóvel rural denominado “BLOCO 39 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 134ha. 74a. 01ca. (cento e trinta e quatro hectares e setenta e quatro ares, um centiare), matriculado sob nº. 4017, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de

63

Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 814.067.115.800-3 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 4.389.367-8;

11.25. Um imóvel rural denominado “BLOCO 41 CAR”, situado no Município de Caravelas, Estado da Bahia, constante da área de 306ha. 84a. 39ca. (trezentos e trinta e seis hectares e oitenta e quatro ares, trinta e nove centiares), matriculado sob nº. 4072, Livro 02 do Cartório de Registro de Imóveis da Comarca de Caravelas/BA; Imóvel este cadastrado junto ao Instituto Nacional de Colonização e Reforma Agrária - INCRA, sob o CCIR nº. 326.020.016.209-1 e cadastrado junto a Receita Federal do Brasil sob NIRF nº. 5.532.417-7.

64

SCHEDULE 5

to Export Prepayment Facility Agreement and Secured Loan

FUNDING LENDERS

1.     Banco Itaú BBA S/A — Nassau Branch

2.     Banco Santander S.A., Grand Cayman Branch

3.     BNP Paribas

4.     Goldman Sachs Bank (Europe) Plc

5.     HSBC Bank Brasil S.A. - Banco Múltiplo Grand Cayman Branch

1

SCHEDULE 6

to Export Prepayment Facility Agreement and Secured Loan

GUAÍBA II PROJECT

(1)           Construction of a single line pulp mill on a site adjacent to an existing pulp mill owned and operated by Aracruz Celulose in the Municipality of Guaíba, State of Rio Grande do Sul, Brazil, with an estimated manufacturing capacity of approximately 1.5 million metric tons of eucalyptus pulp per year (the “Guaíba II Mill”)

(2)           Acquisition of land and forests and any investments and capital expenditures necessary in connection with silviculture activities with respect to any forests associated with the Guaíba II Mill, in each case that are necessary to produce the raw materials for the production of pulp associated with the Guaíba II Mill.

(3)           Construction and operation of roads and any other logistical infrastructure necessary for (a) the transportation of raw materials and personnel to the Guaíba II Mill and (b) the distribution of products manufactured in the Guaíba II Mill.

(4)           Construction of any ancillary facilities necessary for the operation of the Guaíba II Mill.

(5)           Purchase or lease of any equipment necessary for the operation of the Guaíba II Mill

The Guaíba II Project currently has a total projected cost of approximately U.S.$2.746 billion. This amount represents Aracruz Celulose’s current, reasonable judgment in respect of the approximate total capital expenditure budget for the Guaíba II Project. However, this amount is an estimate and is subject to change based upon fluctuations in construction, equipment and technology costs, labor costs, inflation, foreign exchange rates and other factors, including factors that are outside of Aracruz Celulose’s control. In addition, this amount may vary as the Guaíba II Project is further defined and developed, including, without limitation, as a result of any changes in the proposed implementation timetable, proposed suppliers and contractors and the proposed project design, technology or equipment.

SCHEDULE 7

to Export Prepayment Facility Agreement and Secured Loan

NON-FUNDING LENDERS

1.             Banco Bilbao Vizcaya Argentaria, S.A., Grand Cayman Branch

2.             Banco Santander, S.A.

3.             Barclays Bank plc

4.             Calyon New York Branch

5.             Citibank, N.A.

6.             Deutsche Bank AG, London Branch

7.             J.P. Morgan Europe Limited

8.             Lehman Brothers Special Financing Inc. - DIP

9.             Merrill Lynch Credit Products, LLC

1

SCHEDULE 8
to Export Prepayment Facility Agreement and Secured Loan

EXISTING LIENS(1)

1. Liens created in connection with Legal and Administrative Proceedings:

Proceeding No.	Description of the Asset/Property	Subject of Proceeding	Value of the Asset/Property (in Reais)
11080.004873/00-48	HORTO FLORESTAL TERRA DURA	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to social contributions (PIS). Lien was created in order to allow this proceeding to be appealed.	2,438,548.38

11080.004873/00-48	HORTO FLORESTAL MONTE CASTELO	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to social contributions (PIS). Lien was created in order to allow this proceeding to be appealed.	2,534,953.26

11080.004873/00-48	IMOVEIS URBANOS	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to social contributions (PIS). Lien was created in order to allow this proceeding to be appealed.	6,359,829.59

11543.003911/2003-29	BLOCO 13 AR	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to rural property taxes (Imposto Territotial Rural - ITR). Lien was created in order to allow this proceeding to be appealed.	3,065,331.82

15586.000440/2005-13	ENFARDAMENTO FLASH	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to income tax and social contributions. Lien was created in order to allow this proceeding to be appealed.	4,807,021.04

15586.000442/2005-11	SITE DE ENERGIA ELETRICA	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to income tax and social contributions. Lien was created in order to allow this proceeding to be appealed.	15,499,931.98

13770.000790/2003-13	LAVAGEM	Tax administrative proceeding by the Brazilian Federal Tax Authority with respect to income taxes. Lien was created in order to allow this proceeding to be appealed.	15,791,510.36

(1) Liens with a book value in excess of U.S.$1,000,000.

1

Proceeding No.	Description of the Asset/Property	Subject of Proceeding	Value of the Asset/Property (in Reais)
006070068017	IMOVEL RURAL CONSTITUIDO DE UMA AREA TOTAL DE 3,559.7246 HA	Judicial Proceeding. Collection claim filed by the Tax Authority of the State of Espírito Santo with respect to sales tax (ICMS). The Lien was created as security for the amounts owed under this proceeding.	16,958,634.79

15586.000441/ 2005-68	GERACAO E DISTRIBUICAO DE VAPOR -RECUPERACAO DE ENERGIA	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to income taxes. Lien was created in order to allow this proceeding to be appealed.	38,572,634.72

15586000826200525	CALDEIRA DE RECUPERACAO	Tax administrative proceeding filed by the Brazilian Federal Tax Authority with respect to income taxes. Lien was created in order to allow this proceeding to be appealed.	97,871,011.13

24.040.220.923	Fazenda Lagoa Santa	Judicial Proceeding. Collection claim filed by the Tax Authority of the State of Espírito Santo in connection with sales tax (ICMS) due in connection with interstate sales. The Lien was created as security for the amounts owed under this proceeding.	14,367,428.62

24.040.220.923	Fazenda Floresta	Judicial Proceeding. Collection claim filed by the Tax Authority of the State of Espírito Santo in connection with sales tax (ICMS) due in connection with interstate sales. The Lien was created as security for the amounts owed under this proceeding.	5,184,153.35

24.040.220.923	Fazenda Floresta	Judicial Proceeding. Collection claim filed by the Tax Authority of the State of Espírito Santo in connection with sales tax (ICMS) due in connection with interstate sales. The Lien was created as security for the amounts owed under this proceeding.	1,967,049.55

2

Proceeding No.	Description of the Asset/Property	Subject of Proceeding	Value of the Asset/Property (in Reais)
2004.50.01.012583-9	Fazenda Cavalo Grande	Judicial Proceeding. Collection claim filed by the Brazilian Federal Tax Authority in connection with social contributions (CSSL) due in connection with third-party services rendered to Aracruz Celulose. The Lien was created as security for the amounts owed under this proceeding.	8,671,975.16

2005.50.01.002767-6	Fazenda Aconcehego e Santa Helena	Judicial Proceeding. Collection claim filed by the Brazilian Federal Tax Authority in connection with social contributions (CSSL) due in connection with third-party services rendered to Aracruz Celulose. The Lien was created as security for the amounts owed under this proceeding.	2,488,101.90

2. Liens created under Financing Agreements entered into with Banco Nacional de Desenvolvimento Econômico e Social — BNDES:

Agreement Reference Number	Date	Outstanding Principal Amount (in Reais)		Encumbered Asset/Property
01.2.164.1.1	June 13, 2001	R$	23,953,845	Plants owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul

06.2.1060.1	November 28, 2006	R$	512,164,732	Plants owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul

05.2.1037.1	December 21, 2005	R$	135,696,318	Barra do Riacho Plants (1)

(1) Liens on the Barra do Riacho Plants to be released by BNDES in exchange for Liens on lands owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul, pursuant to Section 8.29 of the Agreement.

3

SCHEDULE 9
to Export Prepayment Facility Agreement and Secured Loan

REAL-DENOMINATED OBLIGATIONS

Agreement	Creditor	Principal Amount Outstanding
Terminated Derivative Obligations	Banco ABN Amro Real S.A.	R$	441,574,789
Terminated Derivative Obligations	Banco BNP Paribas Brasil S.A.	R$	411,801,000
Terminated Derivative Obligations	Goldman Sachs do Brasil S.A.	R$	93,450,000
Terminated Derivative Obligations	HSBC Bank Brasil S.A.	R$	270,403,500
Terminated Derivative Obligations	Banco Itaú BBA S.A.	R$	101,285,000
Terminated Derivative Obligations	Banco Santander S.A.	R$	253,819,129

1

SCHEDULE 10
to Export Prepayment Facility Agreement and Secured Loan

U.S. DOLLAR-DENOMINATED OBLIGATIONS

Agreement	Creditor	Principal Amount Outstanding
Terminated Derivative Obligations	Barclays Bank PLC	U.S.$	30,965,947

Terminated Derivative Obligations	Banco Calyon Brasil	U.S.$	419,660,417

Terminated Derivative Obligations	Citibank, N.A.	U.S.$	219,281,110

Terminated Derivative Obligations	Deutsche Bank AG	U.S.$	275,000,000

Terminated Derivative Obligations	JP Morgan Chase Bank, N.A.	U.S.$	303,956,128

Terminated Derivative Obligations	Merrill Lynch Capital Services, Inc.	U.S.$	40,889,272

Terminated Derivative Obligations	Lehman Brothers Special Financing Inc	U.S.$	73,400,000

Lender Bilateral Debt	ABN Amro Bank N.V.	U.S.$	160,000,000

Lender Bilateral Debt	Banco Bilbao Vizcaya Argentaria, S.A.	U.S.$	50,000,000	(1)

Lender Bilateral Debt	ING Bank N.V.	U.S.$	100,000,000

Lender Bilateral Debt	Calyon, New York Branch	U.S.$	50,000,000

Lender Bilateral Debt	Banco Santander S.A.	U.S.$	150,000,000

(1)   10% of the outstanding principal amount (U.S.$5,000,000) will be prepaid.

1

SCHEDULE 11
to Export Prepayment Agreement and Secured Loan

Past Due Interest

1.                          Terminated Derivative Obligations denominated in U.S. Dollars (listed in Schedule 3(a)(A)): one-month LIBOR + 3.5% per annum.

2.                          Terminated Derivative Obligations denominated in Reais (listed in Schedule 3(a)(B)): 1.0% per month

1

SCHEDULE 12
to Export Prepayment Facility Agreement and Secured Loan

SUBSIDIARIES

1. Aracruz Celulose S.A. — Guarantor

Subsidiary	Jurisdiction of incorporation	Number of shares or membership interests or partnership interests of each class of its Capital Stock authorized	Amount of outstanding Capital Stock		Percentage of Capital Stock owned		Number of shares covered by outstanding options, warrants, rights of conversion or purchase

Alícia Papéis S.A.	Brazil	5,000	R$	5,000	50	%(1)	N/A

Aracruz Riograndense Ltda.	Brazil	158,515,171	R$	158,515,171	99.94%		N/A

Mucuri Agroflorestal S.A.	Brazil	641.622.857	R$	72,299,831.30	99.99%		N/A

Portocel - Terminal Especializado de Barra do Riacho S.A.	Brazil	15,257,685	R$	2,303,738.59	51%		N/A

Ara Pulp - Comércio de Importação e Exportação, Unipessoal Ltda.	Zona Franca da Madeira	1	EUR	9,924.90	100%		N/A

Aracruz (USA), Inc.	Delaware	200,000	U.S.$	200,00	100%		N/A

Aracruz Trading International Ltd.	Hungary	—	U.S.$	20,000	100%		N/A

Aracruz Trading S.A.	Panamá	100,000	U.S.$	100,000	100%		N/A

Riocell Limited	Guernsey - UK	30,000	U.S.$	30,000	100%		N/A

(1) The remaining 50% of the capital stock of Alícia Papéis S.A. is owned by Ara Pulp — Comércio de Importação e Exportação, Unipessoal Ltda., a wholly-owned subsidiary of Aracruz Celulose S.A.

1

2. Borrower

Subsidiary	Jurisdiction of incorporation	Number of shares or Membership interests or partnership interests of each class of its Capital Stock authorized	Amount of outstanding Capital Stock		Percentage of Capital Stock owned	Number of shares covered by outstanding options, warrants, rights of conversion or purchase

Aracruz (Europe) S.A.	Switzerland	5,000	CHF	500,000.00	100%	N/A

Aracruz International Finance Company	Cayman Islands	1,000	U.S.$	1,000.00	100%	N/A

3. Alicia Papéis S.A. — Guarantor

No Subsidiaries

4. Aracruz Celulose (USA), INC. — Guarantor

No Subsidiaries

2

SCHEDULE 13
to Export Prepayment Facility Agreement and Secured Loan

HEDGING GUIDELINES

(Free translation of excerpts from the Financing Policy of Aracruz Celulose S.A. approved by its Board of Directors on June 19, 2008)

“2.3        CREDIT RISK

To set forth acceptable levels of credit risk (rating) and exposure for the acquisition and holding of assets and financial instruments in Brazil and abroad.

2.3.1       Financial Institutions

For those rated BBB+, the amount shall be limited to US$50 million per financial-economic group, in compliance with a limit of 5% of the consolidated Net Assets of the financial institutions that are part of the same economic group. The amount invested in financial institutions rated BBB+ shall not exceed, in the aggregate, 10% of the cash available invested in the country. In case of a better rating, the maximum amount shall be of up to 10% of the consolidated Net Assets of the financial institutions of the same economic group, provided that the total amount of investment in each financial-economic group is limited to 20% of the available cash of the company. In case there are two or more ratings from different rating agencies, the highest rating shall prevail.

Additionally, the company may not hold investments in excess of 10% of the aggregate amount of outstanding issuances of the same issuer, calculated based on the financial statements used as a basis for updating the credit limits. The aggregate amount of the issuances of an issuer shall include, in addition to deposit certificates, any other instruments issued by such issuer to raise funds.

For banks with a majority of foreign-held capital, whose parent company has a minimum rating of “A-”, there shall be no limit based on the net assets of the local subsidiary, provided that there is sufficient evidence that the parent company will back the obligations of its subsidiary.

For institutions that are members of financial conglomerates, either because they are under common control with, controlled, subsidiaries or branches, the consolidated financial statements of the corresponding economic group shall be taken into account, both for rating purposes and for the limit of the net assets and aggregate amount of issuances outstanding. Notwithstanding the above, the comfort provided to each subsidiary by its parent companies shall be also reviewed.

The company shall evaluate semi-annually the credit limits and submit them to the Treasury Committee.

Any exceptions to the provisions set forth in this Policy shall be submitted to the

Treasury Committee by the Chief Financial Officer.

(...)

2.3.5 - Derivatives

The company shall abide by the limit of U.S.$50 million in notional value for the aggregate amount of derivative transactions with each bank or counterparty, and the maximum term of one year with respect to derivative transactions known as NDF, provided that foreign banks that are counterparties to such derivative transactions must be based in G-7 countries and have a rating of “A-” or better. In addition, the company shall observe the credit limit of the bank or counterparty (item 2.3.1) and, in this connection, shall consider as the amount of credit used in any given derivative transaction the notional value times the percentage representing the maximum loss potential for that derivative transaction. The percentage to be applied to the notional value of a derivative transaction shall be 5% for transactions with terms of up to 60 days and 10% for transactions with terms of more than 60 days and up to one year.

(...)

2.4 – TRANSACTIONS AND INSTRUMENTS

2.4.1 – Hedging of assets and liabilities (see Annex I)

The company’s hedging of USGAAP assets and liabilities, regarding the risks associated with foreign exchange and interest rates should be a permanent objective. In order to achieve this objective, management is permitted to use financial instruments, in particular derivatives.

The company may also carry out transactions to hedge cash flow, to protect its operating income against exchange risks related to its future revenues and expenses.

The decisions related to these hedging transactions shall be discussed with the Treasury Committee based on macroeconomic conditions and on the performance of the financial markets. In particular, these hedging transactions shall comply with prudential exposure limits, which limits shall be discussed and agreed upon with the Treasury Committee. The basic pre-established limits are:

•                             Maximum acceptable loss in derivative transactions: Shall be limited to U.S.$40 million. However, before reaching the abovementioned amount, the management must meet with the Treasury Committee to discuss the issue and, with respect to losses above such amount, the decision shall be shared with the Board of Directors through its Chairman;

•                             Maximum exposure permitted in futures exchange transactions: Shall be limited to any of the following indicators, at the discretion of the Treasury

2

Committee:

•                            1.5 times the cash cost of total budgeted production denominated in reais;

•                            50% of the amount of annual exports;

•                            Amount of the annual operating cash flow.

•                             Maximum exposure permitted in futures interest rate transactions: The amount corresponding to the cash available invested in floating interest rate securities;

•                             Volatility limits in cash financial investments: The aggregate of financial investments through an exclusive fund shall comply with the maximum volatility of 1% per day, with a reliability of a 95% confidence interval (Value at Risk).

2.4.2 – Arbitration Transactions (see Annex I)

The transactions shall be only subordinated to the limitations imposed by the criteria and rules of the company for financial, market and credit risks in the management of monetary assets and liabilities.

(...)

Annex 1 – Definitions used in the Financing Policy

(...)

Arbitration Transactions: Consists of taking opposite positions in the market to benefit from a price distortion that may potentially exist. The arbitrator aims at benefiting from those opportunities. Normally they are fund-raising and lending transactions for the same amount and in the same currency, but with different interest rates. These transactions are subject to the limits proposed for gross indebtedness indicators.

(...)

Hedging transactions: Consists of taking a position opposite to one already existing, either by acquiring a cash flow, an asset or a contract (derivatives included) which shall be subject to variation in its value and shall neutralize the existing position.

(...)

Cash Flow Hedge: Is the possibility of balancing the flow of funds of the company from a foreign exchange perspective. For instance, the average EBITDA of the company is approximately 50%-98% of its revenue and 40% of disbursements are in dollars. Consequently, there is a natural mismatch in the operating cash flow corresponding to approximately 30% of the company’s revenues (“long position” in

3

dollars). This would allow the company to sell in advance part of its revenue in dollars through financial transactions (ACC or swap / BMF). This transaction represents a bar to the operating margin, operating as if the costs in reais were fixed at a specified exchange rate in dollars.

(...)

Credit Risk Rating in Foreign Currency (GME): Rating of the credit risk quality of the issuer of a debt and its capacity to pay its obligations in foreign currency.

(...)

Value at Risk: Corresponds to the maximum potential loss in value of illiquid financial assets (financial assets and liabilities), which result from market performance and price development over a given period of time. The value-at-risk data and acceptable confidence intervals shall be periodically adjusted by means of consultations with the main investment funds administrators and international companies in the industry.

The VAR presents some problems to the extent that it uses past data which may alter its structure when the market is experimenting significant volatility.

Interpretation is direct: the lower the VAR, the lower the potential loss within a confidence interval of 95%. For example: if the VAR is 3%, the fund can drop by a maximum of 3% in the period.”

4

SCHEDULE 14
to Export Prepayment Facility Agreement and Secured Loan

LIENS ON PERMITTED DEBT

Liens created under Financing Agreements entered into with Banco Nacional de Desenvolvimento Econômico e Social — BNDES:

Agreement Reference		Outstanding Principal		Encumbered
Number	Date	Amount (in Reais)		Asset/Property
01.2.164.1.1	June 13, 2001	R$	23,953,845	Plants owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul

06.2.1060.1	November 28, 2006	R$	512,164,732	Plants owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul

05.2.1037.1	December 21, 2005	R$	135,696,318	Barra do Riacho Plants (1)

(1) Liens on the Barra do Riacho Plants to be released by BNDES in exchange for Liens on lands owned by Aracruz Celulose as of the date of the Agreement located in the city of Guaíba, State of Rio Grande do Sul, pursuant to Section 8.29 of the Agreement.

1

SCHEDULE 16
to Export Prepayment Facility Agreement and Secured Loan

VERACEL II PROJECT

(1)           Construction of a single line pulp mill on a site adjacent to an existing pulp mill owned by Veracel Celulose S.A. in the Municipality of Eunápolis, State of Bahia, Brazil, with an estimated manufacturing capacity of approximately 1.5 million metric tons of eucalyptus pulp per year (the “Veracel II Mill”).

(2)           Acquisition of land and forests and any investments and capital expenditures necessary in connection with silviculture activities with respect to any forests associated with the Veracel II Mill, in each case that are necessary to produce the raw materials for the production of pulp associated with the Veracel II Mill.

(3)           Construction and operation of roads and any other logistical infrastructure necessary for (a) the transportation of raw materials and personnel to the Veracel II Mill and (b) the distribution of products manufactured in the Veracel II Mill.

(4)           Construction of any ancillary facilities necessary for the operation of the Veracel II Mill.

(5)           Purchase or lease of any equipment necessary for the operation of the Veracel II Mill.

The Veracel II Project currently has a total projected cost of approximately U.S.$2.762 billion. This amount represents Aracruz Celulose’s current, reasonable judgment in respect of the approximate total capital expenditure budget with respect to the Veracel II Project. However, this amount is an estimate and is subject to change based upon fluctuations in construction, equipment and technology costs, labor costs, inflation, foreign exchange rates and other factors, including factors that are outside of Aracruz Celulose’s control. In addition, this amount may vary as the Veracel II Project is further defined and developed, including, without limitation, as a result of any changes in the proposed implementation timetable, proposed suppliers and contractors and the proposed project design, technology or equipment.

SCHEDULE 17
to Export Prepayment Facility Agreement and Secured Loan

LIST OF ENVIRONMENTAL CLAIMS

Proceeding	Filing Date	Jurisdiction	Claimant	Claim Amount
Public Criminal Action (Ação Penal Pública) No. 030.07.001065-4	July 7, 2007	3rd Criminal Court of the City of Linhares, State of Espírito Santo	Public Prosecutor of the State of Espírito Santo	Not applicable to this type of proceeding

Public Criminal Action (Ação Penal Pública) No. 006080028316	February 2, 2008	1st Criminal Court of the City of Aracruz, State of Espírito Santo	Public Prosecutor of the State of Espírito Santo	Not applicable to this type of proceeding

Public Criminal Action (Ação Penal Pública) No. 10384-5/2008	August 8, 2008	Special Criminal Court (Juízo Especial Criminal) of the City of Teixeira de Freitas, State of Bahia	Public Prosecutor of the State of Bahia	Not applicable to this type of proceeding

Public Criminal Action (Ação Penal Pública) No. 15389-3/2008	September 26, 2008	Special Criminal Court (Juizado Especial Criminal) of the City of Teixeira de Freitas, State of Bahia	Public Prosecutor of the State of Bahia	Not applicable to this type of proceeding

Public Civil Action (Ação Civil Pública) No. 2005.50.01.001768-3	March 15, 2005	4th Federal Court of the City of Vitória, State of Espírito Santo	Federação de Órgãos para Assistência Social	R$10,000,000

Administrative Proceeding (Termo de Embargo) No. 0780	February 15, 2008	Instituto Estadual de Meio Ambiente e Recursos Hídricos (IEMA) – State of Espírito Santo	Instituto Estadual de Meio Ambiente e Recursos Hídricos (IEMA) – State of Espírito Santo	Not applicable to this type of proceeding.

Administrative Proceeding (Auto de Multa) No. 2007006582/TEC/AIMU- 0343	May 23, 2008	Centro de Recursos Ambientais – CRA–City of Salvador, State of Bahia	Centro de Recursos Ambientais – CRA–City of Salvador, State of Bahia	R$300,000

Administrative Proceeding (Procedimento de Acompanhamento) No. 1.14.010.000069/2007-58	August 2, 2007	Federal Public Prosecutor– City of Eunápolis, State of Bahia	Federal Public Prosecutor	Not applicable to this type of proceeding.

1

Proceeding	Filing Date	Jurisdiction	Claimant	Claim Amount
Public Civil Action (Ação Civil Pública) No. 2007.71.00.031307-4	August 10, 2007	Instituto Gaúcho de Estudos Ambientais – INGA – City of Porto Alegre, State of Rio Grande do Sul	Instituto Gaúcho de Estudos Ambientais – INGA–City of Porto Alegre, State of Rio Grande do Sul	Plaintiff has not designated a specific amount in connection with this claim.

Public Civil Action (Ação Civil Pública) No. 2007.71.00.034718-7	2007	Federal Public Prosecutor – City of Porto Alegre, State of Rio Grande do Sul	Federal Public Prosecutor - City of Porto Alegre, State of Rio Grande do Sul	Plaintiff has not designated a specific amount in connection with this claim.

“Class Action” (Ação Popular) 02.4.01014697-5	September 19, 2001	1tstCourt of Public Registries of Vitória, State of Espírito Santo	Marcelo Calazans Soares	R$ 4.902.716,95

2